UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Salton, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share, of Salton, Inc.

(2)	Aggregate number of securities to which transaction applies:

An aggregate of 717,144,759 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.29. In accordance with Rule 0-11(a)(4) of the Exchange Act, the per share price is based on the average of the high and low price of the common stock on the Pink Sheets Electronic Quotation Service in the over-the-counter market on October 23, 2007.

(4)	Proposed maximum aggregate value of transaction:

$207,972,981.

(5)	Total fee paid:

$6,385. The filing fee was determined by multiplying .00003070 by the maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Subject to Completion

Preliminary Proxy Materials dated October 24, 2007

, 2007

Dear Salton Stockholders:

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

On October 1, 2007, Salton, Inc. and APN Holding Company, Inc. (“APN Holdco”), the parent company of Applica Incorporated (“Applica”), entered into an agreement and plan of merger (the “merger agreement”) pursuant to which a subsidiary of Salton (“Merger Sub”) will merge with APN Holdco, and APN Holdco will become a wholly-owned subsidiary of Salton. We have proposed this merger because we believe the combined strengths of the two companies will enable us to create a global leader in the housewares industry.

Under the terms of the merger agreement, Salton will issue to stockholders of APN Holdco — Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (together with the Master Fund, “Harbinger Capital Partners”) — an aggregate of 595,500,405 shares of Salton common stock for their shares of APN Holdco common stock. All shares of Salton common stock outstanding immediately prior to the merger will remain outstanding following the merger. Because the number of shares of Salton common stock issuable in the merger and the related transactions described below exceeds the number of shares of Salton common stock currently authorized by Salton’s certificate of incorporation, consummation of the merger is subject to the approval by Salton’s stockholders of an amendment to Salton’s certificate of incorporation increasing the number of authorized shares of Salton common stock. Salton’s common stock is currently quoted on The Pink Sheets Electronic Quotation Service (“Pink Sheets”) under the trading symbol “SFPI.PK”. On October 23, 2007, the closing price of Salton common stock on the Pink Sheets was $0.27 per share.

In connection with the merger, Salton has proposed amending the terms of its Series A Convertible Voting Preferred Stock (the “Series A Preferred Stock”) and the terms of its Series C Nonconvertible (Non Voting) Preferred Stock (the “Series C Preferred Stock”) to provide for the automatic conversion, concurrently with the effective time of the merger, of each share of Series A Preferred Stock into 2,197.49 shares of Salton common stock (“Series A Amendment”) and of each share of Series C Preferred Stock into 249.56 shares of Salton common stock (“Series C Amendment”). Salton has obtained written consents from holders of shares of Series A Preferred Stock and from holders of shares of Series C Preferred Stock sufficient to satisfy the requirement that the respective amendment be approved by the holders of a majority of the outstanding shares of such series of preferred stock, although each amendment is subject to further approval by the holders of Salton voting stock at the meeting described in the accompanying proxy statement. Approval of these amendments by Salton’s stockholders is a condition to the consummation of the merger.

Also in connection with the merger, Harbinger Capital Partners has committed to purchase, at the effective time of the merger and subject to the terms and conditions of a Commitment Agreement between Salton and Harbinger Capital Partners entered into in connection with the execution of the merger agreement, shares of a new series of non-convertible Salton preferred stock designated as Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”) having an initial liquidation preference equal to the sum of (1) the aggregate redemption or repurchase price which would have been required to be paid on the date on which the effective time of the merger occurs in connection with a change in control in respect of the principal amount of Salton’s 12 1/4% Senior Subordinated Notes due 2008 (the “2008 Senior Subordinated Notes”) and Second Lien Notes (the “Second Lien Notes”) owned by Harbinger Capital Partners on the closing date of the merger, plus (2) any accrued and unpaid interest thereon through the closing date of the merger. The holders of Series D Preferred Stock will be entitled to cumulative dividends on outstanding shares of Series D Preferred Stock payable quarterly at an annual rate of 16%. The complete terms of the Series D Preferred Stock are set forth in the Certificate of Designation attached as Annex E to this proxy statement. Harbinger Capital Partners will pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes. Approval of the issuance of the Series D Preferred Stock by Salton’s stockholders is a condition to the consummation of the merger.

As of the date of this proxy statement, Harbinger Capital Partners owned an aggregate of 701,600 shares of Salton common stock, 30,000 shares of Series A Preferred Stock, 47,164 shares of Series C Preferred Stock, $14,989,000 principal amount of 2008 Senior Subordinated Notes and $89,606,859 principal amount of Second Lien Notes. As a result of the merger and the related transactions described herein, Harbinger Capital Partners will beneficially own all of the outstanding shares of Salton Series D Preferred Stock and approximately 92% of the outstanding common stock of Salton, and existing holders of Series A Preferred Stock (excluding Harbinger Capital Partners), Series C Preferred Stock (excluding Harbinger Capital Partners) and common stock (excluding Harbinger Capital Partners) would own approximately 3%, 3% and 2%, respectively, of the outstanding common stock of Salton immediately following the merger and related transactions.

This proxy statement provides detailed information concerning Salton, APN Holdco, Applica, the merger agreement, the merger and proposals with respect to the merger and related transactions, the election of three Class III Directors to the Salton board of directors to serve until the annual meeting of stockholders in 2009 or their earlier resignation, removal or death, the election of two Class I Directors to the Salton board of directors to serve until the annual meeting of stockholders in 2010 or their earlier resignation, removal or death, and the ratification of Grant Thornton LLP as Salton’s independent registered public accounting firm. We encourage you to carefully read this proxy statement, including the section entitled “Risk Factors” that begins on page 20.

After careful consideration, the Salton board of directors approved the merger agreement, the merger, the issuance of shares of Salton common stock in connection with the merger, the Series A Amendment and the issuance of common stock pursuant thereto at the effective time of the merger, the Series C Amendment and the issuance of common stock pursuant thereto at the effective time of the merger, the sale of Series D Preferred Stock on the terms described herein, and the amendment to Salton’s certificate of incorporation and declared that the transactions contemplated by the merger agreement were advisable and in the best interests of Salton’s stockholders. The Salton board of directors recommends that Salton stockholders vote FOR each of the following proposals:

•	the proposal to approve the issuance of shares of Salton common stock in connection with the merger;

•	the proposal to approve the Series A Amendment and the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with such Series A Amendment;

•	the proposal to approve the Series C Amendment and the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with such Series C Amendment;

•	the proposal to approve the terms and issuance of Series D Preferred Stock described in this proxy statement;

•	the proposal to amend Salton’s certificate of incorporation described in this proxy statement;

•	the adjournment proposal described in this proxy statement;

•	the proposal to elect three Class III Director nominees for terms expiring upon the election of Class III Directors at the 2009 annual meeting of stockholders, and two Class I Director nominees for terms expiring upon the election of Class I Directors at the 2010 annual meeting of stockholders; and

•	the ratification of Grant Thornton LLP as Salton’s independent registered public accounting firm.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the Special meeting. Please take the time to submit your proxy by following the instructions presented in this proxy statement.

I strongly support this combination of our companies and join with our board of directors in recommending that you vote in favor of the proposals described in this proxy statement.

William Lutz,
Interim Chief Executive Officer

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated          , 2007, and is first being mailed to stockholders of Salton on or about          , 2007.

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

A Special Meeting in lieu of Annual Meeting of Stockholders (the “Special Meeting”) of Salton, Inc., will be held on          ,          , 2007 at          :00  .m. local time, at Salton’s headquarters located at 1955 Field Court, Lake Forest, Illinois 60045.

The purposes of the Special Meeting are to:

1.	Consider and vote upon a proposal to approve the issuance and reservation for issuance of shares of Salton common stock to holders of common stock of APN Holdco pursuant to the Agreement and Plan of Merger, dated as of October 1, 2007, by and among Salton, SFP Merger Sub, Inc., a wholly-owned subsidiary of Salton, and APN Holdco (as it may be amended from time to time, the “merger agreement”);
2A.	Consider and vote upon a proposal to approve the Series A Amendment pursuant to which each outstanding share of Salton Series A Preferred Stock would be converted, contemporaneously with the effective time of the merger, into 2,197.49 shares of Salton common stock;
2B.	Consider and vote upon a proposal to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment;
3A.	Consider and vote upon a proposal to approve the Series C Amendment pursuant to which each outstanding share of Salton Series C Preferred Stock would be converted, contemporaneously with the effective time of the merger, into 249.56 shares of Salton common stock;
3B.	Consider and vote upon a proposal to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment;
4.	Consider and vote upon a proposal to approve the terms and issuance of Salton Series D Preferred Stock to Harbinger Capital Partners;
5.	Consider and vote upon a proposal to approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock of Salton from 40,000,000 shares, $.01 par value per share, to 1,000,000,000 shares, $.01 par value per share, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares;
6.	Consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals;
7.	Elect three Class III Directors for a term expiring in 2009 and two Class I Directors for a term expiring in 2010;
8.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2008 fiscal year; and
9.	Transact any other business that may properly be presented at the meeting.

While these proposals are being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented and for the merger to be consummated.

The board of directors of Salton recommends that you vote FOR all of the proposals described above.

Only holders of record of Salton common stock or Series A Preferred Stock at the close of business on          , 2007, the record date, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting, please vote by signing and returning the enclosed proxy card in the enclosed envelope, returning the proxy card will not affect your right to attend the meeting and vote.

By Order of the Board of Directors

Secretary

Lake Forest, Illinois
          , 2007

TABLE OF CONTENTS

Page

Summary Term Sheet	1
Questions and Answers About the Merger and Special Meeting of Stockholders	11
Risk Factors	20
Special Note Regarding Forward-Looking Statements	37
Information About the Special Meeting and Voting	39
Selected Financial Data of Salton	46
Capitalization	48
Selected Financial Data of APN Holdco and Applica	49
Selected Unaudited Pro Forma Condensed Consolidated Financial Data	52
Comparative Per Share Data	54
Price Range of Salton Common Stock and Related Stockholder Matters	54
Proposal No. 1 — Issuance of Common Stock in Connection with the Merger	55
Background of the Merger	55
Reasons for the Merger; Recommendation of the Board	71
Other Factors Considered by the Salton Board	73
Opinion of Financial Advisor to the Board of Directors of Salton	75
Salton Board of Directors Following the Merger	80
Management of Salton After the Merger	81
Interests of Certain Persons in the Merger and Related Transactions	81
Certain Effects of the Merger; Market for our Common Stock	82
Plans for the Combined Company Following the Merger	82
Conduct of Salton’s Business if the Merger is Not Completed	83
Governmental and Regulatory Matters	84
Material United States Federal Income Tax Considerations	84
Anticipated Accounting Treatment	87
No Appraisal Rights	87
Financing	87
Fees and Expenses	88
Restrictions on Resales of Salton Capital Stock	88
The Merger Agreement	89
Other Agreements	101
Unaudited Pro Forma Condensed Consolidated Financial Statements	105
Management’s Discussion and Analysis of Financial Condition and Results of Operations	112
Certain Information Regarding APN Holdco and Applica	131
Proposal No. 2 — Approval of the Series A Amendment and the Issuance of Common Stock to Holders of Series A Preferred Stock pursuant to the Series A Amendment	141
Proposal No. 3 — Approval of the Series C Amendment and the Issuance of Common Stock to Holders of Series C Preferred Stock pursuant to the Series C Amendment	146
Proposal No. 4 — Approval of the Issuance and Sale of Series D Preferred Stock to Harbinger Capital Partners	151
Proposal No. 5 — Amendment to the Salton Certificate of Incorporation	154
Proposal No. 6 — Possible Adjournment of the Special Meeting	155
Proposal No. 7 — Election of Directors	156
Corporate Governance Principles and Board Matters	158
Security Ownership of Management and Principal Stockholders	161
Executive Compensation and Other Information	163
Audit Committee Report	172
Proposal No. 8 — Ratification of Appointment of Independent Public Accountants	174

Annex A	—	Agreement and Plan of Merger, dated as of October 1, 2007, by and among Salton, Inc., SFP Merger Sub, Inc. and APN Holding Company, Inc.
Annex B	—	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated October 1, 2007
Annex C	—	Form of Amendment to the Certificate of Designation for Salton, Inc. Series A. Preferred Stock
Annex D	—	Form of Amendment to the Certificate of Designation for Salton, Inc. Series C Preferred Stock
Annex E	—	Form of Certificate of Designation for Salton, Inc. Series D Preferred Stock
Annex F	—	Form of Amendment to Salton Certificate of Incorporation
Annex G	—	Information Relating to Salton Director Designees

SALTON, INC.
1955 Field Court
Lake Forest, Illinois 60045

PROXY STATEMENT

The Board of Directors of Salton solicits your proxy for use at a Special Meeting in lieu of Annual Meeting of Stockholders (the “Special Meeting”) on          ,          , 2007, or at any adjournment thereof. We will begin sending this proxy statement, the attached Notice of Special Meeting and the enclosed proxy card on or about          , 2007 to all stockholders entitled to vote.

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this proxy statement, including the annexes, and the other documents we refer to or incorporate by reference, for a more complete understanding of the merger and other proposals described in this summary term sheet. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 176 of this proxy statement.

Parties to the Merger Agreement

Salton, Inc. 1955 Field Court Lake Forest, Illinois 60045 Telephone: (847) 803-4600	Salton, Inc. (referred to herein as “Salton”, “Company”, “we,” “us,” “our” or as the “combined company”) is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. The common stock of Salton is currently quoted on The Pink Sheets Electronic Quotation Service (“Pink Sheets”) (symbol: SFPI.PK). Salton’s website can be accessed at www.saltoninc.com. The information on Salton’s website is not a part of this proxy statement.

SFP Merger Sub, Inc. c/o Salton, Inc. 1955 Field Court Lake Forest, Illinois 60045 Telephone: (847) 803-4600	SFP Merger Sub, Inc., a Delaware corporation (sometimes referred to herein as Merger Sub) is a wholly-owned subsidiary of Salton. Merger Sub was formed solely for the purpose of merging with and into APN Holding Company, Inc. and has not engaged in any other business.

APN Holding Company, Inc. 3633 Flamingo Road Miramar, Florida 33027 Telephone: (954) 883-1000	APN Holding Company, Inc., a Delaware corporation (referred to herein as “APN Holdco”) was formed by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (together with the Master Fund, “Harbinger Capital Partners”) in 2006 for the purpose of acquiring all of the capital stock of Applica Incorporated, a Florida corporation (referred to herein as “Applica”), a marketer and distributor of a broad range of branded and private-label small household appliances, which acquisition was completed in January 2007. Applica markets and distributes kitchen products, home products, pest control products, and pet care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as Windmere®, LitterMaid® and Clear2O®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.

The Merger (page 55)

The merger agreement contemplates that Merger Sub will merge with and into APN Holdco, and APN Holdco will become a wholly-owned subsidiary of Salton. Holders of APN Holdco common stock will become holders of Salton common stock as a result of the merger. All shares of Salton common stock outstanding immediately prior to the merger will remain outstanding following the merger. As a result of the merger and related transactions described in this proxy statement, shares of Salton common stock owned by Harbinger Capital Partners would represent approximately 92% of the outstanding shares of Salton common stock immediately following the closing of the merger and related transactions.

Merger Consideration.  Pursuant to the merger agreement, the outstanding shares of APN Holdco common stock will be converted into an aggregate of 595,500,405 shares of Salton common stock (referred to as the “merger consideration”), subject to an anti-dilution adjustment if options or warrants to acquire Salton common Stock are exercised prior to the effective time of the merger.

In connection with the merger, the terms of our Series A Preferred Stock will be amended to provide that each share of Series A Preferred Stock outstanding at the effective time of the merger will be automatically converted into 2,197.49 shares of our common stock. As of the date of this proxy statement, 40,000 shares of Series A Preferred Stock were outstanding, 30,000 of which were owned by Harbinger Capital Partners. As a result of the Series A Amendment, shares of Series A Preferred Stock owned by Harbinger Capital Partners will be converted into an aggregate of 65,924,700 shares of common stock, and shares of Series A Preferred Stock owned by other holders of shares of Series A Preferred Stock will be converted into an aggregate of 21,974,900 shares of common stock.

In connection with the merger, the terms of our Series C Preferred Stock will be amended to provide that each share of Series C Preferred Stock outstanding at the effective time of the merger will be automatically converted into 249.56 shares of our common stock. As of the date of this proxy statement, 135,217 shares of Series C Preferred Stock were outstanding, 47,164 of which were owned by Harbinger Capital Partners. As a result of the Series C Amendment, shares of Series C Preferred Stock owned by Harbinger Capital Partners will be converted into an aggregate of 11,770,247 shares of common stock, and shares of Series C Preferred Stock owned by other holders of shares of Series C Preferred Stock will be converted into an aggregate of 21,974,507 shares of common stock.

Because the merger consideration is fixed in the merger agreement and the conversion ratios are fixed in the Series A Amendment and Series C Amendment, the market value of the Salton common stock that APN Holdco stockholders receive in the merger and related transactions may vary significantly from that implied by current trading prices. The aggregate value of the shares of Salton common stock to be issued to Harbinger Capital Partners as a result of the merger and related transactions is approximately $141.4 million based on the $0.21 per share closing price of Salton common stock on the Pink Sheets on October 1, 2007, the last trading day prior to the announcement of the merger and $      based on the $      per share closing price of Salton common stock on the Pink Sheets on        , 2007, the most recent practicable date prior to the mailing of this proxy statement. You are urged to obtain a recent price quotation for Salton common stock. See “Price Range of Salton Common Stock and Related Stockholder Matters” on page 54.

In the event that Salton issues any shares of common stock prior to the effective time upon exercise of any outstanding stock options or the SPCP Warrant (as defined below), the merger consideration will be increased so that upon consummation of the merger and related transactions, Harbinger Capital Partners will beneficially own 92% of the outstanding common stock of Salton.

Treatment of Stock Options, Restricted Shares and Warrants.  APN Holdco does not have any outstanding stock options, restricted stock or warrants. At the effective time of the merger, Salton’s stock option and equity incentive plans will remain outstanding and governed by the terms of such plans. Outstanding shares of Salton common stock that are unvested or subject to conditions or restrictions under a restricted stock award agreement will continue to be governed by the terms such award agreement and such conditions or restrictions will not lapse as a result of the merger.

On August 15, 2006, Salton issued a warrant to SPCP Group, LLC, to purchase 719,320 shares of common stock at an exercise price of $2.12 per share (the “SPCP Warrant”). The SPCP Warrant may be exercised any time before December 31, 2007 on a cash or cashless basis. Salton must provide the holder of the SPCP Warrant with at least 15 days prior written notice of a change of control transaction. Salton has also granted registration rights with respect to the shares issuable upon exercise of the SPCP Warrant. The SPCP Warrant expires and is no longer exercisable immediately prior to a change of control transaction. The merger qualifies as a change of control transaction under the terms of the SPCP Warrant.

Anti-Dilution Provisions in Favor of Harbinger Capital Partners.  If any shares of Salton’s common stock (or any other securities of Salton, entitled to vote generally in the election of directors) (“voting stock”) are issued following the merger due to the exercise of options outstanding on the date of the merger agreement, then in connection with each such issuance Harbinger Capital Partners and/or its affiliates will have the right, but not the obligation, to purchase from Salton at the same exercise price per share, up to such number of additional shares of voting stock as may then be necessary solely as a result of such issuance to restore their ownership interest to the same percentage of the total voting power as existed immediately prior to such increase in the number of outstanding shares of voting stock. This anti-dilution protection in favor of Harbinger Capital Partners will continue until such time as Harbinger Capital Partners and their affiliates cease to own at least 50% of the total voting power of our voting stock for at least 10 consecutive days. Salton has agreed to notify Harbinger Capital Partners in writing of any such exercise within 15 days following any such exercise. The foregoing purchase right is exercisable at any time and from time to time until 30 days after APN Holdco’s receipt of notice of such issuance. “Total voting power” is defined for this purpose as the total number of votes that may be cast in the election of directors of Salton at any meeting of stockholders of Salton held on such date assuming all shares of voting stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Salton common stock) or upon the happening of a contingency.

A copy of the merger agreement is attached to this proxy statement as Annex A.  We encourage you to read it carefully as it is the legal document that contains all of the terms and conditions of the merger.

Opinion of Financial Advisor to the Board of Directors of Salton (page 75 and Annex B)

On October 1, 2007, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of October 1, 2007, the merger consideration to be issued by our company pursuant to the merger, giving effect to the Precedent Transactions (as defined below), is fair to our company from a financial point of view. Houlihan Lokey was advised and assumed that, as a condition precedent to the merger (i) shares of Salton common stock would be issued to holders of shares of Salton Series A Preferred Stock upon conversion of such shares in accordance with the Series A Amendment; (ii) shares of Salton common stock would be issued to holders of shares of Salton Series C Preferred Stock upon conversion of such shares in accordance with the Series C Amendment; (iii) shares of Salton Series D Preferred Stock would be issued to Harbinger Capital Partners, as the holders of Salton Second Lien Notes and 2008 Senior Subordinated Notes, in exchange for such securities; and (iv) Salton would enter into a new reimbursement and senior secured credit agreement with Harbinger Capital Partners to refinance certain indebtedness. We refer to those transactions as the “Precedent Transactions”.

Houlihan Lokey’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be issued by our company pursuant to the merger, giving effect to the Precedent Transactions and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger. See “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Opinion of Financial Advisor to the Board of Directors of Salton” beginning on page 75.

Expected Timing of the Merger

We anticipate that the closing of the merger will occur promptly after the date of the Special Meeting if the requisite stockholder approvals are received, assuming the other conditions to closing of the merger are satisfied or waived.

Conditions to Completion of the Merger (page 98)

The completion of the merger depends on a number of conditions being satisfied, including the following:

•	the stockholders of Salton must have approved the issuance and reservation for issuance of shares of Salton common stock in connection with the merger (Proposal No. 1), the Series A Amendment and the issuance of Salton’s common stock upon conversion of the Series A Preferred Stock (Proposal No. 2), the Series C Amendment and the issuance of Salton’s common stock upon conversion of the Series C Preferred Stock (Proposal No. 3), the issuance of Series D Preferred Stock (Proposal No. 4) and the amendment to Salton’s certificate of incorporation (Proposal No. 5) (collectively, the “Salton Stockholder Approval”);

•	the parties’ respective representations and warranties contained in the merger agreement (which shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of the merger agreement and shall be true and correct as of the closing, except such that would not, individually or in the aggregate, have a material adverse effect and subject to other specified exceptions regarding the parties’ capitalization and related matters;

•	the parties each being in compliance in all material respects with their respective covenants contained in the merger agreement;

•	the waiting period under the Hart-Scott-Radino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the merger shall have expired or been terminated;

•	the parties shall have obtained all required government authorizations, except such as would not, individually or in the aggregate, have a material adverse effect;

•	no event, circumstance, change or effect shall have occurred since the date of the merger agreement that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Salton or its subsidiaries or on APN Holdco and its subsidiaries;

•	since the date of the merger agreement, neither Salton nor its subsidiaries shall have (i) entered into any amendment or modification of, or obtained any waiver under Salton’s senior credit agreement that increases the borrower’s borrowing availability thereunder, modifies the definition of “borrowing base” therein, or modifies the interest rate or prepayment terms applicable to borrowings thereunder, or (ii) entered into or obtained any other amendment, modification, waiver or extension of or under such senior credit agreement that requires the payment of any fee or other form of consideration (other than reimbursement of attorneys’ fees and actual out of pocket expenses) in excess of an aggregate of $4.5 million for all such amendments, modifications, waivers or extensions;

•	at the closing date, the aggregate borrowings of Salton and its subsidiaries under Salton’s senior credit agreement shall not exceed the lesser of (x) the excess of $192.5 million over the principal amount of loans then outstanding under the Reimbursement and Senior Secured Credit Agreement described under the caption “Other Agreements — Financing Related Agreements”, and (y) Salton’s “borrowing base” under Salton’s senior credit agreement plus $5 million; and

•	all conditions to the closing of issuance of Salton’s Series D preferred stock as contemplated by Proposal No. 4 hereof pursuant to the Commitment Agreement among Salton and Harbinger Capital

Partners governing such issuance shall have been satisfied (other than due to a breach by Salton of its obligations thereunder) and the exchange of the Second Lien Notes and 2008 Senior Subordinated Notes held by the APN Holdco stockholders for shares of Series D Preferred Stock contemplated by such agreement will be consummated concurrently with the effective time of the merger.

Each of the conditions to the merger may be waived by the party entitled to assert the condition except to the extent the condition must be satisfied in order to comply with applicable law or regulatory requirements. On January 11, 2007, the 30-day waiting period under the HSR Act expired with respect to the Master Fund. Nevertheless, further HSR Act filings may be required in connection with the proposed transactions. On October 1, 2007, the merger agreement was adopted by the stockholders of APN Holdco.

Financing of the Merger (page 87 and 103)

APN Holdco’s obligation to complete the merger is not subject to a financing condition. Pursuant to the merger agreement, APN Holdco has agreed to cause to be provided to Salton at, and subject to, the closing of the merger, aggregate borrowing availability which, together with all cash available at APN Holdco, Salton, and their respective subsidiaries, is sufficient to (a) refinance in full all amounts outstanding under the indebtedness of Salton specified in a schedule to the merger agreement (other than amounts required to refinance such of the 2008 Senior Subordinated Notes and Second Lien Notes as will be exchanged by the APN Holdco stockholders as described in Proposal No. 4 pursuant to the Commitment Agreement), (b) provide such reasonable working capital and sufficient liquidity for Salton and its subsidiaries after the effective time of the merger as APN Holdco deems appropriate, and (c) pay all fees and expenses incurred in connection with the transactions contemplated by the merger agreement (the “Financing”).

In accordance with the terms of the Harbinger Financing Commitment Letter, Harbinger Capital Partners agreed that at, and subject to, the closing of the merger, Harbinger Capital Partners would provide, or cause to be provided to Salton, a senior secured revolving credit facility (the “Harbinger Facility”) to provide the Financing. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the effective date of the merger, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. Harbinger Capital Partners will be paid up-front fees by Salton aggregating $5.0 million, assuming that the entire Financing is provided pursuant to the Harbinger Facility. APN Holdco may at its option, but is not obligated to, seek to obtain some or all of the Financing from third party lenders rather than from Harbinger Capital Partners. If only a portion of the Financing is provided by the Harbinger Facility, the up-front fee payable to Harbinger Capital Partners will be reduced as provided in the merger agreement. There will be no warrants or other equity issued in connection with the Harbinger Facility or any other portion of the Financing.

Termination of the Merger Agreement; Fees Payable (page 100)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of Salton and APN Holdco;

•	by either Salton or APN Holdco (provided that the terminating party is not then in material breach of any covenant, representation or warranty or other agreement set forth in the merger agreement) if there has been a breach by the other party of any of its respective representations, warranties, covenants or agreements contained in the merger agreement or if any such representation and warranty has become untrue, in either case such that any of the conditions to closing set forth in the first three bullet points of the second paragraph under the caption “The Merger Agreement — Conditions to Completion of the Merger” herein above are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Salton of notice of such breach;

•	by either Salton or APN Holdco if any order, judgment, ruling, decree, writ, permit, license or other requirement of any governmental entity preventing or prohibiting the closing of the transactions contemplated by the merger agreement has become final and nonappealable after the terminating party has used commercially reasonable efforts to have such order, judgment, ruling, decree, writ, permit, license or other requirement of any governmental entity vacated;

•	by either Salton or APN Holdco if the merger shall not have occurred on or prior to January 30, 2008;

•	by either Salton or APN Holdco if the Salton Stockholder Approval (as defined herein under the caption “The Merger Agreement — Superior Proposals”) is not obtained at Salton’s stockholder meeting; or

•	by APN Holdco if the board of directors of Salton or its special independent committee shall have modified or withdrawn the Salton Board Recommendation (as defined under the caption “The Merger Agreement — Board Recommendation and Stockholders Meeting”) or delivered notice of an Adverse Recommendation Change (as defined herein under the caption “The Merger Agreement — Adverse Recommendation Change”) or failed to confirm the Salton Board Recommendation within four business days after APN Holdco’s request to do so.

Termination Fee and Expenses.  Salton must pay to APN Holdco a termination fee equal to $1.0 million plus up to $1.0 million for reasonable and documented out of pocket third party expenses if the merger agreement is terminated:

•	by APN Holdco or Salton (i) because the merger has not occurred by January 30, 2008 (unless the failure of the merger to have occurred by such date is due to the failure of APN Holdco to perform in all material respects the covenants and agreements of APN Holdco set forth in the merger agreement) or (ii) because the Salton Stockholder Approval is not obtained at Salton’s stockholder meeting and, in each case, prior to the time of such termination a competing transaction has been made or proposed to Salton’s board of directors or its stockholders or otherwise publicly announced (whether or not conditional) and within twelve months Salton enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of a competing transaction or shall complete a competing transaction whether or not such competing transaction was the same as the initial competing transaction referred to above; or

•	by APN Holdco if the Salton board of directors or its special independent committee has modified or withdrawn the Salton Board Recommendation or delivered notice of an Adverse Recommendation Change or failed to confirm the Salton Board Recommendation within four business days after APN Holdco’s request to do so.

Expenses (page 88)

Except for the possible reimbursement of certain expenses in connection with a termination of the merger agreement in certain circumstances as described above and except for filing fees paid under antitrust laws and fees and expenses associated with the filing, printing and mailing of this proxy statement and other documents filed with the SEC in connection with the merger, which shall be borne equally by Salton and APN Holdco, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

No Solicitation (page 93)

The merger agreement contains provisions prohibiting Salton from seeking alternative transactions to the merger. Under these “no solicitation” provisions, Salton has agreed that it will immediately cease discussions with any person contacted before the date of the merger agreement with respect to any competing transaction. Salton has also agreed, subject to certain exceptions described herein under the captions “The Merger Agreement — Superior Proposals” and “— Adverse Recommendation Change,” that (i) it will not solicit, encourage or take any action to facilitate any competing transaction, (ii) its board of directors will not make an Adverse Recommendation Change or (iii) it will not enter into any letter of intent, term sheet, agreement or similar instrument relating to a competing transaction.

Governmental and Regulatory Matters (page 84)

To complete the merger, Salton and APN Holdco must make filings and obtain approvals or clearances from antitrust regulatory authorities. On January 11, 2007, the 30-day waiting period under the HSR Act expired with respect to the Master Fund. Nevertheless, further HSR Act filings may be required in connection with the proposed transactions. Salton must also comply with applicable federal and state securities laws in connection with the issuance of the Salton common stock pursuant to the merger and the filing of this proxy statement with the SEC.

Material United States Federal Income Tax Consequences (page 84)

None of Salton, SFP Merger Sub, Inc. or Salton stockholders will recognize gain or loss as a result of the merger. The conversion of the Series A Preferred Stock and the Series C Preferred Stock into Salton common stock pursuant to the Series A Amendment and the Series C Amendment generally is not expected to result in recognition of gain or loss by Salton stockholders, although the holders of the Series A Preferred Stock and the holders of the existing shares of Salton common stock may potentially be subject to adverse United States federal income tax consequences as described herein under the caption “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Material United States Federal Income Tax Considerations.”

Anticipated Accounting Treatment (page 87)

Although in legal form Salton will be acquiring APN Holdco, after the merger APN Holdco’s former stockholders will hold a majority of the outstanding common stock of the combined company. Accordingly, for accounting and financial statement purposes, the merger will be treated as a reverse acquisition of Salton by APN Holdco under the purchase method of accounting pursuant to U.S. generally accepted accounting principles. Accordingly, while Salton is the legal acquiror and surviving registrant in the merger, APN Holdco is deemed to be the accounting acquiror in this combination based on the facts and circumstances outlined above. APN Holdco will apply purchase accounting to the assets and liabilities of Salton upon consummation of the merger.

No Appraisal Rights (page 87)

Holders of Salton common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger, the Series A Amendment or the Series C Amendment. Because all of the holders of APN Holdco stock consented to the merger, such holders are not entitled to appraisal rights in connection with the merger.

Issuance of Salton Common Stock; Recommendation of Salton’s Board (page 71)

The Salton board of directors recommends a vote FOR Proposal No. 1 to issue shares of Salton common stock in connection with the merger. While each of such proposals is being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 relate to the merger and related matters and must be approved in order for any of them to be implemented and the merger to be consummated.

Approval of the Series A Amendment and the Issuance of Salton Common Stock to Holders of Series A Preferred Stock upon the Merger; Recommendation of Salton’s Board (page 141)

Salton stockholders are being asked to consider and vote upon proposals to approve the Series A Amendment, and the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment. The Series A Amendment would have the effect of causing all outstanding shares of Series A Preferred Stock to convert into an aggregate of 87,899,600 shares of common stock, representing approximately 12% of the shares of common stock of Salton outstanding immediately after consummation of the transactions contemplated by the merger agreement, including the merger and the automatic conversion of shares of Series A Preferred Stock and Series C Preferred Stock into shares of common stock upon the effective time of the merger.

The Salton board of directors recommends a vote FOR Proposal No. 2A to approve the Series A Amendment and FOR Proposal No. 2B to reserve for issuance and issue shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment. While each of the proposals is being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 relate to the merger and related matters and must be approved in order for any of them to be implemented and the merger to be consummated.

Approval of Series C Amendment and Issuance of Salton Common Stock to Holders of Series C Preferred Stock upon the Merger; Recommendation of Salton’s Board (page 146)

Salton stockholders are being asked to consider and vote upon proposals to approve the Series C Amendment, and the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment. The Series C Amendment would have the effect of causing all outstanding shares of Series C Preferred Stock to convert into an aggregate of 33,744,754 shares of common stock, representing approximately 4.6% of the shares of common stock of Salton outstanding immediately after consummation of the transactions contemplated by the merger agreement, including the merger and the automatic conversion of shares of Series A Preferred Stock and Series C Preferred Stock into shares of common stock upon the effective time of the merger.

The Salton board of directors recommends a vote FOR Proposal No. 3A to approve the Series C Amendment and FOR Proposal No. 3B to reserve for issuance and issue shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment. While each proposal is being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 relate to the merger and related matters and must be approved in order for any of them to be implemented.

Issuance of Salton Series D Preferred Stock; Recommendations of Salton’s Board (page 151 and Annex E)

In order to satisfy a condition to closing of the merger set forth in the merger agreement, the Company proposes to issue to Harbinger Capital Partners shares of Series D Preferred Stock having an initial liquidation preference equal to the sum of (1) the aggregate redemption or repurchase price which would have been required to be paid on the date on which the effective time of the merger occurs in connection with a change in control in respect of the principal amount of 2008 Senior Subordinated Notes and Second Lien Notes owned by Harbinger Capital Partners on the closing date, plus (2) any accrued and unpaid interest thereon through the closing date, subject to the approval of the Company’s stockholders at the Special Meeting. As described in Proposal No. 4 below, the new Series D Preferred Stock would be entitled to a 16% cumulative dividend that would accrue daily and compound quarterly and be redeemable six years following the closing of the merger. Harbinger Capital Partners would pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes.

The Salton board of directors recommends a vote FOR Proposal No. 4 to issue shares of Series D Preferred Stock to Harbinger Capital Partners. While each proposal is being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 relate to the merger and related matters and must be approved in order for any of them to be implemented.

Amendment to Salton’s Certificate of Incorporation; Recommendation of Salton’s Board (page 154 and Annex F)

The amendment to Salton’s certificate of incorporation authorizing additional shares of common stock (Proposal No. 5) is required under the terms of the merger agreement and is necessary to enable Salton to have enough shares of authorized common stock to close the merger, to issue shares of common stock upon the automatic conversion of the Series A Preferred Stock and the Series C Preferred Stock upon consummation of the merger, and to have the flexibility to meet business needs and opportunities. The amendment, if approved by Salton’s stockholders, would result in an increase to the authorized number of shares of common stock of Salton from 40,000,000 shares to 1,000,000,000 shares and a corresponding increase to Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares. The authorized number of shares of preferred stock would remain unchanged at 2,000,000 shares. The amendment would enable Salton to issue or reserve shares for general corporate purposes that may be identified in the future, such as acquisitions of businesses and assets, sales of stock or convertible securities for capital raising purposes and Salton’s employee benefit plans, without further stockholder approval. If Salton stockholders approve the proposed amendment to the certificate of incorporation, the Salton board of directors may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any securities exchange or inter-dealer quotation system on which the common stock is then listed. The additional shares of common stock would have rights identical to the currently outstanding common stock and no other change in the rights of stockholders is proposed.

The Salton board of directors recommends a vote FOR Proposal No. 5 to amend the certificate of incorporation. While each proposal is being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 relate to the merger and related matters and must be approved in order for any of them to be implemented.

Possible Adjournment of the Special Meeting; Recommendation of Salton’s Board (page 155)

If Salton fails to receive a sufficient number of votes to approve any or all of Proposals No. 1, 2A, 2B, 3A, 3B, 4 or 5, Salton may propose to adjourn the Special Meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any such proposal that fails to receive a sufficient number of votes. The Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 6 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5.

Election of Directors; Recommendation of Salton’s Board (page 156)

The Salton board of directors has nominated Leonhard Dreimann, Steven Oyer and Lester C. Lee to stand for reelection as the Class III Directors. The Salton board recommends that stockholders vote FOR all of the proposed nominees for election to Class III of the Salton board of directors for a term expiring upon the election of Class III Directors at the 2009 annual meeting of stockholders.

The Salton board of directors has nominated William M. Lutz and Jason B. Mudrick to stand for reelection as Class I Directors. Messrs. Lutz and Mudrick were appointed as Class I Directors by the board of directors in October 2006 and September 2007, respectively, to fill vacancies on the board of directors. In accordance with Delaware law and our certificate of incorporation, directors elected by the board to fill newly-created directorships or to fill vacancies on the board serve until the annual meeting of stockholders immediately following the appointment. For this reason, Messrs. Lutz and Mudrick are being voted upon as Class I Directors at the Special Meeting. The Salton board recommends that stockholders vote FOR all of the proposed nominees for election to Class I of the Salton board of directors for a term expiring upon the election of Class I Directors at the 2010 annual meeting of stockholders.

If the merger is consummated, Harbinger Capital Partners intends to cause the entire board of directors, including any director who may be elected at the Special Meeting, to be replaced with directors selected by Harbinger Capital Partners. See “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Salton Board of Directors Following the Merger” and Annex G.

Ratification of Accountants; Recommendation of Salton’s Board (page 174)

The Salton board of directors recommends that Salton stockholders vote FOR the ratification of the selection of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

Management Succession (page 167)

Leonhard Dreimann resigned his position as Chief Executive Officer of Salton effective April 30, 2007. Mr. Dreimann did not resign due to any disagreements with Salton on any matter relating to Salton’s operations, policies or practices. Mr. Dreimann will continue to serve as a director and to advise Salton for a transition period with respect to Salton’s customers, suppliers and products and, as requested by the Board of Directors of Salton, on matters relating to the pending merger with APN Holdco.

William M. Lutz was appointed interim Chief Executive Officer effective April 30, 2007 while retaining his current title of Chief Financial Officer of Salton. Mr. Lutz has served as Chief Financial Officer since December 2005. From March 2003 to December 2005, Mr. Lutz served as Salton’s Vice President, Finance. Mr. Lutz also oversees all Corporate Accounting and Finance functions. Prior to joining Salton, Mr. Lutz served as head of corporate consolidation and subsidiary accounting at Capital One Financial since February 2002. Prior to that time, he held various senior finance positions with manufacturing, consumer products and service companies.

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND SPECIAL MEETING OF STOCKHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting and the merger of Merger Sub, a wholly-owned subsidiary of Salton, with and into APN Holdco. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and in the documents referred to or incorporated by reference in this proxy statement.

Q:	What are the merger agreement and the merger?

A.	On October 1, 2007, Salton, Merger Sub and APN Holdco entered into an agreement and plan of merger, which we refer to as the merger agreement. The merger agreement contains the terms and conditions of the proposed merger of Merger Sub with and into APN Holdco, which we refer to as the merger. As a result of the merger, Salton will become the parent company of Applica. For more details regarding the merger, see “Proposal No. 1 — Issuance of Common Stock in connection with the Merger” on page 55 and the merger agreement attached as Annex A.

Q:	Why are Salton and APN Holdco merging?

A.	Salton believes that combining with Applica will expand and better serve the markets served by Salton and Applica and result in greater long-term growth opportunities than either company has operating alone. Salton believes that completion of the merger will provide the combined company with the scale, size and flexibility to better compete in the marketplace and position the combined company to:

•	create an industry leader by blending complementary assets, skills and strengths and result in a larger company with greater market presence and more diverse product offerings;

•	leverage complementary brand names;

•	develop underutilized product categories and access a broader range of product categories by providing a more comprehensive portfolio of product offerings;

•	utilize enhanced distribution capabilities to expand its international presence and provide opportunities for international expansion;

•	have greater potential to access capital markets; and

•	take advantage of financial synergies.

Q:	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you have been identified as a holder of Salton common stock or Series A Preferred Stock. This proxy statement is being used to solicit proxies on behalf of the Salton board of directors for the Special Meeting. This proxy statement contains important information about the merger and related transactions and the Special Meeting, and you should read it carefully.

Q:	What is required to complete the merger?

A.	To complete the merger, Salton stockholders must approve the issuance and reservation for issuance of shares of Salton common stock in connection with the merger and approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock. The merger agreement provides that the stockholders of Salton must have approved the issuance and reservation for issuance of shares of Salton common stock in connection with the merger (Proposal No. 1), the Series A Amendment and the issuance of Salton’s common stock upon conversion of the Series A Preferred Stock (Proposal No. 2), the Series C Amendment and the issuance of Salton’s common stock upon conversion of the Series C Preferred Stock (Proposal No. 3), the issuance of Series D Preferred Stock (Proposal No. 4) and the amendment to Salton’s certificate of incorporation (Proposal No. 5) (collectively, the “Salton Stockholder Approval”) in order for the merger to be consummated. In addition to obtaining stockholder approval, Salton and APN Holdco must satisfy or waive all other closing conditions set forth in the merger agreement. For a more complete discussion of the conditions to the closing, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” on page 98.

Q:	What happens to existing shares of Salton common stock in the merger?

A.	Because APN Holdco is merging with a subsidiary of Salton, the shares of Salton common stock held by Salton stockholders will not be changed by the merger and Salton stockholders will continue to hold their existing shares following completion of the merger. However, these shares will be diluted by the shares issued in connection with the merger and related transactions and will represent a smaller percentage (approximately 2.0%) of the common equity of the combined company.

Salton’s common stock is currently quoted on the Pink Sheets. However, if the merger is completed, the extent of the public market for Salton common stock and the availability of such Pink Sheet or other quotations will depend upon the number of holders of Salton stock remaining at such time, the interests in maintaining a market in Salton stock on the part of securities firms, and other factors. See “Risk Factors — Our common stock was delisted from the New York Stock Exchange and now is an over-the-counter security quoted on the Pink Sheets Electronic Quotation Service” on page 36.

Q:	What will APN Holdco stockholders be entitled to receive pursuant to the merger?

A.	Under the terms of the merger agreement, all outstanding shares of APN Holdco common stock will be converted as a result of the merger into an aggregate of 595,500,405 shares of Salton common stock. The merger consideration is fixed in the merger agreement. Accordingly, the market value of the Salton common stock that APN Holdco stockholders receive in the merger may vary significantly from that implied by current trading prices. For a more complete description of what APN Holdco stockholders will receive in the merger, see the section entitled “The Merger Agreement — Consideration to be Received in Connection with the Merger” on page 89. In addition to the merger consideration, Harbinger Capital Partners, the owners of all of APN Holdco’s common stock, will also receive in connection with the merger additional shares of Salton common stock upon conversion of their Series A Preferred Stock and Series C Preferred Stock pursuant to the Series A Amendment and the Series C Amendment, respectively. Harbinger Capital Partners will also be issued shares of Series D Preferred Stock in exchange for their 2008 Senior Subordinated Notes and Second Lien Notes.

Q:	What will holders of Salton’s Series A Preferred Stock receive in connection with the merger pursuant to the Series A Amendment?

A:	Pursuant to the Series A Amendment, each share of Series A Preferred Stock outstanding at the effective time of the merger will be automatically converted into 2,197.49 shares of our common stock. As of the date of this proxy statement, 40,000 shares of Series A Preferred Stock were outstanding, 30,000 of which were owned by Harbinger Capital Partners. As a result of the Series A Amendment, shares of Series A Preferred Stock owned by Harbinger Capital Partners will be converted into an aggregate of 65,924,700 shares of common stock, and shares of Series A Preferred Stock owned by other holders of shares of Series A Preferred Stock will be converted into an aggregate of 21,974,900 shares of common stock. See “Proposal No. 2 — Approval of the Series A Amendment and the Issuance of Common Stock to Holders of Series A Preferred Stock Pursuant to the Series A Amendment” beginning on page 141.

Q:	What will holders of Salton’s Series C Preferred Stock receive in connection with the merger pursuant to the Series C Amendment?

A:	Pursuant to the Series C Amendment, each share of Series C Preferred Stock outstanding at the effective time of the merger will be automatically converted into 249.56 shares of our common stock. As of the date of this proxy statement, 135,217 shares of Series C Preferred Stock were outstanding, 47,164 of which were owned by Harbinger Capital Partners. As a result of the Series C Amendment, shares of Series C Preferred Stock owned by Harbinger Capital Partners will be converted into an aggregate of 11,770,247 shares of common stock, and shares of Series C Preferred Stock owned by other holders of shares of Series C Preferred Stock will be converted into an aggregate of 21,974,507 shares of common stock. See “Proposal No. 3 — Approval of the Series C Amendment and the Issuance of Common Stock to Holders of Series C Preferred Stock Pursuant to the Series C Amendment” beginning on page 146.

Q:	Why does Salton need to amend its certificate of incorporation to increase the number of authorized shares?

A.	The amendment to Salton’s certificate of incorporation authorizing additional shares of common stock is a condition in the merger agreement to the closing of the merger and is necessary for Salton to have enough authorized shares of common stock to issue shares of common stock as merger consideration and pursuant to the Series A Amendment and the Series C Amendment, and have the flexibility to meet business needs and take advantage of opportunities as they arise.

Salton’s certificate of incorporation currently does not authorize a sufficient number of shares of common stock to issue shares of common stock as merger consideration and pursuant to the Series A Amendment and the Series C Amendment. Salton is currently authorized to issue 40 million shares of common stock and two million shares of preferred stock. As of October 1, 2007, 15,351,539 shares of Salton common stock were issued and outstanding. Salton must issue 595,500,405 shares of common stock in the merger, 87,899,600 shares upon the automatic conversion of shares of Series A Preferred Stock pursuant to the Series A Amendment, and 33,744,754 shares upon the automatic conversion of shares of Series C Preferred Stock pursuant to the Series C Amendment, which would result in 732,496,298 shares of Salton common stock outstanding (assuming that no shares of Salton common stock are issued prior to the merger upon exercise of stock options or otherwise). Authorizing additional shares of common stock is required to enable Salton to have sufficient shares of common stock authorized for issuance in the merger and related transactions and upon the exercise of options, warrants and other exchangeable or convertible securities, whether currently outstanding or issued in the future. The additional shares would also be available for other corporate purposes, such as acquisitions of businesses and assets, sales of stock or convertible securities for capital raising purposes and for Salton’s employee benefit plans.

Q:	What is the relationship among APN Holdco, Applica, Harbinger Capital Partners, and the proposed merger?

A:	Harbinger Capital Partners owns 100% of the outstanding capital stock of APN Holdco. APN Holdco owns 100% of the outstanding capital stock of Applica. Harbinger Capital Partners owns in the aggregate 701,600 shares of Salton’s common stock, 30,000 shares of Salton’s Series A Preferred Stock, 47,164 shares of Series C Preferred Stock, $14,989,000 principal amount of 2008 Senior Subordinated Notes and $89,606,859 principal amount of Second Lien Notes. For additional information, see the section entitled “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Background of the Merger” on page 55.

Q:	Do the directors, executive officers, principal stockholders and affiliates of Salton have interests in the merger that are different from mine?

In considering the Salton board of directors’ recommendation that you vote to approve Proposals No. 1, 2A, 2B, 3A, 3B, 4, 5 and 6, you should be aware that some Salton officers, directors, principal stockholders and affiliates and some former Salton officers, directors, principal stockholders or affiliates may have interests in the merger and the related transactions that are different from, or in addition to, your interests and that may present actual or potential conflicts of interest. For example, William Lutz, a director and our Interim Chief Executive Officer and Chief Financial Officer, would in certain circumstances be entitled to cash severance payments under his employment agreement if the merger is consummated and David Maura, Vice President and Director of Investments at Harbinger Capital Partner and its affiliates, served on the Salton board of directors until his resignation on January 23, 2007. In addition, Harbinger Capital Partners owns shares of Salton’s Series A Preferred Stock and Series C Preferred Stock and owns 2008 Senior Subordinated Notes and Second Lien Notes. In connection with the consummation of the merger, Salton has proposed amending the terms of the Series A Preferred Stock and the terms of the Series C Preferred Stock to provide for the automatic conversion, concurrently with the effective time of the merger, of each share of Series A Preferred Stock into 2,197.49 shares of Salton common stock and of each share of Series C Preferred Stock into 249.56 shares of Salton common stock, as more fully described in Proposals No. 2 and 3. Jason B. Mudrick, a member of the Salton board of directors, is a portfolio manager at Contrarian Capital Management L.L.C., a significant holder of Salton common stock and Series C Preferred Stock. As a result of his affiliation with Contrarian, Mr. Mudrick participated in negotiations with the Company concerning the terms of the

Series C Amendment (including negotiations relating to the conversion ratio for the Series C Preferred Stock) and the terms under which Contrarian would consent to the Series C Amendment. Because of this conflict, Mr. Mudrick did not participate in consideration of the merger and related transactions by the Salton board of directors. Also in connection with the execution of the merger agreement, subject to the terms and conditions contained in a Commitment Agreement between Salton and Harbinger Capital Partners, Harbinger Capital Partners committed to purchase, at the effective time of the merger, shares of Series D Preferred Stock. Harbinger Capital Partners will pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes, as more fully described in Proposal No. 4. These interests are discussed in the section entitled “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Interests of Certain Persons in the Merger and Related Transactions” beginning on page 81, “Proposal No. 2 — Approval of the Series A Amendment and the Issuance of Common Stock to Holders of Series A Preferred Stock pursuant to the Series A Amendment — Interests of Certain Persons in the Proposal” on page 144 and “Proposal No. 3 — Approval of the Series C Amendment and the Issuance of Common Stock to Holders of Series C Preferred Stock pursuant to the Series C Amendment — Interest of Certain Persons in the Proposal” on page 150. Our board was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, and in determining to recommend that our stockholders vote “FOR” the approval of the issuance of Salton common stock in connection with the merger, the Series A Amendment and the issuance of common stock pursuant thereto at the effective time of the merger, the Series C Amendment and the issuance of common stock pursuant thereto at the effective time of the merger, the sale of Series D Preferred Stock and the amendment to Salton’s certificate of incorporation. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Q:	What are the material federal income tax consequences of the merger and related transactions?

A.	None of Salton, Merger Sub, or the Salton stockholders will recognize gain or loss as a result of the merger. The conversion of the Series A Preferred Stock and the Series C Preferred Stock into Salton common stock pursuant to the Series A Amendment and the Series C Amendment generally is not expected to result in the recognition of gain or loss by Salton or by the Salton stockholders, although the holders of the Series A Preferred Stock and the holders of the existing shares of Salton common stock may potentially be subject to adverse United States federal income tax consequences if the Internal Revenue Service were to successfully contend that the holders of the Series A Preferred Stock received their Salton common stock in the conversion and then transferred a portion of such Salton common stock to the existing holders of Salton common stock in a taxable exchange. Finally, Salton generally will not recognize gain or loss on the issuance of new shares of Series D Preferred Stock in exchange for the Second Lien Notes and the 2008 Senior Subordinated Notes owned by Harbinger Capital Partners, except possibly cancellation of indebtedness income if and to the extent that the fair market value of the Series D Preferred Stock is less than the adjusted issue price of the Second Lien Notes and the 2008 Senior Subordinated Notes exchanged therefor.

We urge you to review the United States federal income tax consequences of the merger and the other transactions described herein under the heading “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Material United States Federal Income Tax Considerations” and to consult with your tax advisor to determine the specific tax consequences of such transactions to you.

Q:	When do you expect the merger to be completed?

A.	We anticipate that the closing of the merger will occur promptly after the date of the Special Meeting if the requisite stockholder approvals are received, assuming the other conditions to closing of the merger are satisfied or waived. For more information, see “The Merger Agreement — Conditions to Completion of the Merger” on page 98.

Q:	Am I entitled to appraisal rights?

A.	Holders of Salton common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. For more information, see the section entitled

“Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — No Appraisal Rights” on page 87.

Q:	Who may vote at the Special Meeting?

A:	Holders of record of common stock and Series A Preferred Stock at the close of business on , 2007, which we refer to as the record date, are entitled to notice of and to vote at the Special Meeting. At the record date, shares of common stock of Salton were issued and outstanding. In addition, on the record date, 40,000 shares of Series A Preferred Stock, were issued and outstanding, which were convertible on the record date into 3,529,411 shares of common stock. A list of stockholders eligible to vote at the meeting will be available for your review during our regular business hours at our headquarters in Lake Forest, Illinois for at least ten days prior to the meeting for any purpose related to the meeting. Shares of common stock and Series A Preferred Stock beneficially owned by Harbinger Capital Partners and any of its affiliates may vote at the Special Meeting on each of the proposals.

Q:	How many votes do Salton stockholders have?

A.	Each holder of record of Salton common stock as of the close of business on the record date will be entitled to one vote for each share of common stock held on that date. Each holder of record of Salton Series A Preferred Stock as of the record date will be entitled to approximately 88.24 votes (the number of shares of common stock into which such share of Series A Preferred Stock is convertible on the record date) for each share of Series A Preferred Stock held on that record date. The common stock and the Series A Preferred Stock vote as a single class with respect to all matters subject to the vote of stockholders at the Special Meeting.

As of the record date, directors and executive officers of Salton and their affiliates as a group beneficially owned and were entitled to vote approximately shares of Salton common stock, representing approximately % of the votes entitled to be cast at the Special Meeting. All of the directors and executive officers of Salton who are entitled to vote at the Special Meeting have indicated that they intend to vote their shares of Salton common stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger-related proposals, although such persons have not entered into agreements obligating them to do so.

As of the record date, Harbinger Capital Partners and its affiliates beneficially owned and were entitled to vote approximately 30,000 shares of Series A Preferred Stock (convertible into approximately 2,647,067 shares of common stock) and 701,600 shares of common stock, representing in the aggregate approximately 18% of the votes entitled to be cast at the Special Meeting. Pursuant to the merger agreement, APN Holdco has agreed, subject to certain anti-trust qualifications, to use its reasonable best efforts to cause all of the conditions to the obligations of Salton to consummate the merger to be satisfied, including the Salton Stockholder Approval. Harbinger Capital Partners intends to vote its shares of Salton common stock and Series A Preferred Stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger-related proposals.

Collectively, the aggregate voting power of Harbinger Capital Partners and the executive officers and directors of Salton represent approximately % of the total votes entitled to be cast at the Special Meeting.

Q:	What stockholder approvals are required for Salton?

A.	Proposal No. 1: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 1 regarding the issuance and reservation for issuance of shares of Salton common stock in connection with the merger.

Proposal No. 2A: The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 2A. In addition, under Delaware law and the terms of the instrument setting forth the rights and limitations of the Series A Preferred Stock, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class, is required to approve the Series A Amendment. The consents of holders of all of the outstanding Series A Preferred Stock to approve the Series A Amendment have been obtained.

Proposal No. 2B: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 2B regarding the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment.

Proposal No. 3A: The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 3A. In addition, under Delaware law and the terms of the instrument setting forth the rights and limitations of the Series C Preferred Stock, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate class, is required to approve the Series C Amendment. The consents of holders of a majority of the outstanding Series C Preferred Stock to approve the Series C Amendment have been obtained.

Proposal No. 3B: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 3B regarding the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment.

Proposal No. 4: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 4 regarding the approval of the terms and issuance of Salton Series D Preferred Stock to Harbinger Capital Partners.

Proposal No. 5: The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 5 regarding the amendment to Salton’s certificate of incorporation.

Proposal No. 6: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 6 regarding adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, 2A, 2B, 3A, 3B, 4 or 5.

Proposal No. 7: Directors are elected by a plurality vote, which means that the three nominees for director in Class III receiving the most votes and the two nominees for director in Class I receiving the most votes of the votes present in person or represented by proxy at the Special Meeting and voting on Proposal No. 7 will be elected to fill the seats on the Salton board of directors.

Proposal No. 8: The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 8 regarding the ratification of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

All other actions considered at the meeting may be taken upon the favorable vote of a majority of the votes present in person or represented by proxy at the Special Meeting.

Q:	What constitutes a quorum?

A:	A quorum of stockholders is necessary to hold a valid meeting. If stockholders entitled to cast at least a majority of all the votes entitled to be cast at the Special Meeting are present in person or by proxy, a quorum will exist. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) and abstentions are considered “shares present” for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q:	What happens if I abstain from voting or do not instruct my broker to vote my shares of common stock?

A.	If you “abstain” from voting with respect to Proposals No. 1, 2A, 2B, 3A, 3B, 4, 5, 6 and 8, it will have the same effect as if you voted “against” such proposal. Abstentions will have no effect on Proposal No. 7 since the three Class III and two Class I nominees receiving the highest number of votes cast at the Special Meeting will be elected.

Broker non-votes with respect to Proposals No. 1, 2B, 3B, 4, 6 and 8 will have no effect on the outcome of such proposals but will reduce the number of votes required to approve those proposals. Because amendment of our certificate of incorporation requires the affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock), failure to instruct your broker on how to vote your shares on Proposals No. 2A, 3A and 5 will have the same effect of a vote against the proposal. Broker non-votes will have no effect on Proposal No. 7 since the three Class III and two Class I nominees receiving the highest number of votes cast at the Special Meeting will be elected.

Q:	How does Salton’s board of directors recommend that I vote?

A.	After careful consideration, Salton’s board of directors recommends that Salton stockholders vote:

FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Salton common stock in connection with the merger;

FOR Proposal No. 2A to approve the Series A Amendment;

FOR Proposal No. 2B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment;

FOR Proposal No. 3A to approve the Series C Amendment;

FOR Proposal No. 3B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment;

FOR Proposal No. 4 to approve the terms and issuance of Salton Series D Preferred Stock to Harbinger Capital Partners;

FOR Proposal No. 5 to approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock of Salton from 40,000,000 shares to 1,000,000,000 shares, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares;

FOR Proposal No. 6 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals;

FOR Proposal No. 7 to elect Leonhard Dreimann, Steven Oyer and Lester C. Lee, the proposed nominees for election to Class III of the Salton board of directors, and William M. Lutz and Jason B. Mudrick, the proposed nominees for election to Class I of the Salton board of directors; and

FOR Proposal No. 8 to ratify the selection of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

While Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 are being voted upon separately, each of these proposals relates to the merger and related matters and must be approved in order for any of them to be implemented and for the merger to be consummated.

Q:	When and where is the Special Meeting?

A.	The Special Meeting will be held on , 2007 at :00 m. local time, at Salton’s headquarters located at 1955 Field Court, Lake Forest, Illinois 60045.

Q:	What do I need to do now and how do I vote?

A.	We encourage you to read this proxy statement carefully, including its annexes, and then vote your proxy for the relevant proposals.

You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

•	Telephone voting, by dialing 1-800-758-6973 and following the instructions on the proxy card, or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you may vote by telephone or Internet. The deadline for the submission of voting instructions by telephone or electronically is 11:59 p.m., Eastern Time, on , 2007. Please also see the instructions included with the enclosed proxy card.

Regardless of whether you return your proxy card, you may attend the Special Meeting and vote your shares in person. If you plan to attend the Special Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on , 2007, the record date for voting.

Giving your proxy means that you authorize us to vote your shares at the Special Meeting in the manner you direct. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as described above.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the Special Meeting, other than those discussed in this proxy statement.

Q:	Do I hold my shares of record or in street name?

A.	If on the record date, your shares were registered directly in your name with Salton’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on the record date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	If my Salton shares are held in street name by my broker, will my broker vote my Salton shares for me?

A:	Brokers cannot vote your Salton shares on the merger related Proposals No. 1 through 6 or Proposal No. 8. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you do not provide instructions to your broker about how to vote your shares on these proposals, your shares will be treated as “broker non-votes” with respect to these proposals. Even if you do not give your broker instruction as to how to vote on the proposal to elect directors to the Salton board, your broker may be entitled to use its discretion in voting your shares in accordance with industry practice.

Q:	How are votes counted?

A.	The inspector of elections for the Special Meeting will tabulate the votes.

Q:	May I change my vote after I have submitted my proxy?

A.	Yes. You may revoke your proxy at any time before your proxy is voted at the Special Meeting. You can do this in any of three ways:

•	First, you can send a written, dated notice to the Secretary of Salton stating that you would like to revoke your proxy.

•	Second, you can complete, date and submit another proxy with a later date.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A.	Salton is conducting this proxy solicitation and will pay the cost of soliciting proxies. Pursuant to the terms of the merger agreement, the fees and expenses associated with the filing, printing and mailing of this proxy statement will be borne equally by Salton and APN Holdco. In addition to mailing proxy soliciting material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication for no additional compensation. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	What stockholder approvals are required for APN Holdco?

A.	On October 1, 2007, Harbinger Capital Partners, in their capacity as the holders of all of the outstanding shares of APN Holdco common stock, consented in writing to the adoption of the merger agreement. No further APN Holdco stockholder action is required in connection with the merger

Q:	Who can help answer my questions?

A.	If you would like to receive additional copies of this proxy statement, without charge, or if you have questions about the Special Meeting, including the procedures for voting your shares, you should contact our transfer agent:

Computershare Trust Company, N.A.
Call Toll-Free: 1-800-884-4225

You may also obtain additional information about Salton from the documents we file with the SEC or by following the instructions in the section entitled “Where You Can Find More Information” on page 176.

RISK FACTORS

The merger involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement, Salton stockholders should carefully consider the following risk factors in deciding whether to vote for the issuance of shares of Salton common stock in connection with the merger and the amendment to the certificate of incorporation.

Risks Relating to Salton’s Existing Business

Salton’s existing business is, and will continue to be, subject to the risks described in Part I, Item 1A of Salton’s annual report on Form 10-K for the year ended June 30, 2007, which risks are incorporated herein by reference. See “Where You Can Find More Information” beginning on page 176 of this proxy statement.

Risks Related to the Merger and Related Transactions

The merger consideration and the conversion ratios set forth in the Series A Amendment and Series C Amendment are fixed, so the market value of the consideration received by APN Holdco stockholders in the merger and the value of the shares of Salton common stock issuable upon conversion of the Series A Preferred Stock and Series C Preferred Stock will change as the market price of Salton common stock goes up or down.

The aggregate merger consideration that will be received upon conversion of all outstanding shares of APN Holdco common stock pursuant to the merger is fixed at an aggregate of 595,500,405 shares of Salton common stock and will not be adjusted in the event of changes in the market prices of Salton common stock. In addition, the conversion ratios set forth in the Series A Amendment and the Series C Amendment are fixed such that each share of Series A Preferred Stock outstanding at the effective time of the merger will automatically be converted into 2,197.49 shares of Salton common stock and each share of Series C Preferred Stock outstanding at the effective time of the merger will automatically be converted into 249.56 shares of Salton common stock. If the market price of Salton common stock changes, the value of the merger consideration and the shares of Salton common stock issuable upon conversion of the Series A Preferred Stock and Series C Preferred Stock will also change. For instance, if the market price of Salton common stock decreases, the value of the merger consideration and the shares of Salton common stock issuable upon conversion of the Series A Preferred Stock and Series C Preferred Stock will also decrease. On the other hand, if the market price of Salton common stock increases, the value of the merger consideration and the shares of Salton common stock issuable upon conversion of the Series A Preferred Stock and Series C Preferred Stock will increase correspondingly and the amount that Salton shall have paid for APN Holdco shall have effectively increased. None of Salton, Merger Sub or APN Holdco may terminate the merger agreement or elect not to complete the merger solely based on changes in Salton’s stock price. During the 12-month period ended October 16, 2007, the high and low sale prices for Salton common stock ranged from $3.25 to $0.21 per share.

The market prices of Salton common stock on the date of the merger may be different from their market prices on the date of the merger agreement, the date of this proxy statement or the date of the Special Meeting. Stock prices changes may result from a variety of factors, including general market and economic conditions and changes in Salton’s or Applica’s businesses, operations and prospects. Many of these factors are beyond Salton’s control (See also “Risks Related to the Combined Company after the Merger — The market price of Salton common stock could decline” on page 25). Because the merger may occur on a date later than the date of the Special Meeting, the market prices of Salton common stock on the date of the Special Meeting may not be indicative of its market price on the date of the merger. You are encouraged to obtain current market quotations for Salton common stock.

The failure to integrate the businesses and operations of Salton and Applica in a timely and efficient manner could adversely affect the business of the combined company and the ability of the combined company to realize expected synergies.

The merger involves risks related to the integration and management of technology, operations and personnel of two companies. The integration of the businesses of Salton and Applica will be a complex, time-consuming and expensive process and may disrupt their respective businesses if not completed in a timely and efficient manner. Following the merger, Salton and Applica must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

Salton and Applica may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	potential resource constraints for accounting personnel;

•	inability to implement uniform standards, controls, procedures and policies;

•	integration of the research and development and product development efforts; and

•	loss of key employees and/or the diversion of management’s attention from other ongoing business concerns.

Salton and Applica may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.

The merger consideration is based in part on the expectation that Applica will significantly contribute to the combined company’s financial performance and if Salton does not realize the expected synergies or perform as well as it expects financially following the merger, it will effectively have paid too much in merger consideration.

The success of the merger will depend, in part, on Salton’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating the businesses of Applica with those of Salton. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with suppliers, customers, and employees or to achieve the anticipated benefits of the merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. Even if Salton is able to integrate the business operations of Salton and Applica successfully, this integration may not result in the realization of the level of synergies, cost savings and growth opportunities that it currently expects or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies.

The costs associated with the merger are difficult to estimate, may be higher than estimated and may harm the financial results of the combined company to an unexpected degree.

Salton and APN Holdco estimate that they will incur aggregate direct transaction costs of approximately $9.2 million associated with the merger. In addition, the combined company will incur financing fees of approximately $7.3 million and debt redemption costs (assuming all redemption rights are exercised in full) of approximately $10.1 million in connection with the merger. The combined company will also incur costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. Additional costs may include:

•	costs of employee redeployment, relocation and retention, including salary increases or bonuses;

•	accelerated amortization of deferred equity compensation and severance payments;

•	costs of reorganization or closure of facilities;

•	costs of relocation and disposition of excess equipment; and

•	costs of termination of contracts that provide redundant or conflicting services.

Some of these costs may have to be accounted for as expenses by Salton that would decrease the combined company’s net income and earnings per share for the periods in which those adjustments are made. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected. In addition, the closing of the merger could be delayed beyond the expected timeline of Salton and APN Holdco, adding costs and diverting management resources, which could adversely affect the combined company’s business, operations and financial results.

Completion of the merger and related transactions will result in dilution of future earnings per share to the stockholders of Salton.

The completion of the merger may not result in improved earnings per share of Salton or a financial condition superior to that which would have been achieved by Salton on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, cost savings and growth opportunities may not be realized. If anticipated synergies, savings, growth opportunities and other anticipated benefits are not realized, the merger could result in a reduction of earnings per share of Salton as compared to the earnings per share that would have been achieved by Salton if the merger had not occurred.

Holders of Series A Preferred Stock and existing shares of Salton common stock may potentially be subject to adverse United States federal income tax consequences in connection with the conversion of the Series A Preferred Stock into shares of Salton common stock.

The conversion of the Series A Preferred Stock and the Series C Preferred Stock into Salton common stock generally is not expected to result in the recognition of gain or loss by Salton or Salton stockholders. However, holders of the Series A Preferred Stock and holders of existing shares of Salton common stock may potentially be subject to adverse United States federal income tax consequences if the Internal Revenue Service were to successfully contend that the holders of the Series A Preferred Stock should be deemed to have received their Salton common stock in the conversion and then to have transferred a portion of such Salton common stock to the existing holders of Salton common stock in a taxable exchange. See “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Material United States Federal Income Tax Consequences.”

The unaudited pro forma financial data included in this proxy statement are preliminary and Salton’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement.

The unaudited pro forma financial data in this proxy statement reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Salton’s net assets, as required under SFAS No. 141 treatment of the transaction as a reverse acquisition. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Salton as of the date of the completion of the merger. Salton may need to revise materially its current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement.

The unaudited pro forma financial data in this proxy statement are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger and related transactions been completed on the dates indicated. The unaudited pro forma financial data in this proxy statement do not give effect to (1) Salton’s or APN Holdco’s results of operations or other transactions or developments since June 30, 2007, or (2) the cost savings and one-time charges expected to result from synergies obtained following the merger. The foregoing matters and other factors could cause both the combined company’s pro forma historical financial position and results of operations, and the combined company’s actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this proxy statement.

Neither Salton nor APN Holdco has completed its analysis of how much of its net operating loss carryforwards will be available to the combined company, and the combined company’s net operating loss carryforwards may be limited as a result of the merger.

As of June 30, 2007, Salton had net operating loss carryforwards for federal income tax purposes of $95.5 million. As of June 30, 2007, Applica had net operating loss carryforwards for federal income tax purposes of approximately $110.3 million. Both entities have provided full valuation allowances for the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating loss and credit carryforwards are dependent upon the combined company achieving profitable results following the merger. As a consequence of the merger, as well as earlier business combinations and issuances of common stock consummated by both companies, utilization of the tax benefits of these carryforwards are subject to limitations imposed by Section 382 of the Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Neither entity has completed the analyses required to determine what portion, if any, of these carryforwards will have their availability restricted or eliminated by that provision. Accordingly, some portion of these carryforwards may not be available to offset future taxable income, if any.

Upon completion of the merger and related transactions, current holders of Salton voting stock other than Harbinger Capital Partners will be subject to significant dilution of their equity and voting power.

The holders of Salton’s voting capital stock (its common stock and Series A Preferred Stock) other than Harbinger Capital Partners currently hold shares representing approximately 82% of the total votes entitled to be cast at the Special Meeting. After the merger and related transactions are complete, Harbinger Capital Partners will beneficially own approximately 92% of the outstanding shares of the voting capital stock of Salton. As a result of the merger and related transactions, the current holders of Salton voting stock other than Harbinger Capital Partners would experience immediate and substantial dilution of their ownership and voting influence. This dilution could have an adverse impact on the trading price of Salton’s common stock.

If any shares of Salton’s voting stock are issued following the merger due to the exercise of options outstanding on the date of the merger agreement, then in connection with each such issuance Harbinger Capital Partners and/or its affiliates will have the right, but not the obligation, to purchase from Salton at the same exercise price per share, up to such number of additional shares of voting stock as may then be necessary solely as a result of such issuance to restore their ownership interest to the same percentage of the total voting power as existed immediately prior to such increase in the number of outstanding shares of voting stock. This anti-dilution protection in favor of Harbinger Capital Partners will continue until such time as Harbinger Capital Partners and its affiliates cease to own at least 50% of the total voting power of our voting stock for at least 10 consecutive days. “Total voting power” is defined for this purpose as the total number of votes that may be cast in the election of directors of Salton at any meeting of stockholders of Salton held on such date assuming all shares of voting stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Salton common stock) or upon the happening of a contingency.

In addition, in consideration of Harbinger Capital Partners’ agreement to acquire shares of Series D Preferred Stock, Salton agreed that in the event that Salton proposes to issue or sell debt or equity securities to any third party, Harbinger Capital Partners will, subject to certain limited exceptions, have the right of first refusal to acquire all, but not less than all, of such securities from Salton at the same price and on the same terms as were offered to such third party, as long as Harbinger Capital Partners and their affiliates beneficially own at least 50% of the outstanding shares of Series D Preferred Stock. Any of the foregoing issuances would result in further dilution to the holders of Salton’s common stock.

Upon completion of the merger and related transactions, Harbinger Capital Partners will have effective control over the outcome of actions requiring the approval of Salton’s stockholders.

If the merger and related transactions are completed, Harbinger Capital Partners would beneficially own approximately 92% of Salton’s outstanding shares of voting capital stock. As a result of the merger and related transactions, Harbinger Capital Partners would have the ability to exert substantial influence and actual control over Salton’s management policies and affairs, would control the outcome of any matter submitted to Salton’s stockholders, including amendments to Salton’s certificate of incorporation and by-laws, any proposed merger or other business combinations involving Salton, Salton’s financing, consolidation or sale of all or substantially all of Salton’s assets and other corporate transactions and would have the ability to elect or remove all of Salton’s directors. There is a risk that the interests of Harbinger Capital Partners and these directors will not be consistent with the interests of other holders of Salton common stock. See also “Composition of the Board Post-Merger” on page 158.

Harbinger Capital Partners will have significant control over Salton’s business and significant transactions after the closing of the merger and Salton’s other stockholders will not have the same corporate governance protections that they would otherwise have if Salton were not a controlled company.

In addition to the effects described above, Harbinger Capital Partners’ control of Salton could make it more difficult for Salton to raise capital by selling stock or for Salton to use its stock as currency in acquisitions. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

Uncertainty with respect to the completion of the merger could cause customers or suppliers to delay or defer purchases or other decisions and could make it more difficult for Salton and Applica to attract and retain key personnel.

In response to the announcement of the merger, customers or suppliers of Salton and/or Applica may delay or defer purchases or other decisions. Any delay or deferral in purchases or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the merger is completed. Similarly, current and prospective employees of Salton and/or Applica may experience uncertainty about their future roles with Salton until the merger is completed. As a result, the ability of Salton and/or Applica to attract and retain key management, sales, marketing, and technical personnel could suffer.

Failure to complete the merger could negatively affect Salton’s stock price to the extent that the current price reflects a market assumption that the merger will be completed, and Salton’s future business and operations, particularly if it is unable to rely on alternative sources of financing to fund its operations and meet its debt obligations.

If the merger is not completed for any reason, the market price of Salton’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, Salton may be subject to a number of material risks, including financing issues and costs and expenses related to the merger, which are substantial, and must be paid even if the merger is not completed. Salton believes that its current cash flows from operating activities and existing credit facilities are not sufficient to fund its operations and meet its overadvance repayment requirement that is due on November 10, 2007 or to satisfy its significant debt maturities during the next twelve months. If the merger is not completed, Salton may attempt to rely on alternative sources of financing and/or sell certain assets to refinance its maturing debt and meet its operating needs. Salton can not assure that it will be able to execute these plans on favorable terms and within a time frame that will permit it to continue its current operations.

Moreover, Salton could be required to pay APN Holdco a termination fee of $1.0 million plus expense reimbursement of up to $1.0 million if the merger agreement is terminated under certain circumstances. In addition, many costs related to the merger, such as legal, accounting, financial advisory, and financial printing fees, have to be paid regardless of whether the merger is completed. For more details, see the section entitled “The Merger — Termination and Abandonment” on page 100.

Salton executive officers and directors may have conflicts of interest and may therefore be more likely to recommend that Salton stockholders vote to approve the proposals relating to the merger.

The executive officers and directors of Salton may have interests in the merger that are different from, or are in addition to, those of Salton stockholders generally. As a result of these interests, these executive officers and directors may be more likely to support and to vote to adopt the merger agreement than if they did not have these interests. The receipt of compensation or other benefits in the merger following the completion of the merger may influence those directors in making their recommendations that you vote in favor of the proposals relating to the merger. You should be aware of these interests when you consider the Salton board’s recommendation that you vote in favor of the proposals relating to the merger. See the section titled “The Merger — Interests of Certain Persons in the Merger and Related Transactions” below starting on page 81.

The pending lawsuit filed by NACCO Industries, Inc. and HB-PS Holding Company, Inc. against Applica, Harbinger Capital Partners and certain of its affiliates in the Delaware Chancery Court could hurt Salton’s and APN Holdco’s ability to complete the merger and/or the business, operations and financial condition of the combined company.

On November 13, 2006, NACCO Industries, Inc. and HB-PS Holding Company filed a complaint against Applica, Harbinger Capital Partners and certain of its affiliates in the Delaware Chancery Court. The complaint alleges a claim for breach of contract against Applica and a number of tort claims against certain entities affiliated with Harbinger Capital Partners relating to the termination of the merger agreement between Applica and NACCO and one of its affiliates following Applica’s receipt of a superior merger offer from Harbinger. The complaint seeks specific performance of the merger agreement and, in the alternative, payment of monetary damages.

While the above mentioned litigation is in its early stages and predicting the outcome of this lawsuit is difficult, Applica intends to contest it vigorously. However, an adverse judgment to Applica or Harbinger Capital Partners could have a material adverse effect on Applica, APN Holdco, Salton and their ability to complete the merger. Furthermore, any judgments in respect of this lawsuit adverse to Applica subsequent to the closing of the merger, may adversely affect the business, operations and financial condition of the combined company.

Risks Related to the Combined Company after the Merger

In addition to the risk factors described above, the combined company will be subject to the following risks if the merger is completed.

The market price of Salton’s common stock could decline after the acquisition of Applica if the combined company fails to achieve the expected benefits of the merger.

The market price of Salton’s common stock could decline as a result of the merger for a number of reasons, including the following:

•	the combined company failing to achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts failing perceive the same benefits to the merger as do Salton and APN Holdco;

•	the effect of the merger on the combined company’s financial results failing to meet the expectations of financial or industry analysts; or

•	after completion of the acquisition of Applica, Salton learning of information with respect to Applica that prevents Salton from making the certifications required by the Sarbanes-Oxley Act of 2002, which would reduce investors’ confidence in Salton’s reporting capabilities with respect to Applica’s business.

The failure of the combined company’s business strategy could seriously hurt its financial condition and results of operations.

As part of the post merger business strategy, the combined company plans to:

•	continue cost reductions throughout the combined company and at its suppliers;

•	reduce product returns and improve the quality of its products;

•	pursue innovation in its product categories through its ability to research, design and test new product concepts; and

•	develop and sustain industry-leading sales, marketing and branding programs in its industry.

The strategic objectives of the combined company may not be realized or, if realized, may not result in increased revenue, profitability or market presence. Executing its strategy may also place a strain on the combined company’s suppliers, information technology systems and other resources. To manage growth effectively, the combined company must maintain a high level of quality, properly manage its third-party suppliers, continue to enhance its operational, financial and management systems and expand, train and manage its employee base. The combined company may not be able to effectively manage its growth in any one or more of these areas, which could cause its financial condition and results of operations to suffer.

The combined company’s future financial performance may be worse than the performance reflected in the Salton and Applica historical financial information included in this proxy statement, which may adversely affect the combined company’s stock price.

The historical financial information included in this proxy statement may not reflect what the results of operations, financial position and cash flows would have been had Salton and Applica been a combined, independent company during the periods presented or be indicative of what their results of operations, financial position and cash flows may be in the future when they are a combined, independent company. Neither Salton’s nor Applica’s historical financial information reflects the debt and related interest expense (as shown on the pro forma contractual obligations table under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations Table of Salton — After Completion of the Merger”) that the combined company will incur as part of the merger. For this reason, the combined company’s future financial performance may be worse than the performance implied by the historical financial information Salton and Applica have presented in this proxy statement, which may adversely affect the combined company’s stock price. For additional information about the past financial performance of Salton’s or Applica’s business and the basis of the presentation of the Salton and Applica historical financial statements, see “Selected Financial Data of Salton,” “Selected Financial Data of APN Holdco and Applica,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the accompanying notes included elsewhere in this proxy statement.

The combined company’s financing arrangements could subject it to various restrictions that could limit its operating flexibility.

The combined company expects that its credit facilities and other financing arrangements could contain covenants and other restrictions that, among other things, will require it to satisfy certain financial tests and maintain certain financial ratios and restrict its ability to incur additional indebtedness. The restrictions and covenants in the combined company’s credit facilities and other future financing arrangements may limit its ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings it may incur. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources of Salton — After the Completion of the Merger.”

The leverage of the combined company will be substantial, which may have an adverse effect on its available cash flow, its ability to obtain additional financing if necessary in the future, its flexibility in reacting to competitive and technological changes and its operations.

As of June 30, 2007, on a pro forma basis to give effect to the consummation of the merger and related transactions as described under the caption “Unaudited Pro Forma Condensed Combined Financial Statements,” Salton would have had total indebtedness of approximately $216.3 million and total redeemable preferred stock of $111.1 million. This high degree of leverage could have important consequences for the combined company, including the following:

•	a substantial portion of the cash flow from operations will have to be dedicated to the payment of interest on existing indebtedness, thereby reducing the funds available for other purposes;

•	the ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions or general corporate purposes may be impaired and will limit its ability to pursue other business opportunities and implement certain business strategies;

•	the combined company’s flexibility in reacting to competitive technological and other changes may be limited;

•	the indebtedness outstanding under the senior credit facilities to be entered into pursuant to the commitment letter will be secured by substantially all of the assets of the combined company;

•	the substantial degree of leverage could make the combined company more vulnerable in the event of a downturn in general economic conditions or adverse developments in the combined company’s business; and

•	the combined company may be exposed to risks inherent in interest rate fluctuations.

The combined company may not be able to fund its debt service obligations through operating cash flow in the future, which could force it to seek alternative means of funding, possibly on unfavorable terms.

The combined company will have substantial debt service obligations following completion of the merger. As described under the caption “Liquidity and Capital Resources of the Combined Company After Completion of the Merger” on page 129, on a pro forma basis to give effect to the consummation of the merger and related transactions as of June 30, 2007, the combined company expects to have interest payment obligations of $29.5 million in the first year and aggregate interest payment obligations of $83.9 million over the first three years. It is possible that the combined company may not achieve or sustain sufficient cash flow in the future for the payment of interest. If the combined company’s operating cash flow is not sufficient to meet its debt payment obligations, the combined company may be forced to raise cash or reduce expenses by doing one or more of the following:

•	increasing, to the extent permitted, the amount of borrowings under its bank facilities;

•	restructuring or refinancing its indebtedness prior to maturity, and/or on unfavorable terms;

•	selling or disposing of some of its assets, possibly on unfavorable terms;

•	revising or delaying the implementation of its strategic plans; or

•	foregoing business opportunities, including the introduction of new products and services, acquisitions and joint ventures.

The combined company could also be forced to seek additional equity capital, which could dilute the interests of the holders of its common stock. Salton cannot be sure that any, or a combination of, the above actions would be sufficient to fund the combined company’s debt service obligations.

The executive management team of the combined company will not be determined until after the merger is completed.

The members of the executive management team of the combined company have not yet been determined and will be appointed by the board of directors of the combined company after the merger, which board will, as described in Annex G hereto, be designated by APN Holdco as of the closing of the merger. The combined company’s success will depend upon its ability to recruit, hire, train and retain skilled and experienced management personnel, both new and current. Employment and retention of qualified personnel is important due to the competitive nature of its industry. The combined company’s inability to retain or hire new personnel with the requisite skills could impair its ability to manage and operate its business effectively.

Sales of Salton common stock by Harbinger Capital Partners after the merger could cause the trading price of Salton’s common stock to decline.

At the closing of the merger, the combined company will enter into a registration rights agreement with Harbinger Capital Partners requiring the combined company, under certain circumstances, to register all of the shares of Salton’s common stock and Series D Preferred Stock beneficially owned by them. See “Other Agreements — Form of Registration Rights Agreements,” beginning on page 102 of this proxy statement. The exercise of these registration rights, or sales by Harbinger Capital Partners in the public market pursuant to any such registration, could cause the market price of Salton’s common stock to decline.

The combined company’s international operations subjects it to additional business risks and may cause its profitability to decline due to increased costs.

During fiscal 2007, 2006 and 2005, sales recorded outside of North America accounted for 49.1%, 42.1% and 43.2% of Salton’s total net sales, respectively. Applica recorded sales outside of North America which accounted for 10.6%, 8.7% and 9.2% of its total net sales in the years ended December 31, 2006, 2005 and 2004, respectively. The combined company’s pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. International operations are subject to a number of other risks and potential costs, including:

•	the risk that because our brand names may not be locally recognized, we must spend significant amounts of time and money to build a brand identity without certainty that we will be successful;

•	local and economic conditions;

•	unexpected changes in regulatory requirements;

•	inadequate protection of intellectual property in foreign countries;

•	foreign currency fluctuations;

•	transportation costs;

•	adverse tax consequences; and

•	political and economic instability, as a result of terrorist attacks, natural disasters or otherwise.

For example, Salton’s foreign sales in fiscal 2006 were adversely impacted by weak consumer demand in the housewares sector in the United Kingdom and unfavorable foreign currency fluctuations. The combined company cannot assure you that it will not incur significant costs in addressing these potential risks.

The combined company’s margins may be adversely impacted by increases in raw material prices.

The cost of the combined company’s products may be impacted by global increases in the price of petroleum based plastic materials, steel, copper and corrugated materials. Although the combined company may increase the prices of certain of its goods to its customers, it cannot assure you that it will be able to pass all of these cost increases on to its customers. As a result, the combined company’s margins may be adversely impacted by such cost increases.

The combined company’s ability to obtain products may be adversely impacted by changes in worldwide supply of or demand for raw materials.

The combined company’s products are predominately made from petroleum-based plastic materials, steel and corrugated materials. Its suppliers contract separately for the purchase of such raw materials. The combined company can provide no assurance that its sources of supply will not be interrupted should its suppliers not be able to obtain these materials due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow.

The combined company depends on third party suppliers for the manufacturing of substantially all of its products and if it fails to develop and maintain relationships with a sufficient number of qualified suppliers, the combined company’s ability to timely and efficiently source products that meet its standards for quality could be adversely affected.

Salton and Applica currently buy products and supplies from suppliers located primarily in Asia. The combined company’s ability to continue to identify and develop relationships with qualified suppliers who can satisfy its standards for quality and its need to access products and supplies in a timely and efficient manner is a significant challenge. The combined company’s ability to access products and supplies also can be adversely affected by political instability, the financial instability of suppliers, suppliers’ noncompliance with applicable laws, trade restrictions, tariffs, currency exchange rates, transport capacity and cost and other factors beyond our control. Any inability of the combined company’s suppliers to timely deliver products or any unanticipated changes in its suppliers could be disruptive and costly to the combined company. Its ability to select reliable suppliers who provide timely deliveries of quality products will impact its success in meeting customer demand. Any significant failure to obtain products on a timely basis at an affordable cost or any significant delays or interruptions of supply could disrupt customer relationships and have a material adverse effect on the combined company’s business and results of operations.

The combined company is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.

The combined company estimates that approximately 47% of its pro forma revenues for the year ended June 30, 2007 were from customers outside of the United States. In addition, substantially all of the products the combined company sells are manufactured by unaffiliated third party foreign suppliers. International operations are subject to risks including, among others:

•	currency fluctuations;

•	labor unrest;

•	political instability;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas;

•	changes in domestic and international customs and tariffs;

•	unexpected changes in regulatory environments;

•	difficulty in complying with a variety of foreign laws;

•	difficulty in obtaining distribution and support; and

•	potentially adverse tax consequences.

The foregoing factors may have a material adverse effect on the combined company’s ability to increase or maintain its supply of products, its financial condition or the results of its operations.

A deterioration in trade relations with China could lead to a substantial increase in tariffs imposed on goods of Chinese origin, which potentially could reduce demand for and sales of the combined company’s products.

Most all of the combined company’s products are imported from The Peoples’ Republic of China. China gained Permanent Normal Trade Relations with the United States when it acceded to the World Trade Organization, effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. China may not meet these requirements, it may not remain a member of the WTO, and its PNTR trading status may not be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States which could hurt the combined company’s sales and gross margin.

The costs of the products purchased by the combined company could increase as a result of fluctuations in the Chinese currency.

In 1994, China pegged the renminbi (also called the yuan) at an exchange rate of 8.28 to the U.S. dollar. U.S. groups have argued that the peg made China’s exports to the U.S. cheaper, and U.S. exports to China more expensive, thus greatly contributing to China’s trade surplus with the U.S. In July 2005, China ended its peg to the dollar and let the renminbi fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At October 15, 2007, the renminbi exchange rate was 7.53 to the U.S. dollar. Because a substantial number of its products are imported from China, the floating currency could result in significant fluctuations in the combined company’s product costs. If the combined company is unable to pass on the cost increases to customers, its gross profit would decline. An increase in product prices might lead to a decrease in demand for the combined company’s products.

Any reduction in trade credit from the combined company’s suppliers could seriously harm its operations and financial condition.

The combined company depends on the continuing willingness of its suppliers to extend credit to it to finance its inventory purchases. If suppliers become concerned about the combined company’s ability to generate liquidity and service its debt, they may delay shipments to it or require payment in advance. Because of the combined company’s limited access to sources of liquidity, any such actions by its suppliers could materially harm its ability to continue its business.

The combined company purchases a large number of products from two suppliers. Production-related risks with these suppliers could jeopardize its ability to realize anticipated sales and profits until alternative supply arrangements are secured.

Applica’s top supplier is Elec-Tech International (H.K.) Company, Ltd. In July 2004, Applica sold its Hong Kong manufacturing facilities to an affiliate of Elec-Tech. Elec-Tech and its affiliates accounted for approximately 53% of Applica’s total purchases in 2006 and 35% in 2005 and approximately 4% of Salton’s total purchases in fiscal 2007 and 6% in fiscal 2006. The combined company intends to continue to purchase products from Elec-Tech, and in order for it to realize sales and operating profits at anticipated levels, Elec-

Tech must deliver high quality products in a timely manner. Elec-Tech is expected to remain a significant supplier for the combined company.

Salton’s top supplier, Tsann Kuen Enterprises, accounted for approximately 43% of Salton product purchases during fiscal 2007 and 37% of Salton product purchases during fiscal 2006. Applica does not currently purchase a significant amount of product from Tsann Kuen. The combined company intends to continue to purchase products from Tsann Kuen, and in order for it to realize sales and operating profits at anticipated levels, Tsann Kuen must deliver high quality products in a timely manner. Tsann Kuen is expected to remain a significant supplier for the combined company.

If the combined company were to lose one or more of its major customers, or suffer a major reduction of orders from them, its financial results would suffer.

The combined company’s success depends on its sales to its significant customers. Salton’s total net sales to its five largest customers during fiscal 2007 were 30.5% of net sales with Wal-Mart Stores Inc. representing 10.1% of its net sales and Target Corporation representing 7.1% of its net sales. Salton’s total net sales to its five largest customers during fiscal 2006 were 33.6% of net sales with Target representing 9.8% of its net sales and Wal-Mart representing 9.3% of its net sales. Salton’s total net sales to its five largest customers during fiscal 2005 were 37.3% of net sales, with Target representing 12.6% of its net sales and Wal-Mart representing 8.5% of its net sales. In 2006, Applica’s top three customers were Wal-Mart Stores, Inc., Target Corporation and Canadian Tire Corporation. These customers accounted for approximately 50% of consolidated net sales in 2006. In 2005 and 2004, Applica’s top three customers were Wal-Mart Stores, Inc., Target Corporation and Sally Beauty Supply. These customers accounted for approximately 48% of Applica’s consolidated net sales in 2005 and 51% in 2004. Wal-Mart accounted for approximately 33% of Applica’s consolidated net sales in 2006, 32% in 2005 and 35% in 2004. Target Corporation accounted for approximately 11% of Applica’s consolidated net sales in each of 2006, 2005 and 2004. No other customer accounted for more than 10% of Applica’s consolidated net sales in 2006, 2005 or 2004.

Although Salton and Applica have long-established relationships with many of their customers, they do not have long-term agreements with their major customers, and purchases are generally made through the use of individual purchase orders. A significant reduction in purchases by any of these major customers or a general economic downturn in retail sales could have a material adverse effect on the combined company’s business, financial condition and results of operations. In addition, failure to obtain anticipated orders or delays or cancellations of orders or significant pressure to reduce prices from key customers could have a material adverse effect on the combined company.

The small electric household and commercial appliance industry is consolidating, which could reduce the combined company’s ability to successfully secure product placements at key customers and limit its ability to sustain a cost competitive position in the industry.

Over the past several years, the small electric household appliance industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the small electric household and commercial appliance industry could largely consist of a limited number of large distributors. To the extent that the combined company does not continue to be a major participant in the small electric household appliance industry, its ability to compete effectively with these larger distributors could be negatively impacted. As a result, this condition could reduce the combined company’s ability to successfully secure product placements at key customers and limit its ability to sustain a cost competitive position in the industry.

The bankruptcy or financial difficulty of any major customer or fluctuations in the financial condition of the retail industry in general could adversely affect the combined company’s results of operations.

The combined company sells its products to distributors and retailers, including mass merchandisers, department stores and wholesale clubs. The financial difficulties of its customers or the loss of, or a substantial decrease in, the volume of purchases by a major customer could have a material adverse effect on

it. Additionally, a significant deterioration in the financial condition of the retail industry in general could have a material adverse effect on its sales and profitability.

The small household appliance industry is highly competitive and the combined company may not be able to compete effectively, causing it to lose market share and sales.

The small electric household appliance industry is highly competitive and does not have onerous entry barriers. The combined company believes that competition is based upon several factors, including:

•	price;

•	quality;

•	access to retail shelf space;

•	product features and enhancements;

•	brand names;

•	new product introductions; and

•	marketing support and distribution approaches.

The combined company competes with established companies, a number of which have substantially greater facilities, personnel, financial and other resources than the combined company will have. In addition, the combined company competes with its retail customers, who use their own private label brands, and distributors and foreign manufacturers of unbranded products. Some competitors may be willing to reduce prices and accept lower profit margins to compete with the combined company. As a result of this competition, the combined company could lose market share and sales, or be forced to reduce its prices to meet competition. Significant new competitors or increased competition from existing competitors may adversely affect its business, financial condition and results of operations.

If the housewares sector of the retail industry experiences an economic slowdown, the combined company’s results of operations will suffer.

The strength of the retail economy in the United States has a significant impact on our performance. Weakness in consumer confidence and poor financial performance by mass merchandisers, warehouse clubs, department stores or any of the combined company other customers would result in lost sales. A general slowdown in the retail sector, as happened in 2002 and 2003, would result in additional pricing and marketing support pressures on the combined company.

The combined company depends on consumer spending, which fluctuates for a variety of reasons, including seasonality, which may cause the combined company’s results of operations to fluctuate.

Sales of the combined company’s products are related to consumer spending. Any downturn in the general economy or a shift in consumer spending away from small electric household appliances would adversely affect its business. In addition, the market for small electric household appliances is highly seasonal in nature. The combined company often recognizes a substantial portion of its sales in the last half of the year. Accordingly, quarter-to-quarter comparisons of past operating results of Salton or Applica are meaningful, if at all, only when comparing equivalent time periods. Any economic downturn, decrease in consumer spending or a shift in consumer spending away from small electric household appliances could materially adversely impact the combined company’s results of operations.

Significant fluctuations in the exchange rate between the U.S. dollar and the currencies in which the combined company’s costs are denominated may reduce its sales or profits.

While the combined company will report financial results in U.S. dollars, a portion of its costs, such as payroll, rent and indirect operational costs, are denominated in other currencies, such as Australian dollars, British pounds, Euros, Hong Kong dollars and Brazilian reals. In addition, while a portion of its revenues are collected in foreign currencies, such as Canadian dollars, British pounds, Australian dollars, Argentine pesos, Colombian pesos, Chilean pesos, Venezuelan bolivars and Brazilian reals, a significant portion of the related cost of goods sold are denominated in U.S. dollars. Changes in the relation of these and other currencies to the U.S. dollar will affect its cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on its results of operations cannot be accurately predicted.

The combined company may not be able to realize expected benefits and synergies from future acquisitions of businesses or product lines.

The combined company may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or of the rights to market specific products or use specific product names may involve a financial commitment by the combined company, either in the form of cash or stock consideration. In the case of a new license such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that the combined company will acquire businesses and develop products that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities.

The combined company’s future success requires it to develop new and innovative products on a consistent basis in order to increase revenues and it may not be able to do so.

The combined company believes that its future success is heavily dependent upon its ability to continue to make innovations in its existing products and to develop, manufacture and market new products, which generally carry higher margins. The combined company may not be successful in the introduction, marketing and manufacture of any new products or product innovations and it may not be able to develop and introduce in a timely manner innovations to its existing products that satisfy customer needs or achieve market acceptance.

Long lead times, potential material price increases and customer demands may cause the combined company to purchase more inventory than necessary, which may lead to increased obsolescence and adversely affect the combined company’s results of operations.

Due to manufacturing lead times and a strong concentration of combined company sales occurring during the second half of the year, as well as the potential for material price increases, the combined company may purchase products and thereby increase inventories based on anticipated sales and forecasts provided by its customers and its sales personnel. The combined company cannot assure you that its customers will order these inventories as anticipated.

Changes in customer inventory management strategies could also make inventory management more difficult for the combined company. If retailers significantly change their inventory management strategies, the combined company may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Distribution difficulties may have an adverse effect on the combined company’s business by increasing the amount of inventory and the cost of warehousing inventory.

If the combined company is unable to renew the Black & Decker® trademark license agreement, its business could suffer.

Applica licenses the Black & Decker® brand for use in marketing certain small household appliances in North America, Latin America (excluding Brazil) and the Caribbean. Sales of Black & Decker® branded products represented approximately 84% of Applica’s total revenue in 2006, 78% in 2005 and 79% in 2004. In October 2004, Applica and The Black & Decker Corporation extended the license agreement through December 2010. Renewals, if mutually agreed upon, will be for five-year periods and will require the payment of minimum annual royalties of $12.5 million. Failure of the combined company to renew the license agreement with The Black & Decker Corporation or to enter into a new agreement on acceptable terms would have a material adverse effect on the combined company’s financial condition, liquidity and results of operations.

Salton’s credit ratings have been downgraded and the combined company’s credit ratings could be downgraded further, which could make it more difficult for the combined company to raise necessary capital.

Salton’s credit ratings on its senior subordinated debt have been downgraded several times during the last two years. On July 14, 2005, Standard & Poor’s withdrew its “D” corporate credit and “D” subordinated debt ratings. While consummation of the merger and the related recapitalization may strengthen Salton’s financial position, the combined company will be highly leveraged and there can be no assurance regarding its future credit ratings. If such downgrades occur in the future, they could have a negative impact on the combined company’s liquidity by reducing attractive financing opportunities and could make the combined company’s efforts to raise capital more difficult and have an adverse impact on its financial condition and results of operations.

Product recalls or lawsuits relating to defective products could adversely impact the combined company’s results of operations.

As distributors of consumer products, the combined company is subject to the Consumer Products Safety Act, which empowers the U.S. Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the U.S. Consumer Products Safety Commission could require the combined company to repair, replace or refund the purchase price of one or more of its products, or the combined company may voluntarily do so.

For example, in June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately $3.1 million in 2006 related to the recall.

In addition, in October 2007, Salton undertook a voluntary recall of approximately 5,200 toasters.

Any additional repurchases or recalls of combined company products could be costly to it and could damage its reputation or the value of its brands. If the combined company were required to remove, or it voluntarily removes, its products from the market, its reputation or brands could be tarnished and it might have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the U.S. Consumer Product Safety Commission of a potential safety hazard can result in fines being assessed against it. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which the combined company sells its products, and more restrictive laws and regulations may be adopted in the future.

The combined company also faces exposure to product liability claims if one of its products is alleged to have caused property damage, bodily injury or other adverse effects. The combined company is self-insured to specified levels of those claims and maintains product liability insurance for claims above the self-insured levels. The combined company may not be able to maintain such insurance on acceptable terms, if at all, in the future. In addition, product liability claims may exceed the amount of insurance coverage. Additionally, the combined company will not maintain product recall insurance.

The combined company’s results of operations are also susceptible to adverse publicity regarding the quality and safety of its products. In particular, product recalls or product liability claims challenging the safety of its products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

The infringement or loss of the combined company’s proprietary rights could harm its business.

The combined company regards its copyrights, trademarks, service marks and similar intellectual property as important to its success. It relies on copyright and trademark laws in the United States and other jurisdictions to protect its proprietary rights. The combined company seeks to register its trademarks in the United States and elsewhere. These registrations could be challenged by others or invalidated through administrative process or litigation. If any of these rights were infringed or invalidated, the combined company’s business could be materially adversely affected.

The combined company licenses various trademarks, trade names and patents from third parties for use on its products. These licenses generally place marketing obligations on it and require it to pay fees and royalties based on net sales or profits. Typically, each license may be terminated if the combined company fails to satisfy minimum sales obligations or if it breaches the license. The termination of these licensing arrangements could adversely affect the combined company’s business, financial condition and results of operations.

The combined company may be subject to litigation and infringement claims, which could cause it to incur significant expenses or prevent it from selling its products.

The costs associated with protecting intellectual property rights, including litigation costs, may be material. The combined company cannot assure you that others will not claim that its proprietary or licensed products are infringing their intellectual property rights or that it does not in fact infringe those intellectual property rights. If someone claimed that its proprietary or licensed products infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The combined company also may be subject to significant damages or an injunction against use of its proprietary or licensed products. A successful claim of patent or other intellectual property infringement against it could harm its financial condition and results of operations.

Compliance with governmental regulations could significantly increase the combined company’s operating costs or prevent it from selling its products.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. The combined company’s products, or additional electrical appliances which may be developed by it, may not meet the specifications required by these authorities. A determination that the combined company is not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Additionally, many of Applica’s pest control products are subject to laws and regulations by state and federal environmental agencies. A determination that Applica was, or, after the merger, the combined company is, not in compliance with such rules and regulations could result in the prohibition of sales of its products and the imposition of fines.

The combined company stock price may continue to be volatile.

The trading price of the combined company’s common stock is subject to significant fluctuations in response to variations in quarterly operating results; changes in earnings estimates by analysts; announcements of new products by it or its competitors; changes in the domestic and international economic, political and business conditions; general conditions in the housewares industry; the recent lack of confidence in corporate governance and accounting practices; the open short interest in its common stock; its ability to continue the listing of its common stock on a stock exchange or trading in the over-the-counter market; and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market prices for many companies that have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of Salton’s common stock.

Our common stock was delisted from the New York Stock Exchange and now is an over-the-counter security quoted on The Pink Sheets Electronic Quotation Service.

In August 2007, the NYSE delisted our common stock. Salton common stock is currently quoted on the “pink sheets” in the over-the-counter market under the trading symbol SFPI.PK. No assurance can be given that our common stock will be traded on any stock exchange or market following the merger, that any broker will make a market in our common stock, or that any active trading market in our common stock will develop or continue. Broker-dealers often decline to trade in Pink Sheet stocks given that the market for such securities is often limited, the stocks are more volatile, and the risk to investors is greater. Consequently, selling our common stock can be difficult because smaller quantities of shares can be bought and sold, transactions can be delayed and securities analyst and news media coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock as well as lower trading volume. The combined company cannot assure you that, even if its common stock continues to be listed or quoted on the Pink Sheets or another market or system, the market for its common stock will be as liquid as it had been prior to delisting from the NYSE and the market price for its common stock may be adversely effected and become more volatile stock has been historically. This relative lack of liquidity also could make it more difficult for the combined company to raise capital in the future.

Companies quoted on the Pink Sheets are not subject to corporate governance requirements in order for their shares to be quoted, and following the merger stockholders of the combined company will have more limited protections against conflicts of interest, related party transactions and similar matters.

Our common stock currently trades as an over-the-counter security on The Pink Sheets Electronic Quotation Service. The Pink Sheets do not impose corporate governance requirements on companies quoted on the Pink Sheets. As a result of our delisting from the NYSE, Salton is not required to comply with any, and our stockholders no longer have the protection of, various NYSE corporate governance requirements, including among others:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that a minimum of three members of the board of directors consist of independent directors;

•	the requirement that the company has an audit committee, a nominating/corporate governance committee and a compensation committee, in each case that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement for an annual performance evaluation of the audit, nominating/corporate governance and compensation committees;

•	the requirement that shareholders must be given the opportunity to vote on equity-compensation plans and material revisions thereto; and

•	the requirement that the company must adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code of business conduct and ethics for directors or executive officers.

Salton has been advised by Harbinger Capital Partners that they intend to maintain Salton’s code of business conduct and ethics. Harbinger has designated four directors, Lawrence M. Clark, Jr., Jeffrey T. Kirshner, Esq., David M. Maura, and Eugene I. Davis to serve on the board of directors of the combined company. APN Holdco has advised Salton that each of Messrs. Clark, Kirshner and Maura are affiliates of Harbinger Capital Partner and that it expects the board of directors of the combined company will deem Mr. Davis to be independent. In the absence of (i) a majority of independent directors and (ii) committees comprised of at least majority of independent directors, decisions may be made by a majority of directors who have an interest in the outcome of the matters being decided.

The combined company does not anticipate paying dividends.

The combined company does not anticipate paying dividends in the foreseeable future. The combined company intends to retain future earnings, if any, to finance the expansion of its operations and for general corporate purposes, including future acquisitions. In addition, the combined company’s financing may contain restrictions on its ability to pay dividends on its capital stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement, including those relating to Salton’s, Applica’s and the combined company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “should,” “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements include the information concerning possible or assumed future results of operations of Salton, Applica and the combined company as set forth under “The Merger — Reasons for the Merger,” “The Merger — Recommendation of the Board of Directors; Reasons for the Merger” and “The Merger — Opinion of Houlihan Lokey.” These statements are not historical facts but instead represent only expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, business, legal and operational uncertainties discussed elsewhere in this document and the documents which are incorporated herein by reference. Those uncertainties include, but are not limited to those described or incorporated by reference under “Risk Factors” including:

•	the failure to obtain approval of the issuance of shares in the merger and other related proposals from Salton stockholders;

•	the ability of the two businesses to be integrated successfully;

•	the ability of the combined company to fully realize the cost savings and any synergies from the proposed transaction within the proposed time frame;

•	the ability of the combined company to better compete in the marketplace;

•	the ability of the combined company to have greater potential to access capital markets;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	customer acceptance of the new combined entity;

•	customer acceptance of changes in costs of, or delays in the development of new products;

•	customer responses to changes in marketing and advertising programs;

•	changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric household appliances, economic conditions and the retail environment;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs including transportation costs, of raw materials, key component parts or sourced products;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Salton and Applica buy, operate and/or sell products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	delays in or increased costs of restructuring programs;

•	the uncertainty as to the outcome of the pending litigation filed by NACCO Industries Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with Applica and the impact of such litigation on the merger and the combined company; and

•	increased competition, including consolidation within the industry.

Salton’s, Applica’s and/or the combined company’s actual results and financial conditions may differ, perhaps materially, from the anticipated results and financial conditions in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

For more information concerning factors that could affect Salton’s, Applica’s and/or the combined company’s future results and financial conditions, see “Risk Factors” beginning on page 20 and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 112 of this proxy statement and in each of Salton’s annual and quarterly reports incorporated by reference into this proxy statement. Salton undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information.”

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Salton is furnishing this proxy statement to you in order to provide you with important information regarding the matters to be considered at the Special Meeting and at any adjournment or postponement of the Special Meeting. Salton first mailed this proxy statement and the accompanying form of proxy to its stockholders on or about          , 2007.

Date, Time and Place of the Special Meeting

Salton will hold a Special Meeting in lieu of Annual Meeting of its stockholders on          , 2007,  :00 am local time, at the principal executive offices of Salton located at 1955 Field Court, Lake Forest, Illinois 60045.

Matters to be Considered at the Special Meeting

At the Special Meeting, stockholders of Salton will be asked to consider and vote upon the following proposals:

•	Proposal No. 1: To approve the issuance and reservation for issuance of shares of Salton common stock to holders of APN Holdco securities pursuant to the merger agreement;

•	Proposal No. 2A: To approve the Series A Amendment, pursuant to which each share of Salton Series A Preferred Stock would be converted, contemporaneously with the effective time of the merger, into 2,197.49 shares of Salton common stock;

•	Proposal No. 2B: To approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment;

•	Proposal No. 3A: To approve the Series C Amendment, pursuant to which each share of Salton Series C Preferred Stock would be converted, contemporaneously with the effective time of the merger, into 249.56 shares of Salton common stock;

•	Proposal No. 3B: To approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment;

•	Proposal No. 4: To approve the terms and issuance of shares of Salton Series D Preferred Stock to Harbinger Capital Partners;

•	Proposal No. 5: To approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock of Salton from 40,000,000 shares, $.01 par value per share, to 1,000,000,000 shares, $.01 par value per share, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares;

•	Proposal No. 6: To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals;

•	Proposal No. 7: To elect three Class III directors for terms expiring upon the election of Class III directors at the 2009 annual meeting of stockholders and two Class I directors for terms expiring upon the election of Class I directors at the 2010 annual meeting of stockholders; and

•	Proposal No. 8: To ratify the selection of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

While these proposals are being voted upon separately, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of these proposals to be implemented and their approval is a condition to completion of the merger.

Record Date; Stockholders Entitled to Vote

Each holder of record of Salton common stock as of          , 2007 will be entitled to one vote for each share of common stock held on that record date. Each holder of record of Salton Series A Preferred Stock as of the record date will be entitled to approximately 88.24 votes (the number of shares of common stock into which such share of Series A Preferred Stock is convertible on the record date) for each share of Series A Preferred Stock held on that record date. The common stock and the Series A Preferred Stock vote as a single class with respect to all matters subject to the vote of stockholders at the Special Meeting.

As of the record date, directors and executive officers of Salton and their affiliates as a group beneficially owned and were entitled to vote approximately      million shares of Salton common stock, representing approximately  % of the votes entitled to be cast at the Special Meeting. All of the directors and executive officers of Salton who are entitled to vote at the Special Meeting have indicated that they intend to vote their shares of Salton common stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger related proposals.

As of the record date, Harbinger Capital Partners and its affiliates beneficially owned and were entitled to vote 30,000 shares of Series A Preferred Stock (convertible into approximately 2,647,067 shares of common stock) and the Master Fund owned and was entitled to vote 701,600 shares of common stock, representing in the aggregate approximately 18% of the votes entitled to be cast at the Special Meeting.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Salton for use at the Special Meeting.

General.  Assuming a quorum is present, shares represented by a properly signed and dated proxy will be voted at the Special Meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Salton common stock in connection with the merger, FOR Proposal No. 2A to approve the Series A Amendment, FOR Proposal No. 2B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment, FOR Proposal No. 3A to approve the Series C Amendment, FOR Proposal No. 3B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment, FOR Proposal No. 4 to approve the terms and issuance of shares of Series D Preferred Stock to Harbinger Capital Partners, FOR Proposal No. 5 to approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock, FOR Proposal No. 6 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals, FOR Leonhard Dreimann, Steven Oyer and Lester C. Lee, the proposed nominees for election to Class III of the Salton board of directors and William M. Lutz and Jason B. Mudrick, the proposed nominees for election to Class I of the Salton board of directors, and FOR Proposal No. 8 to ratify the selection of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

Three Class III directors are to be elected at the Special Meeting to serve terms expiring at the 2009 annual meeting of stockholders and until their successors have been elected and duly qualified. In addition, two Class I Directors are to be elected at the Special Meeting to serve terms expiring at the 2010 annual meeting of stockholders and until their successors have been elected and duly qualified. William M. Lutz and Jason B. Mudrick were appointed as Class I Directors by the board of directors in October 2006 and September 2007, respectively, to fill vacancies on the board of directors. In accordance with Delaware law and our certificate of incorporation, directors elected by the board to fill newly-created directorships or to fill vacancies on the board serve until the annual meeting of stockholders immediately following the appointment. For this reason, Messrs. Lutz and Mudrick are being voted upon as Class I Directors at the Special Meeting. Unless instructed otherwise, the proxy holders will vote the proxies received by them for Salton’s Class III nominees, Leonhard Dreimann, Steven Oyer and Lester C. Lee, and Salton’s Class I nominees, William M.

Lutz and Jason B. Mudrick. In the event that the nominees of Salton are unable or decline to serve as directors at the time of the Special Meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy (unless another nominee is indicated in any particular proxy), or Salton may choose to leave the seat vacant. Messrs. Dreimann, Oyer, Lee, Lutz and Mudrick have consented to serve as directors of Salton, and the board of directors has no reason to believe that they will be unavailable for service.

Following the Special Meeting and the closing of the merger, pursuant to the merger agreement, the Salton board composition will change as described in “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Salton Board of Directors Following the Merger” on page 80 and “Proposal No. 7 — Election of Directors — Composition of the Board Post-Merger” on page 158.

Abstentions.  Salton will count a properly executed proxy marked “abstain” with respect to a particular proposal as present for purposes of determining whether a quorum is present. If you “abstain” from voting with respect to Proposals No. 1, 2A, 2B, 3A, 3B, 4, 5, 6 and 8, it will have the same effect as if you voted “against” such proposal. Abstentions will have no effect on Proposal No. 7 since the three nominees receiving the highest number of votes cast at the Special Meeting will be elected.

Broker Non-Votes.  Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. Broker non-votes with respect to Proposals No. 1, 2B, 3B, 4, 6 and 8 will have no effect on the outcome of such proposals but will reduce the number of votes required to approve those proposals. Failure to instruct your broker on how to vote your shares on Proposals No. 2A, 3A and 5 will have the same effect of a vote AGAINST the proposal. Broker non-votes will have no effect on Proposal No. 7 since the three Class III and two Class I nominees receiving the highest number of votes cast at the Special Meeting will be elected.

Voting Shares in Person that are Held Through Brokers.   If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the Special Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a Salton stockholder, authorizing you to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted.

Submitting a Proxy Electronically or by Telephone.  Delaware law permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Thus, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Salton’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Revocation of Proxies.  If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Salton a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of Salton a new, signed proxy with a later date than the proxy you wish to revoke; or

•	attending the Special Meeting and voting in person.

Notices to the Secretary of Salton should be addressed to Secretary, Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Required Stockholder Vote

In order to conduct business at the Special Meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast at the Special Meeting, present in person or represented by proxy, constitutes a quorum under Salton’s bylaws. Salton will treat shares of Salton’s common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Salton Special Meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of Salton stockholders, each holder of Salton common stock will be entitled to one vote, in person or by proxy, for each share of Salton common stock held in his, her or its name on the books of Salton on the record date and each holder of Series A Preferred Stock will be entitled to 88.24 votes for each share of Series A Preferred Stock held in his or her name on the books of Salton on the record date, in person or by proxy for each share of Series A Preferred Stock held in his, her or its name on the books and records of Salton on the record date.

Proposal No. 1.  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 1 regarding approval of the issuance and reservation for issuance of shares of Salton common stock to holders of APN Holdco securities pursuant to the merger agreement.

Proposal No. 2A:  The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 2A regarding the approval of the Series A Amendment. In addition, under Delaware law and the terms of the Series A Certificate of Designation, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class, is required to approve the Series A Amendment. The consents of holders of all of the outstanding Series A Preferred Stock to approve the Series A Amendment have been obtained.

Proposal No. 2B:  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 2B regarding the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment.

Proposal No. 3A:  The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 3A regarding the approval of the Series C Amendment. In addition, under Delaware law and the terms of the Series C Certificate of Designation, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate class, is required to approve the Series C Amendment. The consents of holders of a majority of the outstanding Series C Preferred Stock to approve the Series C Amendment have been obtained.

Proposal No. 3B:  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 3B regarding the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment.

Proposal No. 4:  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 4 regarding the approval of the terms and issuance of Salton Series D Preferred Stock to Harbinger Capital Partners.

Proposal No. 5.  The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 5 regarding the amendment to Salton’s certificate of incorporation.

Proposal No. 6.  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 6 regarding adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposals No. 1, 2A, 2B, 3A, 3B, 4 or 5.

Proposal No. 7.  Directors are elected by a plurality vote, which means that the three nominees for director in Class III and the two nominees for director in Class I receiving the most votes of the votes present in person or represented by proxy at the Special Meeting and voting on the matter under Proposal No. 7 will be elected to fill the Class III seats and the Class I seats, respectively, on the Salton board of directors.

Proposal No. 8.  The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 8 regarding the ratification of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008.

All other actions considered at the meeting may be taken upon the favorable vote of a majority of the votes present in person or represented by proxy at the meeting.

As of the record date, directors and executive officers of Salton and their affiliates as a group beneficially owned and were entitled to vote approximately           shares of Salton common stock, representing approximately     % of the votes entitled to be cast at the Special Meeting. All of the directors and executive officers of Salton who are entitled to vote at the Special Meeting have indicated that they intend to vote their shares of Salton common stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger-related proposals, although such persons have not entered into agreements obligating them to do so.

As of the record date, Harbinger Capital Partners and their affiliates as a group beneficially owned and were entitled to vote approximately 701,600 shares of Salton common stock and 30,000 shares of Series A Preferred Stock, collectively representing approximately 17.7% of the votes entitled to be cast at the Special Meeting. Harbinger Capital Partners intends to vote its shares of Salton common stock and Series A Preferred Stock (on an as converted basis) in favor of all of the merger-related proposals. Harbinger Capital Partners has not entered into agreements obligating it to vote is common stock in favor of such proposals; however, pursuant to the merger agreement, APN Holdco has agreed, subject to certain anti-trust qualifications, to use its reasonable best efforts to cause all of the conditions to the obligations of Salton to consummate the merger to be satisfied, including the Salton Stockholder Approval.

The inspector of elections for the Special Meeting will tabulate the votes.

Recommendations by the Board of Directors

Proposal No. 1:  After careful consideration, the board of directors of Salton has determined that the merger is advisable and in the best interests of Salton and its stockholders. The Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Salton common stock to holders of APN Holdco pursuant to the merger agreement.

Proposal No. 2:  The Salton board of directors has determined that the approval of the Series A Amendment and the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment is in the best interests of Salton and its stockholders. Accordingly, the Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 2A to approve the Series A Amendment and vote FOR Proposal No. 2B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment.

Proposal No. 3:  The Salton board of directors has determined that the approval of the Series C Amendment and the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment is in the best interests of Salton and its stockholders. Accordingly, the Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 3A to approve the Series C Amendment and vote FOR

Proposal No. 3B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment.

Proposal No. 4:  The Salton board of directors has also determined that the proposed private placement of Series D Preferred Stock to Harbinger Capital Partners on the terms and conditions described herein is in the best interests of Salton and its stockholders. Accordingly, the Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 4 to approve the terms and issuance of Salton Series D Preferred Stock to Harbinger Capital Partners.

Proposal No. 5:  The Salton board of directors has also determined that amendment to Salton’s certificate of incorporation is in the best interests of Salton and its stockholders. The Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 5 to amend Salton’s certificate of incorporation to increase the authorized number of shares of common stock from 40,000,000 to 1,000,000,000 shares, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares.

Proposal No. 6:  The Salton board of directors has further determined that approving a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals is in the best interests of Salton and its stockholders. The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 6 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals. Salton does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

Proposal No. 7:  The Salton board of directors has also determined that approving a proposal to elect three Class III directors for terms expiring upon the election of Class III Directors at the 2009 annual meeting of stockholders and two Class I directors for terms expiring upon the election of Class I directors at the 2010 annual meeting of stockholders is in the best interests of Salton and its stockholders. The Salton board of directors recommends that Salton’s stockholders vote FOR Leonhard Dreimann, Steven Oyer and Lester C. Lee, the proposed nominees for election to Class III of the Salton board of directors and William M. Lutz and Jason B. Mudrick, the proposed nominees for election to Class I of the Salton board of directors.

Proposal No. 8:  The Salton board of directors has also determined that ratification of the selection of Grant Thornton LLP as Salton’s independent registered public accounting firm for fiscal year 2008 is in the best interests of Salton and its stockholders. The Salton board of directors recommends that Salton stockholders vote FOR Proposal No. 8 to ratify the selection of Grant Thornton LLP.

The matters to be considered at the Special Meeting are of great importance to the stockholders of Salton. Accordingly, you are encouraged to read and carefully consider the information presented in this proxy statement, and to submit your proxy by telephone or mail in the enclosed postage-paid envelope.

Proxy Solicitation

Salton will pay the costs of soliciting proxies. Pursuant to the terms of the merger agreement, the fees and expenses associated with the filing, printing and mailing of this proxy statement will be borne equally by Salton and APN Holdco. The extent to which any proxy soliciting efforts will be necessary depends upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone or using the Internet. Salton also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this proxy statement.

Other Business

Salton is not currently aware of any business other than the named proposals to be acted upon at the Special Meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

No Appraisal Rights

Under Delaware law, holders of Salton capital stock are not entitled to appraisal rights with respect to the matters to be considered at the Special Meeting.

SELECTED FINANCIAL DATA OF SALTON

The following table sets forth selected historical consolidated financial information of Salton for the periods presented. The selected financial information, as of June 30, 2007, July 1, 2006, July 2, 2005, July 3, 2004 and June 28, 2003, and for each of the five fiscal years then ended, has been derived from Salton’s audited consolidated financial statements. This financial information and other data should be read in conjunction with the respective audited consolidated financial statements of Salton, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated in this proxy statement by reference. See “Where You Can Find More Information” beginning on page 176. This information should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements beginning on page 105.

	Five-Year Summary of Financial Data
	June 30,	July 1,	July 2,	July 3,	June 28,
	2007	2006	2005	2004(1)	2003
	(In thousands except per share data)

Statement of Operations:
Net sales	$523,301	$635,960	$781,736	$844,760	$872,814
Cost of goods sold	369,447	447,530	539,583	577,225	561,440
Distribution expenses	38,609	44,079	54,679	62,771	57,005

Gross profit	115,245	144,351	187,474	204,764	254,369
Selling, general, and administrative expenses	139,651	172,075	207,810	248,474	205,903
Impairment loss on goodwill and intangible assets	33,515	21,967	3,211	40,855	800
Restructuring costs	2,845	867	1,015	1,798	—

Operating (loss) income	(60,766)	(50,558)	(24,562)	(86,363)	47,666
Interest expense, net	38,185	36,968	51,703	39,783	40,109
Fair market value adjustment on derivatives	—	—	—	—	(2,515)
(Gain)/Loss — Early settlement of debt	—	(21,721)	—	5,049	—

(Loss) Income before income taxes	(98,951)	(65,805)	(76,265)	(131,195)	10,072
Income tax expense (benefit)	(7,795)	36,229	(22,340)	(27,434)	2,390

Net (loss) income from continuing operations	$(91,156)	$(102,034)	$(53,925)	$(103,761)	$7,682

Income from discontinued operations, net of tax	—	1,735	2,138	8,589	289
Gain on sale of discontinued operations, net of tax	—	32,332	—	—	—

Net (loss) income	$(91,156)	$(67,967)	$(51,787)	$(95,172)	$7,971

Weighted average common shares outstanding	14,814	13,393	11,374	11,258	14,682
Net (loss) income per share: Basic
(Loss) income from continuing operations	$(6.15)	$(7.62)	$(4.74)	$(9.22)	$0.52
Income from discontinued operations, net of tax	—	0.13	0.19	0.77	0.02
Gain of sale of discontinued operation, net of tax	—	2.41	—	—	—

Net (loss) income per share: Basic(2)	$(6.15)	$(5.08)	$(4.55)	$(8.45)	$0.54
Weighted average common shares and common
equivalent shares outstanding	14,814	13,393	11,374	11,258	15,114
Net (loss) income per share: Diluted
(Loss) income from continuing operations	$(6.15)	$(7.62)	$(4.74)	$(9.22)	$0.51
Income from discontinued operations, net of tax	—	0.13	0.19	0.77	0.02
Gain of sale of discontinued operation, net of tax	—	2.41	—	—	—

Net (loss) income per share: Diluted	$(6.15)	$(5.08)	$(4.55)	$(8.45)	$0.53
Balance Sheet Data (at period end):
Working capital (deficit)	(150,310)	$182,647	$205,882	$299,993	$353,492
Total assets	435,796	553,532	813,243	855,822	812,372
Total debt(3)	310,317	335,457	444,159	418,405	373,560
Convertible preferred stock	40,000	40,000	40,000	40,000	40,000
Stockholders’ equity (deficit)	(59,683)	19,188	79,928	133,576	213,904
Dividends declared per common share	—	—	—	—	—
Book value per common share	$(3.89)	$1.33	$7.03	$11.75	$19.12
Selected Ratio:
Ratio of earnings to fixed charges(4)	(1.41)	(0.65)	(0.39)	(2.04)	1.23

(1)	Includes the effect of costs related to our U.S. restructuring plan and other items excluded from senior management’s assessment of the operating performance of Salton’s business which on a combined basis, decreased income before income taxes $73.2 million, $57.0 million after tax ($5.06 per basic share).

(2)	Includes the effect of participation rights of our convertible preferred stock, when that effect is not anti-dilutive, in accordance with EITF Issue No. 03-6. See Note 12 to our audited financial statements.

(3)	Excludes $0.9 million as of July 2, 2005, $4.5 million as of July 3, 2004 and $4.6 million as of June 28, 2003 related to the loan notes to Pifco shareholders which were fully cash collateralized and excludes $0.8 million as of June 30, 2007, $1.8 million as of July 1, 2006, $7.1 million as of July 2, 2005, $9.6 million as of July 3, 2004 and $12.1 million as of June 28, 2003 related to the fair value of a monetized fixed to floating interest rate swap on the notes due 2008.

(4)	The deficiency in earnings required to cover fixed charges for the fiscal years ended 2007, 2006, 2005 and 2004 was $99.0 million, $65.8 million, $76.3 million and $131.2 million, respectively.

CAPITALIZATION

The following table shows Salton’s capitalization as of June 30, 2007 on an actual and pro forma basis. The “actual” column reflects our capitalization as of June 30, 2007 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “pro forma” column reflects our capitalization as of June 30, 2007 with adjustments to reflect:

•	the proposed adoption of an amendment to our certificate of incorporation that provides for authorized capital stock of one billion shares of common stock and two million shares of undesignated preferred stock (Proposal No. 5);

•	the issuance of 595,500,405 shares of common stock to Harbinger Capital Partners upon the closing of the merger (Proposal No. 1);

•	the conversion of all outstanding shares of our Series A Preferred Stock (Proposal No. 2) into an aggregate of 87,899,600 shares of common stock upon the closing of the merger;

•	the conversion of all outstanding shares of our Series C Preferred Stock (Proposal No. 3) into an aggregate of 33,744,755 shares of common stock upon the closing of the merger;

•	the issuance of an estimated 111,113 shares of Series D Preferred Stock to Harbinger Capital Partners in exchange for the 2008 Senior Subordinated Notes and Second Lien Notes held by Harbinger Capital Partners (in each case at the applicable redemption or repurchase price required to be paid in connection with a change of control), plus any accrued and unpaid interest thereon through the closing date of the merger, upon the closing of the merger (Proposal No. 4). Because the number of shares of Series D Preferred Stock to be issued to Harbinger Capital Partners will depend, in part, upon the amount of accrued unpaid interest on the 2008 Senior Subordinated Notes and Second Lien Notes owned by Harbinger Capital Partners as of the closing date, the precise number of shares of Series D Preferred Stock to be issued to Harbinger Capital Partners can not be determined as of the date of this proxy statement; and

•	the repayment of the U.S. $100 million term loan, 2008 Senior Subordinated Notes not held by Harbinger Capital Partners, Second Lien Notes not held by Harbinger Capital Partners, accrued interest, debt prepayment fees, new financing and acquisition related fees and Applica’s revolving credit facility with a new revolving credit facility.

None of the columns shown below reflects the shares of common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of $15.04 per share, the shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.12 per share, or the shares of common stock available for future grants under our equity incentive plans as of the date of this proxy statement.

	June 30, 2007
	Actual	Pro Forma
	(In thousands)

Revolving line of credit and other current debt	$12,691	$203,024
Senior Subordinated Notes due 2008, including an adjustment of $808 and $0 to the carrying value related to interest rate swap agreements, respectively	58,898	—
Second Lien Notes, including an adjustment of $13,013 and $0 to the carrying value for accrued interest, respectively	116,284	—
Series C Preferred Stock, $.01 par value; 150,000 shares authorized, actual and pro forma; 135,217 shares issued and outstanding, actual; no shares issued and outstanding, pro forma	10,026	—
Series D Preferred Stock, $.01 par value; no shares authorized, actual and 150,000 shares authorized, pro forma; no shares issued and outstanding, actual; 111,113 shares issued and outstanding, pro forma	—	111,113
Term Loan and Other Notes Payable	113,226	13,226
Series A Voting Convertible Preferred Stock, $0.01 par value; 2,000,000 shares authorized, actual and pro forma; 40,000 shares issued and outstanding, actual; no shares issued and outstanding, pro forma	40,000	—
Stockholders’ (Deficit) Equity	(59,683)	277,376

Total Capitalization	$291,442	$604,739

SELECTED FINANCIAL DATA OF APN HOLDCO AND APPLICA

APN Holdco was formed on October 6, 2006 for the purposes of acquiring all of the capital stock of Applica. APN Holdco conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and does not prepare financial statements.

On January 23, 2007, Applica consummated a merger with affiliates of Harbinger Capital Partners. For purposes of financial reporting, the merger is deemed to have occurred on January 1, 2007. References to “Successor” in the financial statements refer to reporting dates on or after January 1, 2007 and references to “Predecessor” in the financial statements refer to reporting dates through December 31, 2006.

The selected financial data presented below is derived from Applica’s transition period financial statements and audited prior year financial statements. Such data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and the Consolidated Financial Statements and related notes thereto included elsewhere in this proxy statement.

	Successor		Predecessor
	Company		Company		Predecessor Company
	Six Months Ended June 30,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
			(Unaudited)		(Dollars in thousands, except per share data)

Statement of Operations:
Net sales(1)	$208,998		$190,481		$470,468		$501,326		$644,854		$555,647		$638,896
Equity in net earnings (loss) of joint ventures	—		—		—		—		—		$55,570		$(1,498)
Earnings (loss) before income taxes and cumulative effect of change in accounting principle and discontinued operations	$(2,570)		$(17,532)		$(23,278)		$(52,988)		$(82,833)		$14,234		$895
Income tax expense	$1,712		$1,516		$3,306		$2,889		$59,451		$10,147		$4,826
Cumulative effect of change in accounting principle, net of tax benefit of $42,447	—		—		—		—		—		—		$(78,829)
Income from discontinued operations, net of taxes	$2,673		$114		$2,913		$6,608		$9,330		$11,136		$8,983
Effective tax rate	(66.61)%		(8.65)%		(16.2)%		(6.2)%		(80.9)%		40.0%		48.9%
Net earnings (loss)	$(1,609)		$(18,934	)(7)	$(23,671	)(2)	$(49,269	)(3)	$(132,954	)(4)	$15,223	(5)	$(73,777	)(6)
Balance Sheet:
Working capital	$108,392		$87,907		$90,512		$104,722		$116,390		$115,767		$137,706
Current ratio	2.1		1.7		1.5		1.7		1.6		1.7		1.8
Property, plant and equipment, net	$13,453		$17,722		$15,441		$19,715		$38,327		$70,389		$76,963
Total assets	$344,318		$240,492		$284,418		$297,282		$375,937		$478,836		$521,665
Long-term debt and other long term liabilities	—		$76,133		$76,041		$76,225		$62,012		$75,261		$140,301
Shareholders’ equity	$242,579		$43,089		$41,303		$63,151		$110,970		$237,613		$219,128
Per Share Data:
Earnings (loss) per common share from continuing operations — basic	$(42,820.00)		$(0.78)		$(1.09)		$(2.31)		$(5.94)		$0.17		$(3.53)
Earnings per common share from discontinued operations — basic	26,730.00		0.00		0.12		0.27		0.39		0.48		0.38

Earnings per common share — basic	$(16,090.00	)(8)	$(0.78	)(7)	$(0.97	)(2)	$(2.04	)(3)	$(5.55	)(4)	$0.65	(5)	$(3.15	)(6)

(Footnotes on following page.)

	Successor		Predecessor
	Company		Company		Predecessor Company
	Six Months Ended June 30,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
			(Unaudited)		(Dollars in thousands, except per share data)

Earnings (loss) per common share from continuing operations — diluted	$(42,820.00)		$(0.78)		$(1.09)		$(2.31)		$(5.94)		$0.17		$(3.48)
Earnings per common share from discontinued operations — diluted	26,730.00		0.00		0.12		0.27		0.39		0.46		0.38

Earnings per common share — diluted	$(16,090.00	)(8)	$(0.78	)(7)	$(0.97	)(2)	$(2.04	)(3)	$(5.55	)(4)	$0.63	(5)	$(3.10	)(6)

Cash dividends paid	—		—		—		—		—		—		—
Book value per share	$2,425,790.00		$1.76		$1.65		$2.61		$4.60		$10.03		$9.33
Return on average equity	(1.1)%		(35.6)%		(45.3)%		(56.6)%		(76.3)%		6.70%		(28.8)%

(1)	Effective January 1, 2005, Applica modified its accounting treatment for cooperative advertising and slotting fees. This modification resulted in a reclassification that reduced each of net sales, gross profit and selling, general and administrative expenses by $15.2 million in 2006, $13.8 million in 2005, $17.0 million in 2004, $17.2 million in 2003 and $21.5 million in 2002. The net sales figures presented above reflect such reclassification. Because the modification resulted solely in a reclassification within the consolidated statement of operations, there was no impact on Applica’s financial condition, operating income or net earnings for any periods presented.

(2)	During 2006, Applica recorded:

•	$6.0 million in termination fees in connection with the termination of the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc.;

•	$3.1 million net impact for the product recall of Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers reported in the first quarter of 2006;

•	$2.4 million attributable to price adjustments and write down of inventory related to the second generation of the Home Cafetm single cup coffee maker;

•	the sale of inventory that included capitalized losses of $2.9 million related to the closure of the manufacturing facility in Mexico;

•	$1.8 million of fees and expenses related to the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc.; and

•	$1.9 million in consulting fees related to the engagement of Alvarez & Marsal, LLP.

(3)	During 2005, Applica recorded:

•	inventory write-downs of $12.8 million related to adjustment to net realizable value of the first generation of the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover;

•	raw materials inventory write off of $3.3 million, write down of property, plant and equipment of $1.1 million, accelerated depreciation of $3.2 million and severance charges of $4.9 million related to the downsizing and closure of its Mexican manufacturing operations;

•	inefficiencies and unabsorbed overhead of $6.2 million associated with the downsizing and ultimate closure in October 2005 of its Mexican manufacturing operations;

•	$1.2 million of fees and expenses related to certain strategic initiatives;

•	$0.7 million in bad debt expense related to a contract manufacturing project at its Mexican manufacturing operations;

(Footnotes on following page.)

•	higher product warranty returns and related expenses of $5.2 million, primarily in the first half of 2005; and

•	additional tax expense of $1.9 million related to the closure of the Mexican manufacturing operations.

(4)	During 2004, Applica recorded:

•	an impairment charge of $62.8 million as the result of its annual fair value assessment as of June 30, 2004 of goodwill in accordance with FASB Statement “SFAS” 142;

•	income tax expense of $57.8 million related to an increase in valuation allowances against net deferred tax assets;

•	restructuring charges of $9.2 million, primarily in connection with the downsizing of its Mexican manufacturing facility;

•	termination benefits of $9.2 million related to resignation of its former Chairman of the Board and the termination of certain other employment and consulting agreements and relationships; and

•	a net gain on the sales of a subsidiary, a division and certain property of $3.9 million.

(5)	During 2003, Applica recorded:

•	$55.6 million of equity in net earnings of its joint venture in which Applica owned a 50% interest;

•	an impairment charge of $7.2 million in connection with an intangible asset related to the Black & Decker® trademark;

•	expenses of $7.0 million related to the restructuring of its Mexican and Chinese manufacturing facilities;

•	restructuring and other charges of $4.7 million related to accrued rental expenses at its Shelton, Connecticut facility, which was closed in the third quarter of 2002;

•	a reversal of $4.1 million in product recall related expenses recorded in cost of sales; and

•	expenses in an aggregate amount of $3.9 million related to the early extinguishment of $65.0 million of its 10% notes.

(6)	In 2002, Applica recorded:

•	an adjustment of $121.3 million ($78.8 million, or $3.31 per share, net of tax on a full year and fully diluted basis) to reduce the carrying value of goodwill to its implied fair value, which was recorded pursuant to the provisions of SFAS 142; and

•	restructuring expenses of $10.6 million relating to an infrastructure consolidation.

(7) During six months ended June 30, 2006, Applica recorded:

•	$3.7 million for the product recall of Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers;

•	the sale of inventory that included capitalized losses of $2.7 million related to the closure of Applica’s manufacturing facility in Mexico;

•	$0.4 million of fees and expenses related to the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc.; and

•	$1.7 million in consulting fees related to the engagement of Alvarez & Marsal, LLP.

(8)	Earnings per share data for June 30, 2007 was based on weighted average shares outstanding of 100 shares applied retroactively from January 1, 2007.

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA

The following table sets forth selected unaudited pro forma condensed consolidated financial data of Salton, Inc. as of June 30, 2007 and for the twelve months ended June 30, 2007. APN Holdco was formed on October 6, 2006 for the purpose of acquiring all of the capital stock of Applica. APN Holdco conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and does not prepare financial statements. The pro forma amounts in the table below are based on the historical consolidated financial statements and the notes thereto of Applica and Salton and have been prepared to give effect to the merger and related transactions as if the merger and related transactions had occurred at the balance sheet date and at the beginning of the fiscal year ending June 30, 2007.

In August 2007, Applica changed its fiscal year end from December 31 to June 30. The new fiscal year end aligns Applica’s year end with Salton’s year end and will be the year end for the combined company.

The historical statement of operations data for Applica for the twelve months ended June 30, 2007 has been derived by combining its audited statement of operations for the six months ended June 30, 2007 with its unaudited statement of operations data for the six months ended December 31, 2006. Applica’s statement of operations has been adjusted to give effect to the merger with APN Holdco under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.”

The historical statement of operations data of Salton for the twelve months ended June 30, 2007 has been derived from Salton’s audited financial statements for the twelve months ended June 30, 2007.

The unaudited pro forma condensed combined financial data were prepared using the purchase method of accounting with APN Holdco treated as the acquirer. Accordingly, the historical consolidated financial data has been adjusted to give effect to the impact of the consideration paid in connection with the merger. In the unaudited pro forma condensed consolidated balance sheet, APN Holdco’s cost to acquire Salton has been allocated to the assets acquired and liabilities assumed based upon preliminary estimates of management of their respective fair values as of the date of acquisition. The preliminary consideration exceeded the estimated fair value of the assets acquired and liabilities assumed, which resulted in the recognition of goodwill.

The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed consolidated balance sheet are based on preliminary valuation estimates of management. Definitive allocations will be performed and finalized by Salton after the completion of the merger. Accordingly, the consideration allocation pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial data and are subject to revision based on a final determination of fair value after the completion of the merger.

The unaudited pro forma condensed consolidated financial data is provided for informational purposes only and does not purport to represent what Salton’s financial position or results of operations would actually have been had the merger and related transactions occurred on those dates or to project Salton’s results of operations or financial position for any future period. The unaudited pro forma financial data in the table below should be read in conjunction with the historical financial statements and accompanying disclosures of Salton and Applica, which are set forth or incorporated by reference in this proxy statement, and the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and accompanying disclosures beginning on page 105.

Pro Forma Condensed Consolidated Statement of Operations Data (Unaudited):

Twelve months
ended
June 30, 2007
(In thousands except
per share data)

Operating loss	$(63,387)
Loss before income taxes	(115,569)
Net loss from continuing operations	(111,276)
Basic and diluted loss per share from continuing operations	$(0.15)

Pro Forma Condensed Consolidated Balance Sheet Data (Unaudited):

June 30, 2007
(In thousands)

Working capital	$53,046
Total assets	836,672
Total debt	216,250

Stockholders’ equity	277,376

COMPARATIVE PER SHARE DATA

The following tables present historical per share and unaudited consolidated pro forma per share data of Salton and Applica after giving effect to the merger and related transactions using the purchase method of accounting as if the merger and related transactions had been consummated at the beginning of the period presented. The pro forma financial data for APN Holdco for the twelve months ended June 30, 2007 has been derived (A) by combining Applica’s audited statement of operations data for the six months ended June 30, 2007 (Successor Company) with its unaudited statement of operations data for the six months ended December 31, 2006 (Predecessor Company) and (B) to give effect to the merger of Applica with an affiliate of Harbinger Capital Partners, and the related transactions, as if the merger and related transactions had been consummated on July 1, 2006 for purposes of the unaudited pro forma condensed consolidated statements of operations. The historical financial data for Salton for the twelve months ended June 30, 2007 has been derived from Salton’s audited financial statements for the twelve months ended June 30, 2007. Neither Salton nor Applica paid any common stock dividends in 2006 or 2007.

The unaudited pro forma per share data is provided for informational purposes only and does not purport to represent what the consolidated company’s financial position or results of operations would actually have been had the merger and related transactions occurred on those dates or to project the consolidated company’s results of operations or financial position for any future period. The unaudited pro forma per share data in the table below should be read in conjunction with the historical financial statements and accompanying disclosures of Salton and Applica, which are set forth or incorporated by reference in this proxy statement, and the unaudited pro forma condensed consolidated financial statements and accompanying disclosures beginning on page 105.

	Pro Forma	Historical	Pro Forma
	APN Holdco	Salton	Consolidated

Twelve months ended June 30, 2007:
Net loss from continuing operations per share:
Basic and diluted	$(95,212.34)	$(6.15)	$(0.15)
Book value per common share at June 30, 2007	$2,425,790.00	$(3.89)	$0.38

PRICE RANGE OF SALTON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted as an over-the-counter security on The Pink Sheets Electronic Quotation Service under the symbol “SFPI.PK”. From February 1999 until its delisting on August 1, 2007, our common stock traded on the New York Stock Exchange under the symbol “SFP”. The following table sets forth, for the periods indicated, the high and low sales prices for the common stock.

	Low	High

Fiscal 2006:
First Quarter	$1.00	$4.40
Second Quarter	1.87	3.29
Third Quarter	1.26	4.13
Fourth Quarter	1.56	3.75
Fiscal 2007:
First Quarter	$1.95	$2.72
Second Quarter	1.90	3.00
Third Quarter	2.08	3.25
Fourth Quarter	1.44	2.49
Fiscal 2008:
First Quarter	$0.21	$1.99
Second Quarter (through October 23, 2007)	$0.21	$0.35

See the cover page of this proxy statement for a recent sales price of the common stock on the Pink Sheets. As of October 1, 2007, there were 15,351,539 shares of common stock outstanding.

Dividends  We have not paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes, including future acquisitions. Prior to consummation of the merger or the termination of the merger agreement, the merger agreement prohibits the payment of dividends without the written consent of APN Holdco. In addition, if Proposal No. 4 is approved and the Series D Preferred Stock is outstanding, the terms of the Series D Preferred Stock provide that Salton not declare or pay any cash dividends on, or make any other cash distributions with respect to, the common stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full. In addition, the credit facility and other financing agreements we enter into at closing may contain restrictions on our ability to pay dividends on our capital stock.

PROPOSAL NO. 1
ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE MERGER

This section of this proxy statement describes the principal aspects of Proposal No. 1, including the merger and the merger agreement. While Salton believes that this description covers the material terms of the merger and related transactions, this summary may not contain all of the information that is important to Salton stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement as Annex A. You are encouraged to read the merger agreement and the other annexes to this proxy statement carefully and in their entirety. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

Background of the Merger

General

Over the past several years, we have been subject to various competitive challenges that have had an adverse impact on our financial condition and results of operations. These challenges have included working capital constraints, significant debt maturities, increasing raw material prices, product price deflation, US$ currency devaluation, reduction in export incentives in China, increased labor costs in China and increase in overseas and local transportation costs.

In response to these challenges, our board of directors and management has regularly evaluated our operations and considered a diverse range of strategic opportunities, including cost reduction plans, sales of assets or businesses, restructurings of debt and/or equity, strategic alliances and the possible sale of Salton. To assist in evaluating certain of these opportunities, we engaged Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”) in May 2004.

In May 2004, in response to declining domestic sales volumes and liquidity pressures, we implemented a U.S. restructuring plan. We completed the initial phase of the U.S. restructuring plan by reducing salaried headcount in the domestic operations by approximately 25% in the fourth quarter of fiscal 2004. We also reduced warehousing capacity and our distribution network through the rationalization of existing facilities. During the first half of fiscal 2004, we obtained several covenant waivers and forbearance agreements under our $275 million senior secured credit facility in order to provide us with greater covenant flexibility and enhanced availability and, with the assistance of HLHZ engaged in a process to refinance our senior secured credit facility. On June 15, 2004, we successfully refinanced our senior secured credit facility with Silver Point Finance LLC as agent.

During fiscal 2005, we continued to implement our U.S. restructuring plan and evaluate different strategic alternatives. Although our foreign sales increased, our domestic sales continued to decline due primarily to inventory shortages and uncertainty of our suppliers and customers resulting from concerns over our liquidity. In an effort to address our liquidity issues and the need to refinance $125 million of our senior subordinated notes due December 15, 2005 (the “2005 Notes”), we completed a private debt exchange offer on August 26, 2005 for outstanding 2005 Notes and our outstanding 12 1/4% senior subordinated notes due 2008 (the “2008

Notes”). In the debt exchange offer, we exchanged an aggregate of approximately $75.2 million in principal amount of 2005 Notes (approximately 60.1% of the then outstanding 2005 Notes) and approximately $90.1 million in principal amount of 2008 Notes (approximately 60.1% of the outstanding 2008 Notes) for an aggregate of approximately $99.2 million in principal amount of senior second lien notes (the “Second Lien Notes”), 2,041,420 shares of our common stock and 135,217 shares of Series C Preferred Stock with a total liquidation preference of $13.5 million. The Second Lien Notes mature on March 31, 2008 and bear interest at LIBOR plus 7.0%. The Series C Preferred Stock is generally non-dividend bearing and is mandatorily redeemable by us in cash at the liquidation amount on August 26, 2010.

As a consequence of the debt exchange offer:

•	We reduced our total interest-bearing debt by approximately $66.0 million;

•	We reduced the aggregate principal amount of 2005 Notes outstanding immediately after the closing to approximately $50 million;

•	We increased the aggregate number of outstanding shares of common stock by 2,041,420 or approximately 18% of the 11,376,292 shares of common stock outstanding immediately prior to the debt exchange offer; and

•	We issued 135,217 shares of Series C Preferred Stock with a total liquidation preference of $13.5 million.

In September 2005, we continued to take steps to improve our overall balance sheet position and fund the remaining approximately $50 million of aggregate principal amount of 2005 Notes due December 15, 2005. These steps included:

•	Reducing inventory by stock keeping units (SKU) rationalization and exiting lower margin businesses;

•	Selling our tabletop assets for $14.2 million;

•	Selling our 52.6% ownership interest in AMAP, a leading distributor and marketer of small appliances and other products in South Africa, for approximately $81 million; and

•	Completing a private exchange transaction in which we issued $4.1 million of Second Lien Notes in exchange for $4.0 million of 2005 Notes.

As a result of these steps, we repaid the balance of our 2005 Notes in December 2005.

On December 23, 2005, Salton Holdings Limited, Salton Europe Limited and certain other European subsidiaries entered into a new facility agreement (which was later amended and restated October 10, 2006) with Burdale Financial Limited, as agent (the “European credit facility”), which provided for a commitment of up to £61 million (approximately $120 million).

Despite our restructuring plan, the private debt exchange offer and other actions, our board of directors continued to review our debt and capital structure and the impact it has had on us. Our directors recognized that we have significant maturities of debt in the next 12 to 18 months, including December 31, 2008 under our senior secured credit facility, March 31, 2008 under our second lien credit agreement, April 15, 2008 under the indenture governing the 2008 Notes and December 22, 2008 under the European credit facility. In addition, under the terms of our Series A Preferred Stock, we will be required on September 15, 2008 to exchange all of our outstanding shares of Series A Preferred Stock for an aggregate of $40 million in cash or shares of our common stock. Also, our board of directors recognized that our debt and capital structure would continue to create challenges for us during fiscal 2008. In order to address the challenges facing Salton, our directors continued to focus on potential strategic alternatives available to Salton.

Events Leading to the Terminated Merger Agreement with APN Holdco

As part of this ongoing review of strategic alternatives, in November, 2005, our board authorized our senior management to call Harry D. Schulman, former chairman and chief executive officer of Applica, to express a preliminary interest in discussing a combining transaction between the two companies. At that time,

Applica was a public company, with shares of its common stock traded on the NYSE. Our board decided to contact Applica because it believed that the combination of Salton and Applica would offer unique opportunities for revenue and cost synergies. It was our board’s belief that Applica was the party best positioned to benefit from a strategic transaction with Salton, given the significant potential synergies relating to the companies’ complementary product lines, Salton’s distribution capabilities in Europe and Applica’s distribution capabilities in Central and South America. In view of the substantial operating challenges in the housewares industry, Salton’s disappointing financial performance and the ongoing focus on the restructuring and operational initiatives described above, our board determined not to contact other parties not in a position to realize such synergy opportunities at that time.

On November 11, 2005, Salton and Applica executed a confidentiality agreement.

On December 7, 2005, members of Salton’s senior management and Applica’s senior management, along with their respective financial advisors, met to preliminarily discuss a potential combination, including potential synergies of the combined company after a review of the cost structures of each company. Based on this review, it was the view of Salton’s senior management that a potential merger transaction could generate substantial cost synergies.

In late January 2006, HLHZ was informed by Banc of America Securities, the financial advisor to Applica, that Applica would need until late February to determine what options the board of directors of Applica would like to pursue and that Banc of America of Securities would contact HLHZ at that time.

On February 28, 2006, Applica announced that it was initiating an external process to explore strategic alternatives to enhance shareholder value and that it had retained Banc of America Securities as its financial advisor to assist the board and management in that process, which could involve a sale or merger.

Salton continued to evaluate options with respect to its capital structure and operating dynamics within the industry. At a meeting of our board of directors on March 9, 2006, senior management and HLHZ presented an evaluation of certain strategic alternatives available to Salton. These strategic alternatives included potential sales of assets and/or divisions and the possible combination of Salton and Applica. Following this meeting, our board of directors authorized senior management and HLHZ to explore a sale of the Salton European business as well as to pursue other potential transactions, including a possible transaction with Applica. As part of the sale process for Salton Europe, HLHZ and senior management contacted eighteen potential buyers. Thirteen parties executed confidentiality agreements with Salton and received a confidential information memorandum. Salton received expressions of interest in the entire Salton Europe business from two parties, with other parties interested in certain brands owned by Salton Europe. Ultimately, after significant review over several months, our board of directors elected not to pursue any of the offers. Our board believed that Salton’s liquidity needs and the challenging retail environment in the United Kingdom resulted in a range of values in the expressions of interest that were significantly below the fair market value of Salton Europe. Our board concluded that the benefits of the cash proceeds from any of the potential transactions with the interested parties at such time were outweighed by the potential adverse impact that any of the transactions would have on the synergies resulting from a possible combination of Salton with Applica or another company in the small appliance industry. In particular, our board determined that the ability to leverage Salton’s significant distribution capabilities in Europe potentially could provide substantial synergies in a possible future business combination with a company such as Applica, which has complementary product lines that had not been heavily marketed in Europe.

On March 11, 2006, senior management of Salton and HLHZ met with the senior management of an industry competitor, Party A, to discuss potential sales of assets. Salton and Party A executed confidentiality agreements and discussed a potential transaction which involved the sale of a division. The discussions continued off and on over the next several months but terminated in July 2006. Party A conducted due diligence but never submitted a binding expression of interest.

On March 13, 2006, the Master Fund filed a Schedule 13G with respect to Applica indicating that it and certain other reporting persons named therein had acquired beneficial ownership of 2,154,600 shares or 8.9% of the outstanding common shares of Applica.

On March 20, 2006, Salton received a confidential information memorandum on Applica prepared by Banc of America Securities.

On April 13, 2006, the Master Fund filed an amendment to its Schedule 13G with respect to Applica indicating that it and certain other reporting persons named therein had increased their beneficial ownership in Applica to 3,815,000 shares or 15.8% of the outstanding common shares of Applica.

On April 14, 2006, a meeting of our board of directors was held, which was attended by our senior management, HLHZ and our legal advisor, Sonnenschein Nath & Rosenthal LLP (“Sonnenschein”). After lengthy discussions and a thorough review with senior management and legal and financial advisors, our board of directors authorized management to submit a preliminary, non-binding indication of interest to merge with Applica in a stock for stock merger. The proposed exchange ratio set forth in this indication of interest was to be determined at the closing of such transaction based on Salton’s 30 days average trading price prior to the closing date of the transaction and assumed a value of $2.75 to $3.25 per share for Applica common stock. According to the indication of interest, based on a trading price for Salton common stock of between $3.00 to $4.00 per share and assuming a value of between $2.75 to $3.25 per share for Applica, Salton stockholders (post conversion of the Series A Preferred Stock into common stock ) would have received approximately 52% to 60% of the common stock of the combined company immediately following the merger. The indication of interest contemplated a refinancing of the outstanding Salton and Applica debt, the conversion of the Series A Preferred Stock into common stock immediately prior to the merger and the sales of certain divisions of the combined company for cash.

On April 24, 2006, senior management of Salton, representatives of HLHZ and representatives of Silver Point Finance (Salton’s senior lending agent) attended a management presentation by Applica senior management at Applica’s corporate offices in Florida.

On April 28, 2006, Banc of America Securities contacted HLHZ to inform it that Applica was soliciting revised bids from interested parties by May 3, 2006 in order to select those parties for the second round of due diligence.

On May 3, 2006, Salton submitted a revised preliminary, non-binding indication of interest to merge with Applica in a stock for stock merger. This revised bid reflected an increased valuation for the Applica shares assuming a value of $3.25 to $4.00 per share for Applica common stock with the exchange ratio to be determined at closing of such transaction based on Salton’s 30 day average trading price prior to the closing date of the transaction. According to Salton’s revised indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.50 per share and assuming a value of between $3.25 to $4.00 per share for Applica common stock, Salton stockholders (post conversion of the Series A Preferred Stock into common stock) would have received approximately 48% to 57% of the common stock of the combined company immediately following the merger. As an alternative structure, Salton indicated that it would consider a transaction in which the consideration would consist of a combination of stock and cash for which each outstanding share of Applica common stock would receive one share of Salton common stock plus a cash amount equal to the lesser of $0.75 or the difference between Applica’s and Salton’s 30 day average stock prices prior to closing. According to this alternative method in Salton’s revised indication of interest, based on a trading price for Salton common stock of between $3.00 and $4.50 and assuming a value of between $3.25 to $4.25 per share for Applica common stock, Salton stockholders (post conversion of the Series A Preferred Stock into common stock) would have received approximately 49% to 58% of the common stock of combined company immediately following the merger.

On May 5, 2006, HLHZ was told by Banc of America Securities that, after review by Applica’s board of directors, Applica decided it could only pursue one potential stock for stock merger deal at a time and therefore it had decided to move forward on due diligence with another party who had also submitted a stock-for-stock merger proposal.

On May 17, 2006, the Master Fund and the other reporting persons named therein filed a Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 6,000,000 shares or 24.7% of the outstanding shares.

During late May 2006, the Master Fund had discussions with certain members of senior management, HLHZ and representatives of Centre Partners Management LLC, the beneficial owner of 40,000 shares of Series A Preferred Stock, concerning a purchase of some or all of the shares of Series A Preferred Stock beneficially owned by Centre Partners Management LLC. As part of the proposed transaction, Harbinger requested that the two members of our board of directors designated by Centre Partners Management LLC resign and a designee of the Master Fund be elected to our board of directors upon closing of the transaction. In connection with these discussions, the Master Fund disclosed that Harbinger Capital Partners was the majority holder of the Second Lien Notes, a significant holder of the outstanding 2008 Notes and a holder of certain of the outstanding Series C Preferred Stock.

On June 2, 2006, our board of directors, together with HLHZ and Sonnenschein, met to discuss the proposed sale by certain affiliates of Centre Partners Management LLC of 30,000 shares of Series A Preferred Stock to the Master Fund for an aggregate purchase price of $15,000,000. In connection with the proposed transaction, the Master Fund requested a written acknowledgment that (a) our board of directors would elect David Maura as a Class II director and (b) Salton would use its reasonable efforts to modify its rights plan to, among other things, increase the beneficial ownership threshold to 25% for a person or group to become an “Acquiring Person” thereunder. Our board of directors approved the written acknowledgment, elected David Maura as a Class II director, accepted the resignations from our board of directors of Robert A. Bergmann and Bruce G. Pollack (each of whom had been designated by Centre Partners Management LLC) and authorized the amendment to the rights plan.

On June 6, 2006, the Master Fund and the other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their beneficial ownership in Applica to 7,502,800 shares or 30.8% of the outstanding shares.

On June 13, 2006, the Master Fund and other reporting persons named therein filed a Schedule 13D with respect to Salton indicating that they had purchased from certain funds managed by Centre Partners Management LLC 30,000 shares of Series A Preferred Stock, which represented beneficial ownership of 2,647,067 shares of Salton common stock or approximately 15.54% of the outstanding shares of Salton common stock. The Master Fund also disclosed it had a short position of 709,560 shares of Salton common stock. As the purpose for the transaction, the reporting persons stated, “The Reporting Persons recognize the strength of the Issuer’s portfolio of products and the well recognized brand names. The Reporting Persons are committed to working with the Issuer to capitalize on these strengths and enhance stockholder value. Accordingly, among other things, (a) Mr. Maura intends to communicate with the management of the Issuer, its other directors, or both, (b) Mr. Maura may communicate with the Master Fund, (c) the Master Fund may, in its capacity as a stockholder, communicate with Mr. Maura, the other directors, the management of the Issuer or some combination of the foregoing, (d) the Master Fund may seek to acquire or dispose of additional securities issued by the Issuer, (e) Mr. Maura intends to play an active role as a director, (f) Mr. Maura intends, the Master Fund may seek, to play a constructive role in assisting the Issuer to enhance stockholder value and (g) consistent with his fiduciary duties, Mr. Maura is evaluating and may pursue, and the Master Fund may pursue, actions intended to enhance stockholder value, which may include the sale of Issuer assets to enhance liquidity; a restructuring of the Issuer’s indebtedness; and changes in the present board of directors and/or management of the Issuer. The Reporting Persons further reserve the right to act in concert with any other stockholders of the Issuer, or other persons, for a common purpose should it determine to do so, and/or to recommend courses of action to the Issuer’s management, the Issuer’s Board of Directors, the Issuer’s creditors, the Issuer’s stockholders and others. Other than as set forth above, the Reporting Persons have no plan or proposal as of the date of this filing which, other than as expressly set forth above, relates to, or would result in, any of the actions enumerated in Item 4 of the instructions to Schedule 13D.”

On June 21, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 7,789,100 shares of 32% of the outstanding common shares. The reporting persons disclosed in such amended Schedule 13D that the shares of Applica had been acquired for investment, and that the reporting persons would evaluate such investment on a continual basis including, without limitation, for possible synergies with their other current investments. The reporting persons also reserved the right to contact Applica management and members of Applica’s board of directors regarding alternatives that Applica could employ to maximize shareholder value, reserve the right to effect transactions that could change the number of shares that they may be deemed to beneficially own, and to act in concert with any other Applica shareholders for a common purpose, should they decide to do so and/or recommend courses of action to Applica management, the Applica board of directors and Applica shareholders.

During the last two weeks of June 2006 and into July 2006, Salton management and HLHZ had discussions with Harbinger Capital Partners concerning Harbinger Capital Partners potentially making funds available to Salton so that Salton could provide Applica shareholders with a cash option in a potential transaction with Applica.

On July 2, 2006, Salton received a draft proposal from Harbinger Capital Partners and its advisers to fund the purchase of Applica by Salton. The proposal contemplated providing Applica shareholders with an option to receive $4.50 per share in cash or one share of stock in the combined company in exchange for each Applica common share. Salton common stockholders would receive 0.40 shares in the combined company in exchange for each Salton common share. The draft proposal contemplated a refinancing of the combined company debt, including the outstanding Series A Preferred Stock and Series C Preferred Stock. Harbinger Capital Partners agreed in the draft proposal to accept the stock consideration offered in the proposal for the Applica shares it owned and to backstop the cash required to fund the cash option to the Applica shareholders. Under the terms of the draft proposal, Salton stockholders would retain 18.9% of the common stock of the combined company with Applica shareholders (or Harbinger if certain Applica shareholders elected the cash offer) retaining the balance of 81.1%. The draft proposal was subject to final due diligence and financing to refinance the outstanding debt and preferred stock of Salton and Applica.

On July 18, 2006, Salton provided a counter proposal to Harbinger Capital Partners that provided for each Salton stockholder to receive 0.72 shares in the combined company for each outstanding share versus the 0.40 shares in the combined company in the July 12, 2006 Harbinger Capital proposal. The counter proposal contemplated a refinancing of the debt of the combined company and Salton’s Series C Preferred Stock. The counter proposal contemplated reasonable efforts would be made to refinance the $56.1 million change-in-control liquidation preference (which included accrued dividends) of Salton’s Series A Preferred Stock. If the refinancing of the Series A Preferred Stock could not be achieved, then the holders of the Series A Preferred Stock would have the option for a period of 45 days post closing to convert their holdings into common stock of the combined company at the higher of (i) $4.50 per share or (ii) 30 day average trading price of the combined company post closing. Under the terms of the counter proposal, Salton stockholders would retain 29.2% of the common stock of the combined company and the Applica shareholders would retain the balance of 70.2%, assuming the Series A Preferred Stock is refinanced.

On July 19, 2006, Salton sent a letter to Applica reconfirming its general interest in a stock-for-stock merger with Applica. Also on July 19, 2006, HLHZ had a discussion with Banc of America Securities to indicate Salton is considering making a revised proposal that would permit Applica shareholders to elect to receive cash instead of Salton common stock.

Discussions with Harbinger Capital and Salton continued over the next several days, but no agreement on a counter proposal was reached.

On July 24, 2006, prior to the opening of trading on the New York Stock Exchange, Applica and NACCO Industries, Inc. issued a joint press release announcing the proposed combination of Applica and Hamilton-Beach/Procter-Silex, a subsidiary of NACCO.

On August 3, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 7,921,200 shares or 32.55% of the outstanding shares. The reporting persons also disclosed that they filed an Acquiring Person Statement with Applica pursuant to the Florida Control Shares Act seeking a vote of Applica’s shareholders (other than the reporting persons and Applica’s management) to confirm that the shares beneficially owned and which may be acquired by the Acquiring Person have full voting rights. The reporting persons reserved the right to challenge the constitutionality and validity of the Florida Control Shares Act and/or the validity of any purported application thereof to the Acquiring Person. The reporting persons also reserved the right to be in contact with members of Applica’s management, the members of Applica’s board of directors, other significant shareholders, NACCO management and directors and others regarding alternatives that Applica could employ to maximize shareholder value. The reporting persons also reserved the right to effect transactions that would change the number of shares they may be deemed to beneficially own. Further, the reporting persons reserved the right to act in concert with any other shareholders of Applica, or other persons, for a common purpose should they determine to do so, and/or to recommend courses of action to Applica’s management, Applica’s board of directors and the shareholders of Applica.

On August 8, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 8,621,100 shares or 35.2% of the outstanding shares. The reporting persons reiterated all of the points made in their amended Schedule 13D filing made on August 3, 2006 and added that on August 8, 2006, counsel to Applica told counsel to the reporting persons that Applica had received the reporting persons’ Acquiring Person Statement and that the issue would be on the agenda for the next special meeting of Applica’s shareholders, at which the NACCO merger would also be considered.

On August 11, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 9,201,000 shares of 37.57% of the outstanding shares.

Our board of directors, management and HLHZ continued to evaluate strategic alternatives available to Salton in light of the announced transaction between Applica and NACCO. On August 15, 2006, we entered into an amendment under our senior secured credit facility with the lenders thereto which provided for, among other things, a seasonal over advance of $26.25 million in order to provide for sufficient liquidity for the fall selling season.

On August 17, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D on Applica indicating that they had increased their ownership in Applica to 9,611,600 shares or 39.24% of the outstanding shares. The reporting persons also indicated that they had sent a letter to Applica requesting the inspection of Applica’s shareholder list and certain other records relating to certain issues in the merger agreement between NACCO and Applica.

On September 12, 2006, HB-PS Holding Company, Inc., the new holding company for the contemplated combined company of Applica and Hamilton Beach/Procter-Silex, filed a registration statement on Form S-4 containing a preliminary proxy statement for a special meeting of shareholders of Applica to consider the proposal to approve and adopt the merger agreement with NACCO, as well as the proposal by the Harbinger Funds and certain other persons under the Florida Control Shares Act with regard to the treatment of certain Applica common shares owned by the Harbinger Funds.

On September 14, 2006, the Master Fund and certain of its affiliates sent a letter to the board of directors of Applica and issued a press release offering to purchase all of the outstanding shares of Applica not owed by them for $6.00 per share in cash. The offer was not subject to financing and required only limited legal confirmatory due diligence and the termination of the merger agreement with NACCO in accordance with its terms and without breach by Applica. On September 14, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that they had increased their ownership in Applica to 9,830,800 shares or 40.14% of the outstanding shares and amended their purpose of the transaction to add acquiring control of the issuer.

On September 22, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica indicating that on September 21, 2006 Harbinger Capital entered into a confidentiality agreement with Applica which included a standstill provision for up to 18 months.

On September 25th to 29th, 2006, Mr. Maura accompanied Mr. Dreimann on a due diligence visit to Salton’s Hong Kong operation and met with various suppliers.

On October 11, 2006, a member of Salton’s management received a telephone call from a member of management of Party B, a public company engaged in the distribution of small household appliances, expressing interest in discussing a potential transaction. That same day, HLHZ received a telephone call from the financial advisor to Party B expressing the interest of their client in discussing a potential transaction. On October 13, 2006, Salton and Party B executed a mutual confidentiality agreement. On October 18, 2006, certain members of management of Salton and HLHZ met with representatives of Party B and their financial advisor to discuss a potential merger with, or sale to Party B of, Salton. At this meeting it was determined that the parties would progress with business, legal and financial due diligence of Salton in order to try to progress the discussions of a potential transaction.

On October 19, 2006, Applica announced that it had entered into a definitive agreement with affiliates of Harbinger Capital Partners under which Harbinger Capital Partners agreed to acquire all outstanding shares of Applica it did not currently own for $6.00 per share in cash. NACCO announced on the same day that it had received a notice from Applica in which Applica claimed to exercise its right to terminate its merger agreement with NACCO. On the same day the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica announcing the execution of the definitive merger agreement.

Also on October 19, 2006, Salton received a letter from the Master Fund and Harbinger Capital Partners Offshore Manager, L.L.C. addressed to our board of directors stating that, as announced publicly earlier in the day, affiliates of the Master Fund had executed a binding agreement to acquire Applica and believed that a combination of Salton and Applica was compelling. They cited that consolidation in this industry was inevitable and likely to evolve rapidly and that a combination of Salton and Applica would offer the best outcome for Salton’s stockholders. The letter stated that the Master Fund proposes to enter into discussions with Salton in an effort to reach an agreement in respect of a transaction pursuant to which the Master Fund or one of its affiliates would acquire Salton on a basis that would provide Salton’s common stockholders with an attractive offer for their shares of common stock. The letter also requested legal, business and financial due diligence and stated that David Maura, who was then a member of our board of directors, was a consultant to the Master Fund and it was anticipated that he would work on the Master Fund’s behalf in connection with the proposed transaction. The letter was attached to an amended Schedule 13D with respect to Salton filed by the Master Fund and other reporting persons named therein filed on October 20, 2006.

On October 22, 2006, our board of directors met to discuss the letter from Harbinger Capital Partners as well as the unsolicited approach made by Party B and subsequent discussions with Party B concerning a potential transaction, including the potential cost synergies and revenue synergies with either a potential transaction with Party B or Applica. The meeting was attended by our senior management and representatives of HLHZ and Sonnenschein. Prior to discussing potential transactions with Harbinger Capital and Party B, our board of directors elected Jason Mudrick, a portfolio manager at Contrarian Capital Management L.L.C., which beneficially owns approximately 2.6 million shares of Salton common stock, as a director. HLHZ then discussed with the directors possible transactions with either Harbinger Capital or Party B as well as the process of exploring strategic alternatives, including the method for soliciting indications of interest from potential acquirers and a possible transaction timeline. Sonnenschein reviewed with the directors their fiduciary duties in connection with a strategic alternative process. After a thorough review of the process and discussions among our directors, senior management, HLHZ and Sonnenschein, our board of directors unanimously (with Mr. Maura excusing himself from deliberations and abstaining from voting) determined that, in light of the expressions of interest by third parties in possible transactions, it was now appropriate to initiate an external process to explore strategic alternatives to enhance stockholder value. Our board of directors also formed a special committee of independent directors, consisting of Daniel J. Stubler (Chairperson), Jason B. Mudrick and Bruce J. Walker, for this process and engaged HLHZ as financial advisor to assist our board and the special committee in this process. A press release announcing these actions by our board of directors was made on October 23, 2006 prior to the opening of the market. Our board believed that a special committee to assist our board was appropriate because (a) Mr. Maura, a designated director of Harbinger Capital Partners, was then serving on our board and (b) there was an expectation that a significant number of meetings would be necessary to review potential strategic alternatives. The special committee monitored developments with respect to the possible transaction between board meetings with Salton’s legal and financial advisors, and reported to the full board (except for Mr. Maura, who did not participate and abstained from voting on any matter relating to potential transactions involving Harbinger Capital Partners). The special committee was never authorized or asked to give final approval of the proposed merger, as our board determined that no conflict of interest existed and reserved final approval of such strategic alternatives.

On October 26, 2006, Salton entered into a confidentiality agreement with the Master Fund, which included a 90 day standstill provision and a provision prohibiting Salton from providing confidential information to any person unless such person had executed a confidentiality agreement with standstill restrictions that are at least as restrictive as those contained in the confidentiality agreement with the Master Fund. The Master Fund and other reporting persons named therein file an amended Schedule 13D with respect to Salton later that day attaching the confidentiality agreement as an exhibit.

Between October 26, 2006 and November 1, 2006, Sonnenschein and the legal advisors of Party B negotiated, and on November 1, 2006 Party B executed, an amended confidentiality agreement which included a 90 day standstill provision. On November 2 and 3, 2006, management of Salton and representatives of HLHZ met with management of Party B and their legal and financial advisors at Salton’s corporate office and presented a formal management presentation and provided significant diligence materials which were requested by Party B and its advisors. Over the next several weeks additional due diligence material was provided to Party B and its advisors.

On November 3, 2006, Salton and the Master Fund entered into an amendment to the confidentiality agreement between the parties dated October 26, 2006 to delete a provision which would have required Salton to publish certain of its material non-public information shortly after the expiration of the standstill period contained in the confidentiality agreement. This amendment was required in order to allow the Master Fund access to certain confidential information of Salton which otherwise could not be provided to them based on the disclosure requirements in the confidentiality agreement. The Master Fund filed an amended Schedule 13D with respect to Salton on November 6, 2006 describing this amendment.

In late October and into early November, senior management of Salton and HLHZ contacted multiple strategic parties concerning their potential interest in a transaction with Salton. Many of these parties had had discussions with Salton over the past year with regard to certain brand names or certain assets, including potential purchases of Salton Europe or Salton Australia. Eleven strategic parties (including Party B) were contacted. None of these parties, other than Party B, expressed an interest in pursuing a transaction related to the entire company, although several parties did express interest in certain brand names or assets.

In early November 2006, Mr. Dreimann had discussions with Mr. Maura concerning the structure and terms of a proposed transaction between Salton and APN Holdco, which had been formed by Harbinger Capital Partners in connection with their acquisition of Applica. These discussions resulted in a potential transaction as proposed by the Master Fund whereby Salton would merge with a debt-free Applica with the existing Salton common stockholders retaining an 18% ownership in the combined company. The existing debt and preferred stock obligations of Salton would be refinanced under the proposed transaction. The transaction would not be subject to any financing contingency. This proposal was subject to Salton granting Harbinger Capital Partners exclusivity for 30 days in order to enable it to complete its due diligence and for the parties to negotiate definitive merger documentation. On November 9, 2006, the special committee met with its legal and financial advisors to consider this proposal and to review the status of discussions with Party B. Following the special committee meeting, our board of directors (excluding Mr. Maura) met to consider the proposal, including the granting of exclusivity. HLHZ updated the directors on the strategic alternative process and the latest discussions with Party B, and Sonnenschein reviewed the legal aspects relating to Harbinger Capital Partners’ request for exclusivity. Our board of directors (with Mr. Maura excusing himself from deliberations and abstaining from voting) supported the recommendation of the special committee that if an acceptable exclusivity agreement could be negotiated with Harbinger Capital Partners, Harbinger Capital Partners’ proposal was in the best interests of Salton and its stockholders in light of the absence of any specific expressions of interest from Party B despite several meetings with Party B and significant due diligence materials furnished to Party B. Our board of directors believed that Harbinger Capital Partners was in a better position than Party B to offer the highest value for Salton common stock due to, among other things, Salton management’s views that the combination of Salton and Applica offered greater synergies than the combination of Salton and a division of Party B. Our board of directors also determined that Harbinger Capital Partners was more likely than Party B to propose and consummate a transaction with Salton due to Harbinger Capital Partners’ ownership of Salton securities, including Series A Preferred Stock, Second Lien Notes and 2008 Notes.

On November 13, 2006, NACCO announced it had initiated litigation in the Delaware Chancery Court against Applica and individuals and entities affiliated with Harbinger Capital Partners. The complaint alleged a number of contract and tort claims against the defendants.

On November 15, 2006, Salton entered into an exclusivity agreement with the Master Fund. The agreement provided that Salton would not on or prior to December 15, 2006 solicit, or subject to certain exceptions, otherwise negotiate any acquisition proposal involving Salton with any person other than Harbinger Capital Partners on terms substantially consistent with those discussed by the parties on or about the date thereof. Harbinger Capital agreed to use its commercially reasonable efforts to complete its due diligence and negotiate customary commitment letters in respect of financing for the combined companies, in each case prior to December 15, 2006. Salton issued a press release concerning this agreement prior to the market opening on November 16, 2006. The Master Fund and other reporting persons defined therein filed an amended Schedule 13D with respect to Salton on November 16, 2006 disclosing this agreement.

Also on November 15, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica stating that they strongly believe the lawsuit filed by NACCO was without merit and, together with Applica, intended to defend vigorously its position.

During November and December 2006, Harbinger Capital and its legal and financial advisors continued conducting legal, financial and business due diligence on Salton. On November 25, 2006, Mr. Maura accompanied Mr. Dreimann on a due diligence visit to Salton Europe’s headquarters in Manchester, England.

On December 12, 2006, Harbinger Capital Partners’ legal advisor provided draft merger documentation to Sonnenschein and, over the next several weeks, the parties and their respective counsel negotiated the terms of the merger agreement and the other transaction documents while the due diligence investigation continued.

On December 14, 2006, the special committee and subsequently our board of directors met to consider an extension of the previously announced exclusivity agreement with the Master Fund. Senior management of Salton and representatives of HLHZ and Sonnenschein attended these meetings. At the meetings, senior management and HLHZ updated the directors on the status of Harbinger Capital Partners’ due diligence on Salton and Salton’s due diligence on Applica. Sonnenschein updated the directors on the status of the negotiations on the merger agreement. In addition to ongoing negotiations with respect to the merger consideration, the significant issues relating to the merger documents included: (a) Harbinger Capital Partners’ request that Salton agree to have a stockholder vote on the merger even if a third party were to make a superior proposal; (b) Harbinger Capital Partners’ request that Contrarian Capital Management L.L.C. enter into a voting agreement with Harbinger Capital Partners agreeing to vote in favor of the merger; (c) Harbinger Capital Partners’ request for a termination fee of $5 million and up to $2 million of expenses under certain circumstances; and (d) Salton’s request that Harbinger Capital Partners agree to certain corporate governance protections for a period following the merger. Our board of directors (with Mr. Maura excusing himself from deliberations and abstaining from voting), based upon the recommendation of the special committee, unanimously approved an extension of the exclusivity agreement with the Master Fund. The agreement provided that Salton would not on or prior to January 2, 2007 solicit or, subject to certain exceptions, otherwise negotiate any acquisition proposal involving Salton with any person other than Harbinger.

On December 15, 2006, NACCO announced that through an indirect, wholly owned subsidiary, it had commenced a cash tender offer to purchase all of the issued and outstanding shares of common stock of Applica at an offer price of $6.50 per share. The tender offer would close on January 16, 2007.

On December 15, 2006, APN Holdco entered into amendment no. 1 to the agreement and plan of merger dated October 19, 2006 with Applica to increase the cash price to be paid per share to $6.50. On December 15,

2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica disclosing this amendment and Applica issued a press release disclosing this revision.

On December 15, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Salton disclosing the extended exclusivity agreement. The amended Schedule 13D filing also disclosed holdings by Harbinger Capital Partners of 47,164 shares of Salton’s Series C Preferred Stock, of which 26,177 shares were purchased on April 25, 2006 and 20,987 shares were purchased on August 30, 2006. The amended Schedule 13D also disclosed that Harbinger Capital owned $16,700,000 principal amount of 2008 Notes.

On December 21, 2006, NACCO announced that through an indirect, wholly owned subsidiary, it had increased its offer price in its cash tender offer to purchase all of the issued and outstanding shares of common stock of Applica from $6.50 to $7.00 per share.

On December 22, 2006, APN Holdco entered into amendment no. 2 to the agreement and plan of merger dated October 19, 2006, as amended, with Applica to increase the cash price to be paid per share to $7.00. On December 22, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica disclosing this amendment.

On December 26, 2006, NACCO announced that through an indirect, wholly owned subsidiary, it had increased its offer price in its cash tender offer to purchase all of the issued and outstanding shares of common stock of Applica from $7.00 to $7.50 per share.

On December 27, 2006, APN Holdco entered into amendment no. 3 to the agreement and plan of merger dated October 19, 2006, as amended, with Applica to increase the cash price to be paid per share to $7.50. On December 27, 2006, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica disclosing this amendment.

As the potential purchase of Applica by APN Holdco became delayed due to the tender offer for the shares of Applica common stock initiated by NACCO, Salton began to have discussions in late December 2006 with Harbinger Capital Partners concerning potential deleveraging transactions for Salton. This included discussions concerning the conversion of debt of Salton owned by Harbinger Capital Partners into newly issued shares of common stock of Salton. The discussions focused on the potential conversion of a significant portion of the 2008 Notes owned by Harbinger Capital Partners into newly issued shares of Salton common stock. However, the conversion of a significant amount of debt owned by Harbinger Capital Partners into common stock would require a vote of Salton stockholders due to NYSE continuing listing requirements. As a result of these requirements, negotiations with Harbinger Capital Partners on a debt for equity conversion focused on a potential near term transaction and a potential longer term transaction once approvals could be obtained.

On December 28, 2006, our board of directors, together with Houlihan Lokey and Sonnenschein, met to consider the proposed issuance of 701,600 shares common stock for an aggregate purchase price of $1,754,000 ($2.50 per share) and the subsequent repurchase from Harbinger Capital Partners of $1,754,000 Salton’s outstanding 2008 Notes. On December 27, 2006, Salton’s common stock had closed at $2.26 per share. Our board of directors (with Mr. Maura excusing himself from deliberations and abstaining from voting) approved these transactions, which were consummated on December 28, 2006.

During December and into early January, management of Salton and Applica, with the assistance of an independent accounting firm, prepared estimated combined entity synergies and met to discuss these estimates.

On January 2, 2007, the previously announced exclusivity agreement between the Master Fund and Salton expired and was not extended. In early January 2007, HLHZ contacted the financial advisor of Party B. The financial advisor informed HLHZ that although Party B was monitoring the situation, Party B was not prepared at this time to proceed with any transaction with Salton.

On January 3, 2007, the Master Fund and other reporting persons named therein filed an amended Schedule 13D which disclosed the stock issuance and debt repurchase agreements with Salton discussed above and disclosed the beneficial voting ownership of Harbinger Capital entities in Salton increased to 3,348,667 shares or 18.88% of the outstanding voting shares reflecting the 701,600 common shares issued in the stock purchase on December 28, 2006 and 2,647,067 shares issuable upon the conversion of 30,000 shares of Series A Preferred Stock.

Also on January 3, 2007, NACCO announced that through an indirect, wholly owned subsidiary, it had increased the offer price in its cash tender offer to purchase all of the issued and outstanding common stock of Applica from $7.50 per share to $7.75 per share.

Later on January 3, 2007, APN Holdco entered into amendment no. 4 to the agreement and plan of merger dated October 19, 2006, as amended, with Applica to increase the cash price to be paid per share to $7.75. Also on January 3, 2007, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica disclosing this amendment.

On January 9, 2007, NACCO announced that through an indirect, wholly owned subsidiary, it had increased the offer price in its cash tender offer to purchase all of the issued and outstanding common stock of Applica from $7.75 per share to $7.90 per share.

On January 12, 2007, Applica issues a press release announcing that its board had once again recommended that shareholders reject the revised offer announced by NACCO on January 9, 2007 and not tender their shares in the NACCO offer.

On January 16, 2007, NACCO announced that through an indirect, wholly owned subsidiary, it had increased the offer price in its cash tender offer to purchase all of the issued and outstanding common stock of Applica from $7.90 per share to $8.05 per share.

On January 16, 2007, APN Holdco entered into amendment no. 5 to the agreement and plan of merger dated October 19, 2006, as amended, with Applica to increase the cash price to be paid per share to $8.25. As a condition to the increased merger consideration, Applica agreed to increase the termination fee payable if the merger agreement is terminated under certain circumstances to $7.0 million plus up to $3.3 million of reasonable, documented, third party, out of pocket expenses. Also on January 17, 2007, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Applica disclosing this amendment.

During January, 2007, senior management and HLHZ had numerous discussions with Harbinger Capital Partners and their advisors with respect to the percentage ownership of Salton’s outstanding common stock immediately following the merger that would be owned by Salton’s existing common stockholders. Harbinger Capital Partners proposed that existing Salton common stockholders would own 15% of Salton outstanding common stock following the merger. The Harbinger Capital Partners proposal contemplated that holders of outstanding shares of Salton’s Series A Preferred Stock and Series C Preferred Stock would exercise their right to demand that their shares be redeemed for cash as a result of the change in control at Salton which would result from the transaction being discussed. Harbinger Capital Partners also requested the addition of a financing contingency to allow Harbinger Capital Partners to obtain the most favorable debt arrangements for the combined company. Our senior management, based upon numerous conversations with members of the special committee, informed Harbinger Capital Partners that the board of directors would be unlikely to approve any merger unless existing Salton common stockholders owned 18% of Salton’s common stock outstanding immediately after the merger and the financing contingency is eliminated.

On January 23, 2007, the special committee met to consider the latest discussions with Harbinger Capital Partners. HLHZ reviewed the financial aspects of the proposed merger assuming the post-merger ownership of Salton’s outstanding common stock of between 15% and 18%. Sonnenschein then discussed several changes to the merger documentation, including the elimination of any voting agreement between Harbinger Capital Partners and Contrarian, the reduction from $5 million to $2.5 million of the termination fee payable under certain circumstances by Salton, the addition of a stockholders agreement with Harbinger Capital Partners and Contrarian containing certain corporate governance protections for 12 months following the merger. The special committee and its financial and legal advisors also reviewed in detail the risks of a financing contingency and potential merger document provisions designed to mitigate such risks if necessary. After lengthy discussions among the special committee members, senior management and financial and legal advisors, the special committee authorized senior management to propose the following terms to Harbinger Capital Partners: (a) existing Salton stockholders would own 18% of Salton common stock outstanding after the merger; (b) Harbinger would have 45 days after signing of the merger agreement to furnish executed financing commitments meeting certain specified terms; (c) if Harbinger Capital Partners failed to obtain such financing commitments, Salton would have the right to terminate the merger agreement and Harbinger Capital Partners would surrender to Salton $20 million in principal amount of 2008 Notes and/or Second Lien Notes held by Harbinger Capital Partners; and (d) until Harbinger Capital Partners delivered such financing commitments, the termination fee payable to Harbinger Capital Partners under certain circumstances would be reduced to $1.5 million and up to $1.0 million of expenses.

On January 23, 2007, Applica announced it had completed the previously announced merger transaction with APN Holdco under which APN Holdco acquired Applica through the payment of $8.25 per share in cash for each outstanding common share of Applica it did not already own. Also, on January 23, 2007 Salton announced that David Maura, a Vice President and Director of Investments at Harbinger Capital Partners and affiliates, had resigned as a member of our board of directors following the acquisition of Applica by APN Holdco earlier in the day. On January 24, 2007, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Salton disclosing the resignation of Mr. Maura from our board of directors.

On January 25, 2007, Salton received a written response from Harbinger Capital Partners that: (a) set 15% as the percentage ownership to be held by existing Salton common stockholders of the outstanding Salton common stock following the merger; (b) extended to 60 days the period during which APN Holdco can secure financing commitments; and (c) proposed a reverse termination fee of $4.5 million, payable by surrender of 2008 Notes, if APN Holdco failed to deliver such commitments or if there were a failure to fund the financing on the terms set forth in the financing commitments. Harbinger Capital Partners, through its legal and financial advisors, emphasized that APN Holdco would not enter into a definitive merger agreement without a financing condition.

On January 26, 2007, the special committee and subsequently our board of directors, together with senior management, HLHZ and Sonnenschein, met to consider Harbinger Capital Partners’ response. After a lengthy discussion, our board of directors authorized senior management and HLHZ to respond to Harbinger Capital Partners that: (a) Salton common stockholders must own 18% of the outstanding Salton common stock following the merger; and (b) the reverse termination fee would be $15 million, payable by surrender of 2008 Notes.

Between January 28 and February 7, 2007, our senior management, board members and financial and legal advisors continued discussions with Harbinger Capital Partners and its financial and legal advisors. As a result of these discussions, Harbinger Capital Partners agreed to: (a) increase from 15% to 17% the ownership of existing Salton common stockholders in Salton’s outstanding common stock after the merger; and (b) increase from $4.5 million to $10.3 million the reverse termination fee payable by APN Holdco.

On February 7, 2007, our board of directors met to consider the proposed merger. As the agenda for the board meeting contemplated final consideration of the merger agreement and the transactions contemplated thereby, the special committee of our board did not meet separately prior to the meeting. Our senior management and legal and financial advisors attended the meeting. Representatives of Sonnenschein discussed the fiduciary obligations of the directors in connection with their consideration of the proposed merger agreement. Senior management and HLHZ then updated the directors on the latest discussions and negotiations with Harbinger Capital Partners and Sonnenschein summarized the terms and conditions of the merger agreement. Our board noted that since the expiration of the Master Fund’s exclusivity agreement on January 3, 2007, neither Party B nor any other party had submitted an expression of interest or contacted Salton or HLHZ to discuss or possible transaction. Our board also continued to believe that the unique synergies between Salton and Applica and Harbinger Capital Partners’ ownership of Salton securities, including Series A Preferred Stock, Second Lien Notes and 2008 Notes, allowed APN Holdco to offer the highest value for Salton common stock. Finally, Houlihan Lokey reviewed with our board of directors its financial analysis of the merger consideration. Following such presentation, Houlihan Lokey delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 7, 2007, to the effect that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration is fair to Salton from a financial point of view. After lengthy discussions and a thorough review with senior management and the legal and financial advisors, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable for, fair to and in the best interests of our stockholders and voted to approve and adopt the merger agreement and the merger. Following the approval of the Salton board of directors, on February 7, 2007, Salton, Merger Sub and APN Holdco entered into an agreement and plan of merger in the form approved by the Salton board of directors (the “Terminated Merger Agreement”). In addition to the financial terms of the merger described above, the Terminated Merger Agreement contained a provision which permitted either Salton or APN Holdco to terminate the agreement if the merger contemplated thereby shall not have occurred prior to July 31, 2007. The merger contemplated by the Terminated Merger Agreement was conditioned upon receipt of necessary Salton stockholder approval for the transaction, among other things.

On March 21, 2007, Salton entered into a cross-licensing agreement with Applica Incorporated pursuant to which each company granted to the other party the right to use certain brand names and other intellectual property in certain markets in exchange for specified royalties.

On March 23, 2007, APN Holdco delivered to Salton commitment letters from Bank of America and Silver Point Capital, each addressed to APN Holdco, that, subject to certain terms and conditions, would provide for up to $425 million of the financing required to complete the merger contemplated by the Terminated Merger Agreement.

On March 25, 2007, APN Holdco delivered to Salton a commitment letter that it had obtained from Harbinger Capital Partners, that, subject to certain terms and conditions, would provide for the balance of the financing required to complete the merger. Under this commitment letter, Harbinger Capital Partners agreed that upon satisfaction of certain conditions, it would purchase shares of a new class of the Salton’s preferred stock and detachable Warrants to purchase 21 million shares of Salton common stock for an aggregate purchase price of $100 million by exchanging a principal amount of Salton’s 12 1/4% Senior Subordinated Notes due 2008 and/or Second Lien Notes (in each case at the applicable redemption or repurchase price required to be paid in connection with a change of control) plus any accrued and unpaid interest thereon through the closing date of the Merger in an aggregate amount equal to $100 million.

On March 28, 2007, our board of directors met to consider the commitment letters delivered by APN Holdco to Salton. Our senior management and legal and financial advisors attended the meeting. Houlihan Lokey reviewed with the directors the terms and conditions of the commitment letters. Houlihan Lokey delivered an oral opinion, which was confirmed by delivery of a written opinion, dated March 28, 2007, to the effect that, as of such date, and based upon and subject to certain matters stated in its opinion, the merger consideration is fair to Salton from a financial point of view. Representatives of Sonnenschein discussed the board’s right to accept or reject the commitment letters in accordance with the terms of the merger agreement. After lengthy discussions, our board of directors approved the commitment letters.

On April 17, 2007, Salton filed with the SEC a preliminary proxy statement in connection with obtaining Salton stockholder approval for the merger transaction.

On May 7, 2007, APN Holdco delivered to Salton an amendment to the Silver Point Commitment Letter that, among other things, amended certain covenants and other provisions in light of Applica’s sale of the Belson Professional Personal Care segment and its related assets and operations.

On May 17, 2007, Salton received comments from the SEC staff on its preliminary proxy statement.

On June 5, 2007, Salton filed with the SEC a revised preliminary proxy statement responding to the SEC’s comments.

On June 18, 2007, the SEC staff provided comments on the revised preliminary proxy statement.

On June 28, 2007, Salton filed a revised preliminary proxy statement responding to the June 18, 2007 SEC staff comments.

On July 24, 2007, the SEC staff provided comments on the preliminary proxy statement filed on June 28, 2007. As a result of the subsequent termination of the merger agreement as described below, Salton withdrew its preliminary proxy statement filing.

In late-July 2007, Salton asked APN Holdco to agree to extend the July 30, 2007 outside date in the merger agreement for completing the merger.

On July 25, 2007, the Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Salton which noted that (i) the Terminated Merger Agreement provided that it may be terminated by either Salton or APN Holdco at any time prior to the closing of the merger contemplated thereby if the closing of such merger has not occurred prior to July 31, 2007 (the “Outside Date”), (ii) it was a condition to the obligations parties to complete the merger contemplated by the Terminated Merger Agreement that Salton’s stockholders approve certain corporate actions relating to such merger, (iii) Delaware law requires that written notice of the meeting of Salton stockholders be given to each stockholder entitled to vote at the meeting not less than 10 days before the date of the meeting, (iv) as of the time of filing of such Schedule 13D amendment, no such meeting notice had yet been mailed by Salton to its stockholders, and (v) accordingly, Salton’s stockholders will not have approved the consummation of the transactions contemplated by the Terminated Merger Agreement prior to the Outside Date. This Schedule 13D amendment further stated that Salton has requested that APN Holdco agree to amend the Terminated Merger Agreement to extend the Outside Date and that in response, APN Holdco informed Salton that it would not agree to such an amendment, and that it reserved all of its rights under the Terminated Merger Agreement, including its right at any time on or after July 31, 2007 to terminate such agreement. This Schedule 13D amendment further stated that Harbinger Capital Partners, as the sole stockholders of APN Holdco, and APN Holdco, were considering their options, which could include terminating the Terminated Merger Agreement on or after July 31, 2007, proposing amendments to the terms of the Terminated Merger Agreement, proposing alternate transactions to Salton or taking no action, and that in connection with the consideration of their alternatives, Harbinger Capital Partners and APN Holdco would be motivated by their own interests, which might be different from, and adverse to, the interest of other stockholders and creditors of Salton. Finally, this Schedule 13D amendment noted that there could be no assurance that the merger contemplated by the Terminated Merger Agreement, or any other transaction between APN Holdco or Harbinger Capital Partners, on the one hand, and Salton, on the other hand, would be consummated.

Our board of directors, together with its legal and financial advisors, convened a meeting on July 25, 2007. The directors discussed the filing by the Master Fund and potential actions to be taken in response thereto, including potential litigation in light of our board’s belief that APN Holdco did not act in good faith in connection with the merger. The directors also discussed a communication and action plan for Salton’s senior lender, suppliers, customers and employees.

On July 31, 2007, Salton received written notice from APN Holdco terminating the merger agreement. The Master Fund and other reporting persons named therein filed an amended Schedule 13D with respect to Salton disclosing the written notice of termination. In that filing, the Master Fund and the other reporting persons named therein indicated that they expected to continue to evaluate on an ongoing basis its investment in Salton and, subject to the confidentiality agreements, might engage in discussions with Salton’s management, board of directors, other stockholders and other relevant parties concerning the business, operations, board composition, management, strategy and future plans of Salton, and that depending on various factors the reporting persons might take such actions with respect to the investment in the Salton as they deem appropriate and in their best interest, including, without limitation, purchasing (in privately negotiated transactions or otherwise) additional shares or other debt or equity securities of the Salton, selling (in privately negotiated transactions or otherwise) some or all of their shares or other debt or equity securities of Salton, engaging in derivative transactions involving the Salton’s debt or equity securities, proposing alternative business combinations involving Salton or the purchase or sale of some or all of the Salton’s businesses or assets.

Our board of directors, together with its legal and financial advisors, met on July 31, 2007. At this meeting, our board discussed the actions taken by APN Holdco and authorized management and Salton’s legal advisors to review and present to the board appropriate legal actions and remedies with respect to APN Holdco. Our board also approved an amendment to Salton’s senior credit facility extending until August 6, 2007 the date on which certain overadvances thereunder must be repaid.

On August 1, 2007, the NYSE issued a press release stating, among other things, that it had determined to suspend trading in Salton’s common stock and that application to the SEC to delist Salton’s common stock from the NYSE was pending the completion of applicable procedures. The NYSE press release indicated that the decision to suspend Salton’s common stock was reached in view of the fact that Salton had fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for listing. The NYSE press release also noted that Salton had also previously fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $75 million and total stockholders’ equity of not less than $75 million and was operating pursuant to an NYSE approved plan, which involved its contemplated merger that had been terminated by APN Holdco on July 31, 2007. Salton common stock ceased trading on the NYSE as of the close of business on August 4, 2007 and was delisted from the NYSE.

The Merger Agreement

In early August 2007, APN Holdco, through its financial advisor, proposed a revised merger that would provide: (a) all existing preferred (other than Series A Preferred Stock and Series C Preferred Stock held by Harbinger Capital Partners) and common stockholders of Salton with an aggregate of 6% of the outstanding common stock of the combined company following the merger; and (b) for the exchange by Harbinger Capital Partners of all Second Lien Notes and 2008 Senior Subordinated Notes held by them for shares of a newly created Series D Preferred Stock bearing a 16% cumulative preferred dividend.

On August 3, 2007, our board, together with its legal and financial advisors, met to consider the Harbinger proposal. HLHZ discussed with the board its preliminary financial analysis of the proposal. The directors and representatives of HLHZ also reviewed alternatives to the proposed merger, including possible sales of assets or subsidiaries. After a lengthy discussion among the directors and their advisors, the directors authorized HLHZ to present a counterproposal to APN Holdco. This counterproposal, among other things: (a) provided for the payment in cash to the holders of Series C Preferred Stock (other than Harbinger Capital Partners) of the Series C Preferred Stock liquidation preference upon the change in control; and (b) resulted in the holders of Series A Preferred Stock (other than Harbinger Capital Partners) and common stockholders of Salton (other than Harbinger Capital Partners) owning in the aggregate 7% of the outstanding common stock of the combined company. The directors also authorized HLHZ to continue to explore any third party interest in possible sales of assets or subsidiaries.

Between August 3 and August 8, 2007, our senior management and financial advisors continued discussions with Harbinger Capital Partners and its financial and legal advisors. Harbinger Capital Partners continued to insist that no cash would be paid to any class of Salton’s equity and that all existing preferred stock (other than Series A Preferred Stock and Series C Preferred Stock held by Harbinger Capital Partners) and common stockholders of Salton would own in the aggregate 6% of the outstanding common stock of the combined company following the merger.

On August 8, 2007, our board of directors, together with senior management, HLHZ and Sonnenschein, met to consider an amendment to Salton’s senior secured credit facility and the latest discussions with Harbinger Capital Partners. At this meeting, our board approved an amendment to Salton’s senior secured credit facility that, among other things, increased the amount of borrowings available to Salton and extended until November 10, 2007 the date on which certain overadvances under such facility must be repaid. In addition, after a lengthy discussion, our board of directors authorized senior management and HLHZ to respond to Harbinger Capital Partners that: (a) existing holders of preferred stock (other than the Series A Preferred Stock and Series C Preferred Stock held by Harbinger Capital Partners) and common stockholders of Salton (other than Harbinger Capital Partners) must own in the aggregate at least 8% of the outstanding common stock of the combined company after the merger; (b) the merger must not be subject to any financing condition; and (c) Harbinger Capital Partners must guarantee or provide a letter of credit securing the repayment of overadvances under Salton’s senior secured credit facility on November 10, 2007. Our board believed that such a guarantee was needed in case Salton was unable to have a stockholder meeting and complete the merger prior to November 10th.

During the remainder of August, senior management of Salton and HLHZ had numerous discussions with Harbinger Capital Partners’ and their financial advisors concerning the proposed terms of the revised merger transaction. On August 24, 2007, Sonnenschein provided draft merger documentation to Harbinger Capital Partners’ legal advisor and, over the next several weeks, counsel to Salton’s senior secured lender provided drafts of documentation pursuant to which Harbinger Capital Partners would agree to purchase on or after November 10, 2007 certain overadvances under Salton’s senior secured credit facility.

During September 2007, Salton, Harbinger Capital Partners, Salton’s senior secured lender and their respective counsel continued to negotiate the merger and financing related documentation. Our board of directors met several times during September to discuss the status of negotiations. In addition, in late September Salton senior management had discussions with the Centre Partners Entities, significant holders of Series A Preferred Stock, and Contrarian Capital Management L.L.C., a significant holder of Series C Preferred Stock, as to their willingness to consent to the proposed merger and related transactions.

On October 1, 2007, our board of directors met to consider the proposed merger and related transactions. Our senior management and legal and financial advisors attended the meeting. Representatives of Sonnenschein reviewed with the directors their fiduciary duties and discussed the potential conflict of interest of one of the directors, Jason Mudrick, who was appointed to the board by Contrarian Capital Management, L.L.C. Contrarian beneficially owns a significant number of shares of Series C Preferred Stock in addition to common stock. In light of Contrarian’s interest in the consideration received by the holders of Series C Preferred Stock, Mr. Mudrick abstained from voting on the merger and related transactions.

At this meeting, representatives of Sonnenschein reviewed in detail the terms and conditions of the documentation for the merger and related transactions, including the documents obligating Harbinger Capital Partners under certain circumstances to purchase on or after November 10, 2007 certain overadvances under Salton’s senior secured credit facility. Houlihan Lokey next reviewed with our board of directors its financial analysis of Salton and the pro forma combined entity resulting from the merger. For a description of Houlihan Lokey’s presentation at this meeting, see “— Opinion of Financial Advisor to the Board of Directors of Salton” below. Senior management and Houlihan Lokey next discussed alternatives to the proposed merger, including possible sales of assets or subsidiaries. Following such discussion, Houlihan Lokey delivered its oral opinion, which was confirmed by delivery of a written opinion, dated October 1, 2007, to the effect that, as of such date, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion, the merger consideration, giving effect to the Precedent Transactions, is fair to Salton from a financial point of view. After lengthy discussions and a thorough review with senior management and the legal and financial advisors, our board of directors unanimously (with Mr. Mudrick abstaining) determined that the merger agreement and the related transactions, including the merger, the automatic conversion of Series A Preferred Stock and Series C Preferred Stock into common stock and the issuance of Series D Preferred Stock in exchange for Second Lien Notes and 2008 Senior Subordinated Notes, were advisable and fair to and in the best interests of our stockholders and voted to approve and adopt the merger agreement and related documents. Following the approval of the Salton board of directors, on October 1, 2007, Salton, Merger Sub and APN Holdco entered into the merger agreement and other transaction-related agreements in the form approved by the Salton board of directors. On the same day, Salton received executed consents from the holders of all outstanding shares of Series A Preferred Stock and the holders of a majority of the outstanding shares of Series C Preferred Stock approving the Series A Amendment and the Series C Amendment, respectively.

Reasons for the Merger; Recommendation of the Board

We believe that the combination of Salton and Applica will result in greater long-term growth opportunities than either company has operating alone. The combined company will offer complementary product offerings and the potential for financial and other synergies. Following the merger, Salton will have enhanced scale, which we believe provide Salton with the opportunity to reduce costs, attract new, and enhance existing, customer relationships, and take greater advantage of opportunities for organic and external growth than either Salton or Applica could have on a standalone basis.

The Salton board of directors (with one director abstaining) unanimously (1) determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, (2) approved the merger agreement and the merger, and (3) determined to recommend that the Company’s stockholders vote in favor of adoption of the merger-related proposals at the Special Meeting.

In concluding to approve the merger, the board of directors of Salton considered the following factors, which, together with “Other Factors Considered by the Salton Board” on page 73, describe the material factors, both positive and negative, considered by the Salton board.

•	Create an Industry Leader. We believe that a merger of Salton and Applica will combine complementary assets, skills and strengths and result in a larger company with greater market presence and more diverse product offerings. Following the merger, Salton will be positioned to be a leader in the design, marketing and distribution of small electric household and commercial appliances. Salton will have a strong product portfolio, with some of the most recognized and respected brands in the industry, including George Foreman®, Black & Decker®, Westinghouse®, Toastmaster®, Melitta®, Russell Hobbs®, Windmere®, LitterMaid® and Farberware®.

•	Leverage Complementary Brand Strategy. Salton is expected to utilize its broad portfolio of brand names across its full range of products, including coffee makers, irons, blenders, toaster ovens, indoor grills, food processors, and personal care appliances and accessories. This broad portfolio should enhance revenue opportunities by offering expanded product lines to existing customers. As a result, Salton is expected to be able to access a broader range of product categories, which should enable it to better serve and expand its customer base.

•	Strengthen International Presence and Opportunity for International Expansion. Salton and Applica currently have complementary geographic strengths, which can be utilized to enhance the distribution of each company’s products outside the United States. In particular, Salton’s business is well established in Europe, Australia and Brazil (with additional distribution in Southeast Asia, Middle East and South Africa), while Applica’s business is well established in Mexico, South America (except Brazil) and Canada.

•	Expand Access to Debt Capital Markets. Salton will have established credit facilities and expanded access to debt capital markets, which could provide greater financial resources to compete in the small electric household and commercial appliance industry.

•	Financial Synergies. The combination of Salton and Applica will enable the combined company to take advantage of reductions in overlapping functions and the costs of regulatory compliance associated with being a public company, as well as other economies of scale. The combined company’s increased size, economies of scale and total capabilities may enable it to improve the cost structure for its products and services, enhancing its ability to compete profitably and respond to competitive pressures.

Salton believes that the combined company can be run more efficiently than Salton or Applica could operate on a standalone basis and will benefit substantially from cost savings, efficiencies and revenue synergies. Salton expects to achieve approximately $50 million of pre-tax annual cost synergies and additional cost savings by the end of fiscal 2009. The principal sources of these anticipated synergy benefits are:

•	elimination of duplicative overhead costs;

•	improved utilization of sales, marketing and product development resources;

•	reduced warranty costs from implementing enhanced quality processes and systems;

•	supply chain efficiencies and purchasing economies of scale; and

•	interest expense savings resulting from reduced debt associated with improved working capital management.

It is expected that total estimated costs to achieve these synergy and other cost savings will be approximately $20 million, which are currently anticipated to be accrued in purchase accounting or expensed as incurred.

The actual benefits from the merger, costs of integration and ability of to achieve expected synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described in this proxy statement may not be realized. See “Risk Factors” beginning on page 20 and “Special Note Regarding Forward-Looking Statements” beginning on page 37.

Other Factors Considered by the Salton Board

In addition to the strategic factors outlined above, the Salton board of directors, in consultation with Salton’s management and its financial and legal advisors, considered the following additional factors in reaching its conclusion to approve the merger and to recommend that Salton stockholders approve the merger and the transactions contemplated by the merger agreement:

•	the current and projected financial condition of Salton, including the significant risk that, in the absence of the merger, Salton will be unable to satisfy its short-term debt obligations;

•	Salton’s financial performance to date in fiscal 2008 had been below its internal projections and its fiscal 2007 financial performance was below its internal projections for that fiscal period;

•	the fact that, despite the publicity of the Terminated Merger Agreement between Salton and APN Holdco, no third party has expressed an interest in acquiring the Company. In addition, although Salton has had preliminary discussions with third parties with respect to sales of assets and/or subsidiaries, the consummation of such transactions would unlikely provide Salton with funds in an amount or in time to enable Salton to satisfy its short-term debt obligations;

•	the belief of our board of directors that Salton preferred stock, including Series A Preferred Stock and Series C Preferred Stock, and Salton common stock would likely have no value in a liquidation of Salton;

•	the fact that, despite the fact that neither the holders of Series A Preferred Stock nor the holders of Series C Preferred Stock would receive upon consummation of the merger the cash change-in-control preference with respect to their shares, the significant holders of each class of preferred stock have consented in their capacity as holders of Salton preferred stock to the amendments to the terms of each such security required in order to proceed with the merger and related transactions;

•	the opportunities and competitive factors within the housewares industry, including our board’s belief that the combined company’s increased size and economies of scale would enhance its ability, relative to Salton continuing on a standalone basis or any alternative transaction available to Salton, to respond to increasing raw material prices and customers’ needs for new and innovative products;

•	the potential benefits to Salton’s stockholders, relative to Salton continuing on a standalone basis or any alternative transaction available to Salton, as a result of growth opportunities following the merger, including anticipated revenue synergies arising from improved sales, marketing and product development resources;

•	the oral opinion of Houlihan Lokey to our board of directors on October 1, 2007 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) with respect to the fairness from a financial point of view of the merger consideration to be issued by our company pursuant to the merger, giving effect to the Precedent Transactions;

•	the terms and conditions of the merger agreement, including:

•	the non-solicitation provisions governing Salton’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal that Salton’s board of directors has determined has a reasonable likelihood of constituting a superior proposal;

•	the fixed nature of the number of shares issuable as merger consideration to APN Holdco stockholders in connection with the merger;

•	the conditions to each party’s obligation to effect the merger;

•	the definition of “material adverse effect”;

•	the limited ability of the parties to terminate the merger agreement;

•	the possible effects of the provisions regarding termination fees;

•	the likelihood that the companies will be able to complete the merger; and

•	the potential for third parties to seek to enter into strategic relationships with or to seek to acquire Salton as a result of the announcement of the companies entering into the merger agreement.

In reaching its decision, the Salton board of directors believes that the factors discussed above were generally supportive of the merger from Salton’s perspective, except for the last two factors which might weigh both positively and negatively relative to the merger. Salton’s board of directors also considered the following potentially negative factors in its deliberations regarding the merger:

•	the risk of entering into a merger agreement with APN Holdco, which the Salton board believes did not act in good faith in terminating the prior merger agreement between the parties (although the board believed that this risk was mitigated by the absence of a financing condition);

•	the fact that the transactions contemplated by the merger agreement are significantly less favorable to Salton stockholders than those in the Terminated Merger Agreement;

•	the fact that if the merger is consummated, Salton will have to deliver to APN Holdco a release for all liabilities or causes of actions arising prior to the merger, including from the Terminated Merger Agreement (the “Release”);

•	the significant dilution to the ownership and voting power to current stockholders of Salton resulting from the merger and related transactions;

•	the effective control that Harbinger Capital Partners will have over the Salton board of directors and the outcome of actions requiring the approval of Salton’s stockholders after the merger;

•	the risk that the conditions to the merger agreement, including obtaining stockholder approval, may not be satisfied;

•	the possibility that the merger might not close or the closing might be delayed;

•	the risks inherent in integrating two large enterprises and the possibility that delays or difficulties in completing the integration could adversely affect Salton’s operating results and preclude the achievement of some benefits anticipated from the merger, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the possible loss of key management, technical or other personnel of either Salton or Applica as a result of the integration of the businesses;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

•	the risk that anticipated product synergies and cost savings will not be realized.

After due consideration, the Salton board of directors concluded that the potential benefits of the merger outweighed the risks associated with the merger and that the merger was fair and in the best interests of Salton.

In view of the wide variety of factors considered by the Salton board of directors in connection with the evaluation of the merger and the complexity of these matters, the board did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the board made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. In addition, individual members of the board may have given no weight or different weight to different factors. The Salton board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Opinion of Financial Advisor to the Board of Directors of Salton

On October 1, 2007, Houlihan Lokey rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date) to the effect that, as of October 1, 2007, the merger consideration to be issued by our company pursuant to the merger, giving effect to the Precedent Transactions, is fair to our company from a financial point of view.

Houlihan Lokey’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the merger consideration to be issued by our company pursuant to the merger, giving effect to the Precedent Transactions, and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

In connection with this opinion, Houlihan Lokey made such reviews, analyses and inquiries as Houlihan Lokey deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed Salton’s Annual Reports on Form 10-K for the fiscal years ended July 3, 2004, July 2, 2005, and July 1, 2006, and quarterly reports on Form 10-Q for the quarterly periods ended April 1, 2006 and March 31, 2007;

•	reviewed Applica’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005 and quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2005 and September 30, 2006;

•	spoke with certain members of the management of Salton regarding the operations, financial condition, future prospects and projected operations and performance of Salton and regarding the merger;

•	spoke with certain members of the management of APN Holdco regarding the operations, financial condition, future prospects and projected operations and performance of APN Holdco and regarding the merger;

•	reviewed the following agreements and documents in final or substantially final form:

•	the Merger Agreement;

•	the Form of the Registration Rights Agreement by and among Salton and Harbinger Capital Partners;

•	the Commitment Agreement by and among Salton and Harbinger Capital Partners dated as of October 1, 2007;

•	the Financing Commitment Letter by and among Harbinger Capital Partners and APN Holdco;

•	the Certificate of Amendment to the Certificate of Designation of Salton Series A Preferred Stock;

•	the Certificate of Amendment to the Certificate of Designation of Salton Series C Preferred Stock;

•	the Loan Purchase Agreement by and between Silver Point Finance, LLC, Harbinger Capital Partners Master Fund 2, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Salton; and

•	the Reimbursement and Senior Secured Credit Agreement among Harbinger Capital Partner Master Fund 2, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Salton and each of its subsidiaries thereto;

•	reviewed Salton’s strategic plan with financial results, forecasts and projections prepared by the management of Salton for the fiscal years ended June 30, 2007 through 2009;

•	reviewed the merger model prepared by the managements of Salton and Applica with respect to Salton for the fiscal years ended June 30, 2007 through June 30, 2012 after giving effect to the merger, as well as the analyses and forecasts of certain cost savings, operating efficiencies and revenue benefits to Salton and Applica expected to result from the merger (which we refer to as the “Synergies”);

•	to the extent available, reviewed the historical market prices and trading volume for Salton’s and Applica’s publicly traded securities for the past three years and those of certain publicly traded companies which it deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that it deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that it deemed relevant for companies in related industries to Salton and Applica; and

•	conducted such other financial studies, analyses and inquiries as it has deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the managements of our company, APN Holdco and Applica advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial forecasts and projections referred to above had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of our company, APN Holdco and Applica, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Furthermore, upon the advice of the managements of our company, APN Holdco and Applica, Houlihan Lokey assumed that the Synergies had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of our company, APN Holdco and Applica, expressed no opinion with respect to such Synergies or the assumptions on which they were based and assumed that the Synergies would be realized in the amounts and the time periods indicated thereby. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of our company, APN Holdco or Applica since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which our company, APN Holdco, or Applica is a party (other than as specifically contemplated by its opinion).

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments referred to therein were true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of our company, APN Holdco or Applica, or otherwise have an adverse effect on our company, APN Holdco or Applica or any expected benefits of the merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft or forms of documents identified above would not differ in any material respect from such draft or forms of documents.

Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of our company, APN Holdco, Applica or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which our company, APN Holdco or Applica is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which our company, APN Holdco or Applica is or may be a party or is or may be subject and, at our direction and with our consent, Houlihan Lokey’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Houlihan Lokey was not requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger or Precedent Transactions, the assets, businesses or operations of the Company, or any alternatives to the merger or Precedent Transactions, (b) negotiate the terms of the merger or Precedent Transactions, or (c) advise our board of directors or any other party with respect to alternatives to the merger or Precedent Transactions. However, HLHZ, an affiliate of Houlihan Lokey, did provide certain of these services as financial advisor to Salton, as more fully described under “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Background of the Merger.” Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion. Houlihan Lokey has not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Houlihan Lokey did not consider, nor did Houlihan Lokey express any opinion with respect to, the prices at which shares of Salton common stock or other securities have traded or may trade subsequent to the disclosure or consummation of the merger.

Houlihan Lokey’s opinion was furnished for the use and benefit of our board of directors in connection with its consideration of the merger and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party and was not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not address: (i) the underlying business decision of our company, APN Holdco, Applica, their respective security holders or any other party to proceed with or effect the merger or the Precedent Transactions, (ii) the terms of any agreements or documents related to, or the form or any other portion or aspect of, the merger or the Precedent Transactions, except as expressly addressed in the opinion, (iii) the fairness of any portion or aspect of the merger or Precedent Transactions to the holders of any class of securities, creditors or other constituencies of our company, APN Holdco or Applica, or any other party other than those set forth in the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for our company, APN Holdco, Applica or any other party or the effect of any other transaction or the Precedent Transactions in which our company, APN Holdco, Applica or any other party might engage (other than as specifically contemplated by the opinion), (v) the terms of any financing sought or obtained by our company, APN Holdco, Applica or any other party to the merger or Precedent Transaction, (vi) the tax or legal consequences of the merger or the Precedent Transactions to either our company, APN Holdco, Applica, their respective security holders, or any other party, (vii) the fairness of any portion or aspect of the merger or the Precedent Transactions to any one class or group of our company’s or any other party’s security holders vis-à-vis any other class or group of our company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), (viii) whether or not our company, APN Holdco, Applica, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger or the Precedent Transactions, or (ix) the solvency, creditworthiness or fair value of our company, APN Holdco, Applica or any other participant in the merger or Precedent Transactions under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessment by our company, APN Holdco and Applica and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to our company, APN Holdco, Applica and the merger and the Precedent Transactions.

In preparing its opinion to our board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its written opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to our company or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to our board of directors in connection with its consideration of the proposed merger and were among many factors considered by our board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of our board of directors or our management with respect to the merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s opinion rendered to our board of directors on October 1, 2007. Considering the analyses, without considering the methodologies underlying each analyses and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and other convertible securities) plus the value of its minority interests plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

EBIT — generally the amount of the relevant company’s earnings before interest and taxes for a specified time period.

Unless the context indicates otherwise, enterprise and per share equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected computer peripheral related companies listed below as of September 27, 2007, and the transaction and per share equity values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of EBITDA and EBIT for our company for fiscal years ending after the date of the opinion were based on estimates provided by our management. Estimates of EBITDA and EBIT for the selected companies listed below for fiscal years ending after the date of the opinion were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis for Salton

Houlihan Lokey calculated enterprise value multiples of certain financial data for our company and selected companies deemed similar to Salton in one or more respects.

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for our company provided by our company’s management. The selected companies analysis indicated an implied value per share of our common stock of $0.00 per share, as compared to the closing market price per share of Salton common stock on September 27, 2007 of $0.22 per share.

Selected Transactions Analysis for Salton

Houlihan Lokey calculated enterprise value multiples of certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies it deemed similar to Salton in one or more respects.

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for our company provided by our company’s management. The selected transactions analysis indicated an implied value per share of our common stock of $0.00 per share, as compared to the closing market price per share of Salton common stock on September 27, 2007 of $0.22 per share.

Selected Companies Analysis for Salton Giving Effect to the Merger

Houlihan Lokey calculated enterprise value multiples of certain financial data for our company and selected companies deemed similar to Salton in one or more respects, giving effect to the merger.

Houlihan Lokey applied multiple ranges based on the selected companies analysis to corresponding financial data for Salton giving effect to the merger provided by our company’s and Applica’s management. The selected companies analysis indicated an implied reference range value per share of our common stock of $0.31 to $0.39 per share after giving effect to the merger, as compared to the closing market price per share of Salton common stock on September 27, 2007 of $0.22 per share.

Selected Transactions Analysis for Salton Giving Effect to the Merger

Houlihan Lokey calculated enterprise value multiples of certain financial data based on the purchase prices paid in selected publicly-announced transactions involving target companies it deemed similar to Salton in one or more respects.

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for Salton giving effect to the merger provided by our company’s and Applica’s management. The selected transactions analysis indicated an implied reference range value per share of our common stock of $0.39 to $0.48 per share after giving effect to the merger, as compared to the closing market price per share of Salton common stock on September 27, 2007 of $0.22 per share.

Discounted Cash Flow Analysis for Salton Giving Effect to the Merger

Houlihan Lokey also calculated the net present value of our company’s unlevered, after-tax cash flows after giving effect to the merger based on the projections (including the Synergies) provided by our management and the management of Applica. The discounted cash flow analyses indicated an implied reference range value per share of our common stock of $0.40 to $0.57 per share after giving effect to the merger, as compared to the closing market price per share of Salton common stock on September 27, 2007 of $0.22 per share.

Other Matters

We engaged Houlihan Lokey pursuant to a letter agreement dated as of December 19, 2006, as amended, to render an opinion to our board of directors with respect to the fairness to Salton from a financial point of view of the merger consideration to be issued pursuant to the merger, giving effect to the Precedent Transactions. We engaged Houlihan Lokey based on its experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. Houlihan Lokey became entitled to a fee of $250,000 upon rendering its opinion, no portion of which is contingent upon the consummation of the merger or the conclusions set forth in its opinion.

Houlihan Lokey and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Salton and its affiliates. Among other things, Houlihan Lokey or its affiliates have been engaged by Salton to act as placement agent in connection with certain financing transactions and to provide certain valuation services. In addition, HLHZ, an affiliate of Houlihan Lokey, has acted as financial advisor to Salton with respect to Salton’s exploration strategic alternatives and will receive a fee which we currently estimate to be approximately $3.1 million for such services upon the consummation of the merger and against which $750,000 of fees payable to Houlihan Lokey will be creditable to the extent previously paid. Salton also paid Houlihan an aggregate of $1 million for opinions rendered in connection with the Terminated Merger Agreement. In addition, Salton has agreed to indemnify Houlihan Lokey, HLHZ and certain related parties for certain liabilities and to reimburse Houlihan Lokey and HLHZ for certain expenses arising out of their engagements.

Houlihan Lokey and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to APN and its affiliates (including Harbinger Capital Partners) unrelated to the merger. In that regard, Houlihan Lokey or its affiliates have previously been engaged to provide valuation services to or for Harbinger Capital Partners and certain of its affiliates.

In the ordinary course of business, certain of Houlihan Lokey’s and HLHZ’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, our company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Salton Board of Directors Following the Merger

The merger agreement requires that Salton use its reasonable best efforts to obtain and deliver to APN Holdco written resignation letters, effective as of the effective time of the merger, from those members of its board of directors and the board of directors of any of its subsidiaries designated by APN Holdco to Salton in writing at least five days prior to the closing of the merger. Salton also agreed to use its reasonable best efforts to cause the persons designated by APN Holdco to Salton to be appointed to the board of directors as of the closing of the merger agreement.

After the merger, the directors of Salton are expected to be Lawrence M. Clark, Jr., Jeffrey T. Kirshner, Esq., David M. Maura and Eugene I. Davis. Additional information regarding the director designees is set forth on Annex G hereto and incorporated herein by reference. Each director will remain in office until his successor is duly elected or approved and qualified in accordance with Salton’s amended and restated certificate of incorporation and bylaws or as otherwise provided bylaw.

Management of Salton After the Merger

The members of the executive management team of the combined company have not yet been determined and will be appointed by the board of directors of the combined company after the merger. See “Risk Factors - The executive management team of the combined company will not be determined until after the merger is completed.”

Interests of Certain Persons in the Merger and Related Transactions

In considering the recommendation of Salton’s board of directors to vote in favor of adoption of the merger agreement, Salton stockholders should be aware that members of the Salton board and certain of Salton’s executive officers have interests in the merger and related transactions that are different from, or are in addition to, the interests of Salton stockholders generally and that may create potential conflicts of interest. During its deliberations in determining to recommend to its stockholders that they vote in favor of the merger proposal, the Salton board was aware of these interests.

Salton is currently party to an employment agreement with William Lutz, Interim Chief Executive Officer and Chief Financial Officer, dated November 10, 2005 and as amended on September 13, 2007. See “Executive Compensation and Other Information — Employment Agreements” on page 167 for a description of this employment agreement.

Mr. Lutz is entitled to a bonus of $100,000 pursuant to his employment agreement upon the earlier of: (a) December 31, 2007, and (b) the date the board of directors determines that the Company has successfully implemented a strategic alternative. In addition, the table below lists the estimated value of the aggregate cash severance payment to which Mr. Lutz would be entitled under his employment agreement if his employment was terminated following the merger under circumstances entitling him to severance. The following table reflects the cash payments that would be payable based on compensation rates in effect on October 1, 2007.

Cash
Severance
Name	Payment

William Lutz	$487,500

Jason B. Mudrick, a member of the Salton board of directors, is a portfolio manager at Contrarian Capital Management L.L.C., a significant holder of Salton common stock and Series C Preferred Stock. As a result of his affiliation with Contrarian, Mr. Mudrick participated in negotiations with the Company concerning the terms of the Series C Amendment (including negotiations relating to the conversion ratio for the Series C Preferred Stock) and the terms under which Contrarian would consent to the Series C Amendment. Because of this conflict, Mr. Mudrick did not participate in consideration of the merger and related transactions by the Salton board of directors because of such affiliation. David Maura, Vice President and Director of Investments at Harbinger Capital Partners and its affiliates, served on the Salton board of directors until his resignation on January 23, 2007.

Harbinger Capital Partners owns 701,600 shares of Salton common stock, 30,000 shares of Salton’s Series A Preferred Stock and 47,164 shares of Salton’s Series C Preferred Stock. If the merger is consummated, the Series A Preferred Stock of Harbinger Capital Partners will be converted into 65,924,700 shares of common stock (Proposal No. 2) and the Series C Preferred Stock will be converted into 11,770,248 shares of common stock (Proposal No. 3). As a result of the merger and related transactions, Harbinger Capital Partners will beneficially own approximately 92% of the outstanding common stock of Salton.

Harbinger Capital Partners owns approximately $15.0 million principal amount of 2008 Senior Subordinated Notes and approximately $89.6 million principal amount of Second Lien Notes. Harbinger Capital Partners has committed to purchase, at the effective time of the merger and subject to the terms and conditions of the Commitment Agreement between Salton and Harbinger Capital Partners entered into in connection with the execution of the merger agreement, shares of Series D Preferred Stock as described in Proposal No. 4. Harbinger Capital Partners will pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes. The Series D Preferred Stock will be entitled to cumulative dividends payable quarterly at an annual rate of 16%. The complete terms of the Series D Preferred Stock are set forth in the Certificate of Designation attached as Annex E to this proxy statement.

Certain Effects of the Merger; Market for our Common Stock

If the conditions to the merger are satisfied or waived and the merger closes, at the effective time of the merger, Merger Sub will merge with and into APN Holdco with APN Holdco surviving as a wholly owned subsidiary of Salton. Upon completion of the merger and related transactions, Harbinger Capital Partners will beneficially own 673,896,952 shares of Salton common stock or approximately 92% of the outstanding shares of Salton common stock immediately following the closing of the merger and related transactions. Because the merger consideration is fixed in the merger agreement and the automatic conversion ratios of the Series A Preferred Stock and the Series C Preferred Stock are fixed in the Series A Amendment and the Series C Amendment, respectively, the market value of the Salton common stock that Harbinger Capital Partners will receive in the merger and that Harbinger Capital Partners and the other holders of shares of Series A Preferred Stock and Series C Preferred Stock will receive pursuant to the Series A Amendment and the Series C Amendment, respectively, may vary significantly from that implied by current trading prices.

We expect that our common stock will continue to trade on the Pink Sheets under the symbol “SFPI.PK” following completion of the merger.

Plans for the Combined Company Following the Merger

Following completion of the merger and related transactions, Harbinger Capital Partners will beneficially own approximately 92% of the combined company’s outstanding shares of voting capital stock. As a result of the merger and related transactions, Harbinger Capital Partners would have the ability to exert substantial influence and actual control over the combined company’s management policies and affairs, would control the outcome of any matter submitted to the combined company’s stockholders, including amendments to the combined company’s certificate of incorporation and by-laws, any proposed merger or other business combinations involving the combined company, the combined company’s financing, consolidation or sale of all or substantially all of the combined company’s assets and other corporate transactions and would have the ability to elect or remove all of the combined company’s directors. It is expected that the combined company will continue to file reports with the SEC after the merger.

After the merger, the directors of the combined company are expected to be Lawrence M. Clark, Jr., Jeffrey T. Kirshner, Esq., David M. Maura and Eugene I. Davis. See Annex G for more information about these individuals. Each director will remain in office until his successor is duly elected or approved and qualified in accordance with Salton’s amended and restated certificate of incorporation and bylaws or as otherwise provided by law.

In the ordinary course of its business, Salton has and the combined company will continue to explore strategic opportunities relating to its business.

Following the merger, Salton intends to dispose of freehold land at Wombourne, Wolverhampton, United Kingdom.

Following the completion of the merger, the management and/or board of directors of the combined company may initiate a review of the combined company and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes if any would be desirable following the merger to enhance the business and operations of the combined company. Harbinger Capital Partners reserves the right to change its plans for Salton or with respect to its investment in Salton at any time and has and will continue to explore opportunities in the combined company’s industry and relating to its business. Accordingly, among other things, the combined company and/or Harbinger Capital Partners may, as the case may be:

•	elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock or debt of the combined company owned by them after the merger to any person or entity, including an affiliate of Harbinger Capital Partners;

•	decide that, in lieu of continuation of the business plan, the combined company should acquire all or a portion of another business, including an affiliate of Harbinger Capital Partners;

•	decide that, in lieu of continuation of the business plan, the combined company should sell, transfer or otherwise dispose of all or any portion of its assets to any person or entity, including an affiliate of Harbinger Capital Partners;

•	decide that, in lieu of continuation of the business plan, the combined company should be liquidated;

•	restructure the company’s capitalization, indebtedness or corporate structure;

•	change the combined company’s dividend policy;

•	list, register, delist or terminate the registration of any class of the combined company’s equity securities;

•	take the combined company private or otherwise acquire additional equity in or debt of the combined company;

•	make whatever personnel changes to the present directors or management of the combined company deemed necessary;

•	change the number or the term of directors, fill existing board vacancies or change any material term of the employment contract of any officer;

•	suspend the combined company’s obligation to file reports with the SEC; or

•	make any other material change in the combined company’s corporate structure or business.

Harbinger Capital Partners has informed Salton that following the merger it intends to cause Salton to adopt an equity award plan under which Salton may make stock option or other equity based awards in order to attract or retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of Salton and its affiliates can acquire and maintain an equity interest in Salton, or be paid incentive compensation measured by reference to the value of Salton’s common stock, in order to strengthen their commitment to the welfare of Salton and align their interests with those of Salton’s stockholders.

Conduct of Salton’s Business if the Merger is Not Completed

In the event that the merger agreement is not adopted by Salton’s stockholders at the Special Meeting or if the merger is not completed for any other reason, Salton will not issue any shares to the stockholders of APN Holdco pursuant to the merger agreement or complete the related transactions. Instead, Salton will remain a public company, its common stock will continue to be quoted on the Pink Sheets and Salton stockholders will continue to be subject to risks and opportunities as owners of Salton common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Salton common stock, including the risk that the market price of the common stock may decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed.

From time to time, the Salton board of directors will evaluate and review the business operations of the Company, and, among other things, take such steps as are deemed appropriate and continue to seek to maximize stockholder value. The board of directors will also continue to consider strategic alternatives which may be or become available for our company. If the merger agreement is not adopted by stockholders at the Special Meeting or if the merger is not consummated for any other reason, there can be no assurance that the business, prospects or results of operations of Salton will not be adversely impacted. Moreover, Salton could be required to pay APN Holdco a termination fee of $1.0 million plus expense reimbursement of up to $1.0 million if the merger agreement is terminated under certain circumstances. In addition, many costs related to the merger, such as legal, accounting, financial advisory, and financial printing fees, have to be paid regardless of whether the merger is completed. See “Risk Factors — Failure to complete the merger could negatively affect Salton’s stock price, future business and operations.”

Governmental and Regulatory Matters

The merger is subject to the requirements of the HSR Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods end or expire. On January 11, 2007, the 30-day waiting period under the HSR Act expired with respect to the Master Fund. Nevertheless, further HSR Act filings may be required in connection with the proposed transaction.

Neither Salton nor APN Holdco is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable federal and state securities laws in connection with the issuance of Salton common stock pursuant to the merger and the filing of this proxy statement with the SEC.

Material United States Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax consequences to Salton and to the U.S. holders of the Salton common stock, the Series A Preferred Stock, and the Series C Preferred Stock of (1) the merger pursuant to which Merger Sub, Salton’s newly formed wholly-owned subsidiary, will merge with and into APN Holdco with APN Holdco becoming a wholly-owned subsidiary of Salton (the “Merger”); (2) the conversion of the Series A Preferred Stock and the Series C Preferred Stock into Salton common stock pursuant to the Series A Amendment and the Series C Amendment (the “Recapitalization”); and (3) the issuance by Salton of a new series of Series D Preferred Stock in exchange for the surrender by Harbinger Capital Partners of its 2008 Senior Subordinated Notes and Second Lien Notes (the “Exchange”). This discussion is not a complete analysis of all the potential tax considerations relevant to the Merger, the Recapitalization, or the Exchange and does not address the U.S. federal income tax consequences of the Merger, the Recapitalization, or the Exchange to APN Holdco or to the holders of APN Holdco common stock, including Harbinger Capital Partners in its capacity as an APN Holdco stockholder.

This discussion is based on the Code, existing and proposed Treasury regulations, legislative history, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service (“IRS”), all as in effect on the date hereof. Any of these authorities could be repealed, overruled, or subject to change or differing interpretations, possibly with retroactive effect. Salton will not seek a ruling from the IRS with respect to the matters discussed herein and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary does not address the tax consequences that may be relevant to holders in light of their particular circumstances (such as holders subject to the alternative minimum tax) or to holders that may be subject to special treatment under the U.S. federal income tax laws including, for example, insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; banks or other financial institutions; persons whose functional currency is not the U.S. dollar; U.S. expatriates; investors that hold the Salton common stock, the Series A Preferred Stock, or the Series C Preferred Stock as part of a hedge, straddle or conversion transaction; or partnerships or other pass-through entities or their partners. This discussion applies only to U.S. holders that hold the Salton common stock, the Series A Preferred Stock, or the Series C Preferred Stock as capital assets within the meaning of Section 1221 of the Code (generally, stock held for investment purposes). Further, this discussion assumes that the Merger, the Recapitalization, and the Exchange are completed as described in this proxy statement and that all conditions to the Merger, the Recapitalization, and the Exchange set forth in this proxy statement are satisfied.

For purposes of this discussion, the term “U.S. Holder” means (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation under U.S. federal income tax laws that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The Merger

Pursuant to Section 1032 of the Code, Salton will not recognize any gain or loss on the issuance of its common stock to the APN Holdco stockholders in exchange for their shares of APN Holdco common stock in the Merger. In addition, neither Merger Sub, which was formed solely for the purpose of merging with and into APN Holdco, nor the Salton stockholders will recognize any gain or loss in the Merger.

The Recapitalization

In connection with the Merger, Salton stockholders are being asked to vote to approve the Series A Amendment and the Series C Amendment, which together would have the effect of causing all outstanding shares of the Series A Preferred Stock and the Series C Preferred Stock to be converted into shares of Salton common stock upon the effective time of the Merger. The shares of Salton common stock held by Salton stockholders will not change except that such shares will be diluted by the issuance of Salton common stock in connection with the Merger.

The recapitalization of the Series A Preferred Stock and the Series C Preferred Stock into shares of Salton common stock is expected to be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code. Accordingly, the Recapitalization (i) will not result in the recognition of any gain or loss by Salton; (ii) subject to the discussion below under the heading “— Potential Receipt Of Disproportionate Consideration,” is not expected to result in the recognition of gain or loss by the U.S. Holders of the Series A Preferred Stock or the Series C Preferred Stock; (iii) is expected to cause the U.S. Holders of the Series A Preferred Stock and the Series C Preferred Stock to have an adjusted tax basis in the Salton common stock received in the Recapitalization equal to their aggregate adjusted tax basis in the Series A Preferred Stock and the Series C Preferred Stock, as the case may be, owned immediately prior to the Recapitalization; (iv) will cause the U.S. Holders of the Series A Preferred Stock and the Series C Preferred Stock to be treated as having a holding period in the Salton common stock received in the Recapitalization that includes their holding period in the Series A Preferred Stock and the Series C Preferred Stock, as the case may be, owned immediately prior to the Recapitalization; and (v) subject to the discussion below under the heading “— Potential Receipt Of Disproportionate Consideration,” is not expected to result in the recognition of gain or loss by the existing U.S. Holders of Salton common stock because their shares and, thus, their economic interest in Salton, remain unchanged (despite the resulting dilution in such U.S. Holder’s percentage of ownership in Salton) such that a realization event should not be deemed to have occurred for U.S. federal income tax purposes.

     Deemed Distribution

A recapitalization can be treated as a deemed dividend distribution to a stockholder if (1) the recapitalization is pursuant to a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits of the corporation, or (2) a stockholder owning preferred stock with dividends in arrears (i.e., dividends on cumulative preference shares that are not declared in the year in which they are due) exchanges such stock for other stock and, as a result, increases his proportionate interest in the assets or earnings and profits of the corporation. An increase in a preferred stockholder’s proportionate interest occurs where the fair market value or the liquidation preference, whichever is greater, of the stock received in the exchange exceeds the issue price of the preferred stock surrendered. Based on the facts and circumstances, we believe that the exchange of the Series A Preferred Stock and the Series C Preferred Stock for shares of Salton common stock pursuant to the Recapitalization should be regarded as an isolated transaction that is not part of a plan to increase periodically the proportionate interest of any U.S. Holder in the assets or earnings and profits of Salton. Moreover, no dividend arrearages on the Series A Preferred Stock or the Series C Preferred Stock will exist at the time of the Merger. Accordingly, no portion of the Salton common stock received by the U.S. Holders of the Series A Preferred Stock or the Series C Preferred Stock in the Recapitalization should be treated as a deemed dividend distribution.

     Potential Receipt Of Disproportionate Consideration

In connection with the Merger, Salton stockholders are being asked to vote to approve the Recapitalization (Proposals No. 2A, 2B, 3A and 3B). If the value of the Salton common stock held by a U.S. Holder after the Recapitalization is disproportionate compared to the value of the Salton stock that such U.S. Holder owned prior to the Recapitalization, a risk exists, based on Rev. Rul. 73-233, 1973-1 C.B. 179 and Rev. Rul. 79-10, 1979-1 C.B. 140, that the IRS may recharacterize the Recapitalization by treating such U.S. Holder as exchanging its Salton stock for Salton common stock pursuant to the Recapitalization and then transferring a portion of such Salton common stock to other U.S. Holders of Salton stock.

Under this theory, there is a risk of a deemed transfer by the U.S. Holders of the Series A Preferred Stock of a portion of their Salton common stock to the existing U.S. Holders of Salton common stock because the U.S. Holders of the Series A Preferred Stock receive an amount of Salton common stock that is less than the stated value of the Series A Preferred Stock plus the applicable change in control premium. As a result, based on Rev. Rul. 73-233 and Rev. Rul. 79-10, (i) the existing U.S. Holders of Salton common stock may recognize ordinary income taxable at ordinary income tax rates equal to the fair market value of the portion of the Salton common stock that such U.S. Holders are deemed to have received from the U.S. Holders of the Series A Preferred Stock; and (ii) the U.S. Holders of the Series A Preferred Stock may recognize gain or loss on the deemed transfer of a portion of their Salton common stock to the existing U.S. Holders of Salton common stock equal to the difference between the fair market value of such portion of Salton common stock on the effective date of the Recapitalization and such U.S. Holder’s tax basis in that portion of Salton common stock, although it is also possible that such U.S. Holder may be permitted to increase its tax basis in the Salton common stock retained in the Recapitalization by the fair market value of the portion of the Salton common stock that it is deemed to have transferred.

Although we believe that Rev. Rul. 73-233 and Rev. Rul. 79-10 should not apply to the Recapitalization occurring pursuant to the Merger because the existing U.S. Holders of Salton common stock should not be treated as having a realization event for U.S. federal income tax purposes, it is possible that the IRS could take a contrary position. Although it is not certain that the IRS would take this position or, if it did, whether the IRS would prevail in its position, there can be no assurance that the IRS will not challenge the conclusion or the propriety of any of our conclusions herein.

The preceding discussion is not a complete analysis of all the potential tax effects relevant to the Merger and the Recapitalization. U.S. Holders are urged to consult their own tax advisers as to the specific tax consequences of the Merger and the Recapitalization to them, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, and the effects of any changes in the tax laws.

The Exchange

In connection with the Recapitalization, Salton will issue shares of Series D Preferred Stock to Harbinger Capital Partners, as holders of Second Lien Notes and 2008 Senior Subordinated Notes, in exchange for such securities. The shares of Series D Preferred Stock to be issued in respect of the Second Lien Notes and the 2008 Senior Subordinated Notes are based on the aggregate redemption price which would have been required to be paid on the outstanding principal amount of such securities in the Merger as a result of a change in control plus accrued and unpaid interest through the closing date.

Section 108(e)(8) of the Code generally provides that a corporation may realize cancellation of indebtedness (“COD”) income on the cancellation of its debt in exchange for the issuance of its stock. Under this rule, Salton will be treated as having satisfied the exchanged Second Lien Notes and 2008 Senior

Subordinated Notes with an amount of money equal to the fair market value of the Series D Preferred Stock. COD income will result if, and to the extent that, the fair market value of the Series D Preferred Stock at the time of the Exchange is less than the sum of the adjusted issue price of the Second Lien Notes and 2008 Senior Subordinated Notes exchanged therefor. The Exchange is structured such that the number of shares of our Series D Preferred Stock to be issued in the Exchange is calculated on a basis that approximates the adjusted issue price of the Second Lien Notes and the 2008 Senior Subordinated Notes exchanged therefor. If, however, the fair market value of the Series D Preferred Stock issued in the Exchange is less than the adjusted issue price of the Second Lien Notes and 2008 Senior Subordinated Notes exchanged therefor, Salton will recognize COD income equal to such difference. Special provisions under Section 108(a) of the Code applicable to insolvent taxpayers may apply to exclude from gross income any COD income. However, if a taxpayer is made solvent by an exchange of property in satisfaction of debt, it must recognize income equal to the amount by which the debt discharge amount exceeds its pre-discharge insolvency amount. To the extent that Salton recognizes any COD income as a result of the Exchange, it does not expect such COD income to be substantial.

Anticipated Accounting Treatment

Although in legal form Salton will be acquiring APN Holdco, after the merger APN Holdco’s former stockholders will hold a majority of the outstanding common stock of the combined company. Accordingly, for accounting and financial statement purposes, the merger will be treated as a reverse acquisition of Salton by APN Holdco under the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the merger transaction between Salton and APN Holdco, the entity that issues the interests (Salton in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests in the combined entity after the combination. In this case, stockholders of APN Holdco, the sole shareholder of Applica, will receive approximately 92% of the equity ownership and associated voting rights in the combined entity upon completion of the merger and related transactions.

•	The composition of the governing body of the combined entity. In this case, the merger agreement provides that the composition of the Board of Directors of the surviving company will be determined by APN Holdco.

While Salton is the legal acquiror and surviving registrant in this merger, APN Holdco is deemed to be the accounting acquiror in this combination based on the facts and circumstances outlined above. APN Holdco will apply purchase accounting to the assets and liabilities of Salton upon consummation of the merger.

No Appraisal Rights

Under Delaware law, Salton stockholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement. Because they have consented to the merger, holders of APN Holdco stock are not entitled to appraisal rights in connection with the merger.

Financing

APN Holdco’s obligation to complete the merger is not conditioned on the receipt of financing necessary to complete the transaction. Pursuant to the merger agreement, APN Holdco agreed to cause to be provided to Salton at, and subject to, the closing of the merger, aggregate borrowing availability which, together with all cash available at APN Holdco, Salton, and their respective subsidiaries, is sufficient to (a) refinance in full all amounts outstanding under the indebtedness of Salton specified in a schedule to the merger agreement (other than amounts required to refinance such of the 2008 Senior Subordinated Notes and Second Lien Notes as will be exchanged by the APN Holdco stockholders as described in Proposal No. 4 pursuant to the Commitment Agreement), (b) provide such reasonable working capital and sufficient liquidity for Salton and its subsidiaries after the effective time of the merger as APN Holdco deems appropriate and (c) pay all fees and expenses incurred in connection with the transactions contemplated by the merger agreement.

In accordance with the terms of the Harbinger Financing Commitment Letter, Harbinger Capital Partners agreed that at, and subject to, the closing of the merger, Harbinger Capital Partners would provide, or cause to be provided to Salton, a senior secured revolving credit facility to provide the foregoing Financing. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the effective date of the merger, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. Harbinger Capital Partners will be paid up-front fees by Salton aggregating $5.0 million, assuming that the entire Financing is provided pursuant to the Harbinger Facility. APN Holdco may at its option, but is not obligated to, seek to obtain some or all of the Financing from third party lenders rather than from Harbinger Capital Partners. If only a portion of the Financing is provided by the Harbinger Facility, the up-front fee payable to Harbinger Capital Partners shall be reduced as provided in the merger agreement. There will be no warrants or other equity issued in connection with the Harbinger Facility or any other portion of the Financing.

Fees and Expenses

Salton estimates that it will incur direct transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC and HSR filing fees and other related charges, totaling approximately $9.2 million. In addition, the combined company will incur financing fees of approximately $7.3 million and debt redemption costs (assuming all redemption rights are exercised in full) of approximately $10.1 million in connection with the merger.

Except for filing fees paid under the HSR Act and fees and expenses associated with the filing, printing and mailing of this proxy statement and other documents filed with the SEC in connection with the merger, which shall be borne equally by Salton and APN Holdco, and except as provided below under the caption “The Merger Agreement — Termination Fee and Expenses,” all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

Restriction on Resales of Salton Capital Stock

The Salton common stock and Series D Preferred Stock to be issued pursuant to the merger and related transactions will not be registered under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Shares of Salton common stock and Series D Preferred Stock received by the holders thereof may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to Rule 145 under the Securities Act or any other applicable exemption under the Securities Act.

As a condition to the merger agreement, Salton and Harbinger Capital Partners will enter into a registration rights agreement that will provide Harbinger Capital Partners and their permitted transferees with the right, in certain circumstances, to require registration of Salton shares they own, including the shares of common stock that they receive in the merger and upon conversion of the Series A Preferred Stock and Series C Preferred Stock and the Series D Preferred Stock issued to Harbinger Capital Partners in connection with the financing provided by them. Upon registration under the Securities Act, such shares of Series D Preferred Stock issued in connection with the financing and such shares of common stock issued in the merger and upon conversion of the Series A Preferred Stock and Series C Preferred Stock may be transferred by the holder thereof in accordance with the plan of distribution set forth in the applicable registration statement without restriction under the Securities Act. In addition, in order to induce Contrarian Equity Fund, L.P. (“Contrarian”), which beneficially owns approximately 46% of the outstanding shares of Series C Preferred

Stock, to consent to the Series C Amendment, the Company and Contrarian entered into the Contrarian Registration Rights Agreement (as defined below under the caption “Other Agreements — Form of Registration Rights Agreements”) pursuant to which the Company agreed, subject to certain terms and conditions, to file a registration statement following the effective time of the merger covering the resale by Contrarian of its shares of Salton common stock (including shares issued to Contrarian pursuant to the Series C Amendment). For more detailed information regarding the registration rights agreements, see “Other Agreements” beginning on page 101.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. You can obtain a more complete understanding of the merger by reading the merger agreement, which is attached to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read the merger agreement and the other annexes to this proxy statement carefully and in their entirety.

General

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into APN Holdco with APN Holdco surviving as a wholly owned subsidiary of Salton. These transactions are referred to as the “merger”.

Closing Matters

The parties will close the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including approval of the merger by Salton’s stockholders. As soon as practicable after the satisfaction or waiver of the conditions to the merger, the parties will cause the merger to be effected by filing a certificate of merger with the Delaware Secretary of State. Unless the parties otherwise agree, the effective time of the merger will occur upon the filing of the certificate of merger.

Consideration to be Received in Connection with the Merger

Merger Consideration.  Upon completion of the merger, the holders of APN Holdco common stock will receive an aggregate of 595,500,405 shares of Salton common stock in exchange for their outstanding shares of APN Holdco common stock, subject to an anti-dilution adjustment if options or warrants to acquire Salton common stock are exercised prior to the effective time of the merger. After giving effect to the merger and related transactions, APN Holdco stockholders will beneficially own in the aggregate approximately 92% of the outstanding shares of Salton common stock (including existing shares of Salton common stock beneficially owned by APN Holdco stockholders and after giving effect to (i) the issuance of Salton common stock to the APN Holdco stockholders in the merger, and (ii) the conversion of their shares of Salton Series A preferred stock and Salton Series C preferred stock into Salton common stock pursuant to the Series A Amendment contemplated by Proposal No. 2 hereof and the Series C Amendment contemplated by Proposal No. 3 hereof). Because the merger consideration is fixed in the merger agreement (assuming no options or warrants to acquire Salton common stock are exercised prior to the effective time of the merger), the market value of the Salton common stock that APN Holdco stockholders receive in the merger may vary significantly from that implied by current trading prices.

In addition, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into one share of common stock of APN Holdco.

Treatment of Stock Options and Restricted Stock

The Salton stock option plans will remain outstanding after the completion of the merger. Unvested common stock and other restricted stock will continue to be governed by the terms of the restrictions subject to such shares and the restrictions will not lapse as a result of the merger.

Securities Act Exemption

The Salton common stock to be issued pursuant to the merger agreement will not be registered under the Securities Act in reliance on exemptions set forth in Section 4(2) thereof and Regulation D promulgated thereunder.

Representations and Warranties

The merger agreement contains customary and substantially reciprocal representations and warranties made by Salton and Merger Sub, on the one hand, and APN Holdco, on the other, relating to, among other things:

•	due organization, good standing and corporate power;

•	corporate authorization to execute and deliver the merger agreement and perform obligations under the merger agreement and the enforceability of the merger agreement and other related transaction documents;

•	absence of certain conflicts with or violations of corporate charter documents, applicable law or contracts as a result of the execution, delivery and consummation of the transactions contemplated by the merger agreement;

•	absence of untrue statements of material fact or omissions of material facts required to make statements included or incorporated by reference in the proxy statement and other filings not materially misleading;

•	capitalization;

•	absence of a material adverse effect and certain other events since March 31, 2007;

•	absence of certain litigation;

•	valid title to properties;

•	proper preparation and timely filing of documents with the SEC and the accuracy of financial statements;

•	absence of certain undisclosed liabilities;

•	compliance with laws;

•	maintenance of insurance coverage in accordance with industry practice;

•	compliance with product regulatory matters;

•	broker’s or finder’s fees;

•	tax matters;

•	employee benefit matters;

•	intellectual property matters;

•	environmental matters;

•	material contracts;

•	labor relations;

•	inapplicability of Delaware state anti-takeover laws to the merger agreement and related transactions;

•	stockholder voting requirements and board approval;

•	transactions with related parties; and

•	relationship with customers.

In addition, the merger agreement contains certain additional representations made by Salton, including:

•	opinion of Salton’s financial advisor;

•	inapplicability of Salton’s stockholder rights plan; and

•	formation and organization of Merger Sub.

The merger agreement also contains certain additional representations made by APN Holdco, including:

•	the absence of certain business activities and operations since the formation of APN Holdco; and

•	confirmation of the absence of a financing contingency to the closing of the transactions contemplated by the merger agreement.

The representations and warranties contained in the merger agreement are generally subject to materiality qualifications and/or knowledge qualifications, and none of the representations and warranties survive the effective time of the merger.

This description of the representations and warranties is included to provide you with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise because the confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties.

Covenants

Until the effective time of the merger, each of Salton and APN Holdco has agreed, subject to certain exceptions and unless the other party gives its prior written consent in its sole discretion, that it will and will cause its subsidiaries to, among other things:

•	carry on its business in the ordinary course substantially in the same manner as previously conducted;

•	use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and other key employees and preserve its relationships with customers, suppliers and others having business dealings with it;

•	not declare or pay any dividends on or make other distributions in respect of capital stock or, except upon the exercise of options to acquire Salton common stock pursuant to Salton’s stock option plans, repurchase, redeem or otherwise acquire any shares of its capital stock or securities convertible into or exercisable for shares of its capital stock;

•	not issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any securities convertible into or exercisable for shares of its capital stock, except for (i) the Salton common stock to be issued in connection with the merger, (ii) the Salton common stock to be issued upon conversion of the Series A Preferred Stock and the Series C Preferred Stock pursuant to the Series A Amendment contemplated by Proposal No. 2 hereof and the Series C Amendment contemplated by Proposal No. 3 hereof; (iii) the Salton Series D Preferred Stock to be issued in connection with the merger as contemplated by Proposal No. 4 hereof, (iv) the exercise of options to acquire Salton common stock pursuant to Salton’s stock option plans and (v) certain exceptions set forth in the disclosure schedules to the merger agreement;

•	except to the extent required to comply with the merger agreement and applicable law, not amend its certificate of incorporation, bylaws or other governing documents;

•	grant approval and take other action required to consummate the transactions contemplated by the merger agreement if anti takeover or similar statutes become applicable to such transactions;

•	comply with all applicable requirements under any antitrust laws, use reasonable best efforts to obtain prompt termination of any requisite waiting period under any applicable antitrust law and cooperate with the other party in connection with making all filings, notifications and other material actions under any applicable antitrust law;

•	use reasonable best efforts to cause all of the closing conditions to be met as soon as practicable;

•	not take any action that would reasonably be expected to have a Salton Material Adverse Effect, in the case of Salton, or an APN Holdco Material Adverse Effect, in the case of APN Holdco (each as defined below);

•	use reasonable best efforts to obtain all necessary authorizations and third party consents;

•	comply with the confidentiality agreements with respect to any information obtained in connection with the merger agreement and the transactions contemplated thereby; and

•	not agree or commit to do any of the foregoing actions that are prohibited by the covenants.

In addition, Salton also agreed until the effective time of the merger that, subject to certain exceptions and unless APN Holdco gives its written consent in its sole discretion, it will, and will cause its subsidiaries to, among other things:

•	not enter into a new material line of business;

•	not enter into any contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Salton or any of its subsidiaries upon less than 30 days prior written notice;

•	not enter into any contract with respect to licensing of any Salton’s intellectual property with a term extending more than one year that is not terminable by Salton or any of its subsidiaries without penalty or premium upon less than 30 days prior written notice;

•	not incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than in the ordinary course of business consistent with Salton’s past practice;

•	not acquire or agree to acquire any business, entity or other material assets or sell, lease, license or otherwise encumber or dispose of any of its assets (including the capital stock of Salton’s subsidiaries but excluding sales of inventory and obsolete equipment in the ordinary course of business);

•	not make any loans or investments or incur any indebtedness except as permitted under the merger agreement;

•	not increase the compensation or benefits of any employee, consultant or director of Salton or its subsidiaries, enter into any contract with any of the foregoing persons regarding his or her employment of service, adopt or amend any employee benefit plan, make any contributions to employee benefit plans (other than regularly scheduled contributions) or accelerate the vesting of or lapsing of restrictions regarding any equity based compensation, subject to certain exceptions;

•	not make any material change in its method of accounting, change its fiscal year, or make any material tax election except as permitted under the merger agreement;

•	not enter into any material contract that would restrict its ability to engage or compete in business after the effective time of the merger;

•	take certain required actions with respect to the Salton employee benefit plans; and

•	not agree or commit to do any of the foregoing actions that are prohibited by the covenants.

Board Recommendation and Stockholders Meeting.  On October 1, 2007, after evaluating a variety of business, financial and market factors, and consulting with its legal and financial advisors, and after due discussion and due consideration, and acting on the unanimous recommendation of its special independent committee formed for the purpose of analyzing various strategic options, including but not limited to a possible sale or merger of Salton, and consisting of individuals who are not affiliated with Salton or are members of Salton’s management, Salton’s board of directors determined that the merger, the issuance of Salton common stock in connection with the merger (Proposal No. 1), the amendment to Salton’s Certificate of Incorporation (Proposal No. 5), the Series A Amendment and the issuance of shares of Salton common stock upon conversion of the Series A Preferred Stock (Proposal No. 2), the Series C Amendment and the issuance of shares of Salton common stock upon conversion of the Series C Preferred Stock (Proposal No. 3) and the issuance of the Series D Preferred Stock (Proposal No. 4), were advisable and in the best interest of Salton, unanimously approved and adopted the merger and the related foregoing transactions and resolved to recommend Proposals No. 1 through 5 hereof to the stockholders of Salton (the “Salton Board Recommendation”).

Salton agreed that unless the merger agreement is terminated in accordance with its terms, it would call and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining stockholder approval of Proposals No. 1 through 5 hereof regardless of whether it has received a Salton Superior Proposal (as defined below) and whether or not Salton’s board of directors has changed its recommendation of the approval of the merger.

No Solicitation; Other Offers.  The merger agreement contains detailed provisions prohibiting Salton from seeking other alternative transactions to the merger. Under these “no solicitation” provisions, Salton has agreed that it will immediately cease discussions with any person or entity conducted before the date of the merger agreement with respect to any competing transaction (defined below). Salton also agreed that subject to specific exceptions described below, it will not, and will cause its affiliates and representatives not to, prior to the effective time of the merger:

•	solicit, initiate, encourage or take any action to facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person (other than APN Holdco and its representatives) relating to any competing transaction;

•	make an Adverse Recommendation Change (as defined below);

•	enter into any letter of intent, term sheet, agreement or similar instrument relating to a competing transaction; or

•	propose or agree to do or propose any of the foregoing.

For purposes of the merger agreement, an “Adverse Recommendation Change” means either (i) any failure by the board of directors of Salton to make, or any withdrawal, qualification, amendment or modification in a manner adverse to APN Holdco of, the Salton Board Recommendation or (ii) any approval, endorsement or recommendation by Salton’s board of directors of a competing transaction. A competing transaction is defined for purposes of the merger agreement as any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Salton that is conditioned upon the termination of the merger agreement or could reasonably be expected to preclude or materially delay the completion of the merger.

Notification.  Salton will promptly (and in any event within 24 hours) notify APN Holdco of receipt of any inquiry or proposal relating to a competing transaction, including the identity of the person submitting such inquiry or proposal and the terms thereof.

Superior Proposals.  If Salton receives an unsolicited bona fide written offer regarding a competing transaction (which has not been withdrawn), Salton or its board of directors will be permitted to engage in discussions or negotiations with, or provide information to, such person or entity making the competing transaction proposal, if and only to the extent that:

•	Salton has not received stockholder approval of (i) the amendment to Salton’s Certificate of Incorporation (Proposal No. 5), (ii) the issuance of shares of Salton’s common stock in the merger (Proposal No. 1), (iii) the Series A Amendment and the issuance of shares of Salton common stock upon conversion of the Series A Preferred Stock (Proposal No. 2), (iv) the Series C Amendment and the issuance of shares of Salton common stock upon conversion of the Series C Preferred Stock (Proposal No. 3) and (v) the issuance of Salton’s Series D Preferred Stock (Proposal No. 4) (collectively, the “Salton Stockholder Approval”);

•	Salton’s board of directors has determined, after consultation with its outside counsel and financial advisor, in good faith that there is a reasonable likelihood that such competing transaction would constitute a Salton Superior Proposal (as defined below);

•	Salton’s board of directors, after consultation with outside counsel, determines in good faith that such action is required by its fiduciary duties;

•	prior to providing any information to, or entering into discussions or negotiations with, any person proposing a competing transaction, Salton receives from such person an executed confidentiality agreement containing terms Salton determines to be substantially the same (including with respect to standstill provisions) as the confidentiality agreement it entered into with Harbinger Capital Partners, subject to certain limited exceptions; and

•	prior to providing any information to, or entering into any discussions or negotiations with, any person, Salton promptly (and in any event within 24 hours) notifies APN Holdco of receipt of any inquiry or proposal relating to a competing transaction, including the identity of the person submitting such inquiry or proposal and the terms thereof.

Salton has agreed to use its commercially reasonable efforts to keep APN Holdco and its affiliates informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide APN Holdco with any such written proposal or offer.

For purposes of the merger agreement, a Salton Superior Proposal is a bona fide written offer regarding a competing transaction that is (i) made by a third party which the board of directors of Salton concludes, after consultation with its financial advisor and receipt of the advice of outside counsel, is more favorable (taking into account the terms and conditions thereof) from a financial point of view to Salton’s stockholders than the transactions contemplated by the merger agreement (including any alterations to the merger agreement proposed by APN Holdco in response thereto) and (ii) is reasonably likely to be consummated.

Adverse Recommendation Change.  Salton’s board of directors shall be permitted to effect an Adverse Recommendation Change if all of the following conditions are met:

•	Salton has not received the Salton Stockholder Approval;

•	Salton has received an unsolicited bona fide written offer regarding a competing transaction from a third party;

•	Salton’s board of directors has determined in good faith by a majority vote, after consultation with its outside counsel and financial advisor, that such competing transaction constitutes a Salton Superior Proposal;

•	Salton’s board of directors, after consultation with outside counsel, determines in good faith by a majority vote that such action is required by its fiduciary duties under applicable law;

•	Salton has complied with its obligations under the non-solicitation provisions in the merger agreement;

•	Salton promptly notifies APN Holdco in writing at least four business days before taking such action, of its intention to make an Adverse Recommendation Change and provides APN Holdco with the most current version of any proposed agreement and a detailed summary of the material terms of the proposal and the identity of the offeror; and

•	APN Holdco does not propose, within four business days after its receipt the notice described in the immediately preceding bullet, adjustments to the terms and conditions of merger agreement which would enable Salton’s board of directors to determine in good faith, after consultation with its outside counsel and its financial advisor, that such proposal is at least as favorable in the aggregate (taking into account all of the factors and other aspects of such proposal included in the definition of Salton Superior Proposal) to Salton’s stockholders as the Salton Superior Proposal.

Any material amendment to any offer regarding a competing transaction will be deemed for purposes of the merger agreement to be a new offer regarding a competing transaction for purposes of re-starting the four business day time period described above.

Directors’ and Officers’ Indemnification and Insurance.  The merger agreement provides that in the event of any threatened or actual action, whether civil or administrative, including any such action in which any present or former director or officer of Salton or any of its subsidiaries (“indemnified party”) is, or is threatened to be, made a party based whole or in part, or arising in whole or in part out of, pertaining in whole or in part to, any action or failure to take action by any such person in such capacity taken prior to the effective time of the merger, Salton will, from and after the effective time of the merger, indemnify, defend and hold harmless such indemnified party, as and to the fullest extent permitted or required by applicable law, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with such action; provided that:

•	the indemnified party agrees to repay such legal and other fees paid in advance if it is ultimately determined that such person is not entitled to indemnification under applicable law;

•	Salton will not be liable for any settlement effected without its prior written consent (which will not be unreasonably delayed or withheld); and

•	Salton will not be obligated to pay the fees and expenses of more than one counsel for all indemnified parties in any jurisdiction for any single action, unless two or more of such indemnified parties have conflicting interests in the outcome of the action.

Salton has also agreed to either (i) maintain its current directors’ and officers’ liability insurance policies for six years after the effective time of the merger (provided that Salton may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Salton) or (ii) obtain “tail” insurance policies with at least the same coverage and amounts for six years from the effective time of the merger with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger, provided that in no event will the surviving corporation or Salton be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Salton for such insurance prior to October 1, 2007 (the “maximum premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, the surviving corporation or Salton will obtain the amount of tail coverage obtainable for an annual premium equal to the maximum premium. The indemnification and insurance provisions survive the closing of the merger and are enforceable by the indemnified parties, in addition to any other remedies to which such person may be entitled under applicable law.

Financing of the Merger.  Consummation of the merger is not subject to a financing condition. Pursuant to the merger agreement, APN Holdco has agreed to provide Salton at the closing of the merger with aggregate borrowing availability which, together with cash available at APN Holdco, Salton and their respective subsidiaries, is sufficient to (i) refinance in full all amounts outstanding under certain scheduled debt obligations of Salton and its subsidiaries (other than amounts required to refinance such of the 2008 Senior Subordinated Notes and Second Lien Notes as will be exchanged by Harbinger Capital Partners in connection with the Commitment Agreement as described in Proposal No. 4), (ii) provide reasonable working capital and sufficient liquidity for Salton and its subsidiaries after the effective time of the merger as APN Holdco shall deem appropriate, and (iii) pay all fees and expenses incurred in connection with the transactions contemplated by the merger agreement.

Pursuant to the Harbinger Financing Commitment Letter executed concurrently with the merger agreement, Harbinger Capital Partners has agreed that at, and subject to, the closing of the merger, the Harbinger Funds would provide, or cause to be provided to Salton, the Harbinger Facility to provide the foregoing Financing. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the effective date of the merger, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. Harbinger Capital Partners will be paid up-front fees by Salton aggregating $5.0 million, assuming that the entire Financing is provided pursuant to the Harbinger Facility. If only a portion of the financing is provided by the Harbinger Facility, the up-front fee payable to Harbinger Capital Partners shall be equal to the product of $5.0 million and a fraction, the numerator of which is the amount of borrowing availability under the Harbinger Facility and the denominator of which is the aggregate amount of the financing being provided by all sources. There will be no warrants or other equity issued in connection with the Harbinger Facility or any other portion of the Financing.

APN Holdco may seek to obtain some or all of the financing from third party lenders rather than from Harbinger Capital Partners. Any such third party financing shall be on such terms and conditions as may be acceptable to APN Holdco in its reasonable discretion and may be different in material respects from the terms of the Harbinger Facility. If APN Holdco elects to seek any such third party financing, it has agreed to keep Salton informed on a reasonably current basis of its efforts to obtain such third party financing and of the terms being proposed in connection therewith.

In connection with the Financing, Salton has agreed to reasonably cooperate with obtaining the Financing, including by:

•	taking reasonable actions as necessary or advisable to consummate such Financing;

•	providing assistance from the senior management of Salton and its subsidiaries in the preparation for and participation in meetings, road shows and sessions with prospective lenders, investors, rating agencies and others.;

•	furnishing APN Holdco and its financing sources with financial and other pertinent information regarding Salton and its subsidiaries as may be reasonably requested by APN Holdco including financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes and such monthly financial information as is prepared by Salton or its subsidiaries in the ordinary course of business in a manner consistent with past practice;

•	assisting APN Holdco and its financing sources in the preparation of offering documents and materials required to raise debt or equity to complete the Financing;

•	reasonably cooperating with the marketing efforts of APN Holdco and its financing sources for any equity or debt to be raised to complete the Financing;

•	forming new or indirect subsidiaries;

•	providing and executing such documents as may reasonably be requested by APN Holdco;

•	using commercially reasonable efforts to facilitate the pledging of collateral; and

•	using commercially reasonable efforts to obtain accountants’ comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by APN Holdco.

Litigation.  Salton has agreed to give APN Holdco, except as otherwise required by law or to the extent, in the reasonable opinion of Salton’s outside counsel, there exists a conflict between APN Holdco and Salton, the opportunity to participate in the defense or settlement of any stockholder or other material litigation against Salton or its directors relating to the transactions contemplated by the merger agreement. Salton also agreed that it will not settle any such litigation without the prior written consent of APN Holdco, which consent shall not be unreasonably withheld or delayed in the event that the settlement would not be material.

Director Resignations/Appointments.  Salton has agreed to use its reasonable best efforts to obtain and deliver to APN Holdco written resignation letters, effective as of the effective time of the merger, from those members of its board of directors and the board of directors of any of its subsidiaries designated by APN Holdco to Salton in writing at least five days prior to the closing of the merger. Salton also agreed to use its reasonable best efforts to cause the persons designated by APN Holdco to Salton to be appointed to the board of directors as of the closing of the merger agreement.

401(k) Plan.  Salton has agreed that its 401(k) plan will be terminated effective as of the closing of the merger.

Anti-Dilution Provisions.  From and after the effective time of the merger until such time as the percentage of the total voting power (as set forth below) of the APN Holdco interest beneficially owned by Harbinger Capital Partners and their affiliates has been less than 50% for a period of at least ten consecutive days, in the event at any time the number of outstanding shares of Salton’s voting stock is increased due to the issuance of shares upon the exercise of options to acquire Salton common stock outstanding on the date of the merger agreement, then in connection with each such issuance APN Holdco and/or its affiliates will have the right, but not the obligation, to purchase from Salton at the same exercise price per share, up to such number of additional shares of voting stock as may then be necessary solely as a result of such issuance to restore their ownership interest to the same percentage of the total voting power as existed immediately prior to such increase in the number of outstanding shares of voting stock. Salton has agreed to notify APN Holdco in writing of any such exercise within 15 days following any such exercise. The foregoing purchase right is exercisable at any time and from time to time until 30 days after APN Holdco’s receipt of notice of such issuance. “Total voting power” is defined for this purpose as the total number of votes that may be cast in the election of directors of Salton at any meeting of stockholders of Salton held on such date assuming all shares of voting stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Salton common stock) or upon the happening of a contingency.

Expenses.  Except for filing fees paid under the HSR Act and fees and expenses associated with the filing, printing and mailing of this proxy statement or other documents filed with the SEC in connection the merger, which shall be borne equally by Salton and APN Holdco, and except as described below under the caption “— Termination Fees and Expenses”, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

Conditions to Completion of the Merger

The respective obligations of the parties to complete the merger are subject to satisfaction or waiver of the following conditions:

•	the Salton Stockholder Approval shall have been obtained at Salton’s stockholders meeting;

•	no preliminary or permanent injunction or other order, judgment, ruling, decree, writ, permit, license or other requirement of any governmental entity shall have been issued that would make consummation of the transactions contemplated by the merger agreement unlawful, and such transactions shall not be prohibited or made illegal by any law;

•	the waiting period under the HSR Act shall have terminated or expired; and

•	all other required authorization of or filings with any governmental entity shall have been made or obtained, except where the failure to make or obtain such authorizations or filings would not, individually or in the aggregate, have a Salton Material Adverse Effect or an APN Holdco Material Adverse Effect (each as defined below).

In addition, the obligations of APN Holdco, on the one hand, or Salton and Merger Sub, on the other hand, to complete the merger are subject to satisfaction or waiver of certain conditions, including the following:

•	the respective covenants of Salton and Merger Sub or APN Holdco, as applicable, under the merger agreement to be performed on or before the closing shall have been duly performed in all material respects;

•	the representations and warranties of Salton and the Merger Sub or APN Holdco, as applicable, (which shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of the merger agreement and shall be true and correct as of the closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Salton Material Adverse Effect or an APN Material Adverse Effect, as applicable. Also, the representations and warranties of the parties regarding capitalization and, with respect to Salton, valid issuance of stock, shall have been true and correct in all material respects as of the closing with the same effect as though made as of the closing;

•	no event, circumstance, change or effect shall have occurred since the date of the merger agreement that, individually or in the aggregate, would reasonably be expected to have a Salton Material Adverse Effect or an APN Material Adverse Effect, as applicable;

•	no action shall be pending which the board of directors of APN Holdco or Parent, as applicable, determines, following receipt of advice of outside counsel, would be reasonably expected to have a Salton Material Adverse Effect or an APN Material Adverse Effect, as applicable;

•	Salton or APN Holdco, as the case may be, shall have received legal opinions to the effect that for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and that the exchange of APN Holdco stock for Salton common stock pursuant to the merger will constitute an exchange of securities in pursuance of a plan of reorganization within the meaning of Section 354(a) of the Code; and

•	Parent and Merger Sub or APN Holdco, as applicable, shall have executed and delivered each transaction document to which they are or have been designated to become a party pursuant to the merger agreement.

In addition, APN Holdco’s obligation to complete the merger is also subject to the satisfaction or waiver of certain other conditions, including:

•	all resignations of directors of Salton and its subsidiaries, requested by APN Holdco shall have been obtained and the designees of APN Holdco shall have been appointed to Salton’s board of directors;

•	since the date of the merger agreement, neither Salton nor its subsidiaries shall have (i) entered into any amendment or modification of, or obtained any waiver under Salton’s senior credit agreement that increases the borrower’s borrowing availability thereunder, modifies the definition of “borrowing base” therein or modifies the interest rate or repayment terms applicable to borrowings thereunder, or (ii) entered into or obtained any other amendment, modification, waiver or extension of our under such senior credit agreement that requires the payment of any fee or other form of consideration (other than reimbursement of attorneys’ fees and actual out of pocket expenses) in excess of an aggregate of $4.5 million for all such amendments, modifications, waivers or extensions;

•	at the closing date, the aggregate borrowings of Salton and its subsidiaries under Salton’s senior credit agreement shall not exceed the lesser of (x) the excess of $192.5 million over the principal amount of loans then outstanding under the Reimbursement and Senior Secured Credit Agreement described herein under the caption “Other Agreements — Commitment Agreement”, and (y) Salton’s “borrowing base, under Salton’s senior credit agreement plus $5 million”;

•	execution and delivery by Salton of the Release; and

•	the Series A Amendment, the Series C Amendment and the Certificate of Designation relating to the Series D Preferred Stock shall have been filed with the Secretary of State of Delaware and be effective.

The obligations of Salton and Merger Sub to complete the merger are also subject to satisfaction or waiver of the condition that all conditions to the closing of issuance of Salton’s Series D Preferred Stock as contemplated by Proposal 4 hereof pursuant to the agreement among Salton and the APN Holdco stockholders governing such issuance shall have been satisfied (other than due to a breach by Salton of its obligations thereunder) and the exchange of the Second Lien Notes and 2008 Senior Subordinated Notes of Salton held by Harbinger Capital Partners for shares of Salton’s Series D Preferred Stock contemplated by such agreement will be consummated concurrently with the effective time of the merger.

For purposes of the merger agreement, a Salton Material Adverse Effect means, a material adverse effect on the business, financial condition or results of operations of Salton and its subsidiaries taken as a whole or the ability of Salton and/or Merger Sub to consummate the merger or perform their respective obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis; provided, however, that no event, circumstance, change or effect resulting from or relating to any of the following matters will constitute a Salton Material Adverse Effect (except, in the case of the first four bullets below, to the extent that such event, circumstance, change or effect has had a disproportionate effect on Salton and its subsidiaries as compared to other persons in the industry in which Salton and its subsidiaries conduct their business):

•	a change in general political, economic or financial market conditions;

•	changes affecting the industries generally in which Salton or its subsidiaries conduct business;

•	seasonal fluctuations in the business of Salton and its subsidiaries;

•	any acts of terrorism or war;

•	compliance with the terms of, or the taking of any action required by, the merger agreement; or

•	certain matters listed in the disclosure schedules to the merger agreement (although the underlying causes of such matters will not be excluded from the definition of a Salton Material Adverse Effect).

Similarly, an APN Holdco Material Adverse Effect means a material adverse effect on the business, financial condition or results of operations of APN Holdco and its subsidiaries taken as a whole or the ability of APN Holdco to consummate the merger or to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby on a timely basis; provided, however, that no event, circumstance, change or effect resulting from or relating to any of the following matters will constitute an APN Material Adverse Effect (except, in the case of the first four bullets below, to the extent that such event, circumstance, change or effect has had a disproportionate effect on Applica and its subsidiaries as compared to other persons or entities in the industry in which Applica and its subsidiaries conduct their business):

•	a change in general political, economic or financial market conditions;

•	changes affecting the industries generally in which Applica or its subsidiaries conduct business;

•	seasonal fluctuations in the business of Applica and its subsidiaries;

•	any acts of terrorism or war; or

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

Termination and Abandonment

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of Salton and APN Holdco;

•	by APN Holdco (provided that APN Holdco is not then in material breach of any covenant, representation or warranty or other agreement set forth in the merger agreement) if there has been a breach by Salton or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the merger agreement or if any such representation and warranty has become untrue, in either case such that any of the conditions to closing set forth in the first three bullet points of the second paragraph under the caption “— Conditions to Completion of the Merger” above are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Salton of notice of such breach;

•	by Salton (provided neither Salton nor Merger Sub is then in material breach of any covenant, representation or warranty or other agreement set forth in the merger agreement) if there has been a breach by APN Holdco of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any such representation and warranty has become untrue, in either case such that any of the conditions to closing set forth in the first three bullet points of the second paragraph under the caption “— Conditions to Completion of the Merger” above are incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Salton of notice of such breach;

•	by either Salton or APN Holdco if any order, judgment, ruling, decree, writ, permit, license or other requirement of any governmental entity preventing or prohibiting the closing of the transactions contemplated by the merger agreement has become final and nonappealable after the terminating party has used commercially reasonable efforts to have such order, judgment, ruling, decree, writ, permit, license or other requirement of any governmental entity vacated;

•	by either Salton or APN Holdco if the merger shall not have occurred on or prior to January 30, 2008;

•	by either Salton or APN Holdco if the Salton Stockholder Approval is not obtained at Salton’s stockholder meeting; or

•	by APN Holdco if the board of directors of Salton or its special independent committee shall have modified or withdrawn the Salton Board Recommendation or delivered notice of an Adverse Recommendation Change or failed to confirm the Salton Board Recommendation within four business days after APN Holdco’s request to do so.

Effect of Termination.  In the event of termination of the merger agreement by either Salton or APN Holdco pursuant to the terms of the merger agreement, subject to certain limited exceptions, there will be no liability under the merger agreement on the part of Salton, MergerSub or APN Holdco, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in the merger agreement and (ii) as provided below under the caption “— Termination Fee and Expenses”.

Termination Fee and Expenses.  Salton must pay to APN Holdco a termination fee equal to $1.0 million plus up to $1.0 million for reasonable and documented out of pocket third party expenses if the merger agreement is terminated:

•	by APN Holdco or Salton (i) because the merger has not occurred by January 30, 2008 (unless the failure of the merger to have occurred by such date is due to the failure of APN Holdco to perform in all material respects the covenants and agreements of APN Holdco set forth in the merger agreement) or (ii) the Salton Stockholder Approval is not obtained at Salton’s stockholder meeting and, in each case, prior to the time of such termination a competing transaction has been made or proposed to Salton’s board of directors or its stockholders or otherwise publicly announced (whether or not conditional) and within twelve months Salton enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of a competing transaction or shall complete a competing transaction whether or not such competing transaction was the same as the initial competing transaction referred to above; or

•	by APN Holdco if the Salton board of directors or its special independent committee has modified or withdrawn the Salton Board Recommendation or delivered notice of an Adverse Recommendation Change or failed to confirm the Salton Board Recommendation within four business days after APN Holdco’s request to do so.

In the event that Salton fails to pay the foregoing amounts when due, and, in order to obtain such payment, APN Holdco commences a suit that results in a judgment against Salton for the foregoing amounts, Salton will pay to APN Holdco (i) the costs and expenses (including all reasonable fees and expenses of counsel) in connection with any action taken to obtain a judgment and (ii) interest on the foregoing, commencing on the date that such amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, at such bank’s base rate plus 2.00%.

OTHER AGREEMENTS

Commitment Agreement.  Concurrently with the execution of the merger agreement, Harbinger Capital Partners entered into a Commitment Agreement with Salton, under which Harbinger Capital Partners agreed to, among other things:

•	execute and deliver, and not revoke or modify, the unanimous written consent of the APN Holdco stockholders approving the transactions contemplated by the merger agreement; and

•	subject to certain exceptions, not to transfer any of their shares of APN Holdco common stock prior to the effective time of the merger.

In the Commitment Agreement, the parties also agreed to the sale of Series D Preferred Stock to Harbinger Capital Partners, subject to stockholder approval, as more fully described in Proposal No. 4. Harbinger Capital Partners will pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes. The Series D Preferred Stock will be entitled to cumulative dividends payable quarterly at an annual rate of 16%. The complete terms of the Series D Preferred Stock are set forth in the Certificate of Designation attached as Annex E to this proxy statement. In addition, in the event that Salton proposes to issue or sell debt or equity securities to any third party, Harbinger Capital Partners will, subject to certain limited exceptions, have the right of first refusal to acquire all, but not less than all, of such securities from Salton at the same price and on the same terms and conditions as were offered to such third party, as long as Harbinger Capital Partners and its affiliates beneficially own at least 50% of the outstanding shares of Series D Preferred Stock.

The Commitment Agreement terminates upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms (except that the right of first refusal described above will survive the completion of the merger).

The foregoing description of the Commitment Agreement is qualified in its entirety by reference to the complete terms and conditions of the Commitment Agreement, which was filed as Exhibit 99.5 to the Form 8-K filed by Salton with the SEC on October 2, 2007.

Form of Registration Rights Agreements.  The merger agreement requires that at the effective time of the merger Salton and Harbinger Capital Partners enter into a Registration Rights Agreement (the “Harbinger Registration Rights Agreement”) pursuant to which Salton will agree to the following:

•	if Salton receives a request from the holders of a majority of Salton common stock owned by Harbinger Capital Partners or its permitted assignees, that Salton file a registration statement covering at least 10% of the common stock held in the aggregate by such person(s), Salton must, subject to certain conditions, use commercially reasonable efforts to register the shares requested for registration (provided, that Harbinger Capital Partners and its permitted assignees will be entitled to five such requests);

•	if Salton chooses to register any of its capital stock for its own account or on account of any of its stockholders with registration rights (other than for employee benefit plans or similar arrangements), Salton shall invite Harbinger Capital Partners and its permitted assignees to “piggyback” on such registration;

•	if Salton receives a request from any APN Holdco stockholder to effect a registration statement on Form S-3, then Salton shall, subject to certain exceptions, promptly effect such Form S-3 registration;

•	upon request, register common stock held by Harbinger Capital Partners or its assignees in connection with any hedging transactions; and

•	pay all fees associated with any registration required to be made by it pursuant to the registration rights agreement.

Under the terms of the Harbinger Financing Commitment, Salton will be required, under certain ;circumstances to register the Series D Preferred Stock issued to Harbinger Capital Partners in connection with the financing provided by them.

In order to induce Contrarian, which beneficially owns approximately 46% of the outstanding shares of Series C Preferred Stock, to consent to the Series C Amendment, the Company and Contrarian entered into a Registration Rights Agreement (the “Contrarian Registration Rights Agreement”) pursuant to which the Company agreed, subject to certain terms and conditions, to use commercially reasonable efforts to (i) prepare and file or cause to be prepared and filed with the SEC, not later than 75 days after the effective date of the merger, a registration statement on Form S-3 (or such other form appropriate for such purpose) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Contrarian of its Salton shares (including the shares of Salton common stock which it will acquire upon consummation of the merger as a result of the Series C Amendment), and (ii) cause such registration statement to be declared effective under the Securities Act within 120 days following the effective time of the merger and, subject to certain exceptions, to keep such registration statement continuously effective under the Securities Act until September 7, 2008 or such earlier date on which Contrarian no longer holds any such securities or may freely dispose of such securities without a registration statement and without any volume or manner of sale limitations.

The foregoing descriptions of the forms of the Harbinger Registration Rights Agreement and of the Contrarian Registration Rights Agreement are qualified in their entirety by reference to the complete terms and conditions of the form of the Harbinger Registration Rights Agreement and of the Contrarian Registration Rights Agreement, which were filed as Exhibits 99.6 and 99.7, respectively, to the Form 8-K filed by Salton with the SEC on October 2, 2007.

Release

The merger agreement requires that at the effective time of the merger Salton enter into a Release on behalf of itself and its subsidiaries releasing APN Holdco, Applica, Harbinger Capital Partners and their respective affiliates from any and all causes of actions and liabilities arising prior to the effective time of the merger, including with respect to the termination of the Terminated Merger Agreement between Salton and APN Holdco. The foregoing description of the Release does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which is filed as Exhibit 99.8 to the Current Report on Form 8-K filed by Salton on October 2, 2007.

Financing Related Agreements

Concurrently with the execution and delivery of the merger agreement, Salton, its subsidiaries, Silver Point Finance, LLC, (“Silver Point”) as co-agent for the lenders under Salton’s senior secured credit facility and Harbinger Capital Partners entered into a Loan Purchase Agreement. The Loan Purchase Agreement provides that at any time (1) from and after the date any party to the merger agreement has, or asserts, the right to terminate the merger agreement or the merger agreement is terminated and/or (2) on or after November 10, 2007 and prior to February 1, 2008 (provided, in each case, no insolvency proceeding with respect to Salton or its subsidiaries is then proceeding), at the request of Silver Point, Harbinger Capital Partners shall purchase from Silver Point certain overadvance loans outstanding under Salton’s senior secured credit facility having an aggregate principal amount of up to approximately $68.5 million. The purchase price shall be equal to 100% of the outstanding principal amount of the overadvance loans, plus all accrued and unpaid interest thereon through and including the date of purchase.

In the event that Harbinger Capital Partners purchases the overadvance loans pursuant to the Loan Purchase Agreement, the amount of the purchased overadvance loans will be deemed discharged under Salton’s senior secured credit facility and the principal amount of such over advance loans, plus all accrued and unpaid interest thereon and a $5 million drawdown fee payable to Harbinger Capital Partners as a result of such purchase, will be automatically converted to loans under a new Reimbursement and Senior Secured Credit Agreement dated as of October 1, 2007 among Harbinger Capital Partners, Salton and its subsidiaries that are signatories thereto as borrowers and guarantors.

The Loan Purchase Agreement also provides that under certain circumstances, including the commencement of an insolvency proceeding with respect to Salton or its subsidiaries, at the request of Silver Point, Harbinger Capital Partners shall purchase from Silver Point all of the outstanding obligations under Salton’s senior secured credit facility (and Harbinger Capital Partners Special Situations Fund, L.P. shall become the agent and co-agent thereunder).

The Reimbursement and Senior Secured Credit Agreement has a maturity date of January 30, 2008. The interest rate with respect to loans under the Reimbursement and Senior Secured Credit Agreement is the six month LIBOR plus 10.5%, payable in cash on the last business day of each month. The default rate is LIBOR plus 12.5%.

The Reimbursement and Senior Secured Credit Agreement contains covenants that are substantially the same as the covenants contained in Salton’s senior secured credit facility except there are no financial maintenance covenants. Under the terms of the Reimbursement and Senior Secured Credit Agreement, to the extent that the lenders under Salton’s senior secured credit facility amend or modify the covenants under such facility, the parallel covenants under the Reimbursement and Senior Secured Credit Agreement shall be automatically deemed amended or modified; provided that the lenders under Salton’s senior secured credit facility may not amend or modify the covenant limiting the maximum amount of Salton’s senior secured credit facility.

Subject to the Amended and Restated Intercreditor Agreement described below, if an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the agent under the Reimbursement and Senior Secured Credit Agreement and the holders of at least 66 2/3% in principal amount of loans thereunder then outstanding may declare the principal of and accrued but unpaid interest on all of such loans to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all of the loans thereunder shall automatically become immediately due and payable without notice or demand of any kind.

The loans under the Reimbursement and Senior Secured Credit Agreement are secured by a second-priority lien on substantially all of Salton’s domestic assets and a pledge of the capital stock of our domestic subsidiaries and certain of our foreign subsidiaries. The loans are also unconditionally guaranteed by each of Salton’s direct and indirect domestic subsidiaries.

In connection with the Loan Purchase Agreement: (a) Salton entered into a waiver, consent, forbearance and seventeenth amendment to its senior secured credit agreement pursuant to which Silver Point (1) permits the transactions contemplated by the Loan Purchase Agreement and related documents, (2) waives any event of default resulting from a going concern qualification in the report by Salton’s independent auditors accompanying Salton’s audited financial statements as of and for the period ending June 30, 2007, and (3) subject to certain conditions, forbears from exercising remedies with respect to certain existing events of default relating to, among other things, the filing of Salton’s annual report on Form 10-K for the fiscal year ended June 30, 2007 and the delivery of foreign stock pledge agreements and blocked account control agreements; (b) Salton entered into a waiver, consent and first amendment to its second lien credit agreement which, among other things, permits the transactions contemplated by the Loan Purchase Agreement and related documents; (c) the agent and co-agent for Salton’s senior secured credit agreement, the agent for the Reimbursement and Senior Secured Credit Agreement and the second lien agent for Salton’s second lien credit agreement entered into an Amended and Restated Intercreditor Agreement which, among other things, governs the priority of rights among the lenders; and (d) the agent for the Reimbursement and Senior Secured Credit Agreement and the second lien agent for the second lien credit agreement entered into a Junior Intercreditor Agreement governing the priority of rights among the lenders thereunder.

The foregoing description of each of the Loan Purchase Agreement, Reimbursement and Senior Secured Credit Agreement, seventeenth amendment to Salton’s senior secured credit agreement, amendment to Salton’s second lien credit agreement, Amended and Restated Intercreditor Agreement and Junior Intercreditor Agreement does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which was filed as Exhibits 99.9, 99.10, 99.11, 99.12, 99.13 and 99.14, respectively, to the Current Report on Form 8-K filed by Salton on October 2, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the merger and related transactions, as if the merger and related transactions had been consummated on July 2, 2006 for purposes of the unaudited pro forma condensed consolidated statements of operations, and June 30, 2007 with respect to the unaudited pro forma condensed consolidated balance sheet.

On January 23, 2007, Applica completed a merger transaction with APN Holdco under which APN Holdco acquired Applica. APN Holdco was formed for the purpose of acquiring all of the capital stock of Applica, conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and prepares no financial statements.

In August 2007, Applica changed its fiscal year end from December 31 to June 30. The new fiscal year end aligns Applica’s year end with Salton’s year end and will be the year end for the combined company.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 is presented to give effect to the merger and related transactions as if they occurred on June 30, 2007. The historical statement of operations for Applica for the twelve months ended June 30, 2007 has been derived by combining its audited statement of operations for the six months ended June 30, 2007 with its unaudited statement of operations data for the six months ended December 31, 2006. Applica’s statement of operations has been adjusted to give effect to the merger with APN Holdco under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The historical statement of operations of Salton for the twelve months ended June 30, 2007 has been derived from Salton’s audited financial statements for the twelve months ended June 30, 2007.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Salton’s audited consolidated financial statements as of and for the three years ended June 30, 2007 and Applica’s audited consolidated financial statements as of and for the three years ended December 31, 2006 and its audited consolidated financial statements as of and for the six months ended June 30, 2007. These financial statements are either included in or incorporated by reference in this proxy statement.

Although Salton will issue 595,500,405 shares of its common stock to effect the merger with APN Holdco, the business combination will be accounted for as a reverse acquisition with APN Holdco considered the accounting acquirer. As a result, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities of Salton based on their respective fair market values, with any excess allocated to goodwill.

The unaudited pro forma condensed consolidated financial data were prepared using the purchase method of accounting with APN Holdco treated as the acquirer. Accordingly, the historical consolidated financial data has been adjusted to give effect to the impact of the consideration paid in connection with the merger. In the unaudited pro forma condensed consolidated balance sheet, APN Holdco’s cost to acquire Salton has been allocated to the assets acquired and liabilities assumed based upon preliminary estimates of management of their respective fair values as of the date of acquisition. The preliminary consideration exceeded the estimated fair value of the assets acquired and liabilities assumed by approximately $59.6 million, which resulted in the recognition of goodwill.

The amounts allocated to acquired assets and liabilities in the unaudited pro forma condensed consolidated balance sheet are based on preliminary valuation estimates of management. Definitive allocations will be performed and finalized by Salton after the completion of the merger. Accordingly, the consideration allocation pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial data and are subject to revision based on a final determination of fair value after the completion of the merger. The values management has assigned in the unaudited pro forma condensed consolidated balance sheet are reasonable, although they could vary once the actual valuations are completed.

A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Salton that exist as of the date of completion of the merger.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other synergies that management believes could have been achieved had the transactions been consummated on July 2, 2006. The unaudited pro forma condensed consolidated financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Applica and Salton are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs related to Salton employees, costs of vacating some facilities of Salton, or other costs associated with exiting activities of Salton that would affect amounts in the pro forma financial statements. Any such liabilities which meet the requirements of EITF 95-3 would be recorded as an adjustment to the purchase price and an increase in goodwill.

Costs incurred by Applica relating to employee severance, vacating facilities or other exiting activities could result in additional expense being recorded, but are not reflected in these pro forma financial statements.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what the combined company’s financial position or results of operations would actually have been had the merger and related transactions occurred on those dates or to project the combined company’s results of operations or financial position for any future period.

Salton, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2007

	Historical	Historical	Pro Forma		Pro Forma
	APN Holdco	Salton, Inc.	Adjustments		Combined
	(In thousands)

ASSETS
Current Assets:
Cash	$6,311	$14,189	$(4,045	)(1)	$16,455
Compensating balances on deposit	—	40,880	—		40,880
Accounts receivable, less allowances	92,532	74,421	—		166,953
Inventories	95,830	115,933	—		211,763
Prepaid expenses and other current assets	6,240	11,510	—		17,750
Assets held for sale	4,660	—	—		4,660
Prepaid income taxes	1,534	2,267	—		3,801
Deferred income taxes	3,024	2,242	—		5,266

Total Current Assets	210,131	261,442	(4,045)		467,528
Property, Plant and Equipment, net	13,453	32,519	—		45,972
Intangible assets	53,196	129,534	—		182,730
Goodwill	59,233	—	59,618	(2)	118,851
Non-Current Deferred Tax Asset	4,146	7,071	—		11,217
Other Assets	4,160	5,230	984	(3)	10,374

TOTAL ASSETS	$344,319	$435,796	$56,557		$836,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit and other current debt	$10,009	$112,691	$80,324	(4)	$203,024
Second lien notes	—	116,284	(116,284	)(5)	—
Senior Subordinated Notes due 2008	—	58,898	(58,898	)(6)	—
Accounts payable	40,062	86,414	—		126,476
Accrued expenses	48,023	35,237	(4,152	)(7)	79,108
Income taxes payable	3,646	2,228	—		5,874

Total Current Liabilities	101,740	411,752	(99,010)		414,482
Non-Current Deferred Income Taxes	—	10,241	—		10,241
Series C Preferred Stock	—	10,026	(10,026	)(8)	—
Series D Preferred Stock	—	—	111,113	(9)	111,113
Term Loan and Other Notes Payable	—	13,226	—		13,226
Other Long Term Liabilities	—	10,234	—		10,234

TOTAL LIABILITIES	101,740	455,479	2,077		559,296
Series A Convertible Preferred Stock	—	40,000	(40,000	)(10)	—
Total Stockholders’ Equity	242,579	(59,683)	94,480	(11)	277,376

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$344,319	$435,796	$56,557		$836,672

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

APN Holdco Pro Forma Adjustments:

Salton, Inc. Acquisition:

(1)	Represents the elimination of cash at third party which reduces the amount of the new debt financing	$(4,045)
(2)	Represents allocation of goodwill:
	Fair value of Salton common stock outstanding prior to acquisition (based on average close price for the period beginning two days prior to and ending two days after the execution of the merger agreement on October 1, 2007)	$3,899
	Debt repayment fees due to change of control	11,114
	Gain on Series A and Series C preferred stock conversion to common stock	(19,128)
	Gain on 2008 subordinated notes and second lien notes conversion to Series D preferred stock	(8,717)
	Write off of unamortized financing fees	3,592
	Acquisition related fees and expenses and other charges	9,174

		(65)

	Allocated to:
	Current assets	261,442
	Property, plant and equipment	32,519
	Identifiable intangible assets	129,534
	Non-current deferred tax asset and other assets	12,301
	Current liabilities acquired	(411,752)
	Series C preferred stock	(10,026)
	Other long-term liabilities acquired	(33,701)
	Series A convertible preferred stock	(40,000)

	Goodwill	$59,618

	Salton has not completed an assessment of its fair values of assets and liabilities and the related business integration plans. Salton expects that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which will have indefinite lives), related deferred tax items and liabilities, including the establishment of any potential liabilities associated with business integration plans, and termination and change in control benefits. Accordingly, to the extent such assessments indicate that the fair value of the assets and liabilities differ from the values assigned in the preliminary allocation, such differences would be allocated to those assets and liabilities.
	With respect to plant, property and equipment, Salton believes that since most of the asset value is comprised of tooling with average depreciable lives of five years, there would be no significant adjustment to the book values. Remaining useful lives of these assets are estimated to be approximately 2.5 years, so depreciation expense would not differ significantly from historical levels.

(3)	Represents adjustments to eliminate historical debt issuance costs for Salton and Applica, to reflect estimated new debt issuance costs due to the refinancing of Salton’s and Applica’s historical debt arrangements with new debt arrangements and to reflect deferred merger costs as acquisition costs:
	Adjustment to eliminate Salton debt issuance costs	$(2,566)
	Adjustment to eliminate Applica debt issuance costs	(1,026)
	Adjustment to record estimated new debt issuance costs	7,250
	Adjustment to reflect deferred merger costs as acquisition costs	(2,674)

		$984

(4)	Represents the net increase in current debt:
	Adjustment to retire Applica’s revolving line of credit	$(10,009)
	Adjustment to retire Salton U.S. revolving line of credit	(100,000)
	Adjustment to record proceeds from new revolving credit facility	190,333

	Net increase in current debt	$80,324

(5)	Adjustment to retire Salton second lien notes, including accrued interest of $13.0 million	(116,284)
(6)	Represents elimination of historical Salton subordinated notes, net of discount of $0.1 million and swap valuation of $0.8 million	$(58,898)
(7)	Represents an adjustment to eliminate accrued interest on historical Salton debt	$(4,152)
(8)	Represents an adjustment to record conversion of Series C preferred stock to Salton common stock	$(10,026)
(9)	Represents an adjustment to record Series D preferred stock of Salton	$111,113
(10)	Represents an adjustment to record conversion of Series A convertible preferred stock to Salton common stock	$(40,000)
(11)	Represents adjustments to eliminate Historical Salton stockholders’ equity and to reflect APN Holdco’s cost basis in Salton:
	Adjustment to eliminate historical common stock in Salton stockholders’ equity	(188)
	Adjustment to eliminate historical treasury stock in Salton stockholders’ equity	65,793
	Adjustment to eliminate historical additional paid-in- capital in Salton stockholders’ equity	(67,057)
	Adjustment to eliminate accumulated deficit in historical Salton stockholders’ equity	80,504
	Adjustment to eliminate accumulated other comprehensive income in historical Salton stockholders’ equity	(19,369)
	Adjustment to record fair value of Salton common stock	3,899
	Adjustment to record exchange of Series A and Series C preferred stock for Salton common stock	30,898

		$94,480

Salton, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Month Period Ended June 30, 2007

		APN Holdco
		Acquisition Pro			Historical
	Historical	Forma		Pro Forma	Salton,	Pro Forma		Pro Forma
	Applica Inc.	Adjustments		APN Holdco	Inc.	Adjustments		Combined
	(In thousands except share and per share data)

Net sales	$488,985	$—		$488,985	$523,301	$(33,838	)(4)	$978,448
Cost of goods sold	344,915	—		344,915	369,447			714,362
Distribution expenses	—	—		—	38,609	(38,609	)(5)	—

Gross profit	144,070	—		144,070	115,245	4,771		264,086
Selling, general and administrative expenses	135,705	2,112	(1)	137,817	139,651	3,959	(4) (5) (6)	281,427
Impairment loss on trade names	—	—		—	33,515	—		33,515
Restructuring costs and other charges	9,686	—		9,686	2,845	—		12,531

Operating loss	(1,321)	(2,112)		(3,433)	(60,766)	812		(63,387)
Interest expense, net	6,995	(4,409	)(2)	2,586	38,185	11,411	(7)	52,182

Loss before income taxes	(8,316)	2,297		(6,019)	(98,951)	(10,599)		(115,569)
Income tax expense (benefit)	3,502	—	(3)	3,502	(7,795)	—	(8)	(4,293)

Net loss from continuing operations	$(11,818)	$2,297		$(9,521)	$(91,156)	$(10,599)		$(111,276)

Weighted average common shares outstanding					14,814,103	717,495,560	(9) (10)	732,309,663
Weighted average common and common equivalent shares outstanding					14,814,103	717,495,560	(9) (10)	732,309,663
Net loss per share from continuing operations: basic and diluted					$(6.15)			$(0.15)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

APN Holdco Acquisition:

(1)	Represents amortization of acquired identifiable intangible assets of APN Holdco offset by elimination of amortization of historical Applica intangible assets and elimination of amortization of deferred financing costs and fees related to historical Applica term loan and 10% subordinated notes paid off as a result of the APN Holdco acquisition:
	Amortization of acquired identifiable assets	$2,712
	Adjustment to eliminate historical amortization expense	(454)
	Adjustment to eliminate historical amortization of deferred financing costs	(146)

		$2,112

(2)	Elimination of interest expense from the historical Applica term loan and 10% subordinated notes paid off as a result of the APN Holdco acquisition	$(4,409)
(3)	Income tax effects as a result of U.S. pro forma adjustments were $0 due to a full valuation allowance on the tax benefit of such adjustments	$—

Salton, Inc. Acquisition:
(4)	Salton plans to modify its accounting treatment for cooperative advertising and slotting fees which results in a reclassification that reduces each of net sales, gross profit and selling, general and administrative expenses	$(33,838)
(5)	Certain reclassifications must be made in order to conform Salton’s historical presentation to APN Holdco’s presentation used in the unaudited pro forma condensed combined statement of operations to include the reclassification of “Distribution expenses” that decreases distribution expenses and increases selling, general and administrative expenses	$(38,609)
(6)	Elimination of historical APN Holdco amortization of deferred financing costs and bank charges related to their senior credit facility. Similar historical Salton costs eliminated from “Interest expense”	$(812)
(7)	Represents interest expense resulting from the acquisition debt, offset by the elimination of interest expense from the historical Salton debt and the historical APN Holdco revolver: (a 1/8th percentage variance in interest rates on the variable rate debt would result in an adjustment to interest expense of $285)
	Adjustment to eliminate amortization from historical Salton U.S. deferred financing costs	$(7,256)
	Adjustment to record amortization of debt issuance costs from new financing arrangements	2,417
	Adjustment to eliminate interest expense from historical Salton debt	(24,443)
	Adjustment to eliminate interest expense from historical APN Holdco senior credit facility	(4,688)
	Adjustment to record interest expense from new financing arrangements, using 30 day LIBOR as of October 16, 2007 of 5.12% plus applicable margin of 6.5% for new credit facility and 16% dividend on Series D preferred stock	45,381

		$11,411

(8)	Income tax effects as a result of U.S. pro forma adjustments were $0 due to a full valuation allowance on the tax benefit of such adjustments	$—
(9)	701,600 shares were issued to Harbinger on December 28, 2006, and therefore only included in historical Salton weighted average shares outstanding for six months. Adjustment to include the total amount for the full twelve months	350,800
(10)	Represents the impact of the issuance of 595,500,405 shares of Salton common stock to APN Holdco as merger consideration and 87,899,600 and 33,744,755 shares of Salton common stock to holders of Series A and Series C preferred stock in exchange for their respective shares of preferred stock	717,144,760

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Salton.  The disclosure under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 30, 2007, which is being mailed to you with this proxy statement, are incorporated herein by reference. See “Where You Can Find More Information” on page 176.

APN Holdco and Applica.  APN Holdco was formed on October 6, 2006 for the purpose of acquiring all of the capital stock of Applica. APN Holdco conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and does not prepare financial statements. The information set forth below reflects Applica’s management’s discussion and analysis of financial condition and results of operations. The following discussion of Applica’s financial conditions and results of operations has been prepared by Applica management and should be read in conjunction with its financial statements and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements. Please see “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Applica is a marketer and distributor of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products and pet care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Windmere® and Clear2O®. Applica’s customers include mass merchandisers, specialty retailers, department stores, pet supply channels, home centers and appliance distributors primarily in North America, Latin America and the Caribbean.

Currently, Applica manages its operations as one business segment: Household Products. As of March 31, 2007, Applica managed its operations through two segments: Household Products and Professional Personal Care Products. The Professional Personal Care segment was sold in May 2007. Through October 2005, Applica managed its operations through three business segments: Household Products, Professional Personal Care Products and Manufacturing. The Manufacturing segment ceased operations in October 2005.

Change of Year End

In August 2007, Applica changed its fiscal year end from December 31 to June 30. The new fiscal year end aligns Applica’s year end with Salton’s year end and will be the year end for the combined company. For purposes of this Management’s Discussion and Analysis, Applica has presented information for the transition period from January 1, 2007 to June 30, 2007 and for the calendar years ended December 31, 2006 and 2005. Applica’s fiscal 2008 year began on July 1, 2007 and will end on June 30, 2008.

Acquisition by Affiliate of Harbinger Capital Partners and Related Matters

On January 23, 2007, Applica completed a merger transaction with APN Holdco pursuant to which APN Holdco acquired all of the outstanding common stock of Applica.

The signing of the merger agreement followed the determination by Applica’s former Board of Directors that the offer from APN Holdco was superior to the terms of the previous merger agreement with NACCO Industries, Inc. (“NACCO”) and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO. Applica terminated such merger agreement in accordance with its terms in October 2006. In connection with the termination, Applica paid to NACCO a termination fee of $4.0 million, plus $2.0 million for third party, out-of-pocket expenses, which must be reasonably documented by NACCO. The expense was recorded in the fourth quarter of 2006.

Upon the close of the merger, the $20 million term loan from a former affiliated third party was paid in full, including a $400,000 prepayment penalty.

In addition, all stock option plans were terminated and stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled.

In connection with the merger, a voluntary redemption was offered to the holders of Applica’s 10% notes in February 2007, which included a 1% change-in-control premium. On February 22, 2007, a total of $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes were redeemed on February 26, 2007 at par.

In connection with the merger, in January 2007, Applica entered into an amendment to its senior credit facility pursuant to which the lenders approved the merger with Harbinger Capital Partners and the pre-payment of the term loan and the 10% notes.

Sale of Belson Professional Personal Care Division

In May 2007, Applica sold its Belson professional personal care division to an unrelated third party for $36.5 million. The division was sold because it no longer fit in the long-term strategic plans of Applica. For the six months period ended June 30, 2007, net sales and gross profit from the Professional Personal Care segment were $16.6 million and $2.7 million, respectively. Net sales and gross profit for the comparable period in 2006 were $18.0 million and $0.1 million, respectively.

Use of Estimates and Critical Accounting Policies

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, depreciation and amortization.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Applica is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Applica’s financial statements and tax returns. Significant management judgment is required in developing Applica’s provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets and the recognition of unrecognized tax benefits. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Applica records a valuation allowance to reduce its deferred tax assets to the amount that Applica believes will more likely than not be realized. While Applica considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Applica determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination is made.

Applica recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Collectibility of Accounts Receivable.  Applica records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Applica assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Applica’s historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Applica’s customers were to deteriorate, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at June 30, 2007 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition deteriorates. Conversely, if the financial condition of Applica’s customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made. Applica currently has a credit approved receivables purchasing agreement with FCIA Underwriters.

Inventory.  Applica values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and SKUs to determine if these items are properly valued. If the market value of the product is less than cost, Applica will write down the related inventory to the estimated net realizable value. Applica regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Applica’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination is made.

Product Liability Claims and Litigation.  Applica is subject to lawsuits and other claims related to product liability and other matters that are being defended and handled in the ordinary course of business. Applica maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Applica estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Applica’s current claims and litigation matters, if any, in excess of applicable insurance coverage, is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets.  Identifiable intangibles with indefinite lives are not amortized. Applica evaluates the recoverability of finite-lived identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. Applica measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires that Applica make assumptions about future cash flows over the life of the asset being evaluated.

Goodwill.  Applica evaluates the carrying value of goodwill and other indefinite lived intangible assets during the fourth quarter of each fiscal year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, Applica compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which uses comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The goodwill balance at June 30, 2007 was the result of Harbinger’s acquisition of Applica as disclosed in Note 2, Harbinger Acquisition, to Applica’s transition period financial statements included elsewhere in this proxy statement. Applica’s first annual evaluation of goodwill will be in the fourth quarter of its fiscal year ending June 30, 2008.

Other Estimates.  During previous years, Applica has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, plant closings, reduction in employees and product recalls. Additionally, Applica makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Circumstances could change which may alter future expectations regarding such estimates. Historically, past changes to these estimates have not had a material impact on Applica’s financial condition, but from time to time have significantly affected operations.

Results of Operations

Note: Applica’s results of operations for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004 have been adjusted to reflect discontinued operations of the Professional Personal Care segment. As a result, the discussion below reflects operations without the discontinued operations for such periods.

On January 23, 2007, Applica consummated a merger with affiliates of Harbinger Capital Partners. For purposes of financial reporting, the merger is deemed to have occurred on January 1, 2007. References to “Successor” in the financial statements refer to reporting dates on or after January 1, 2007 and references to “Predecessor” in the financial statements refer to reporting dates through December 31, 2006.

The operating results of Applica expressed as a percentage of sales are set forth in the table below:

	Successor	Predecessor
	Company	Company
	Six Months Ended		Predecessor Company
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
		(unaudited)

Net sales(1)	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Cost of goods sold	69.3	71.6	71.7	76.1	71.8
Restructuring charges	—	—	—	2.5	1.4
Product recall	—	1.9	0.6	—	—

Gross profit(1)(2)	30.7	26.4	27.7	21.4	26.8
Selling, general and administrative expenses:
Operating expenses(1)	31.4	33.4	28.4	30.1	28.0
Termination benefits	—	—	—	—	1.4
Gain on the sale of subsidiary, division and property, net	—	—	—	—	(0.6)
Restructuring and other (credits) charges	—	—	2.1	0.2	(0.1)
Impairment of goodwill	—	—	—	—	9.7

Operating loss	(0.7)	(7.0)	(2.8)	(8.9)	(11.7)
Other income (expense)	0.5	2.2	(2.1)	(1.6)	(1.2)

Loss before income taxes	(1.2)	(9.2)	(4.9)	(10.5)	(12.9)
Income tax provision	(0.8)	(0.8)	(0.7)	(0.6)	(9.2)

Loss from continuing operations	(2.0)	(10.0)	(5.6)	(11.1)	(22.1)
Income (loss) from discontinued operations, net of taxes	1.3	(0.1)	0.6	1.3	1.4
Net loss	(0.7)%	(9.9)%	(5.0)%	(9.8)%	(20.7)%

(1)	Effective January 1, 2005, Applica modified its accounting treatment for cooperative advertising and slotting fees. This modification resulted in a reclassification that reduced each of net sales, gross profit and selling, general and administrative expenses by 3.0% in 2006, 2.4% in 2005, 2.3% and 2004. The reclassification has been reflected in the percentages presented above. Because the modification resulted solely in a reclassification within the consolidated statement of operations, there was no impact on Applica’s financial condition, operating income or net earnings for any periods presented.
(2)	Applica classifies costs related to its distribution network (e.g., outbound freight costs, warehousing and handling costs for products sold) in the operating expense line item within selling, general and administrative expenses. As a result, Applica’s gross margins may not be comparable to other companies, because some companies include these distribution costs as a component of cost of sales. As a percentage of sales, distribution costs were 8.0% and 8.9% for the six month periods ended June 30, 2007 and 2006, respectively, and 8.1%, 8.7% and 8.0% for the years ended December 31, 2006, 2005 and 2004, respectively.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Net Sales.  Applica’s consolidated net sales for the six months ended June 30, 2007 increased by $18.5 million to $209.0 million, an increase of 9.7% as compared to the 2006 period.

For the six months ended June 30, 2007:

•	sales of Black & Decker® branded products increased by $18.8 million to $187.1 million;

•	sales of Littermaid® branded products decreased by $0.3 million to $16.1 million; and

•	sales of other branded products remained relatively flat at $5.8 million.

The increase in sales of Black & Decker® branded products was driven by increased sales throughout the U.S., Canadian and Latin American marketplaces.

Gross Profit.  Applica’s gross profit margin improved to 30.7% for the six months ended June 30, 2007 as compared to 26.4% for the same period in 2006. Gross profit for the six month period in 2007 were positively impacted by improved product mix and improvements in product warranty returns and related expenses compared to the 2006 period. Additionally, gross profit for the 2006 period was negatively impacted by the following:

•	$3.7 million related to a product recall; and

•	the sale of inventory that included $2.7 million of unabsorbed overhead and inefficiencies related to the closure of Applica’s Mexican manufacturing facility.

Operating Expenses.  Operating expenses increased by $2.1 million, or 3.2%, to $65.7 million for the six months ended June 30, 2007 compared to the same period in 2006. As a percentage of sales, operating expenses decreased to 31.4% in the six months period in 2007 compared to 33.4% in the 2006 period. The following expenses decreased in the six months ended June 30, 2007:

•	employee compensation decreased by $1.5 million due to lower average headcount; and

•	professional services decreased by $1.1 million (the six months ended June 30, 2006 included $1.7 million in consulting fees related to the engagement of Alvarez & Marsal, LLP; however, legal fees were higher in the 2007 period).

The above decreases were offset by increases in the following expenses for the six months ended June 30, 2007:

•	promotion and advertising expenses increased $1.4 million, primarily attributable to new product launches;

•	warehousing-related expenses increased $1.1 million, primarily attributable to higher inventory levels; and

•	amortization and depreciation expenses increased $1.9 million, primarily attributable to (a) the amortization of intangibles valued as a result of the Harbinger acquisition in January 2007 and (b) the depreciation related to the reclassification of the Mexican manufacturing facility from assets held for sale (as discussed below).

In July 2005, Applica made the decision to close its manufacturing facility in Mexico. The manufacturing operations ceased production in October 2005. At December 31, 2006 and 2005, the land and building were classified as assets held for sale and included in prepaid expenses and other in Applica’s consolidated balance sheet at a net realizable value of approximately $5.3 million. In March 2007, Applica reclassified the land and building as asset held and used as the sale of the land and building was not consummated and, as a result of the reclassification, Applica recorded approximately $0.5 million in depreciation expenses in the three month period ended March 31, 2007. In October 2007, Applica sold the property for $5.2 million, which is net of broker commissions. The sale resulted in a gain of $0.6 million, which will be recorded in the quarter ended December 31, 2007. The land and building was classified as assets held for sale at June 30, 2007 in the accompanying balance sheet at its book value of $4.7 million.

Interest Expense.  Interest expense decreased by $3.2 million, or 71.2%, to $1.3 million for the six months ended June 30, 2007, as compared to $4.4 million for the same period in 2006. The decrease was the result of the repayment of a $20 million term loan in January 2007 and the redemption of the remaining $55.75 million of Applica’s 10% notes in February 2007 as a result of the Harbinger acquisition.

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For the six months ended June 30, 2007, Applica had an effective tax rate of 66% before valuation allowances on deferred tax assets, as compared to 9% for the comparable period in 2006 before valuation allowances on deferred tax assets. The increase in the effective tax rate is primarily attributable to a taxable gain on the sale of the Professional Personal Care segment in May 2007.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including current and past performance, the market environment in which a company operates, the utilization of past tax credits and length of carry-back and carry-forward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

Applica expects to realize the benefits of net deferred tax assets of approximately $7.2 million as of June 30, 2007, primarily from identified tax planning strategies in the U.S. and Argentina, as well as projected taxable income from other foreign operations.

Applica expects to continue to maintain a valuation allowance on future tax benefits in the U.S. until an appropriate level of profitability is reached or it is able to develop tax strategies that would enable it to conclude that it is more likely than not that a portion of the deferred tax assets would be realized.

Discontinued Operations.  In May 2007, Applica sold its professional personal care segmnet to an unrelated third party for $36.5 million. For the six months ended June 30, 2007, income from discontinued operations was $2.7 million as compared to $0.1 for the six months ended June 30, 2006. The increase in income for the discontinued operations was attributable to (a) certain reversals of accrued expenses and sales incentives that no longer will be paid by Applica and (b) increased sales and improved product mix compared to the same period in 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Sales.  Consolidated net sales decreased by $30.9 million to $470.5 million, a decrease of 6.6% over 2005.

Sales for the Household Product segment, net of inter-segment sales, for the year ended December 31, 2006 decreased from $492.4 million to $470.5 million. For the year ended December 31, 2006:

•	sales of Black & Decker® branded products decreased by $4.9 million to $427.1 million;

•	sales of Littermaid® branded products decreased by $5.1 million to $32.8 million; and

•	sales of other branded products decreased by $11.9 million to $10.6 million.

In 2006, sales of Black & Decker® branded products decreased in the U.S. marketplace primarily resulting from Applica’s decision to exit products that did not meet its profitability threshold as part of its product and customer profitability review. The decrease was partially offset by growth in the Canadian and Latin American marketplaces.

The decrease in sales of Littermaid® branded products in 2006 compared to the same period in 2005 was primarily attributable to lack of product supply caused by production by one of Applica’s suppliers of a product that did not conform to Applica’s specifications or quality standards. This decrease in sales primarily impacted the fourth quarter of 2006 and more than offset the increase in sales of Littermaid® products during the first three quarters of 2006, which resulted from the launch of Applica’s next generation of automatic cat litter boxes.

Applica’s manufacturing operations ceased in October 2005. During the period in 2005, sales for the Manufacturing segment were $53.5 million, consisting of intersegment sales of $44.6 million and contract manufacturing sales of $8.9 million.

Gross Profit.  Applica’s gross profit increased by $22.7 million to $130.1 million in 2006 despite lower sales volume. As a percentage of sales, gross margin increased to 27.7% for the year ended December 31, 2006 as compared to 21.4% for 2005. Gross profit in 2006 was positively impacted by improvements in product mix, which more than offset the decrease in margins attributable to the movement of certain customers to freight collect programs, which started in the second quarter of 2006. Additionally, margins were positively impacted by improvements in product warranty returns and related expenses compared to the 2005 period. Gross profit for 2006 was negatively impacted by:

•	$3.1 million net impact related to the product recall reported in the first quarter of 2006;

•	$2.4 million primarily attributable to price adjustments and write down of inventory related to the second generation of the Home Cafetm single cup coffee maker; and

•	the sale of inventory that included capitalized losses of $2.9 million related to the closure of the manufacturing facility in Mexico.

Gross profit for the 2005 period was negatively impacted by:

•	inventory write-downs of $12.8 million related to adjustment to net realizable value of the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover;

•	higher product warranty returns and related expenses of $5.2 million primarily in the first half of 2005; and

•	restructuring charges of $12.5 million in 2005 related to the downsizing and ultimate closure of Applica’s Mexican manufacturing operations, as compared to restructuring charges of $9.2 million in 2004, primarily related to the downsizing of the Mexican manufacturing operations.

Also included in cost of goods sold for 2005 were $6.2 million of costs resulting from higher unabsorbed overhead and inefficiencies at Applica’s Mexican manufacturing operations in 2005 as the result of reduced production associated with the downsizing and closure activities of such operations. At December 31, 2005, Applica had $2.9 million of capitalized manufacturing costs in inventory associated with the higher unabsorbed overhead and inefficiencies at its Mexican manufacturing operations. The entire inventory manufactured at the Mexican facilities on hand at December 31, 2005 was sold through in 2006.

Additionally, in 2005, Applica recorded $0.7 million in allowances for doubtful accounts related to a contract manufacturing project manufactured at its Mexican manufacturing operations. This charge was included as a component of cost of goods sold in the accompanying consolidated statement of operations.

In 2006, Applica intended to sell the land and building housing its factory in Mexico to an unrelated third party. The land and building were classified as an asset held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheets. The value of the facilities was approximately $5.3 million (net of commissions) as of December 31, 2006.

The 2006 and 2005 periods were negatively impacted by inflation pressures on the price of raw materials and increases in oil prices that were not completely passed to Applica’s customers.

Selling, General and Administrative Expenses.

Operating Expenses.  Operating expenses decreased $17.3 million, or 12.9%, for the 2006 period to $133.7 million compared to the same period in 2005. These expenses decreased as a percentage of sales to

28.4% in 2006 from 30.1% in 2005. The following expenses decreased in the 2006 period compared to the same period in 2005:

•	employee compensation decreased by $7.1 million due to lower average headcount;

•	freight and handling expenses decreased by $4.6 million primarily as a result of lower sales and the movement of certain customers to freight collect programs;

•	occupancy costs decreased by $2.1 million due to lower repairs and maintenance and rent;

•	amortization and depreciation expenses decreased by $3.0 million primarily related to the write-off of the Tidetm Buzztm license in the second quarter of 2005 and the amortization of expenses incurred pursuant to the Black & Decker® license agreement; and

•	other operating expenses decreased by $2.5 million primarily attributable to cost cutting initiatives.

The decreases were offset by an increase of $1.2 million in promotion and advertising expenses primarily attributable to new product launches.

Operating expenses in 2006 included $0.7 million in administrative expenses related to the closed Mexican manufacturing facility for security, maintenance and insurance.

Stock-Based Compensation Expense.  SFAS 123R was adopted on January 1, 2006, which now requires, among other items, the recognition of stock option expense in Applica’s results of operations. Applica elected the modified prospective transition method; therefore, it did not restate prior period results. Stock-based compensation expense was $0.5 million during 2006.

Refer to Note A to Applica’s consolidated financial statements contained elsewhere in this proxy statement for more information on stock-based compensation.

Restructuring and Other (Credits) Charges.  In connection with the termination of the proposed merger with NACCO and one of its affiliates, in October 2006, Applica paid NACCO a termination fee of $4.0 million, plus $2.0 million of third party, out-of-pocket expenses. Additionally, in 2006 Applica incurred $1.8 million in merger related costs related to the proposed merger with NACCO and consulting fees of $1.9 million paid to Alvarez & Marsal, LLP related to Applica’s restructuring activities.

In 2005, Applica incurred costs and expenses of $1.2 million related to certain strategic initiatives.

Interest Expense.  Interest expense increased by $0.4 million, or 3.8%, to $10.4 million in 2006 as compared to $10.0 million in 2005 primarily as the result of higher interest rates.

Interest and Other Income.  In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. The partnership was dissolved in the third quarter of 2004. A portion of the proceeds from the sale of ZonePerfect was being held in escrow as of December 31, 2004, $8.4 million of which was owed to Applica. Half of this amount ($4.2 million) was recorded as part of the equity in net earnings of joint ventures in 2003. At December 31, 2004, Applica had not collected any portion of the escrowed funds and had included the $4.2 million in other receivables. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004.

In February 2005, Applica received approximately $1.6 million in the first distribution of the funds held in escrow. In August 2005, Applica received approximately $3.4 million in the second distribution of the escrowed funds. Applica applied these receipts, totaling $5.0 million, to the receivable balance at December 31, 2004 of $4.2 million and recorded the income of $0.8 million as other income for the year ended December 31, 2005.

The remainder of the funds in escrow are subject to dispute and, in December 2005, a lawsuit was filed against the purchaser of ZonePerfect claiming that there is no basis to withhold the distribution of the remaining funds. If and when the claims made on the remaining escrowed funds are resolved in its favor,

Applica could receive cash and record additional other income of up to $3.4 million, although it is likely that the claims will be settled for less.

Applica’s equity in the net earnings of joint venture was zero for the years ended December 31, 2006 and 2005.

(Gain) Loss On Early Extinguishment of Debt.  In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. to borrow $20 million. Applica used a portion of the proceeds from the term loan to repurchase from Mast $5.0 million of its 10% senior subordinated notes due 2008 at 98% of par value. The repurchase of the bonds resulted in a gain on redemption of approximately $0.06 million, net of the pro-rata write-off of deferred financing costs related to the redemption. The balance of the proceeds was used to pay down Applica’s senior revolving credit facility.

Vendor Consideration.  Applica’s supplier of vacuum packaging products agreed to reimburse it $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement was evidenced by an unsecured note receivable bearing interest at a rate of 6% per annum, which was payable in equal quarterly installments of $200,000, plus interest, over five years. Management believed that the ultimate collection of the note receivable was not assured and was dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable was being recorded on the “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $228,000 from the supplier in 2005 and recorded it as a reduction of cost of goods sold. Applica did not collect anything from the supplier in 2006.

This note receivable, which was fully reserved, was written off in 2006 because Applica did not expect to make any further purchases from the supplier and thus, Applica’s ability to collect on the remainder of the note receivable was highly unlikely

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For 2006 and 2005, respectively, Applica incurred tax expense of $3.3 million and $2.9 million, respectively, most of which was attributed to foreign operations and additional valuation allowances on deferred tax assets.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of its reviews, Applica concluded that it was appropriate to record additional valuation allowances of $7.4 million in 2006.

For additional information regarding taxes, see Note N, Income Taxes, to Applica’s consolidated financial statements included elsewhere in this proxy statement.

Loss Per Share.  Weighted average basic shares for the periods ended December 31, 2006 and 2005 were 24,537,128 and 24,150,991, respectively. All common stock equivalents have been excluded from the diluted per share calculations in 2006 and 2005 because their inclusion would have been anti-dilutive. Potential common stock equivalents at December 31, 2006 and 2005 were 1,085,796 and 2,483,224 with exercise prices ranging from $1.62 to $31.69 per share at December 31, 2006 and 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales.  Consolidated net sales decreased by $143.5 million to $501.3 million, a decrease of 22.3% over 2004.

Sales for the Household Product segment, net of inter-segment sales, for the year ended December 31, 2005 decreased from $627.2 million to $492.4 million. For the year ended December 31, 2005:

•	sales of Black & Decker® branded products decreased by $126.7 million to $432.0 million;

•	sales of Littermaid® branded products increased by $1.8 million to $37.9 million; and

•	sales of other branded products decreased by $10.3 million to $22.5 million.

In 2005, sales of Black & Decker® branded products decreased primarily as the result of: (1) the elimination of certain products identified in Applica’s product and customer profitability review; (2) lower sales of promotional items during the holiday period; (3) lower sales of the Home Cafetm single cup coffee makers; and (4) inventory management by significant customers.

Sales for the Manufacturing segment for the year ended December 31, 2005 decreased from $191.4 million to $53.5 million for the 2004 period. In 2005, the intersegment sales decreased from $173.8 million to $44.6 million. Applica’s contract manufacturing business decreased from $17.7 million to $8.9 million, primarily as the result of the sale of its Hong Kong-based manufacturing operations in July 2004. Contract manufacturing sales from the Hong Kong manufacturing operations were $14.2 million in 2004. The decrease was offset by an increase in contract manufacturing at Applica’s manufacturing operations in Mexico in 2005 from $3.5 million to $8.9 million, primarily related to one project. The manufacturing facility in Mexico ceased operations in October 2005.

Restructuring Charges.  In 2005, Applica incurred restructuring charges of $12.5 million relating to the continued downsizing in the first half of 2005 and ultimate closure of its Mexican manufacturing operations in October 2005.

In 2004, Applica incurred restructuring charges of $9.2 million, primarily relating to the downsizing of its Mexican manufacturing operations.

Product Recall Expenses.  In March 2005, Applica voluntarily recalled approximately 500,000 Black & Decker® branded BL 5000, BL 5900 and BL 6000 blenders. Substantially all costs and expenses related to this recall were reimbursed in 2005 by the supplier who manufactured the blenders.

Gross Profit.  Applica’s gross profit decreased by $65.2 million to $107.4 million in 2005 primarily as the result of:

•	lower sales volume;

•	restructuring charges and losses at Applica’s Mexican manufacturing operations;

•	inventory write-downs; and

•	higher warranty and related expenses.

Applica’s gross profit margin as a percentage of sales decreased to 21.4% for the year ended December 31, 2005 as compared to 26.8% for 2004. The gross profit margin decrease was primarily attributed to:

•	inventory write-downs of $12.8 million related to adjustment to net realizable value of the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover;

•	higher product warranty returns and related expenses of $5.2 million primarily in the first half of 2005; and

•	restructuring charges of $12.5 million in 2005 related to the downsizing and ultimate closure of Applica’s Mexican manufacturing operations, as compared to restructuring charges of $9.2 million in 2004, primarily related to the downsizing of Applica’s Mexican manufacturing operations.

Applica also experienced higher unabsorbed overhead and inefficiencies of $7.1 million at its Mexican manufacturing operations in 2005 as the result of reduced production associated with the downsizing and closure activities of such operations, which commenced in the fourth quarter of 2004.

At December 31, 2005 and 2004, Applica had $2.9 million and $2.0 million, respectively, of capitalized manufacturing costs associated with the higher unabsorbed overhead and inefficiencies at its Mexican manufacturing operations. Included in cost of goods sold for 2005 were $6.2 million of these costs. Additionally, in 2005, Applica recorded $0.7 million in allowances for doubtful accounts related to a contract manufacturing project manufactured at its Mexican manufacturing operations. This charge was included as a component of cost of goods sold in the accompanying consolidated statement of operations.

Additionally, 2005 was negatively impacted by inflation pressures on the price of raw materials and increases in oil prices.

The decreases in gross profit margins were partially offset by improved product mix, primarily as a result of the elimination of certain products identified in Applica’s product and customer profitability review and the movement of the manufacturing of most all of its products to China.

Selling, General and Administrative Expenses.

Operating Expenses.  Operating expenses decreased $29.4 million, or 16.3%, for the year ended December 31, 2005 to $150.9 million as compared to 2004. The following factors contributed to the decrease in operating expenses in 2005:

•	a decrease of $10.1 million in advertising and promotional expenses primarily due to advertising in 2004 for the Home Cafétm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover, both of which were launched in the second quarter of 2004;

•	a decrease of $6.9 million in freight and distribution expenses primarily due to lower volume;

•	a decrease of $4.6 million in sales related expenses due to lower volume, primarily royalty expenses related to the Black & Decker® brand;

•	a decrease in legal and consulting fees of $5.6 million; and

•	net bad debt recoveries of $2.6 million in 2005 compared to bad debt expense of $1.1 million in 2004.

Operating expenses as a percentage of sales increased to 30.1% in 2005 from 28.0% in the 2004 period primarily as the result of lower sales volume in 2005 and Applica’s inability to leverage fixed costs.

Termination Benefits.  In the third quarter of 2004, Applica incurred termination costs of approximately $9.2 million related to the resignation of its former Chairman of the Board and the termination of certain other employment and consulting agreements and relationships.

Gain on the Sale of Subsidiary, Division and Property.  In the third quarter of 2004, Applica sold its Hong Kong manufacturing subsidiary and recorded a loss on the sale of approximately $0.8 million, primarily related to the realization of cumulative foreign currency translation adjustments. In the fourth quarter of 2004, Applica sold the Jerdon hotel and hospitality division and recorded a gain on sale of approximately $3.4 million. Also in the fourth quarter of 2004, Applica sold its executive offices located in Miami Lakes, Florida, which resulted in a gain of approximately $1.3 million.

Restructuring and Other (Credits) Charges.  In 2005, Applica incurred costs and expenses of $1.2 million related to certain strategic initiatives. In the first quarter of 2004, Applica settled an outstanding litigation matter for $0.1 million and reversed the remaining accrual of $0.6 million related to such litigation.

Impairment of Goodwill.  As of June 30, 2004, Applica performed its annual fair value assessment of goodwill, with the assistance of an independent third party valuation group, and determined that the implied value of its goodwill was zero, resulting in a non-cash adjustment in the carrying value of goodwill of $62.8 million. The impairment charge was included as a component of selling, general and administrative expenses in the consolidated statement of operations of 2004.

Interest Expense.  Interest expense increased by $1.3 million, or 15.0%, to $10.0 million in 2005 as compared to $8.7 million in 2004 as the result of higher interest rates.

Interest and Other Income.  In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. The partnership was dissolved in the third quarter of 2004. A portion of the proceeds from the sale of ZonePerfect was being held in escrow as of December 31, 2004, $8.4 million of which was owed to Applica. Half of this amount ($4.2 million) was recorded as part of the equity in net earnings of joint ventures in 2003. At December 31, 2004, Applica had not collected any portion of the escrowed funds and had included the $4.2 million in other receivables. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004.

In February 2005, Applica received approximately $1.6 million in the first distribution of the funds held in escrow. In August 2005, Applica received approximately $3.4 million in the second distribution of the escrowed funds. Applica applied these receipts, totaling $5.0 million, to the receivable balance at December 31, 2004 of $4.2 million and recorded the income of $0.8 million as other income for the year ended December 31, 2005.

Applica’s equity in the net earnings of joint venture was zero for the years ended December 31, 2005 and 2004.

(Gain) Loss On Early Extinguishment of Debt.  In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. to borrow $20 million. Applica used a portion of the proceeds from the term loan to repurchase from Mast $5.0 million of its 10% senior subordinated notes due 2008 at 98% of par value. The repurchase of the bonds resulted in a gain on redemption of approximately $0.06 million, net of the pro-rata write-off of deferred financing costs related to the redemption. The balance of the proceeds was used to pay down Applica’s senior revolving credit facility.

In February 2004, Applica redeemed $4.25 million of the 10% notes. The notes were redeemed at prices between 103.25% and 103.33% of the principal amount, plus accrued interest. The cost of the redemption included $0.2 million in prepayment premiums and the pro-rata write-off of deferred financing costs related to the redemption.

Vendor Consideration.  Applica’s supplier of vacuum packaging products agreed to reimburse it $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement is evidenced by an unsecured note receivable bearing interest at 6% per annum and is payable in equal quarterly installments of $200,000, plus interest, over five years. Applica believes that the ultimate collection of the note receivable is not assured and is dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable is recorded on a “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $228,000 and $380,000 from the supplier in 2005 and 2004, respectively, and recorded it as a reduction of cost of goods sold in each such year. Applica does not expect future purchases from the supplier to be significant and, therefore, the collectibility of the note receivable is highly unlikely.

Taxes.  Applica’s tax provision is based on an estimated annual aggregation of the taxes on earnings of each of its foreign and domestic operations. For 2005, Applica incurred a tax expense of $2.9 million most of which was attributed to foreign operations and additional valuation allowances on deferred tax assets. For 2004, Applica incurred a tax expense of $59.5 million, which included the impact of an impairment of goodwill, a provision for previously untaxed foreign earnings, and additional valuation allowances on deferred tax assets.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment. As a result of its reviews, Applica concluded that it was appropriate to record additional valuation allowances of $18.1 million in 2005.

For additional information regarding taxes, see Note N, Income Taxes, of the notes to Applica’s consolidated financial statements included elsewhere in this proxy statement.

Loss Per Share.  Weighted average basic shares for the periods ended December 31, 2005 and 2004 were 24,150,991 and 23,974,664, respectively. All common stock equivalents were excluded from the diluted per share calculations in 2005 and 2004 because their inclusion would have been anti-dilutive. Potential common stock equivalents at December 31, 2005 and 2004 were 2,483,224 and 2,755,207 with exercise prices ranging from $1.62 to $31.69 per share and $3.63 and $31.69 per share, respectively.

Financial Condition

Cash Requirements

Applica’s material short-term cash requirements are the funds necessary to maintain current operations and achieve its business strategy, including purchasing inventory, financing accounts receivable and paying operating expenses, including royalty payments related to the Black and Decker® brand, lease payments and interest costs. Applica expects its operating expenses to remain similar to historical percentages of sales. Applica’s interest costs will fluctuate based upon interest rates, as well as its ability to generate cash flow to pay down debt. The table below provides a summary of other future expected cash obligations. In addition, Applica requires funds for capital expenditures for tooling for new products, information technology improvements and other improvements.

At June 30, 2007, Applica’s contractual obligations and commercial commitments were as follows:

	Payment Due in:
					More Than
Contractual Obligations	Total	Next Twelve Months	Years 2 and 3	Years 4 and 5	5 Years
	(In thousands)

Debt Obligations(1)	$10,009	$—	$10,009	$—	$—
Operating Lease Obligations	9,367	2,055	2,927	2,667	1,719
Royalties	31,250	12,500	18,750	—	—
Consulting Arrangements	3,930	2,050	1,879	—	—

	$54,556	$16,605	$33,565	$2,667	$1,719

(1)	Represents borrowings under Applica’s senior credit facility, which terminates in November 2009. Does not include interest payments on debt, which are estimated to be approximately $1.1 million for the next twelve months, $0.7 million for years 2 and 3, zero for year 4 and thereafter.

Applica finances its short-term cash requirements primarily through cash flows from operations, borrowings under its senior credit facility, other short-term borrowings, and the sale of certain assets.

Applica’s material long-term debt obligations, consisting of a $20 million term loan due November 2009, and $55.75 million of 10% notes due July 2008, were paid off in January 2007 and February 2007, respectively.

Applica’s ongoing future cash requirements include future operating expenses, payments under the trademark license for the Black and Decker® brand (which are a minimum of $12.5 million annually), capital expenditures, interest expense, lease payments and payments under its senior credit facility.

Sources and Uses of Cash

Operating Activities.  For the six months ended June 30, 2007, Applica’s operations generated cash of $29.6 million compared with $28.3 million for same period in 2006. The increase in operating cash flows primarily related to (1) lower inventory purchases in the six months ended June 30, 2007 compared to the same period in 2006 due to lower than anticipated sales in the quarter ended December 31, 2006 and (2) improved accounts payable terms with majority of Applica’s suppliers from 30 days to 60 days.

In 2006, Applica’s operations used $5.3 million in cash, compared with the use of cash of $4.0 million in 2005. Cash flows from operations were negatively impacted in 2006 by the $6.0 million termination fee paid by Applica in connection with the termination of the proposed merger with NACCO Industries, Inc. and one of its affiliates. Additionally, working capital was negatively impacted as a result of a major supplier changing Applica’s accounts payable terms from 60 days from invoice date to 30 days from invoice date.

Investing Activities.  For the six months ended June 30, 2007, investing activities generated cash of $35.1 million compared to $0.5 million of cash generated in the six months ended June 30, 2006. The increase in cash flows from investing activities was primarily the result of the sale of Applica’s professional personal care segment in May 2007 for $36.5 million.

For the year ended December 31, 2006, investing activities used $0.5 million of cash compared to cash provided of $6.7 million in 2005. During 2005, Applica received approximately $5.0 million in distributions from a joint venture and Applica collected $3.1 million of receivables from officers and former officers.

Financing Activities.  Net cash used in financing activities was $63.7 million for the six months ended June 30, 2007, compared to cash used of $27.3 million in the six months ended June 30, 2006. The increase is primarily attributable to the use of the proceeds from the sale of the professional personal care segments to pay down Applica’s senior credit facility.

Net cash generated from financing activities was $6.2 million for the year ended December 31, 2006 compared to use of cash of $7.9 million in 2005. Borrowings under Applica’s lines of credit in 2006 were higher to finance Applica’s higher working capital requirements. Applica also received $2.1 million from the exercise of stock options in the 2006 period compared to $0.1 million in 2005.

Debt Instruments, Guarantees and Related Covenants

Applica has an amended and restated $125 million asset-based senior secured revolving credit facility that terminates in November 2009. Advances under the facility are governed by Applica’s collateral value, which is based primarily on percentages of outstanding eligible accounts receivable and inventories.

Pursuant to the credit facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, it must maintain a minimum daily availability under its borrowing base of $10 million and a minimum average monthly availability of $13 million. As of June 30, 2007, Applica’s fixed charge coverage ratio was greater than 1.0 to 1.0. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block.

As of June 30, 2007, Applica was borrowing approximately $10.0 million under the facility and had approximately $72.4 million available for future cash borrowings, which is net of the $10 million daily block. As of October 15, 2007, Applica was borrowing approximately $35.4 million under the facility and had approximately $61.9 million available for future cash borrowings, which is net of the $10 million daily block.

The credit facility includes a $10.0 million sub-limit for the issuance of letters of credit, of which there was approximately $1.2 million outstanding as of June 30, 2007.

At Applica’s option, interest accrues on the loans made under the credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s fixed charge coverage ratio and set at 1.50% on December 31, 2006, June 30, 2007 and October 15, 2007), which was 6.82% at December 31, 2006, 6.82% at June 30, 2007 and 6.29% at October 15, 2007; or

•	the Base Rate (Bank of America’s Prime Rate), plus a specified margin (based upon Applica’s fixed charge coverage ratio, and was zero at December 31, 2006, June 30, 2007 and October 15, 2007), which was 8.25% at December 31, 2006 and June 30, 2007 and was 7.75% at October 15, 2007.

At June 30, 2007, Applica was in compliance with all covenants under the credit facility. See Note 9, Short-Term Debt, to Applica’s transition period financial statements included elsewhere in this proxy statement for more detailed information regarding Applica’s senior credit facility.

As of June 30, 2007, Applica’s foreign subsidiaries had no outstanding trade finance lines.

As of December 31, 2006, Applica had outstanding $55.75 million of senior subordinated notes bearing interest at a rate of 10%, payable semiannually, which were scheduled to mature in July 2008. The notes were general unsecured obligations of Applica and ranked subordinate in right of payment to all senior debt of Applica and rank pari passu in right of payment to all future subordinated indebtedness of Applica. The notes could be redeemed at the option of Applica, in whole or in part, at various redemption prices. During 2003, Applica repurchased $65.0 million of these notes. In February 2004, Applica repurchased an additional $4.25 million of 10% notes. In October 2005, Applica repurchased an additional $5.0 million of the notes.

In connection with the merger with Harbinger Capital Partners, a voluntary redemption was offered to note holders in February 2007, which included a 1% change-in-control premium. On February 22, 2007, a total of $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes were redeemed on February 26, 2007. See Note 10, Long-Term Debt, to Applica’s transition period financial statements included elsewhere in this proxy statement for more detailed information regarding Applica’s long-term borrowings.

As of December 31, 2006, Applica had outstanding a $20 million secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. The term loan was secured by a lien on Applica’s assets, which was subordinate to its senior revolving credit facility. The term loan bore interest at the three-month LIBOR rate plus 625 basis points, which was 11.6% at December 31, 2006. The term loan was scheduled to mature in November 2009 and required no principal payments until such time. In connection with the repayment of the term loan, after June 30, 2006 Applica was required to pay an exit fee that increased on a periodic basis from 1% to 4% of the principal amount of the loan.

The term loan was paid off in January 2007 in connection with the acquisition by Harbinger Capital Partners. Pursuant to the terms of the agreement, a 2% exit fee was paid to Mast. See Note 10, Long-Term Debt, to Applica’s transition period financial statements included elsewhere in this proxy statement for more detailed information regarding Applica’s long-term borrowings.

Applica maintains a credit approved receivables purchasing agreement with FCIA Underwriters. The agreement allows Applica to transfer to FCIA, without recourse, up to 90% of approved receivables of specified customers under certain circumstances (including bankruptcy) up to a maximum aggregate amount of $10 million. Applica remains the servicer of the approved receivables and pays fees based upon a percentage of the gross face amount of each approved receivable. At each of June 30, 2007, December 31, 2006 and 2005, $10.0 million of accounts receivable were insured under the agreement with FCIA. This arrangement is strictly for the purpose of insuring selected receivables.

At June 30, 2007, debt as a percent of total capitalization was 4.0% as compared to 73.2%, at June 30, 2006.

Applica is also involved in certain ongoing litigation. See Note 13, Commitments and Contingencies, to Applica’s transition period financial statements included elsewhere in this proxy statement.

Off-Balance Sheet Arrangements

Applica does not have off-balance sheet financing or unconsolidated special purpose entities, as such term is defined in rules promulgated by the SEC; except for the standby letters of credit secured under the senior credit facility, which totaled $1.2 million as of June 30, 2007.

Effect of Inflation

Applica’s results of operations for the periods discussed have been significantly affected by inflation pressures on the price of raw materials, increases in oil prices, and foreign currency fluctuation. Applica generally negotiate its purchase orders with its foreign manufacturers in United States dollars. Thus, Applica’s cost under any purchase order is not subject to change after the time the order is placed due to exchange rate fluctuations. However, the weakening of the United States dollar against local currencies could result in certain manufacturers increasing the United States dollar prices for future product purchases. From time to time, Applica uses foreign exchange contracts, which usually mature within one year, to hedge anticipated foreign currency transactions, primarily U.S. dollar inventory purchases by its foreign commercial subsidiaries in Canada and Latin America.

Currency Matters

While Applica transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a portion of Applica’s costs, such as payroll, rent and indirect operational costs, are denominated in other currencies, such as Hong Kong dollars and Mexican pesos. In addition, while a small portion of Applica’s revenues are collected in foreign currencies, such as Canadian dollars, Argentine pesos, Colombian pesos, Chilean pesos and Venezuelan bolivars, a significant portion of the related cost of goods sold are denominated in U.S. dollars. Changes in the relation of these and other currencies to the U.S. dollar will affect Applica’s cost of goods and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on Applica’s results of operations cannot be accurately predicted. The dollar foreign exchange rates may not be stable in the future and fluctuations in financial markets may have a material adverse effect on Applica’s business, financial condition and results of operations.

In 1994, China pegged the renminbi (also called the yuan) at an exchange rate of 8.28 to the U.S. dollar. U.S. groups argued that the peg made China’s exports to the U.S. cheaper, and U.S. exports to China more expensive, thus greatly contributing to China’s trade surplus with the U.S. In July 2005, China ended its peg to the dollar and let the renminbi fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At October 15, 2007, the renminbi exchange rate was 7.53 to the dollar. Because a substantial number of Applica’s products are imported from China, the floating currency could result in significant fluctuations in its product costs and could have a material effect on its business.

From time to time, Applica uses forward exchange and option contracts to reduce fluctuations in foreign currency cash flows related to finished goods and other operating purchases. The purpose of Applica’s foreign currency management activity is to reduce the risk that anticipated cash flows and earnings from foreign currency denominated transactions may be affected by changes in exchange rates.

For additional information on exchange rate sensitivity, see “Applica’s Quantitative and Qualitative Disclosures about Market Risk” included elsewhere in this proxy statement.

Recent Accounting Pronouncements

See Note 1, Summary of Significant Accounting Policies, to Applica’s transition period financial statements included elsewhere in this proxy statement for a discussion regarding the recently adopted accounting pronouncements, which include the following:

•	Statement of Financial Accounting Standards No 157, “Fair Value Measurements”;

•	Statement of Financial Accounting Standards No 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”; and

•	Emerging Issues Task Force issue 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)”.

Liquidity and Capital Resources of the Combined Company
After Completion of the Merger

After the completion of the merger, the combined company’s primary source of liquidity will be cash flow generated from operations and borrowings under its revolving credit facilities. Its primary liquidity requirements will be for ongoing operating needs, growth and servicing its indebtedness. Additional proceeds from the combined company’s new credit facilities will be used to repay Salton and Applica’s existing senior secured credit facilities and pay fees and expenses related to the merger. On a pro forma basis, after giving effect to the financing transactions related to the merger, the combined company would have had total outstanding debt on its balance sheet of approximately $216.3 million and total redeemable preferred stock of $111.1 million as of June 30, 2007.

Cash Requirements

The combined company’s material short-term cash requirements will be the funds necessary to maintain current operations, achieve the merger-related synergies and achieve its business strategy, including purchasing inventory, financing accounts receivable and paying operating expenses, including royalty payments, lease payments and interest costs. The interest costs for the combined company will fluctuate based upon interest rates, seasonal borrowing needs and its ability to generate cash flow to pay down debt.

The following contractual obligations table sets forth commitments of the combined company as of June 30, 2007, on a pro forma basis to reflect the merger. The contractual obligations table should be read in connection with the unaudited pro forma condensed combined consolidated financial statements and related notes contained elsewhere in this proxy statement:

	Payment due in:
					More than
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	5 years
	(In thousands)

Revolving Line of Credit and Other Debt	$201,352	$712	$200,640	$—	—
Term Loan	$14,898	$1,672	$13,226	$—	—
Series D Preferred Stock(1)	$284,816	$—	$—	$—	$284,816
Operating Lease Obligations	$74,430	$10,985	$17,318	$13,662	$32,465
Purchase Obligations	—	—	—	—	—
Royalties	$56,745	$19,152	$29,693	$6,520	$1,380
Consulting Arrangements	$5,529	$3,450	$2,079	—	—
Lawsuit Settlement	$500	$500	—	—	—
Pension Plan Contributions(2) and Other Long-term Liabilities	$2,318	$2,318	—	—	—

	$640,588	$38,789	$262,956	$20,182	$318,661

Projected Interest(3)	$83,920	$29,474	$54,446	$—	$—

(1)	Includes cumulative dividends at an annual rate equal to 16%, compounded quarterly.

(2)	Contributions to Salton’s defined benefit plans are determined annually based on actuarial assessments of the plans. Future period contributions reflect known commitments.

(3)	Interest was projected based on historical debt levels at fixed rates in effect at October 16, 2007 of 5.12% plus applicable margin of 6.5% for the new credit facility and average borrowings on the existing Europe credit facility through its maturity in December 2008 at rates in effect at June 30, 2007.

The combined company is expected to finance its short-term cash requirements primarily through cash flows from operations, borrowings under its credit facilities and other short-term borrowings.

The material long-term debt obligations of the combined company is the Series D Preferred Stock. The ongoing future cash requirements of the combined company are expected to include future operating expenses, payments under various trademark license agreements, capital expenditures, interest expense, lease payments and payments under its senior credit facility.

Debt Instruments

Harbinger Capital Partners have agreed that at, and subject to, the consummation of the Merger, Harbinger Capital Partners will provide, or cause to be provided to the Company, a senior secured revolving credit facility (the “Harbinger Facility”) to provide for financing for the transactions contemplated by the Merger Agreement. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the Effective Date, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. The Company will pay Harbinger Capital Partners a fee of $5 million for providing financing for the transaction (pro rated to the extent a portion of the financing is provided by other sources.)

The combined company may maintain other credit facilities outside of the United States as permitted, that locally support its foreign subsidiaries operations and working capital requirements. These facilities would be at current market rates in those localities and would be secured by various assets.

Series D Preferred Stock.  The Series D Certificate of Designations designates 150,000 shares of Salton’s preferred stock as Series D Preferred Stock and fixes a liquidation preference of $1,000 per share. It is currently contemplated that 111,113 shares of the Series D Preferred Stock will be issued (assuming stockholder approval) to Harbinger Capital Partners in connection with the closing of the merger. The issuance of the Series D Preferred Stock is subject to stockholder approval at the Special Meeting. For more information, including a summary of the material terms and conditions of the Series D Preferred Stocks, see Proposal No. 4 “Approval of the Issuance and Sale of Series D Preferred Stock to Harbinger Capital Partners” beginning on page 151.

Off-Balance Sheet Arrangements

The combined company does not expect to have off-balance sheet financing or unconsolidated special purpose entities (as such term is defined under the rules promulgated by the SEC); except for certain standby letters of credit expected to be secured under its senior credit facilities.

Effect of Inflation

The combined company’s results of operations may be affected by inflation pressures on the price of raw materials, increases in oil prices, and foreign currency fluctuation. The combined company will generally negotiate its purchase orders with its foreign manufacturers in United States dollars. Thus, its cost under any purchase order will not be subject to change after the time the order is placed due to exchange rate fluctuations. However, the weakening of the United States dollar against local currencies could result in certain manufacturers increasing the United States dollar prices for future product purchases.

Currency Matters

While the combined company will report financial results in U.S. dollars, a portion of its costs, such as payroll, rent and indirect operational costs, will be denominated in other currencies, such as Hong Kong dollars, Australian dollars, British pounds, Euros and Brazilian reals. In addition, while a portion of its revenues are collected in foreign currencies, such as Canadian dollars, British pounds, Euros, Australian dollars, Argentine pesos, Colombian pesos, Brazilian reals, Chilean pesos and Venezuelan bolivars, a significant portion of the related cost of goods sold are denominated in U.S. dollars. Changes in the relation of these and other currencies to the U.S. dollar will affect the combined company’s operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the combined company’s results of operations cannot be accurately predicted. The dollar foreign exchange rates may not be stable in the future and fluctuations in financial markets may have a material adverse effect on the combined company’s business, financial condition and results of operations.

In 1994, China pegged the renminbi (also called the yuan) at an exchange rate of 8.28 to the U.S. dollar. U.S. groups argued that the peg made China’s exports to the U.S. cheaper, and U.S. exports to China more expensive, thus greatly contributing to China’s trade surplus with the U.S. In July 2005, China ended its peg to the dollar and let the renminbi fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At October 15, 2007, the renminbi exchange rate was 7.53 to the dollar. Because a substantial number of the combined company’s products will be imported from China, the floating currency could result in significant fluctuations in its product costs and could have a material effect on its business.

From time to time, the combined company intends to use forward exchange and option contracts to reduce fluctuations in foreign currency cash flows related to finished goods and other operating purchases. The purpose of the combined company’s foreign currency management activity will be to reduce the risk that anticipated cash flows and earnings from foreign currency denominated transactions may be affected by changes in exchange rates.

CERTAIN INFORMATION REGARDING APN HOLDCO AND APPLICA

Description of Business of APN Holdco and Applica

APN Holdco was formed by Harbinger Capital Partners for the purpose of acquiring all of the capital stock of Applica, which was consummated on January 23, 2007. Applica is a marketer and distributor of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products and pet care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Windmere® and Clear2O®. Applica’s customers include mass merchandisers, specialty retailers, department stores, pet supply channels, home centers and appliance distributors primarily in North America, Latin America and the Caribbean.

Applica’s distribution, sales, and marketing operations are primarily handled through its U.S. operating subsidiary, Applica Consumer Products, Inc. Applica also has separate entities or branch offices providing distribution, sales and marketing operations in Canada, Puerto Rico, Costa Rica, Mexico, Chile, Argentina, Venezuela, Peru and Colombia.

Business Strategy

Applica has combined top brand names such as Black & Decker®, Clear2O®, SpaceMaker®, Gizmotm, and LitterMaid® with a reputation for durability and innovation. Applica’s business strategy includes the following:

Maximize utility of its brand assets.  Applica has world-class brands with strong consumer equities. Applica is working to build a fully integrated communication strategy that allows for consistent communication of its brand equity across all consumer touch points including: industrial design, package graphics, in-store advertising, direct response television, web design and national advertising. When appropriate, national advertising will be used to generate direct sales while also creating increased consumer demand for its products at retail.

Leverage innovation and strategic marketing to drive profitability.  New products allow Applica to generate higher margins based on their uniqueness and desirability in the marketplace. Applica believes that the enhancement and extension of its existing products and the development of new products are necessary for its continued success and growth. Applica intends to drive revenues through innovation within its core appliance categories, using new technologies and new marketing platforms. Applica also intends to create new categories or grow categories through distinctive products and brand development.

Applica is increasing its consumer knowledge through market research, which will support the expansion of profitable market segments. Applica invests market research dollars and works closely with both retail customers and suppliers to identify consumer needs and preferences. This information is then used to generate new product ideas, as well as to optimize and revitalize existing products. Applica designs the style, features and functionality of its products to meet consumer requirements for performance. Applica has redesigned its product development process to better serve consumer needs and to maximize its available resources. Applica is also building unity among its strategic marketing, its product portfolio and its customer category needs so that it can better capitalize on current consumer trends.

Create long-term cost and quality advantages for its customers.  Applica maintains a value chain for its customers that meets their cost and quality objectives by leveraging its growing competency in sourcing. Applica is accomplishing this by strengthening its relationships with suppliers in China who can generally deliver good quality products on a timely basis at a reasonable cost. These relationships allow Applica to fully capitalize on its combined strengths, provide a foundation for new product development, deliver quality products consistent with the reputation of its brands and deliver products at costs that are competitive in its industry.

Optimize its supply chain.  Applica has undertaken a thorough review of its sales and operations planning (S&OP) process to better coordinate and align forecasted demand with available supply. Applica makes selective investments in inventory to improve customer service levels. Applica’s supply chain has been working to better define product velocities, estimate procurement, manufacturing and logistical lead times, and plan order placement accordingly. Applica has also been working to better integrate its preferred suppliers within its supply chain through software connections and more regular and effective collaborative communication.

Products

Applica primarily distributes four categories of products: kitchen products, home products, pet products and pest control products. The following table sets forth the approximate amounts and percentages of Applica’s consolidated net sales by product category during the periods shown:

	Six Months Ended		Calendar Year Ended
	June 30, 2007		December 31, 2006		December 31, 2005		December 31, 2004
	Net Sales	%	Net Sales	%	Net Sales	%	Net Sales		%
	(Dollars in thousands)

Kitchen Products	$52,196	25%	$320,676	68%	$327,057	65%	$435,686		68%
Home Products	135,858	65%	107,685	23%	118,507	24%	136,089		21%
Pet Products	16,093	8%	32,775	7%	38,324	8%	36,350		6%
Pest Control Products	4,851	2%	8,431	2%	8,421	2%	14,549		2%
Contract Manufacturing(1)	—	0%	—	0%	8,936	2%	17,653	(2)	3%
Other Products	—	0%	901	0%	81	0%	4,527		1%

Consolidated	$208,998	100%	$470,468	100%	$501,326	100%	$644,854		100%

(1)	Includes contract manufacturing sales from its Mexican manufacturing operations, which ceased operations in October 2005. Such sales totaled $8.9 million in 2005 and $3.5 million in 2004.

(2)	Includes contract manufacturing sales from its Hong Kong-based manufacturing operations, which were sold in July 2004. Such sales totaled $14.2 million in 2004.

The kitchen products group includes cooking, beverage and food preparation products and constitutes Applica’s largest product category. Applica provides customers with a broad product line in the small kitchen appliances market, primarily at mid-tier price points. Applica’s products in this category include toaster ovens, toasters, blenders, can openers, coffee grinders, coffee makers, electric knives, jar openers, skillets, bag sealers, deep fryers, food choppers, food processors, hand mixers, rice cookers and steamers and other similar products. Black & Decker® branded toaster ovens, can openers and citrus juicers are market leaders in this category.

The home products group includes garment care products, such as hand-held irons. Black & Decker® branded irons continue to be a leader in the category through design innovations. Applica also distributes vacuum cleaners under the Black & Decker® brand in Latin America.

The pet product group includes the Litter Maid® Classic patented self-cleaning cat litter box and the newer Litter Maid® Elite litter box, which contains innovative, consumer-driven features such as a sleep timer and a built-in ionic air cleaner. The Litter Maid® product line also delivers a recurring revenue stream from consumable accessories, including privacy tents, litter carpets, charcoal filters, corn-based litter and replaceable waste receptacles, all specially designed for use with the Litter Maid® automatic litter box.

Applica’s pest control products group includes pest control and repelling devices that use ultra-sonic or sub-sonic sound waves to control insects and rodents, primarily in homes. The core of the business is the ultrasonic direct plug-in pest repellers marketed under the Black & Decker® brand name.

Product Development

Applica’s product development process is designed to better serve consumer needs and maximize its available resources. The process is focused on quality, design, appropriate performance characteristics and speed-to-market. Applica has product development teams dedicated to creating innovative products in and outside of its core categories. This internal process also helps Applica manage the improvement of quality, performance and cost of existing products.

Applica also works closely with both retailers and suppliers to identify consumer needs and preferences and to generate new product ideas. Applica evaluates new ideas and seeks to develop and acquire new products and improve existing products to satisfy marketplace requirements and changing consumer preferences. Applica designs the style, features and functionality of its products to meet customer requirements for quality, performance, product mix and pricing.

New products are those that require a new mold, have a new feature or benefit, or those that have not been in its product line in the previous 12 months. Adding features or providing a “fresh” look to existing products, either through design upgrades or creative packaging, is a necessity for maintaining consumer preferences, protecting existing retailer shelf space and maintaining acceptable price points. Some of the new products launched in 2006 included:

•	the Clear2O® water filtration system;

•	the Black & Decker® InfraWave® Speed Cooking Countertop Oven; and

•	the Digital Evolutiontm electronic steam irons.

Brands

Applica licenses the Black & Decker® brand for use in marketing small household appliances in North America, Latin America (excluding Brazil) and the Caribbean. In addition, Applica owns certain sub-brands, including Toast R Oventm and Quick N’ Easytm, and licenses the Spacemakertm brand for under the cabinet kitchen appliances. Applica continues to develop new sub-brands for product differentiation at the retail level, including Gizmotm, SmartBrewtm and Digital Advantagetm.

The major portion of Applica’s revenue is generated through the sale of Black & Decker® branded products, which represented approximately 84% of Applica’s total consolidated revenue in 2006, 78% in 2005 and 79% in 2004.

Applica markets several pet products and accessories under the Litter Maid® brand.

Applica also has, and from time to time will enter into, licenses and other agreements that grant it the right to use other trademarks and trade names.

Strategic Alliances

Applica continues to pursue strategic alliances to further differentiate its products and to create growth opportunities. Such alliances may include brand development and product development alliances. Applica’s current alliance with The Black & Decker Corporation encompasses brand development. Applica has worked closely with The Black & Decker Corporation to ensure that the Black & Decker® brand representation is seamless to the consumer. An example of this relationship is the joint development of new consumer communications for the Black & Decker® brand. This project involved the creation of packaging and advertising materials that will be similar for all Black & Decker® branded products, including household appliances and power tools. In 2005, Applica also worked in conjunction with The Black & Decker Corporation to upgrade the level of consumer product information on its website, providing easier access to a more comprehensive product assortment with improved navigation.

Suppliers

Applica purchased all of its finished products from outside suppliers in the six month period ended June 30, 2007 and the calendar year 2006, approximately 86% in 2005 and approximately 65% in 2004. Applica sold its Chinese manufacturing facilities in July 2004 and closed its Mexican manufacturing facility in October 2005. Applica maintains supply contracts with many of its third party suppliers, which include standard terms for production, delivery, quality and indemnification for product liability claims. Specific production amounts are ordered by separate purchase orders.

Applica’s top supplier is Elec-Tech International (H.K.) Company, Ltd. In July 2004, Applica sold its Hong Kong manufacturing facilities to an affiliate of Elec-Tech. Elec-Tech and its affiliates accounted for approximately 35% of Applica’s total purchases in the six month period ended June 30, 2007, 53% in calendar year 2006 and 35% in calendar year 2005. Applica intends to continue to purchase certain products from Elec-Tech and its affiliates and Elec-Tech is expected to remain a significant supplier in 2007. Applica does not currently have a supply contract with Elec-Tech. Applica believes that the products currently made by Elec-Tech are available from other suppliers on similar terms, although the transition of a significant amount of production could involve significant risks.

Intellectual Property

Applica manufactures and distributes products with features for which it has filed or obtained licenses for trademarks, patents and design registrations in the United States and in several foreign countries. Applica’s right to these patents and trademarks is a significant part of its business and its ability to create demand for its products is dependent to a large extent on its ability to capitalize on them.

Applica licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In October 2004, Applica and The Black & Decker Corporation extended the trademark license agreement through December 2010. Under the agreement as extended, Applica agreed to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments of $12.5 million. Renewals of the license agreement, if mutually agreed upon, will be for five-year periods. If Black & Decker does not agree to renew the license agreement, Applica has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, Black & Decker may elect, and has elected, to extend the license to use the Black & Decker® brand to certain additional products.

Applica owns the Litter Maid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Applica owns two patents and has exclusive licenses to three other patents covering the Litter Maid® automatic cat litter box, which require Applica to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patent and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Additional important brand names that Applica owns include Clear2O®, Windmere® and Applica®. The Windmere® brand is targeted to electric kitchen appliances, primarily in Latin America. In addition, Applica acquired certain sub-brands used with its Black & Decker® products, including Toast R Oventm, ProFinishtm and Quick N’ Easytm, and license Spacemakertm for under the cabinet kitchen appliances.

Customers

Applica markets its products primarily through mass merchandisers, but also distributes to home improvement warehouses, specialty retailers, warehouse clubs, drug and grocery stores, department stores, television shopping channels, pet supply retailers, catalogers, independent distributors and military post exchange outlets, as well as through e-commerce websites. In 2006, Applica’s top three customers were Wal-Mart Stores, Inc., Target Corporation and Canadian Tire Corporation, which accounted for approximately 50% of consolidated net sales in 2006. In 2005 and 2004, Applica’s top three customers were Wal-Mart Stores, Inc., Target Corporation and Sally Beauty Supply, which accounted for approximately 48% of Applica’s consolidated net sales in 2005 and 51% in 2004. Wal-Mart accounted for approximately 33% of its consolidated net sales in 2006, 32% in 2005 and 35% in 2004. Target Corporation accounted for approximately 11% of Applica’s consolidated net sales in each of 2006, 2005 and 2004. No other customer accounted for more than 10% of consolidated net sales in 2006, 2005 or 2004.

Sales, Marketing and Distribution

Applica’s products are sold principally by an internal sales staff. Applica’s sales teams for Wal-Mart Stores Inc. and Target Corporation are located in Bentonville, Arkansas and Minneapolis, Minnesota in order to provide full sales operational support to its two biggest customers. Applica also has a regional sales office in Chicago, Illinois, which manages a national network of sales management and account executives focused on all other key U.S. retailers, and regional sales offices in Canada, Mexico, Colombia, Chile, Argentina, Puerto Rico, Costa Rica, and Guatemala, which manage the sales organizations in each such region. Each sales manager has primary coverage responsibility for certain retail accounts. Applica also uses independent sales representatives, primarily in Central America and the Caribbean. In addition to directing its marketing efforts toward retailers, Applica sells certain of its products directly to consumers through infomercials and its internet website.

Currently, Applica’s internal marketing organization is comprised of five groups:

•	strategic marketing, which provides strategic leadership and is responsible for brand management at a high level;

•	product portfolio, which leads the development of products and drives consumer understanding of core products at category level;

•	corporate/channel marketing, which directs customer development through corporate strategy, product segmentation and direct logistics integration and coordination through channel and customer planning and development;

•	creative services, which develops product packaging and promotional and informational materials for its products; and

•	industrial design, which creates unique designs that communicate the personality of Applica’s brands and differentiates its products from the competition.

The marketing groups develop products for all Applica markets. Applica use media advertising, cooperative advertising and other promotional materials to promote its products and develop brand awareness. Applica enhances the equity of key brands through design, promotion and product functionality based on consumer feedback. The level of promotional effort targeted toward sales velocity and brand building is determined by the profitability of the category, the strategic importance of the brand and retailer plans.

Applica distributes most of its products to retailers, including mass merchandisers, department stores, home improvement stores, warehouse clubs, drug chains, catalog stores and discount and variety stores.

Applica’s policy is to maintain its inventory at levels reasonably necessary to service the rapid delivery requirements of its customers. Because of manufacturing lead times and its seasonal sales, it is necessary that Applica purchase products and thereby increase inventories based on anticipated sales and forecasts provided by its customers and its sales personnel.

Backlog

Applica’s backlog consists of commitments to order and orders for its products, which are typically subject to change and cancellation until shipment. Customer order patterns vary from year to year, largely because of annual differences in consumer acceptances of product lines, product availability, marketing strategies, inventory levels of retailers and differences in overall economic conditions. As a result, comparisons of backlog as of any date in a given year with backlog at the same date in a prior year are not necessarily indicative of sales for that entire given year. As of June 30, 2007 and 2006, Applica had a backlog of approximately $26.7 million and $34.5 million, respectively. Applica does not believe that the amount of backlog orders is a significant predictor of its business.

Seasonality

Applica’s business is highly seasonal, with operating results varying from quarter to quarter. Applica has historically experienced higher revenues in the second half of the calendar year, primarily due to increased demand by customers in late summer for “back-to-school” sales and in the fall for the holiday season. The majority of its sales occur during the second half of the year.

Competition

The sale of small household appliances is characterized by intense competition. Competition is based on price and quality, as well as access to retail shelf space, product design, brand names, new product introductions, marketing support and distribution strategies. Applica competes with various domestic and international marketers and distributors, some of which have substantially greater financial and other resources than it does. Applica believes that its future success will depend upon its ability to develop and distribute reliable products that incorporate developments in technology and satisfy customer tastes with respect to style and design. It will also depend on Applica’s ability to market a broad offering of products in each category at competitive prices.

Primary competitive brands in the household appliance market include Hamilton Beach, Procter Silex, Sunbeam, Mr. Coffee, Oster, General Electric, Rowenta, DeLonghi, Salton, Kitchen Aid, Cuisinart, Krups, Braun and Rival. In addition, Applica competes with retailers who use their own private label brands for household appliances. Primary competitive brands in the pet and pest market include Petmate, Sunbeam and Coleman.

Regulation

As a marketer and distributor of consumer products, Applica is subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Products Safety Commission could require Applica to repurchase or recall one or more of its products. In June 2006, Applica, in cooperation with the Consumer Products Safety Commission, voluntarily recalled approximately 450,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers.

Throughout the world, most federal, state, provincial and local authorities require safety regulation certification prior to marketing electrical appliances in those jurisdictions. Within the United States, Underwriters Laboratory, Inc. is the most widely recognized certification body for electrical appliances. UL is an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards. Applica also use the ETL SEMKO division of Intertek for certification and testing of compliance with UL standards, as well as other nation- and industry-specific standards. Applica endeavors to have its products designed to meet the certification requirements of, and to be certified in, each of the jurisdictions in which they are sold.

Laws regulating certain consumer products also exist in some cities and states, as well as in other countries in which Applica sell its products. Applica believe that it is in substantial compliance with all of the laws and regulations applicable to it and its products.

Certain of the products sold by Applica in the United States are also subject to the Fair Packaging and Labeling Act. Applica believes that in addition to complying with the Fair Packaging and Labeling Act, it complies with the applicable rules and regulations of the Federal Trade Commission and other federal and state agencies with respect to the content of advertising and other trade practices.

Applica’s pest control products are subject to various regulations, including regulations promulgated by the U.S. Environmental Protection Agency, as well as laws and regulations of the states and applicable state agencies. Additionally, certain of Applica’s water filtration products are certified by NSF International, an independent, not-for-profit organization which develops national standards for public health and safety.

Employees

As of October 15, 2007, Applica had approximately 295 full-time employees in North America, approximately 110 full-time employees in Hong Kong and mainland China and approximately 105 full-time employees in Latin America and the Caribbean. From time to time, Applica also uses the services of seasonal employees.

APN Holdco and Applica Quantitative and Qualitative Disclosures about Market Risk

APN Holdco was formed an October 6, 2006 for the purpose of acquiring all of the capital stock of Applica. APN Holdco conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and does not prepare financial statements. Applica is exposed to the impact of interest rate changes and foreign currency fluctuations. In the normal course of business, Applica employs established policies and procedures to manage its exposure to changes in interest rates and foreign currencies.

Interest Rate Sensitivity.  Applica’s primary market risk exposure with respect to interest rates is changes in short- and long-term interest rates in the United States. Certain of Applica’s debt arrangements represent floating rate debt and accordingly, Applica is subject to interest rate risk. From time-to-time according to its policy, Applica uses interest rate risk management contracts to manage its fixed-to-floating ratio, which may reduce the impact of changes in interest rates on its floating rate debt. Applica’s objectives in managing exposure to interest rate changes are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, from time-to-time, Applica evaluates interest rate swaps to manage net exposure to interest rate changes related to its portfolio of borrowings. Applica maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

The tables below provide information regarding Applica’s derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments expected to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

	At June 30, 2007
	Expected Maturity Date
	Next Twelve Months	Year 2	Year 3		Year 4	Year 5	Thereafter	Total	Fair Value
	(Dollars in thousands)

Liabilities:
Debt:
Variable Rate:	—	—	$10,009		—	—	—	$10,009	$10,009
Average Interest Rate	—	—	6.82	%(1)	—	—	—
Interest Rate Contracts:
Interest Rate Swaps:
Pay Floating:	—	—	—		—	—	—	—	—
Average Pay Rate	—	—	—		—	—	—
Average Receive Rate	—	—	—		—	—	—

(1)	Represents the outstanding balance of the senior credit facility. The variable rate senior credit facility is set depending upon the interest period elected by Applica (one, two, three or six months) at a rate equivalent to the LIBOR rate plus an applicable margin based upon Applica’s average availability (6.82% as of June 30, 2007), or at a rate equivalent to the Prime Rate plus an applicable margin based upon Applica’s leverage ratio (8.25% as of June 30, 2007).

	At June 30, 2006
	Expected Maturity Date
	Next Twelve Months	Year 2	Year 3	Year 4		Year 5	Thereafter	Total	Fair Value(1)
	(Dollars in thousands)

Liabilities:
Debt:
Fixed Rate:	—	$55,750	—	—		—	—	$55,750	$
Average Interest Rate	—	10.00%	—	—		—	—
Variable Rate:	—	—	—	$61,665		—	—	$61,665		$61,665
Average Interest Rate	—	—	—	8.54	%(2)	—	—
Interest Rate Contracts:
Interest Rate Swaps:
Pay Floating:	—	—	—	—		—	—	—		—
Average Pay Rate	—	—	—	—		—	—
Average Receive Rate	—	—	—	—		—	—

(1)	Fair values were determined based on broker quotes or quoted market prices or rates for the same or similar instruments.

(2)	Includes $20.0 million term loan and the outstanding balance on the senior credit facility. The variable rate on the $20 million term loan is set on a monthly basis using the three month LIBOR rate plus an applicable margin of 6.25%. The variable rate on the senior credit facility is set depending upon the interest period elected by Applica (one, two, three or six months) at a rate equivalent to the LIBOR rate plus an applicable margin based upon Applica’s average availability (7.13% as of June 30, 2006), or at a rate equivalent to the Prime Rate plus an applicable margin based upon Applica’s leverage ratio (8.25% as of June 30, 2006).

Exchange Rate Sensitivity.  Applica’s primary market risk exposure with respect to exchange rates is to changes in U.S. dollar/Mexican peso, U.S. dollar/Hong Kong dollar and U.S. dollar/Canadian dollar exchange rates. In addition, Applica also has exposure to the Argentinean peso, Colombian peso, Chilean peso and Venezuelan bolivar. Certain forecasted transactions could expose Applica to foreign currency risk. From time-to-time, Applica purchases currency forwards and options as cash flow hedges of foreign currency forecasted transactions related certain operating expenses.

Applica’s objective in managing exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility in order to allow management to focus on core business issues and challenges. Accordingly, from time-to-time, Applica will enter into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets, liabilities, commitments and forecasted foreign currency revenues and expenses. Applica may use option strategies and forward contracts that provide for the sale or purchase of foreign currencies to hedge probable, but not firmly committed expenditures. By policy, Applica maintains hedge coverage between minimum and maximum percentages of its forecasted foreign exchange exposures for periods not to exceed eighteen months. The gains and losses on these contracts offset changes in the value of the related exposures.

As of June 30, 2007, Applica did not have any forward exchange contracts, or purchased options, outstanding. It is Applica’s policy to enter into foreign currency and interest rate transactions and other financial instruments only to the extent considered necessary to meet its objectives as stated above. Applica does not enter into these transactions for speculative purposes.

Additionally, In July 2005, China ended its peg to the dollar and allowed the renminbi to fluctuate versus a basket of currencies. Immediately, the new renminbi rate revalued the currency by 2.1% to 8.11 to the dollar. At October 15, 2007, the renminbi rate was 7.53 to the dollar. Because a substantial number of our products are imported from China, the floating currency could result in significant fluctuations in Applica’s product costs and could have a material effect on our business.

Market For APN Holdco’s Common Equity and Related Stockholder Matters

Market and Holders.  There is no established trading market for any class of common equity of APN Holdco, which is 100% owned by Harbinger Capital Partners and was formed for the purpose of acquiring all of the capital stock of Applica.

Dividends.  APN Holdco has not paid any dividend since its formation.

Securities Authorized for Issuance Under Equity Compensation Plans.  APN Holdco does not currently have any equity compensation plans.

Supplementary Financial Information of APN Holdco and Applica

Quarterly Financial Data (Unaudited).  APN Holdco was formed on October 6, 2006 for the purpose of acquiring all of the capital stock of Applica. APN Holdco conducts no operations independent of its ownership of all of the outstanding capital stock of Applica and does not prepare financial statements.

The following financial information reflects all normal recurring adjustments that are, in the opinion of Applica’s management, necessary for a fair statement of the results of the interim periods. The financial information has been adjusted to reflect discontinued operations of the Belson Professional Personal Care segment. As such, the net (loss) earnings information reflects only results for the continuing operations. The results for the three months ended March 31, 2007 and June 30, 2007 and the quarterly results for the years ended December 31, 2006 and 2005 are as follows:

						Diluted
			Net		Basic (Loss)	(Loss)
			(Loss)		Earnings	Earnings
	Net Sales	Gross Profit	Earnings		per Share	per Share
	(In thousands, except per share data)

Transition Period 2007*
Three months ended March 31, 2007	$101,225	$29,299	$(3,860)		$(38,600)	$(38,600)
Three Months ended June 30, 2007	$107,773	$34,941	$2,251		$(4,220)	$(4,220)

2006*
First quarter	$95,173	$22,079	$(13,156	)(1)	$(0.55)	$(0.55)
Second quarter	95,308	28,201	(5,892	)(2)	(0.25)	(0.25)
Third quarter	139,041	44,232	2,844	(3)	0.12	0.11
Fourth quarter	140,946	35,598	(10,380	)(4)	(0.41)	(0.41)

Total	$470,468	$130,110	$(26,584)		$(1.09)	$(1.09	)(9)

2005*
First quarter	$97,781	$14,271	$(24,710	)(5)	$(1.02)	$(1.02)
Second quarter	107,512	19,939	(19,363	)(6)	(0.81)	(0.81)
Third quarter	122,981	29,140	(9,998	)(7)	(0.42)	(0.42)
Fourth quarter	173,052	44,083	(1,806	)(8)	(0.07)	(0.07)

Total	$501,326	$107,433	$(55,877)		$(2.31)	$(2.31)

*	In August 2007, Applica changed its year end to June 30 of each year. Presentations for 2006 and 2005 are based on the calendar year ended December 31 for each such year.

(1)	In the first quarter of 2006, Applica recorded:

•	$3.7 million related to its voluntary recall of approximately 450,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers;

•	the sale of inventory that included capitalized losses of $1.8 million related to the closure of its manufacturing facility in Mexico;

•	$1.1 million in consulting fees to Alvarez & Marsal, LLP, a global professional services firm, related to Applica’s restructuring activities; and

•	$0.5 million in administrative expenses related to the closure of its Mexican manufacturing facility.

(2)	In the second quarter of 2006, Applica recorded:

•	the sale of inventory that included capitalized losses of $0.9 million related to the closure of its manufacturing facility in Mexico; and

•	$0.6 million in consulting fees related to the engagement of Alvarez & Marsal, LLP.

(3)	In the third quarter of 2006, Applica recorded:

•	$1.8 million in transaction related expenses related to the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc; and

•	a reduction in its estimated liability related to the voluntary recall announced in the first quarter of 2006 of $0.3 million.

(4)	In the fourth quarter of 2006, Applica recorded:

•	$2.4 million primarily attributable to price adjustments and write down of inventory related to the second generation of the Black & Decker® single cup coffee maker that is a part of the Home Cafétm brewing system;

•	$6.0 million in termination fees in connection with the termination of the proposed merger with NACCO Industries, Inc. and HB-PS Holding Company, Inc;

•	a further reduction of its estimated liability related to the voluntary recall announced in the first quarter of 2006 of $0.3 million; and

•	$0.1 million in consulting fees related to the engagement of Alvarez & Marsal, LLP.

(5)	In the first quarter of 2005, Applica recorded:

•	inventory write-downs of $9.4 million related to lower-than-anticipated consumer demand for two of its products;

•	$1.2 million in costs and expenses related to certain strategic initiatives: and

•	restructuring charges of $0.9 million related to its decision to move the production of Home Cafétm single cup coffee maker from Mexico to third party manufacturers in China.

(6)	In the second quarter of 2005, Applica recorded:

•	inventory write-downs of $3.4 million related to lower-than-anticipated consumer demand for two of its products; and

•	$4.2 million of restructuring charges associated primarily with the downsizing and decision to close its manufacturing facility in Mexico.

(7)	In the third quarter of 2005, Applica recorded $4.7 million of restructuring charges associated with the downsizing and closure of the manufacturing facility in Mexico.

(8)	In the fourth quarter of 2005, Applica recorded $2.6 million of restructuring charges associated with the downsizing and closure of its manufacturing facility in Mexico.

(9)	The sum of the quarters differs from the total due to exclusion of anti-dilutive effect of stock options in earnings per share calculation in periods with losses.

PROPOSAL NO. 2

APPROVAL OF THE SERIES A AMENDMENT AND THE ISSUANCE OF COMMON STOCK TO
HOLDERS OF SERIES A PREFERRED STOCK PURSUANT TO THE SERIES A AMENDMENT

At the Special Meeting, Salton stockholders will be asked to consider and vote upon proposals to approve (A) the Series A Amendment, and (B) the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment. The Series A Amendment would have the effect of causing all outstanding shares of Series A Preferred Stock to convert into an aggregate of 87,899,600 shares of common stock, representing approximately 12% of the shares of common stock of Salton outstanding immediately after consummation of the transactions contemplated by the merger agreement, including the merger and the automatic conversion of shares of Series A Preferred Stock and Series C Preferred Stock into shares of common stock upon the effective time of the merger.

The adoption and approval of the Series A Amendment is intended to satisfy the condition to consummation of the merger described in Proposal No. 1 above under the caption “Merger Agreement — Conditions to the Merger” that the Series A Amendment shall have been filed with the Secretary of State of Delaware and be effective. Accordingly, if this proposal is not approved by stockholders at the Special Meeting, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

Background

Salton issued 40,000 shares of Series A Preferred Stock in July 1998 for an aggregate purchase price of $40 million. The Salton board of directors adopted the original Certificate of Designation relating to the Series A Preferred Stock pursuant to its authority in the certificate of incorporation, which authorizes the board to designate the terms of preferred stock without stockholder approval.

As of October 1, 2007, 40,000 shares of Series A Preferred Stock were issued and outstanding. The outstanding Series A Preferred Stock has a Series A Preferred Liquidation Preference of $1,000 per share, or $40 million in the aggregate. In the absence of the Series A Amendment, the holders of the outstanding shares of Series A Preferred Stock would be entitled to require Salton to redeem their shares following a “change of control” as defined in the Series A Certificate of Designation (the proposed merger, if consummated, would constitute such a change of control), for an amount equal to the Series A Preferred Liquidation Preference plus an amount equivalent to interest accrued thereon at a rate of 7% per annum compounded annually on each anniversary date of July 28, 1998 for the period from July 28, 1998 through the earlier of the date of redemption or July 28, 2003. As of October 1, 2007 and prior to giving effect to the Series A Amendment, if a qualifying change of control was to occur and the aggregate redemption price for all outstanding shares of Series A Preferred Stock was paid on that date, the aggregate redemption price payable would be approximately $56.1 million. Because the Series A Preferred Stock generally does not bear dividends, there are no accrued and unpaid dividends with respect to such stock. As of October 1, 2007 and prior to giving effect to the Series A Amendment, the number of shares of common stock potentially issuable upon conversion of the Series A Preferred Stock was 3,529,411.

If the Series A Amendment is approved, all outstanding shares of Series A Preferred Stock will be automatically converted into Salton common stock at the conversion ratio set forth below immediately prior to the effective time of the merger. Accordingly, the former holders of Series A Preferred Stock will no longer be entitled to the payment described above following the “change of control” that will result from the merger.

The exchange ratio set forth in the Series A Amendment specifying that 2,197.49 shares of common stock be issued upon conversion of each outstanding share of Series A Preferred Stock upon consummation of the merger was determined through arms-length discussions by the Salton board and the existing holders of Series A Preferred Stock. The holders of our Series A Preferred Stock are Harbinger Capital Partners and the Centre Partners Entities. The Centre Partner Entities are Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Parallel Management Partners, L.P., Centre Partners Co-Investment, L.P., and the State Board of Administration of Florida.

On October 1, 2007, the day on which the merger agreement was executed and the last day before the announcement of the transactions contemplated thereby, the closing price of Salton common stock was $0.21 per share. The value of the shares of Salton common stock that would be issued to the former holders of Series A Preferred Stock as a result of the merger and related transactions would be approximately $461.47 for each share of Series A Preferred Stock based on the $0.21 per share closing price of Salton common stock on the Pink Sheets on October 1, 2007, the day prior to the announcement of the merger and approximately $      based on the $      per share closing price of Salton common stock on the Pink Sheets on          , 2007, the most recent practicable date prior to the mailing of this proxy statement. You are urged to obtain a recent price quotation for Salton common stock. See “Price Range of Salton Common Stock and Related Stockholder Matters” on page 54.

The Salton board believed that the Series A Preferred Stock should be valued at a substantial discount from its redemption value because of the significant uncertainty as to whether Salton would be able to pay the redemption price when due. Moreover, approval of the Series A Amendment would satisfy a key condition to the consummation of the merger, which the board believes is advisable and in the best interests of Salton and its stockholders. The board believed that, in the absence of the merger and related transactions, Salton would be unable to pay its short-term debt obligations and that it was likely that all classes of Salton’s equity, including the Series A Preferred Stock, would have no liquidation value.

Salton would not receive any proceeds upon the conversion of the Series A Preferred Stock. After the Series A Amendment takes effect and the merger and related transactions are consummated, the former holders of Series A Preferred Stock would hold approximately 12% of the then-outstanding common stock. As a result of such conversion, a significant number of additional shares of common stock will become outstanding, which could adversely affect the price of our common stock. In addition, the ownership interest in Salton and voting power of holders of our common stock with respect to matters requiring stockholder approval will also be reduced accordingly.

Summary of the Series A Amendment

The following summary describes the material provisions of the Series A Amendment. This summary may not contain all of the information about the Series A Amendment that is important to you. You can obtain a more complete understanding by reading the Series A Amendment, which is attached to this proxy statement as Annex C and is incorporated by reference herein. We encourage you to read the Series A Amendment and the other annexes to this proxy statement carefully and in their entirety.

The Series A Amendment adds a new section to the Series A Certificate of Designation that provides, among other things, that immediately prior to the effective time of the merger contemplated by the merger described in Proposal No. 1 above, each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time of the merger would be automatically converted into 2,197.49 shares of Salton common stock, subject to certain anti-dilution adjustments, and, upon such automatic conversion, any and all accrued and unpaid dividends would be extinguished and canceled and would not be paid.

The Series A Amendment provides that, upon the automatic conversion of the Series A Preferred Stock as described above, all shares of Series A Preferred would no longer be deemed to be outstanding, and all rights with respect to such shares would immediately cease and terminate, except only for the right of the holders thereof to receive shares of common stock as described above. Upon the automatic conversion of the Series A Preferred Stock as described above, each certificate for shares of Series A Preferred Stock would be deemed to represent the number of shares of common stock into which such shares of Series A Preferred Stock were converted as described above.

The Series A Amendment also provides that the Salton common stock to be issued upon conversion of the Series A Preferred Stock will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder and will bear a restrictive legend. As a result, shares of Salton common stock received by former holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to an applicable exemption under the Securities Act.

The Series A Amendment further provides that any agreement currently in effect pursuant to which Salton has granted registration rights to the holder of any shares of Series A Preferred Stock shall be understood, from and after the effective time of the merger, to grant such rights to such holder in respect of shares of common stock received by such holder upon conversion of shares of Series A Preferred Stock pursuant to the Series A Amendment. For more detailed information regarding the registration rights agreements, see “Other Agreements” beginning on page 101.

Other than as set forth in the Series A Amendment, none of the other provisions of the Certificate of Designation of the Series A Preferred Stock would be applicable or operative with respect to the transactions contemplated by the merger agreement.

For a description of certain U.S. federal income tax consequences of the merger and the Series A Amendment, see “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Material United States Federal Income Tax Consequences.”

The remainder of the Certificate of Designation of Series A Preferred Stock, as in effect prior to the Series A Amendment, is summarized below.

Current Terms of the Series A Preferred Stock

Salton’s restated certificate of incorporation designates 40,000 shares as Series A Preferred Stock. The Series A Preferred Stock was issued in July 1998 for an aggregate purchase price of $40 million ($1,000 per share).

Dividends.  The Series A Preferred Stock is generally non-dividend bearing; however, if Salton breaches in any material respect any of its material obligations in the preferred stock agreement which provided for our issuance of the Series A Preferred Stock or our certificate of incorporation relating to the Series A Preferred Stock, the holders of Series A Preferred Stock are entitled to receive quarterly cash dividends on each share of Series A Preferred Stock from the date of breach until it is cured at a rate per annum equal to 12.5% of the Convertible Preferred Liquidation Preference (as defined below).

Voting Rights.  Each holder of the Series A Preferred Stock is generally entitled to one vote for each share of our common stock which such holder could receive upon the conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at any time into that number of shares of our common stock obtained by dividing $1,000 by the Conversion Price in effect at the time of conversion. The “Conversion Price” is equal to $11.33, subject to certain anti-dilution adjustments.

Conversion.  Each share of Series A Preferred Stock is convertible at any time by the holder thereof into that number of shares of common stock by dividing $1,000 by the Conversion Price then in effect. As of October 1, 2007, the number of shares potentially issuable upon conversion of the Series A Preferred Stock was 3,529,411.

Redemption.  In the event of a Change of Control (as defined in our restated certificate of incorporation), each holder of shares of Series A Preferred Stock has the right to require us to redeem such shares at a redemption price equal to the Convertible Preferred Liquidation Preference plus an amount equivalent to interest accrued thereon at a rate of 7% per annum compounded annually on each anniversary date of July 28, 1998 for the period from July 28, 1998 through the earlier of the date of redemption or July 28, 2003.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of the Series A Preferred Stock are entitled to be paid out of our assets available for distribution to our stockholders an amount in cash equal to $1,000 per share, plus the amount of any accrued and unpaid dividends thereon (the “Convertible Preferred Liquidation Preference”), before any distribution is made to the holders of our common stock or any other of our capital stock ranking junior as to liquidation rights to the Series A Preferred Stock.

Salton may optionally redeem, in whole or in part, the Series A Preferred Stock at any time on or after July 15, 2003 at a cash price per share of 100% of the then effective Convertible Preferred Liquidation Preference per share, if the daily closing price per share of Salton common stock for a specified 20 consecutive trading day period is greater than or equal to 200% of the then current Conversion Price ($22.66 as of October 1, 2007).

On September 15, 2008, Salton will be required to redeem all outstanding shares of Series A Preferred Stock at a price equal to the Convertible Preferred Liquidation Preference per share, payable at Salton’s option in cash or shares of common stock.

The foregoing summary of the Series A Certificate of Designation is a summary only and is qualified, in all material respects, by the provisions of the Certificate of Designation which is filed as Exhibit 3.2 to Salton’s Form 10-K filed with the SEC on September 19, 2004.

Interests of Certain Persons in the Proposal

In considering the recommendation of Salton’s Board of Directors with respect to Proposal No. 2, Salton’s stockholders should be aware that Harbinger Capital Partners and the Centre Partner Entities are significant stockholders of Salton and have certain interests that may present them with actual or potential conflicts of interest with respect to Proposal No. 2. As of the date of this proxy statement, Harbinger Capital Partners owns an aggregate of 30,000 shares of Series A Preferred Stock and the Centre Partner Entities own

an aggregate of 10,000 shares of Series A Preferred Stock. For more information, see “Interests of Certain Persons in the Merger and Related Transactions” and “Security Ownership of Management and Principal Stockholders”.

The following table sets forth the number of shares of Series A Preferred Stock that each holder thereof affiliated with Harbinger Capital Partners and the Centre Partner Entities currently beneficially owns and the number of shares of common stock that would be issued to such holder by Salton upon conversion of the Series A Preferred Stock if the merger is consummated.

	Series A
	Preferred	Common
	Stock	Shares
Investor	Converted	Received

Harbinger Capital Partners Master Fund I, Ltd.	30,000	65,924,700
Centre Capital Investors II, L.P.	3,078	6,763,874
Centre Capital Tax-Exempt Investors II, L.P.	1,002	2,201,885
Centre Capital Offshore Investors II, L.P.	670	1,472,318
Centre Partners Co-Investment, L.P.	529	1,162,472
Centre Parallel Management Partners, L.P.	47	103,282
State Board of Administration of Florida	4,674	10,271,068

Total	40,000	87,899,600

Consequences of Non-Approval

If Proposal No. 2 is not approved by stockholders at the Special Meeting, the Series A Amendment will not be implemented and the Series A Preferred Stock would remain outstanding in accordance with its terms. In addition, the implementation of the Series A Amendment is necessary to satisfy a condition to consummation of the merger as described in Proposal No. 1 above under the caption “Merger Agreement — Conditions to the Merger”. Accordingly, if this proposal is not approved by stockholders at the Special Meeting, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

PROPOSAL NO. 2A: Approval of the Series A Amendment

You are being asked to approve the Series A Amendment. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 2A. In addition, under Delaware law and the terms of the Series A Certificate of Designation, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class, is required to approve the Series A Amendment. In connection with the merger, the consents of holders of all of the outstanding Series A Preferred Stock to approve the Series A Amendment have been obtained.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 2A to approve the Series A Amendment.

PROPOSAL NO. 2B:

Approval of the reservation for issuance and issuance of Common Stock to holders of Series A Preferred
Stock upon the effective time of the Merger in accordance with the Series A Amendment

You are being asked to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 2B.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 2B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment.

PROPOSAL NO. 3

APPROVAL OF THE SERIES C AMENDMENT AND THE ISSUANCE OF COMMON STOCK TO
HOLDERS OF SERIES C PREFERRED STOCK PURSUANT TO THE SERIES C AMENDMENT

At the Special Meeting, Salton stockholders will be asked to consider and vote upon proposals to approve (a) the Series C Amendment, and (b) the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment. The Series C Amendment would have the effect of causing all outstanding shares of Series C Preferred Stock to convert into an aggregate of approximately 33,744,754 shares of common stock, representing approximately 4.6% of the shares of common stock of Salton outstanding immediately after consummation of the transactions contemplated by the merger agreement, including the merger and the automatic conversion of shares of Series A Preferred Stock and Series C Preferred Stock into shares of common stock upon the effective time of the merger.

The adoption and approval of the Series C Amendment is intended to satisfy the condition to consummation of the merger described in Proposal No. 1 above under the caption “Merger Agreement — Conditions to the Merger” that the Series C Amendment shall have been filed with the Secretary of State of Delaware and be effective. Accordingly, if this proposal is not approved by stockholders at the Special Meeting, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

Background

On August 26, 2005, Salton completed a private debt exchange offer (the “Exchange Offer”) for its outstanding 10 3/4% Senior Subordinated Notes due 2005 (“2005 Notes”) and its outstanding 2008 Senior Subordinated Notes (together with the 2005 Notes, the “Notes”). Salton accepted for exchange an aggregate of approximately $75.2 million of 2005 Notes (60.1% of the outstanding 2005 Notes) and approximately $90.1 million of 2008 Senior Subordinated Notes (60.1% of the outstanding 2008 Senior Subordinated Notes) that were validly tendered in the Exchange Offer. In connection with the Exchange Offer, we issued an aggregate of approximately $99.2 million in principal amount of Second Lien Notes, 2,041,617 shares of common stock of Salton and 135,230 shares of Series C Preferred Stock. The Board of Directors adopted the original Certificate of Designation relating to the Series C Preferred Stock pursuant to its authority in the certificate of incorporation, which authorizes the Board to designate the terms of preferred stock without stockholder approval.

As of October 1, 2007, 135,217 shares of Series C Preferred Stock were issued and outstanding. The outstanding Series C Preferred Stock has a Series C Liquidation Preference of $100 per share, or $13,521,700 in the aggregate. In the absence of the Series C Amendment, the holders of the outstanding shares of Series C Preferred Stock would be entitled to require Salton to redeem their shares following a “change of control” as defined in the Series C Certificate of Designation (the proposed merger, if consummated, would constitute such a change of control), for an amount equal to the Series C Preferred Liquidation Preference plus an amount equivalent to interest accrued thereon at a rate of 5% per annum compounded annually on each anniversary date of the issuance date for the period from the issuance date through such change of control payment date. As of October 1, 2007 and prior to giving effect to the Series C Amendment, if a qualifying change of control was to occur and the aggregate redemption price for all outstanding shares of Series C Preferred Stock was paid on that date, the aggregate redemption price payable would be approximately $14.9 million. Because the Series C Preferred Stock does not bear dividends, there are no accrued and unpaid dividends with respect to such stock.

If the Series C Amendment is approved, all outstanding shares of Series C Preferred Stock will be automatically converted into Salton common stock at the conversion ratio set forth below immediately prior to the effective time of the merger. Accordingly, the former holders of Series C Preferred Stock will no longer be entitled to the payment described above following the “change of control” that will result from the merger.

The exchange ratio set forth in the Series C Amendment specifying that 249.56 shares of common stock be issued upon conversion of each outstanding share of Series C Preferred Stock upon consummation of the merger was determined through arms-length discussions of the Salton board with Contrarian Capital Management L.L.C., the largest holder of Series C Preferred Stock. On October 1, 2007, the day on which the merger agreement was executed and the last day before the announcement of the transactions contemplated thereby, the closing price of Salton common stock on the Pink Sheets was $0.21 per share. The value of the shares of Salton common stock that would be issued to the former holders of Series C Preferred Stock as a result of the merger and related transactions would be approximately $52.41 for each share of Series C Preferred Stock based on the $0.21 per share closing price of Salton common stock on the Pink Sheets on October 1, 2007, the day prior to the announcement of the merger and approximately $      based on the $      per share closing price of Salton common stock on the Pink Sheets on          , 2007, the most recent practicable date prior to the mailing of this proxy statement. You are urged to obtain a recent price quotation for Salton common stock. See “Price Range of Salton Common Stock and Related Stockholder Matters” on page 54.

The Salton board believed that the Series C Preferred Stock should be valued at a substantial discount from its redemption value because of the significant uncertainty as to whether Salton would be able to pay the redemption price when due. Moreover, approval of the Series C Amendment would satisfy a key condition to the consummation of the merger, which the board believes is advisable and in the best interests of Salton and its stockholders. The board believed that, in the absence of the merger and related transactions, Salton would be unable to pay its short-term debt obligations and that it was likely that all classes of Salton’s equity, including the Series C Preferred Stock, would have no liquidation value.

Salton would not receive any proceeds upon the conversion of the Series C Preferred Stock. After the Series C Amendment takes effect and the merger and related transactions are consummated, the former holders of Series C Preferred Stock would hold approximately 4.6% of the then-outstanding common stock. As a result of such conversion, a significant number of additional shares of common stock will become outstanding, which could adversely affect the price of our common stock. In addition, the ownership interest in Salton and voting power of holders of our common stock with respect to matters requiring stockholder approval will also be reduced accordingly.

Summary of the Series C Amendment

The following summary describes the material provisions of the Series C Amendment. This summary may not contain all of the information about the Series C Amendment that is important to you. You can obtain a more complete understanding by reading the Series C Amendment, which is attached to this proxy statement as Annex D and is incorporated by reference herein. We encourage you to read the Series C Amendment and the other annexes to this proxy statement carefully and in their entirety.

The Series C Amendment adds a new section to the Series C Certificate of Designation that provides, among other things, that immediately prior to the effective time of the merger contemplated by the merger described in Proposal No. 1 above, each share of Series C Preferred Stock issued and outstanding immediately prior to the effective time of the merger would be automatically converted into 249.56 shares of Salton common stock, subject to certain anti-dilution adjustments, and, upon such automatic conversion, any and all accrued and unpaid dividends would be extinguished and canceled and would not be paid.

The Series C Amendment provides that, upon the automatic conversion of the Series C Preferred Stock as described above, all shares of Series C Preferred would no longer be deemed to be outstanding, and all rights with respect to such shares would immediately cease and terminate, except only for the right of the holders thereof to receive shares of common stock as described above. Upon the automatic conversion of the Series C Preferred Stock as described above, each certificate for shares of Series C Preferred Stock would be deemed to represent the number of shares of common stock into which such shares of Series C Preferred Stock were converted as described above.

The Series C Amendment also provides that the Salton common stock to be issued upon conversion of the Series C Preferred Stock will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder and will bear a restrictive legend. As a result, shares of Salton common stock received by former holders of Series C Preferred Stock upon conversion of the Series C Preferred Stock may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to an applicable exemption under the Securities Act.

The Series C Amendment further provides that any agreement currently in effect pursuant to which Salton has granted registration rights to the holder of any shares of Series C Preferred Stock shall be understood, from and after the effective time of the merger, to grant such rights to such holder in respect of shares of common stock received by such holder upon conversion of shares of Series C Preferred Stock pursuant to the Series C Amendment. In order to induce Contrarian, which beneficially owns approximately 46% of the outstanding shares of Series C Preferred Stock, to consent to the Series C Amendment, the Company and Contrarian entered into the Contrarian Registration Rights Agreement (as defined above under the caption “Other Agreements — Form of Registration Rights Agreements,” pursuant to which the Company agreed, subject to certain terms and conditions, to register the shares of Salton common stock issued to Contrarian in connection with the Series C Amendment. For more detailed information regarding the registration rights agreements, see “Other Agreements” beginning on page 101.

Other than as set forth in the Series C Amendment, none of the other provisions of the Certificate of Designation of the Series C Preferred Stock would be applicable or operative with respect to the transactions contemplated by the merger agreement.

For a description of certain U.S. federal income tax consequences of the merger and the Series C Amendment, see “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Material United States Federal Income Tax Consequences.”

The remainder of the Certificate of Designation of Series C Preferred Stock, as in effect prior to the Series C Amendment, is summarized below.

Current Terms of the Series C Preferred Stock

The following summary highlights selected information about the terms of the Series C Preferred Stock set forth in the Certificate of Designation currently in effect:

Authorized Shares.  The Series C Certificate of Designation authorizes the issuance of up to 150,000 shares of Series C Preferred Stock.

Dividends.  The Series C Preferred Stock is non-dividend bearing.

Ranking.  The Series C Preferred Stock ranks, as to distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, (a) senior, in preference of, and prior to all shares of Salton’s Series A Preferred Stock from time to time outstanding, (b) senior, in preference of, and prior to all other classes and series of our preferred stock and (c) senior, in preference of, and prior to all of our now or hereafter issued common stock.

Voting.  Except as required by law or by certain protective provisions in the Series C Certificate of Designations summarized below, the holders of shares of Series C Preferred Stock, by virtue of their ownership thereof, have no voting rights.

Liquidation Preference.  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of the Series C Preferred Stock are entitled to be paid out of assets available for distribution to Salton stockholders an amount in cash equal to $100 per share (the “Series C Preferred Liquidation Preference”), before any distribution is made to the holders of Series A Preferred Stock, common stock or any other capital stock of Salton ranking junior as to liquidation rights to the Series C Preferred Stock.

If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds legally available for distribution to the holders of Series C Preferred Stock is insufficient to permit the payment to such holders of Series C Preferred Stock of the full preferential amount such holders are entitled to, then the entire assets and funds legally available for distribution to such holders of Series C Preferred Stock will be distributed ratably among such holders of Series C Preferred Stock based upon the total preferential amount each holder would be entitled to receive if sufficient funds were distributed to pay the full preferential amounts.

Change of Control.  In the event of a “change of control” (as defined in our certificate of incorporation), each holder of shares of Series C Preferred Stock will have the right to require us to redeem such shares at a redemption price payable on a date after a change of control that is 91 days after the earlier of (x) the date on which specified debt (including indebtedness under our senior secured credit facility, the Second Lien Credit Agreement, the Indentures under which the Notes were issued, and certain restatements and refinancing of the foregoing) matures and (y) the date on which all such specified debt is repaid in full, in an amount equal to the Series C Preferred Liquidation Preference plus an amount equivalent to interest accrued thereon at a rate of 5% per annum compounded annually on each anniversary date of the issuance date for the period from the issuance date through such change of control payment date.

If, at the time of a change of control, we do not have sufficient capital and surplus legally available to purchase all of the outstanding shares of Series C Preferred Stock, we are required to take all measures permitted under Delaware law to increase the amount of our capital and surplus legally available, and we will purchase as many shares of Series C Preferred Stock as we have capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total amount which holders are entitled to in connection with the change of control, and to thereafter offer to purchase ratably as many shares of Series C Preferred Stock as we have capital and surplus available therefor until we have offered to purchase all of the outstanding shares of Series C Preferred Stock.

The Certificate of Designation for the Series C Preferred Stock provides that, in the event of a change of control, we shall purchase all outstanding shares of Series C Preferred Stock with respect to which the holder has validly exercised the redemption right before any payment with respect to the redemption of Series A Preferred Stock upon such change of control.

Redemption.  We may optionally redeem, in whole or in part, the Series C Preferred Stock at any time at a cash price per share of 100% of the then effective Series C Preferred Liquidation Preference per share. On the fifth anniversary of the issuance date, we will be required to redeem all outstanding shares of Series C Preferred Stock at a price equal to the Series C Preferred Liquidation Preference per share, payable in cash.

Protective Provisions.  So long as any shares of Series C Preferred Stock are outstanding, we will not, without the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock: (a) amend, waive or repeal any provisions of, or add any provisions to, the certificate of designation for the Series C Preferred Stock; (b) take any action that authorizes, creates or issues, or obligates us to issue, any shares of any capital stock or security or right convertible or exchangeable for shares of our capital stock that are senior to or on parity with the Series C Preferred Stock; (c) declare or pay a divided or distribution on the common stock; (d) increase the authorized number of shares of Series C

Preferred Stock; (e) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict with the certificate of designation for the Series C Preferred Stock or our performance of the terms of our Second Amended and Restated Articles of Incorporation; or (f) amend our Second Amended and Restated Articles of Incorporation or By-laws, if such amendment would adversely affect the rights of the holders of the Series C Preferred Stock in any material respect.

The foregoing summary of the Series C Certificate of Designation is a summary only and is qualified, in all material respects, by the provisions of the Certificate of Designation which is filed as Exhibit 99.6 to Salton’s Form 8-K filed with the SEC on August 30, 2005.

Interests of Certain Persons in the Proposal

In considering the recommendation of the Company’s Board of Directors with respect to Proposal No. 3, the Company’s stockholders should be aware that Harbinger Capital Partners and Contrarian Capital Management L.L.C. are significant stockholders of the Company and have certain interests that may present them with actual or potential conflicts of interest with respect to Proposal No. 3. As of the date hereof, Contrarian owns 61,129 shares of Series C Preferred Stock and Harbinger Capital Partners owns an aggregate of 47,164 shares of Series C Preferred Stock. In addition, Jason B. Mudrick, a member of the Salton board of directors, is a portfolio manager with Contrarian. Mr. Mudrick participated in negotiations with the Company concerning the terms of the Series C Amendment (including negotiations relating to the conversion ratio for the Series C Preferred Stock) and the terms under which Contrarian would consent to the Series C Amendment. Because of this conflict, Mr. Mudrick did not participate in consideration of the merger and related transactions by the Salton board of directors because of such affiliation. For more information, see “Interests of Certain Persons in the Merger and Related Transactions” and “Security Ownership of Management and Principal Stockholders”.

The following table sets forth the number of shares of Series C Preferred Stock that each holder thereof affiliated with Contrarian and Harbinger Capital Partners currently beneficially owns and the number of shares of common stock that would be issued to such holder by Salton upon conversion of the Series C Preferred Stock if the merger is consummated.

	Series C
	Preferred	Common
	Stock	Stock
Investor	Converted	Received

Contrarian Equity Fund, L.P.	61,129	15,255,353
Harbinger Capital Partners Master Fund, Ltd.	47,164	11,770,247

Total	108,293	27,025,600

Consequences of Non-Approval

If Proposal No. 3 is not approved by stockholders at the Special Meeting, the Series C Amendment will not be implemented and the Series C Preferred Stock would remain outstanding in accordance with its terms. In addition, the implementation of the Series C Amendment is necessary to satisfy a condition to consummation of the merger as described in Proposal No. 1 above under the caption “Merger Agreement — Conditions to the Merger”. Accordingly, if this proposal is not approved by stockholders at the Special Meeting, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

PROPOSAL NO. 3A: Approval of the Series C Amendment

You are being asked to approve the Series C Amendment. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 3A. In addition, under Delaware law and the terms of the Series C Certificate of Designation, the approval or written consent of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a separate class, is required to approve the Series C Amendment. In connection with the merger, the consents of a majority of the outstanding Series C Preferred Stock to approve the Series C Amendment have been obtained.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 3A to approve the Series C Amendment.

PROPOSAL NO. 3B:

Approval of the reservation for issuance and issuance of Common Stock to holders of Series C Preferred Stock upon the effective time of the Merger in accordance with the Series C Amendment

You are being asked to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 3B.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 3B to approve the reservation for issuance and issuance of shares of Salton common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment.

PROPOSAL NO. 4

APPROVAL OF THE ISSUANCE AND SALE OF SERIES D PREFERRED STOCK TO HARBINGER CAPITAL PARTNERS

The Company proposes to sell to Harbinger Capital Partners shares of a new class of Salton’s preferred stock (the “Series D Preferred Stock”) having an initial aggregate liquidation preference equal to the sum of (1) the aggregate redemption or repurchase price which would have been required to be paid on the date on which the effective time of the merger occurs in connection with a change in control in respect of the principal amount of 2008 Senior Subordinated Notes and Second Lien Notes owned by Harbinger Capital Partners on the closing date, plus (2) any accrued and unpaid interest thereon through the closing date of the merger, subject to the approval of the Company’s stockholders at the Special Meeting. Harbinger Capital Partners would pay the aggregate purchase price for the Series D Preferred Stock by surrendering to Salton their 2008 Senior Subordinated Notes and Second Lien Notes. As described in more detail below, the Series D Preferred Stock would be entitled to a 16% cumulative dividend and be redeemable six years following the closing of the merger. Each share of Series D Preferred Stock will have an initial liquidation preference of $1,000 per share. Because the number of shares of Series D Preferred Stock to be issued to Harbinger Capital Partners will depend, in part, upon the amount of accrued unpaid interest on the 2008 Senior Subordinated Notes and Second Lien Notes owned by Harbinger Capital Partners as of the closing date, the precise number of shares of Series D Preferred Stock to be issued to Harbinger Capital Partners cannot be determined as of the date of this proxy statement.

The issuance of Series D Preferred Stock to Harbinger Capital Partners in exchange for its 2008 Senior Subordinated Notes and Second Lien Notes would satisfy a condition to consummation of the merger. Accordingly, if this proposal is not approved by stockholders at the Special Meeting, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

The obligations of Harbinger Capital Partners pursuant to the Commitment Agreement are subject to a number of conditions, including among others the concurrent consummation of the transactions contemplated by the merger agreement. As described in Proposal No. 1 above, consummation of the merger is subject to various conditions, including the Salton Stockholder Approval and the absence of legal impediments to the consummation of the merger.

Terms of the Series D Preferred Stock

The following summarizes the principal terms of the Series D Preferred Stock. This discussion is not complete and is qualified in its entirety by, and should be read in conjunction with, the form of Certificate of Designations establishing the Series D Preferred Stock (the “Series D Certificate of Designations”), which is attached to this proxy statement as Annex E.

The Series D Certificate of Designations designates 150,000 shares of Salton’s preferred stock as Series D Preferred Stock and fixes a liquidation preference of $1,000 per share (subject to adjustment as described below).

Ranking.  The Series D Preferred Stock would with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Salton (a “Liquidation”) or a Sale Transaction (defined below) rank: (i) junior to all currently outstanding shares of preferred stock of Salton; and (ii) senior to (x) all classes of common stock of Salton, and (y) each other class or series of capital stock of Salton hereafter created which does not expressly rank pari passu with or senior to the Series D Preferred Stock (clauses (ii)(x) and (ii)(y) collectively, referred to as the “Junior Stock”). Notwithstanding any provision to the contrary, Salton would not pay any cash dividends on, or make any other cash distributions with respect to or redeem, repurchase or otherwise acquire for cash, any shares of Series D Preferred Stock until the all unpaid principal and interest under the Silver Point facility has been paid in full and all obligations to lend thereunder have terminated.

Salton may not issue any class or series of Capital Stock that ranks on a parity with the Series D Preferred Stock as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, referred to as “Parity Stock”) or senior to the Series D Preferred Stock as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, referred to as “Senior Stock”) without the affirmative vote of holders of at least a majority of the then outstanding shares of Series D Preferred Stock.

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock would be paid, prior to any payment or distribution to the holders of Junior Stock but only to the extent of, funds legally available therefore, for each share of Series D Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock. If the assets of Salton available for distribution to the holders of shares of Series D Preferred Stock and the holders of any other Parity Stock would be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive upon a Liquidation, then all of the assets available for distribution to such holders would be distributed among and paid to such holders ratably in proportion to the amounts that would be payable if such assets were sufficient to permit payment in full.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Salton owning a majority of the voting securities of Salton prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Salton if, after such transaction, the stockholders of Salton prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Salton; or (iii) the replacement of a majority of the board of directors of Salton if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series D Preferred Stock would be entitled to receive when, as and if declared by the board of directors, out of funds legally available therefor cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months. To the extent not paid, such dividends would accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. All accrued and unpaid dividends, if any, would, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of a Liquidation or a mandatory redemption of shares of Series D Preferred Stock described below. In each such case, all accrued and unpaid dividends would be paid in cash.

Salton would not declare or pay any dividends on, or make any other distributions with respect to (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Voting Rights.  The Series D Preferred Stock generally would not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Salton, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series D Preferred Stock or the Salton certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock. In those circumstances where the holders of Series D Preferred Stock are entitled to vote, each outstanding share of Series D Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series D Preferred Stock is not convertible into Salton common stock.

Mandatory Redemption.  On the earlier to occur of (i) a Sale Transaction or (ii) the sixth anniversary of the closing date of the merger, each outstanding share of Series D Preferred Stock would automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock.

If the funds available for redemption of the Series D Preferred Stock to be so redeemed and any other Parity Stock required to be so redeemed on such date by law are insufficient, the holders of Series D Preferred Stock and such Parity Stock would share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such date were redeemed in full. At any time thereafter when additional funds are available by law for the redemption of shares of Series D Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis described above.

If Salton fails to redeem shares of Series D Preferred Stock on the mandatory redemption date, then during the period from the mandatory redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference.

Registration Rights

The Series D Preferred Stock would be entitled to registration rights pursuant to the Registration Rights Agreement to be entered into by Harbinger Capital Partners and Salton at closing of the merger as described under “Proposal No. 1” above.

Reasons for the Proposed Private Placement

The board of directors believes that the proposed private placement of Series D Preferred Stock to Harbinger Capital Partners is advisable and in the best interests of Salton and its stockholders. Salton will not receive any proceeds from the sale of the Series D Preferred Stock as Harbinger Capital Partners will be exchanging subordinated debt obligations for preferred equity interests in Salton. Most significantly, the board believes that completion of the proposed private placement would satisfy a key condition to the consummation of the proposed merger, which the board believes is advisable and in the best interests of Salton and its stockholders.

Consequences of Non-Approval

If Proposal No. 4 is not approved by stockholders at the Special Meeting, the Salton 2008 Senior Subordinated Notes and Second Lien Notes proposed to be exchanged by Harbinger Capital Partners for the Series D Preferred Stock would remain outstanding and continue to accrue interest. In addition, completion of the proposed private placement is a condition to consummation of the merger. As a result, if Proposal No. 4 is not approved, a condition to the closing of the merger would not be satisfied and the merger may not be consummated.

Proposal to Approve the Issuance of Series D Preferred Stock

You are being asked to approve the terms and issuance of shares of Salton’s Series D Preferred Stock to Harbinger Capital Partners. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented.

The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 4.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 4 to issue Series D Preferred Stock to Harbinger Capital Partners.

PROPOSAL NO. 5

AMENDMENT TO THE SALTON CERTIFICATE OF INCORPORATION

On October 1, 2007, the Salton board of directors adopted, subject to stockholder approval, an amendment to the Salton certificate of incorporation, which amendment is described below. While these proposals are being voted upon separately by Salton stockholders, each of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5 must be approved in order for any of them to be implemented. The proposed amendment to the Salton certificate of incorporation is set forth in Annex F attached to this proxy statement.

Proposal to Increase the Authorized Number of Shares of Common Stock

The board of directors of Salton approved an amendment to Salton’s certificate of incorporation, as amended, subject to stockholder approval, to increase the authorized number of shares of common stock of Salton from 40,000,000 shares, $.01 par value per share, to 1,000,000,000 shares, $.01 par value per share, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares. The authorized number of shares of preferred stock will remain unchanged at 2,000,000 shares. If the stockholders approve the proposed amendment, Salton will file with the Delaware Secretary of State a certificate of amendment reflecting the increase in the authorized number of shares of common stock.

On October 1, 2007, 15,351,539 shares of Salton common stock and options to purchase an aggregate of an additional 915,946 shares of Salton common stock were issued and outstanding. As of October 1, 2007, an aggregate of 2,337,285 shares of Salton common stock were reserved for future grants under Salton’s existing equity incentive plans and employee stock purchase plan. An aggregate of 719,320 shares of Salton common stock were subject to issuance pursuant to outstanding warrants of Salton and 32,000 shares of Salton common stock were subject to issuance pursuant to outstanding restricted stock units as of October 1, 2007. On October 1, 2007, 40,000 shares of Salton’s Series A Preferred Stock and 135,217 shares of Salton’s Series C Preferred Stock were issued and outstanding.

The Salton board of directors believes that authorizing additional shares of common stock is required to enable Salton to have sufficient shares of common stock authorized for issuance in the merger, upon the conversion of the Series A Preferred Stock and the Series C Preferred Stock upon consummation of the merger, and upon the exercise of options, warrants and other exchangeable or convertible securities whether currently outstanding or issued in the future. The Salton board also believes that authorizing additional shares of common stock is essential to provide Salton with the flexibility it needs to meet business needs and to take advantage of opportunities as they arise. The proposed increase in the number of authorized shares of common stock would also result in additional shares being available for stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital raising purposes. Aside from the merger or as otherwise discussed in this proxy statement, Salton currently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares.

If Salton’s stockholders approve the proposed amendment to the certificate of incorporation to increase the authorized shares of common stock, the board of directors may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any over-the-counter market or quotation system on which the common stock is then listed. The additional shares would have rights identical to the currently outstanding common stock and no other change in the rights of common stockholders is proposed. Current holders of common stock have no preemptive or similar rights, which means that they do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof. The issuance of additional shares of common stock could decrease the proportionate equity interest and voting power of Salton’s current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders.

Salton’s certificate of incorporation currently does not authorize a sufficient number of shares of common stock to complete the merger. Salton is currently authorized to issue 40 million shares of common stock and two million shares of preferred stock. As of October 1, 2007, approximately 15,351,539 shares of Salton common stock were issued and outstanding. Under the terms of the merger agreement, stockholders of APN Holdco will be entitled to receive an aggregate of 595,500,405 shares of Salton common stock for their shares of APN Holdco common stock in the merger, 87,899,600 shares of Salton common stock would be issued upon conversion of the Series A Preferred Stock and 33,744,754 shares of Salton common stock would be issued upon conversion of the Series C Preferred Stock, which would result in 732,496,298 shares of Salton common stock outstanding (assuming no additional shares of Salton capital stock are issued between October 1, 2007 and the closing of the merger and related transactions).

The affirmative vote of holders of a majority of the outstanding shares of Salton common stock (assuming conversion of all outstanding shares of Series A Preferred Stock into common stock) is required to approve Proposal No. 5.

The Salton board of directors recommends a vote FOR Proposal No. 5 to amend the certificate of incorporation to increase the authorized number of shares of common stock of Salton, with a corresponding increase in the total number of shares of capital stock of Salton.

PROPOSAL NO. 6 — POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Salton fails to receive a sufficient number of votes to approve any of Proposals No. 1, 2A, 2B, 3A, 3B, 4 or 5, Salton may propose to adjourn the Special Meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any such proposal that fails to receive a sufficient number of votes. Salton currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5. The affirmative vote of holders of a majority of the votes cast at the Special Meeting is required to approve Proposal No. 6.

The Salton board of directors recommends that Salton’s stockholders vote FOR Proposal No. 6 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, 2A, 2B, 3A, 3B, 4 and 5.

PROPOSAL NO. 7

ELECTION OF DIRECTORS

The Salton board of directors is divided into three classes, having three-year terms that expire in successive years. The Board is comprised of two Class I Directors (William M. Lutz and Jason B. Mudrick), two Class II Directors (Daniel J. Stubler and Bruce J. Walker) and three Class III Directors (Leonhard Dreimann, Steven Oyer and Lester C. Lee).

We are seeking your vote on the election of three Class III Directors and two Class I Directors at this Special Meeting. The Class II Directors are not up for election this year and will continue in office for the remainder of their term.

The Board of Directors has nominated Leonhard Dreimann, Steven Oyer and Lester C. Lee to stand for reelection as the Class III Directors. The term of the Class III Directors ends upon the election of Class III Directors at the 2009 annual meeting of stockholders. In addition, we are seeking your vote on the election of two Class I Directors at the Special Meeting. William M. Lutz and Jason B. Mudrick were appointed as Class I Directors by the board of directors in October 2006 and October 2007, respectively, to fill vacancies on the board of directors. In accordance with Delaware law and our certificate of incorporation, directors elected by the board to fill newly-created directorships or to fill vacancies on the board serve until the annual meeting of stockholders immediately following the appointment. For this reason, Messrs. Lutz and Mudrick are being voted upon as Class I Directors at the Special Meeting. The term of the Class I Directors ends upon the election of Class I Directors at the 2010 annual meeting of stockholders.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

		Position
Name	Age	with Salton	Director Since

Class I Directors (Nominees):
William M. Lutz	49	Interim Chief Executive Officer, Chief Financial Officer, Secretary and Director	2007
Jason B. Mudrick	31	Director	2006
Class II Directors:
Daniel J. Stubler	63	Lead Director	2004
Bruce J. Walker	62	Director	2001
Class III Directors (Nominees):
Leonhard Dreimann	58	Director	1988
Steven Oyer	51	Director	2003
Lester C. Lee	45	Director	2005

Following the Special Meeting and the closing of the merger, pursuant to the merger agreement, the Salton board composition will change as described in “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Salton Board of Directors Following the Merger” on page 80 and “Proposal No. 7 — Election of Directors — Composition of the Board Post-Merger” on page 158.

Nominees for Election at the Special Meeting — Class III Directors

Leonhard Dreimann has served as a director of Salton since its inception in August 1988 and is a founder of Salton. Mr. Dreimann served as Chief Executive Officer of Salton from its inception until April 2007. From 1988 to July 1998, Mr. Dreimann served as President of Salton. From 1987 to 1988, Mr. Dreimann served as president of Salton’s predecessor Salton, Inc., a wholly-owned subsidiary of SEVKO, Inc. Prior to 1987, Mr. Dreimann served as managing director of Salton Australia Pty. Ltd., a distributor of Salton brand kitchen appliances. Mr. Dreimann serves on the board of directors of Amalgamated Appliance Holdings Limited, a South African publicly-held company that is a manufacturer and distributor of branded consumer electronics and appliances in South Africa.

Steven Oyer has been a director of Salton since March 2003. Mr. Oyer is president and principal of Capital Placement Holdings, Inc., a New York advisory firm. On September 28, 2006, Mr. Oyer agreed to serve as interim chief executive officer of Saflink Corporation, a publicly traded biometric software company. From 2001 through 2005, Mr. Oyer served as managing director of Standard & Poor’s Investment Services, responsible for global business development. He served as Saflink’s interim chief financial officer in 2001. From 1995 to 2000, Mr. Oyer served as the vice president regional director for Murray Johnstone International Ltd., a Scottish investment firm. Mr. Oyer is a member of the board of directors of Saflink Corporation. He has been active in financial industry associations such as Family Office Exchange and has served on the leadership council of the Institute of Private Investors.

Lester Lee has been a director of Salton since September 2005. Mr. Lee has served as Chief Executive Officer of the oneCARE Company since March 2006. Mr. Lee served as President, North America of Rayovac Corporation from November 2003 to April 2005. From August 1977 to November 2003, Mr. Lee served in several management positions at Remington Consumer Products, most recently as President, North America from January 2001 to November 2003. Prior to that time, Mr. Lee served in management positions at Pacific Bell Mobile Services from 1995 to 1997 and at Norelco Consumer Products Company from 1989 to 1995.

The board of directors recommends a vote FOR these nominees.

Nominees for Election at the Special Meeting — Class I Directors

William M. Lutz was appointed as a Class I Director by the Board in September 2007. Mr. Lutz has served as interim Chief Executive Officer since April 30, 2007 and as Chief Financial Officer since December 2005. From March 2003 to December 2005, Mr. Lutz served as the Company’s Vice President, Finance. Prior to joining the Company, Mr. Lutz served as head of corporate consolidation and subsidiary accounting at Capital One Financial since February 2002. Prior to that time, he held various senior finance positions with manufacturing, consumer products and service companies.

Jason M. Mudrick was appointed as a director by the Board in October 2006. Mr. Mudrick was suggested as a board candidate by Contrarian Capital Management, LLC, an investment firm based in Greenwich, CT, which as of October 1, 2007 may be deemed to beneficially own approximately 2.6 million shares of Salton’s outstanding common stock. Mr. Mudrick is a Portfolio Manager at Contrarian. Prior to joining Contrarian in 2001, Mr. Mudrick was an associate in the Mergers & Acquisitions Investment Banking Group at Merrill Lynch & Co from 2000 to 2001. Mr. Mudrick is admitted to the New York State Bar. Mr. Mudrick is a member of the Board of Directors of Safety-Kleen Holdco., Inc., a private company in the industrial waste services industry, Rotech Healthcare Inc., a public company in the healthcare industry, and formerly was a member of the board of directors of Integrated Alarm Services Group, Inc., a publicly held alarm monitoring and dealer services company.

The board of directors recommends a vote FOR these nominees.

Class II Directors

Daniel J. Stubler has been a director of Salton since October 2004 and has served as Lead Director since May 2007. Mr. Stubler is the retired President and Chief Operating Officer of Toastmaster Inc., a Columbia,

Missouri based manufacturer and marketer of kitchen and small household electrical appliances and time products. Mr. Stubler served as President and Chief Operating Officer of Toastmaster from 1987 to 1999 and Senior Vice President, Marketing and Administration from 1980 to 1987. Prior to joining Toastmaster, Mr. Stubler served as Vice President, Industrial Relations of McGraw-Edison Co. from 1976 to 1980 and as Group Director, Industrial Relations of The General Tire & Rubber Company from 1968 to 1976.

Bruce J. Walker has been a Director of Salton since June 2001. Dr. Walker has been Dean of the College of Business and Professor of Marketing at the University of Missouri-Columbia since 1990. Previously, he was a marketing faculty member and department chair at Arizona State University. Dr. Walker serves as a director of Boone County National Bank, headquartered in Columbia, Missouri.

Composition of the Board Post-Merger

The merger agreement requires that Salton use its reasonable best efforts to obtain and deliver to APN Holdco written resignation letters, effective as of the effective time of the merger, from those members of its board of directors and the board of directors of any of its subsidiaries designated by APN Holdco to Salton in writing at least five days prior to the closing of the merger. Salton also agreed to use its reasonable best efforts to cause the persons designated by APN Holdco to Salton to be appointed to the board of directors as of the closing of the merger agreement. Following the merger and related transactions, Harbinger Capital Partners will beneficially own approximately 92% of the combined company’s common stock and, accordingly, will have the ability to elect all of its directors. Information regarding director designees of the combined company following the merger is set forth on Annex G hereto and is incorporated herein by reference.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Salton is committed to having sound corporate governance policies. Having such principles is essential to running Salton’s business efficiently and to maintaining Salton’s integrity in the marketplace. The Board of Directors has adopted a Code of Business Conduct and Ethics and a Whistleblowing and Whistleblower Protection Policy which apply to all our directors and officers. Salton’s Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available under the “Corporate Governance” heading of the investor relations page of our website at the following address: http://www.saltoninc.com, and are also available in print upon written request addressed to the Assistant Secretary of Salton at the corporate headquarters at the following address: Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045.

Board Independence

The Board of Directors has determined that a majority of the members of Salton’s Board of Directors has no material relationship with Salton (either directly or as partners, stockholders or officers of an organization that has a relationship with Salton) and is deemed by the Board to be “independent”. William M. Lutz, Interim Chief Executive Officer and Chief Financial Officer of Salton, Leonhard Dreimann, former Chief Executive Officer of Salton, are not considered to be independent.

Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Special Independent Committee has no material relationship to Salton (either directly or as a partner, stockholder or officer of an organization that has a relationship with Salton) and is “independent” within the meaning of Salton’s director independence standards.

Following the delisting of Salton common stock from the NYSE on August 1, 2007, the corporate governance requirements under NYSE rules and regulations are inapplicable to Salton and will continue to be inapplicable to the combined company following the merger.

If the merger is completed, Harbinger Capital Partners would have the ability to elect all of the combined company’s directors. See also “Proposal No. 7 — Election of Directors” on page 156.

Board of Directors Meetings and Committees

Salton’s Board of Directors held 15 meetings in fiscal 2007 and did not act by unanimous written consent in fiscal 2007. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Special Independent Committee.

The following table provides the current membership information for each of the Board Committees:

					Nominating and		Special
Name	Audit		Compensation		Governance		Independent

Jason B. Mudrick							X
Steven Oyer	X	*	X	*	X
Daniel J. Stubler	X		X	*	X		X	*
Bruce J. Walker	X		X		X	*	X

*	Committee Chairperson

Except for Mr. Lester C. Lee, each director attended at least 75% of all Board and applicable Committee meetings.

Below is a description of each committee of the Board of Directors.

Audit Committee.  The Audit Committee meets with Salton’s Chief Financial Officer and its independent public accountants to review the adequacy of internal controls and the results and scope of the audit and other services provided by the independent auditors. The Audit Committee is currently comprised of Steven Oyer (Chair), Bruce Walker and Daniel J. Stubler.

The Audit Committee held 14 meetings and did not act by unanimous written consent in fiscal 2007. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report.”

Compensation Committee.  The Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of Salton. The Compensation Committee also: oversees Salton’s compensation and benefit plans for the chief executive officer and other executive officers of Salton; oversees Salton’s management development planning process, including executive succession plans for key executive officer positions; and produces an annual report on executive compensation for inclusion in Salton’s proxy statement. The Compensation Committee is currently comprised of Daniel J. Stubler (Chair), Steven Oyer and Bruce J. Walker. The Compensation Committee held three meetings and did not act by unanimous written consent in fiscal 2007.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for assessing corporate governance guidelines, evaluating Board performance, setting eligibility requirements for candidates for election to the Board of Directors and evaluating and making recommendations for new director candidates. The Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and experience required of Board members in light of the current skills, experience and backgrounds existing on the Board. The Board assessment includes a review of the age and diversity of candidates, in addition to their skills and experience. In case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent, which determination is made based on applicable listing standards of any stock exchange on which our securities are then listed, applicable SEC rules and regulations and under the advice of counsel, if necessary. Board members are expected to make sure that other commitments do not interfere with the devotion of time needed to understand Salton’s business and to review materials for, attend and fully participate in each meeting. The Nominating and Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or annual meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider properly submitted recommendations for director candidates from stockholders of Salton. A stockholder interested in making such a recommendation should submit a written recommendation identifying the candidate and explaining his or her qualifications. The recommendation should be mailed to the Assistant Secretary of Salton at the corporate headquarters at Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045. The Nominating and Governance Committee is comprised of Bruce J. Walker (Chair), Steven Oyer and Daniel J. Stubler. The Nominating and Governance Committee held three meetings and did not act by unanimous written consent in fiscal 2007.

Special Independent Committee

During fiscal 2007, the Board formed a Special Independent Committee consisting of three independent directors to analyze various strategic options, including but not limited to, a possible sale or merger of Salton. The Special Independent Committee currently consists of Daniel J. Stubler (Chair), Jason B. Mudrick and Bruce J. Walker. Salton has retained HLHZ to assist the Board and the Special Independent Committee in evaluating strategic alternatives.

Executive Sessions

The non-management directors of Salton meet in executive session of the Board without management at each regular board meeting and at each regular meeting of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and as otherwise scheduled from time to time. The Lead Director or the Chair of the Nominating and Governance Committee presides at all executive sessions of the Board. The Chair of each of the Audit Committee, Compensation Committee, the Nominating and Governance Committee and the Special Independent Committee presides at the executive sessions of his or her respective committee. Interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Chair of the Nominating and Governance Committee in care of the General Counsel of Salton at the corporate headquarters at the following address: Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045.

Lead Director

On April 30, 2007, our Board established the position of lead independent director (“Lead Director”) and elected Daniel J. Stubler to serve as our Lead Director. The duties and responsibilities of the Lead Director include the following:

•	assuming a primary role with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and senior management, including with respect to the pending merger with APN Holdco;

•	presiding at meetings of the independent directors or at meetings of the board at which senior management is not present; and

•	any other duties or responsibilities that may be requested by the independent directors, including, as the Lead Director deems appropriate, calling any meetings of the independent directors or meeting with any of Salton’s executive officers, stockholders or other constituents.

Communications with the Board

Individuals may communicate with the Board in writing by submitting a letter addressed to the “Board of Directors” or to any of the directors by name in care of the General Counsel of Salton at the corporate headquarters at Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045. The communication should indicate the name(s) of any specific director(s) for whom it is intended, or the “Board of Directors” as a whole. All communications will be compiled by the General Counsel of Salton and submitted as appropriate to the Board or specified directors on a periodic basis.

Annual Meeting of Stockholders

Directors are encouraged to attend Salton’s annual meetings of stockholders. All of the directors then serving attended the most recent Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the common stock as of October 1, 2007 by (1) each person known to Salton to beneficially own 5% or more of the common stock, (2) each of the directors of Salton, (3) each of the current and former named executive officers appearing in the Summary Compensation Table below and (4) all current executive officers and directors of Salton as a group. The number of shares of common stock shown as owned by the persons and group named below assumes the exercise of all currently exercisable options and the conversion of all shares of Series A Preferred Stock held by such persons and group, and the percentage shown assumes the exercise of such options and the conversion of such shares and assumes that no options held by others are exercised.

All of the directors and executive officers of Salton who are entitled to vote at the Special Meeting have indicated that they intend to vote their shares of Salton common stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger-related proposals, although such persons have not entered into agreements obligating them to do so.

Harbinger Capital Partners intends to vote its shares of Salton common stock in favor of the issuance of Salton common stock in connection with the merger, the amendment to Salton’s certificate of incorporation and all of the merger-related proposals. Harbinger Capital Partners has not entered into agreements obligating it to vote is common stock in favor of such proposals; however, pursuant to the merger agreement, APN Holdco has agreed, subject to certain anti-trust qualifications, to use its reasonable best efforts to cause all of the conditions to the obligations of Salton to consummate the merger to be satisfied, including the Salton Stockholder Approval.

	Number of Shares	Percentage of
	Beneficially	Shares Beneficially
Name of Beneficial Holder	Owned(1)	Owned

Harbinger Capital Partners Master Fund I, Ltd.(2)	3,348,667	17.7%
Contrarian Capital Management, L.L.C.(3)	2,584,000	16.8
Dimensional Fund Advisors Inc.(4)	1,145,900	7.5
Centre Partners II LLC(5)	1,070,302	5.7
Angelo, Gordon & Co., L.P.(6)	756,601	5.0
Mr. Leonhard Dreimann(7)	1,106,706	7.0
Mr. David C. Sabin(8)	608,288	3.9
Mr. William B. Rue	411,161	2.7
Mr. William Lutz(9)	10,437	*
Mr. Lester C. Lee	—	*
Mr. Jason B. Mudrick(3)	—	*
Mr. Steven Oyer(10)	2,000	*
Mr. Daniel J. Stubler	—	*
Mr. Bruce J. Walker(10)	10,000	*
All Directors and executive officers as a group (7 persons)(11)	1,129,143	7.1%

*	Less than 1%.

(1)	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficially owned shares include shares subject to options exercisable within 60 days of October 1, 2007.

(2)	Based on a Schedule 13D/A filed on June 12, 2007, consists of an aggregate of (i) 30,000 shares of Series A Preferred Stock, which are convertible into 2,647,067 shares of common stock, and (ii) 701,600 shares acquired by Harbinger Capital Partners Master Fund I (the “Master Fund”) from Salton on December 28, 2006. The Master Fund may be deemed to beneficially own 3,348,667 shares of common stock with shared voting and dispositive power.

(3)	Based on a Schedule 13D/A filed on October 24, 2006. Contrarian Capital Management, L.L.C. may be deemed to beneficially own 2,584,000 shares of common stock, with shared voting and dispositive power of 2,502,422 shares held by Contrarian Equity Fund, L.P., a Delaware limited partnership that invests and trades in securities and financial instruments and sole voting and dispositive power of 81,578 shares held in a client account managed by Contrarian Capital Management, L.L.C. Mr. Mudrick is the Portfolio Manager of Contrarian Equity Fund, L.P. and a Senior Vice President of Contrarian Capital Management, L.L.C. Contrarian Capital Management, L.L.C. disclaims beneficial ownership of the shares of common stock held by its clients. Mr. Mudrick is not a beneficial owner of the shares of common stock held by clients of Contrarian Capital Management, L.L.C.

(4)	Based on Schedule 13G/A filed on February 1, 2007, Dimensional Fund Advisors Inc. has sole voting and dispositive power of 1,145,900 shares of common stock.

(5)	Based on Schedule 13D/A filed on July 6, 2006, Centre Partners II LLC, as general partner and pursuant to certain investment management arrangements, may be deemed to beneficially own 1,070,302 shares with shared voting and dispositive power. Consists of an aggregate of 187,949 shares of common stock and 10,000 shares of Series A Preferred Stock, which are convertible into 882,353 shares of common stock.

(6)	Based on Schedule 13G/A filed on February 8, 2007, Angelo, Gordon & Co., L.P. has shared voting and dispositive power of 756,601 shares of common stock.

(7)	Includes, with respect to Mr. Dreimann, 550,256 shares of common stock which may be acquired upon the exercise of immediately exercisable options.

(8)	Includes 204,701 shares owned by Duquesne Financial Corporation (“Duquesne”), a corporation which is owned by Susan Sabin. Susan Sabin is David Sabin’s wife. Mr. Sabin disclaims beneficial ownership of all shares owned by Duquesne.

(9)	Includes, with respect to Mr. Lutz, 4,000 shares of common stock which may be acquired upon the exercise of immediately exercisable options.

(10)	Includes, with respect to each of Messrs. Oyer, and Walker, 2,000 and 6,000 shares, respectively, of common stock which may be acquired upon the exercise of immediately exercisable options.

(11)	Includes an aggregate of 562,256 shares which may be acquired by directors and officers of Salton upon the exercise of immediately exercisable options. See footnotes 7, 9 and 10 above.

The addresses of the persons shown in the table above who are beneficial owners of more than five percent of Salton’s common stock are as follows: Harbinger Capital Partners Master Fund I, Ltd., 555 Madison Avenue, 16th Floor, New York, New York 10022; Contrarian Capital Management, L.L.C., 411 West Putman Avenue, Suite 225, Greenwich, CT 06830; Centre Partners II, LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020; Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, New York 10167; Leonhard Dreimann,1285 Loch Lane, Lake Forest, Illinois 60045.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis
Introduction

The following Compensation Discussion and Analysis describes the material elements of compensation paid to our interim chief executive officer, who also serves as our chief financial officer, our former chief executive officer and certain other persons who served as executive officers during the fiscal year ended June 30, 2007. We refer to these individuals as our “Named Executive Officers.” As more fully described below, the Compensation Committee of our Board of Directors (the “Compensation Committee”) makes all decisions for the total direct compensation, consisting of base salary, annual bonus awards and long-term incentive awards, of all of our Named Executive Officers.

Our Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of Salton. The Compensation Committee also: oversees compensation and benefit plans for the chief executive officer and our other executive officers; and oversees our management development planning process, including executive succession plans for key executive officer positions. The Compensation Committee is currently comprised of Daniel J. Stubler (Chair), Steven Oyer and Bruce J. Walker. The Compensation Committee held three meetings and did not act by unanimous written consent during the fiscal year ended June 30, 2007. The charter of the Compensation Committee is available on our website at http://www.saltoninc.com and is also available in print upon written request addressed to the Assistant Secretary of Salton at the corporate headquarters at the following address: Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045.

Objective and Policies

Our executive compensation program is designed to enable us to recruit, retain and motivate the high quality employees we need. As a result, the Compensation Committee has determined that the executive compensation opportunities, including those for our chief executive officer, should create incentives for superior performance and consequences for below target performance.

Our executive compensation mix includes a base salary, annual bonus awards and long-term compensation in the form of stock options. Through this compensation structure, we aim to:

•	attract and retain highly qualified and talented executives;

•	provide appropriate incentives to motivate those individuals to maximize stockholder returns by producing sustained superior performance; and

•	reward our executive officer for outstanding individual contributions to the achievement our near-term and long-term business objectives.

We have been engaged in a domestic cost-cutting program and have had numerous changes in management during the past 12 months. As a result of these operational and management changes, the Compensation Committee has not established a uniform compensation policy for our executive officers.

Compensation Determination and Implementation

Compensation packages for our executive officers are recommended and administered by our Compensation Committee, considering competitive market data on salaries, target annual bonus incentives and long-term incentives, as well as internal equity and each executive’s individual responsibility, experience and overall performance. The Compensation Committee does not give any specific weighting to any of these factors, and has not adopted any formal plan or policies for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among other forms of different compensation. This is due in part to the changes in our management team over the last several months and the need to tailor each executive’s compensation package to attract and retain that executive. Our Compensation Committee has not identified a set of peer companies against which we benchmark our executive compensation, and has not yet decided if it will so identify a set of peer companies for the next fiscal year.

Neither our chief executive officer nor any other executive officer has made recommendations to our Compensation Committee or been involved in any manner with the compensation decisions of our Compensation Committee.

Elements of Compensation

Base Salary.

Named Executive Officer base salaries provide a fixed element of pay based on an individual’s job responsibility and individual contribution. The Compensation Committee reviews the base salaries of our Named Executive Officers, considering factors such as corporate progress toward achieving objectives and individual performance experience and expertise.

Except as noted below, we provide base salary to our executive officers in accordance with the terms of employment agreements individually negotiated with each of them. In April, 2007, following the departure of Leonhard Dreimann as our chief executive officer, William M. Lutz was appointed to act as our interim chief executive officer, while retaining his title of chief financial officer. In connection with his appointment as interim chief executive officer, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, increased the annual salary of Mr. Lutz by $100,000 to $325,000. Further details regarding Mr. Lutz’s employment agreement are provided below.

Annual Bonus and Incentives.

We do not have a formal bonus plan. Annual bonuses, if any, for our Named Executive Officers are granted at the discretion of the Compensation Committee. In light of the Company’s domestic cost-cutting program, the Compensation Committee determined that no bonuses would be paid with respect to the fiscal year ended June 30, 2007.

In connection with Mr. Lutz’s appointment as interim chief executive officer, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, established a bonus of $100,000 payable to Mr. Lutz upon consummation of the merger contemplated by the merger agreement dated February 7, 2007 by and among Salton, SFP MergerSub, Inc. and APN Holding Company, Inc. Shortly after that merger agreement was terminated in July 2007, the Board, upon the recommendation of the Compensation Committee, revised the $100,000 bonus to be payable at the earlier of (x) December 31, 2007 and (y) the recommendation to the Board by Mr. Lutz and successful implementation of a strategic alternative. This bonus is intended as incentive performance that will increase our value to our stockholders.

Long-Term Incentive Compensation.

The Compensation Committee supports awards of equity based compensation in order to align the interests of our executives with those of our stockholders. The objective of these awards is to advance the longer term interests of Salton and our stockholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of incremental stockholder value and the attainment of long-term earnings goals.

Our long-term incentives have historically been primarily in the form of stock option awards. Stock options only produce value for our executives if the price of our stock appreciates, and thereby directly link the interests of our executives with those of our stockholders.

In light of the Company’s domestic cost-cutting program, we did not grant any stock options to our Named Executive Officers with respect to the fiscal year ended June 30, 2007.

Perquisites.

We provide, on a conservative basis, perquisites typically provided at companies against which we compete for executive talent, including reimbursement of automobile expenses, and such other perquisites as may be provided for in an executive’s individual employment agreement.

Benefits.

401(k) Plan (the “401(k) Plan”).  Our 401(k) Plan is a qualified defined contribution plan. Eligible employees, including our Named Executive Officers, may elect to make pre-tax deferral contributions, called 401(k) contributions, to the 401(k) Plan of up to a specified percentage of their compensation, subject to certain limits under the Internal Revenue Code. Under the terms of the 401(k) Plan, we may elect to match a portion of the participant’s 401(k) contributions. Our discretionary matching contribution is based on a portion of the participant’s eligible wages (as defined in the 401(k) Plan documents), up to a maximum amount ranging typically from 2% to 6%. For the fiscal year ended June 30, 2007, our total matching contributions to our Named Executive Officers under the 401(k) Plan were approximately $13,700.

Other Benefits.  Our Named Executive Officers who are currently employed by us are entitled to participate in health, life and disability benefit programs that are generally available to all of our employees.

Stock Ownership Guidelines

There is not a stock ownership policy for our executive officers.

Severance Compensation and Change in Control Benefits

Our Named Executive Officers, pursuant to the terms of their respective employment agreements, may be eligible for certain benefits and payments if their employment terminates under certain circumstances or if there is a change in control, as more fully described below under “Potential Payments on Termination or Change in Control.” During the fiscal year ended June 30, 2007, we paid severance compensation to Leonhard Dreimann, our former chief executive officer, David Sabin, our former chairman and secretary, and William Rue, our former president and chief operating officer, in accordance with the terms of their respective employment and separation agreements. These agreements are more fully described below under “Potential Payments on Termination or Change in Control.”

Tax and Accounting Considerations

The Compensation Committee considers certain U.S. tax and accounting issues when forming compensation packages, including the potential consequences for the Company of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limit on tax deductions for annual compensation in excess of $1 million paid to any of the five most highly compensated executive officers. The Compensation Committee reviews from time to time the potential impact of Section 162(m) on the deductibility of executive compensation. However, the Compensation Committee intends to maintain the flexibility to take actions that we consider to be in the best interest of the Company and our stockholders, and which may be based on other consideration in addition to tax deductibility.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K.

Compensation Committee of the Board of Directors
Bruce Walker, Chairman
Steven Oyer
Daniel J. Stubler

Summary Compensation Table

The following table shows the total compensation for the fiscal year ended June 30, 2007 received by (1) William Lutz, our Interim Chief Executive Officer and Chief Financial Officer, (2) Leonhard Dreimann, our former Chief Executive Officer, (3) David C. Sabin, who served as Chairman of the Board until August 24, 2006 and (4) William B. Rue, who served as President and Chief Operating Officer until October 18, 2006 as a group, the “named executive officers.”

				All Other
Name and Principal Position	Year	Salary(5)	Stock Awards	Compensation(6)	Total
		$	$	$	$

William Lutz, Interim Chief Executive Officer and Chief Financial Officer(1)	2007	238,462	3,850	24,447	266,759
Leonhard Dreimann, Former Chief Executive Officer(2)	2007	521,539	—	1,556,179	2,077,718
David C. Sabin, Former Chairman and Secretary(3)	2007	113,077	—	648,006	761,083
William B. Rue, Former President and Chief Operating Officer(4)	2007	203,077	—	798,557	1,001,634

(1)	Mr. Lutz was appointed our Interim Chief Executive Officer on April 30, 2007, and served as our Chief Financial Officer for the entire fiscal year.

(2)	Mr. Dreimann’s employment terminated April 30, 2007.

(3)	Mr. Sabin’s employment terminated on August 24, 2006. Under the terms of Mr. Sabin’s separation agreement, his stock options expired 90 days after the date of the agreement:

	Number of
	Securities	Option	Original
	Underlying	Exercise	Expiration
Date of Grant	Forfeited Options	Price	Date

5/1/1998	70,720	$8.17	5/1/2008
12/18/1998	94,768	$13.92	12/18/2008
12/17/1999	94,768	$34.25	12/17/2009
4/2/2001	90,000	$14.80	4/2/2011
10/7/2002	200,000	$9.00	10/7/2012

(4)	Mr. Rue’s employment terminated on October 16, 2006. Under the terms of Mr. Rue’s separation agreement, his stock options expired 90 days after the date of the agreement:

	Number of
	Securities	Option	Original
	Underlying	Exercise	Expiration
Date of Grant	Forfeited Options	Price	Date

5/1/1998	70,719	$8.17	5/1/2008
12/18/1998	94,768	$13.92	12/18/2008
12/17/1999	94,768	$34.25	12/17/2009
4/2/2001	90,000	$14.80	4/2/2011
10/7/2002	200,000	$9.00	10/7/2012

(5)	Reflects actual salary received.

(6)	This column reports all other compensation that the Company could not properly report in any other column of the Summary Compensation Table. Details of amounts in this column are provided in the table entitled, “Executive Compensation — All Other” set forth below.

In fiscal 2007, the following compensation was paid to our named executive officers, which comprises “All Other Compensation.”

Executive Compensation — All Other
Fiscal Year Ended June 30, 2007

	Separation Agreement						All Other
							Vehicle
						Total-	Allowance
	Cash	Stock	Option	Consulting		Separation	with Tax	401K	Group Term
	Payments	Award	Extensions	Services	Other	Agreement	Gross Up	Contribution	Life Ins	Total
	$	$	$	$	$	$	$	$	$	$

William Lutz	—	—	—	—	—	—	16,573	7,154	720	24,447
Leonhard Dreimann(1)	1,200,000	—	165,158	75,000	63,027	1,503,185	44,787	5,885	2,322	1,556,179
David C. Sabin(2)	300,000	311,322	—	—	8,103	619,425	26,664	346	1,571	648,006
William B. Rue(3)	285,000	301,450	—	150,000	5,854	742,304	53,944	346	1,963	798,557

(1)	In connection with his resignation as Chief Executive Officer on April 30, 2007, Salton entered into a separation agreement with Mr. Dreimann. Pursuant to such agreement, Mr. Dreimann’s employment agreement dated January 1, 2003, as amended, was terminated and Salton agreed to pay him $450,000 on the eighth day after execution of such agreement and $750,000 plus interest on the first day following the sixth month anniversary of the first payment. The agreement also provided for existing stock options to remain exercisable for a period of two years after the date of the agreement. This provision was treated as a modification of the awards and the incremental compensation cost was calculated in accordance with SFAS No. 123(R). Mr. Dreimann will also be entitled to certain health insurance benefits for a period of 36 months, which was estimated at a present value of $63,027. Salton also agreed to pay Mr. Dreimann at an annual rate of $450,000 per year ($37,500 per month), plus reimbursement of expenses, for certain consulting services until the earlier of (1) six months from the date of the agreement and (2) the date on which the merger is consummated.

(2)	In connection with his resignation as Chairman of the Board on August 24, 2006, Salton entered into a separation agreement with Mr. Sabin. Pursuant to such agreement, Mr. Sabin’s employment agreement dated January 1, 2003, as amended, was terminated and Salton agreed to pay him $300,000 and issue 141,510 shares of common stock of Salton to Mr. Sabin. The value of this award was determined in accordance with SFAS No. 123(R). Mr. Sabin was also entitled to certain health care and other benefits for six months past termination of employment.

(3)	In connection with his resignation as President and Chief Operating Officer on October 18, 2006, Salton entered into a separation agreement with Mr. Rue. Pursuant to such agreement, Mr. Rue’s employment agreement dated January 1, 2003, as amended, was terminated and Salton agreed to pay him $285,000 and issue 144,928 shares of common stock of Salton to Mr. Rue. The value of this award was determined in accordance with SFAS No. 123(R). Mr. Rue was also entitled to certain health care and other benefits for six months past termination of employment. Mr. Rue agreed to provide consulting services for up to six months to the Company for an amount equal to $25,000 per month.

Narrative to Summary Compensation Table

Employment Agreements

William Lutz.  William Lutz, our interim Chief Executive Officer and Chief Financial Officer, and Salton are parties to an employment agreement, effective as of December 10, 2005 and as amended on September 13, 2007. The term of the agreement is automatically extended each day by one day to create a new one-year term unless a 12-month written notice of an intention not to extend the employment agreement is given by either party.

Mr. Lutz is entitled to an annual salary of $325,000. Mr. Lutz is also entitled to a bonus of $100,000 payable upon the earlier of: (x) December 31, 2007; and (y) the date the Board determines that the Company has successfully implemented a strategic alternative (the “Payment Date”); provided that the Board, in its discretion, may pay a portion of the bonus prior to the Payment Date based on Mr. Lutz’s efforts in recommending to the Board and implementing a strategic alternative. Under the terms of the employment agreement, as amended, if Mr. Lutz is terminated without cause or resigns with good reason, he is entitled to receive: (1) immediately upon such termination a lump sum payment in an amount equal to accrued and unpaid salary and any accrued bonus; and (2) a continued payment of his annual salary for eighteen months; provided that, in the event such termination occurs with the two-year period after a Change of Control, the amount payable in clause (2) shall be paid in a single lump sum payment within five days. Mr. Lutz would also be allowed continuation of welfare benefits for one year and to a lump sum payment within sixty (60) days of termination of the total amount of his unvested benefits (if any) under any Company sponsored plan or program which is forfeited on account of his being terminated.

Mr. Lutz is subject to a confidentiality agreement and a 12-month non-solicitation and non-competition covenant following any termination of employment.

Separation Agreements

Leonhard Dreimann.  In connection with his resignation as Chief Executive Officer on April 30, 2007, we entered into a separation agreement with Leonhard Dreimann. Pursuant to such agreement, Mr. Dreimann’s employment agreement dated January 1, 2003, as amended, was terminated and we agreed to pay him $450,000 on the eighth day after execution of such agreement and $750,000 plus interest on the first day following the sixth month anniversary of the first payment. We also agreed to pay Mr. Dreimann at an annual rate of $450,000 per year, plus reimbursement of expenses, for certain consulting services until the earlier of (1) six months from the date of the agreement and (2) the date on which the pending merger with APN Holdco is consummated. Mr. Dreimann will also be entitled to certain health insurance benefits for a period of 36 months. The agreement also contains mutual releases and restrictive covenants, including confidentiality, non-solicit and non-compete provisions.

David Sabin and William Rue.  We entered into Separation Agreements dated August 24, 2006 and October 16, 2006, respectively, with each of David C. Sabin (Former Chairman of the Board) and William B. Rue (Former President and Chief Operating Officer) (the “Separation Agreements”). Pursuant to the Separation Agreements, we: (a) paid Mr. Sabin $300,000 and Mr. Rue $285,000, in each case minus appropriate and customary payroll deductions; and (b) issued to Mr. Sabin and Mr. Rue 141,510 and 144,928, respectively, shares of our common stock. Each of Mr. Sabin and Mr. Rue is also entitled to certain health care and other benefits for six months past termination of employment. The Separation Agreements also contain mutual releases and confidentiality and non interference.

Grants of Plan Based Awards

No options were granted to any Named Executive Officer during the fiscal year ended June 30, 2007.

The following table sets forth certain information with respect to outstanding equity awards at June 30, 2007 of our named executive officers.

Outstanding Equity Awards at Fiscal Year Ended June 30, 2007

					Stock Awards
	Number of	Number of			Number	Market
	Securities	Securities			of Shares	Value of
	Underlying	Underlying			of Stock	Shares of
	Unexercised	Unexercised			that	Stock that
	Options	Options	Option	Expiration	have not	have not
Name	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested
	#	#	$		#	$

William Lutz	4,000	—	$8.87	3/3/2013	2,750	$5,143
Leonhard Dreimann(1)	200,000	—	$9.00	4/30/2009	—	—
	94,768	—	$8.87	4/30/2009	—	—
	94,768	—	$8.87	4/30/2009	—	—
	90,000	—	$8.87	4/30/2009	—	—
	70,720	—	$8.87	4/30/2009	—	—

(1)	Per the terms of Mr. Dreimann’s separation agreement dated April 30, 2007, his options remain exercisable for a period of two years after the date of the agreement.

Stock Vested in Fiscal Year 2007

Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting
	#	$

William Lutz(1)	2,750	$6,875

(1)	Restricted stock grant was made in fiscal 2006. 2,750 shares vested March 9, 2007.

Potential Payments on Termination or Change in Control

William Lutz

Benefits.  Pursuant to the terms of his employment agreement, if we terminate Mr. Lutz’s employment during the term of the agreement for “cause”, or if Mr. Lutz terminates his employment other than for good reason, then Mr. Lutz shall be entitled to immediate payment equal to the amount of his then-current base salary accrued and unpaid as of the date of such termination. If, during the term of his employment agreement, Mr. Lutz’s employment is terminated by us without cause or by Mr. Lutz with “good reason,” then Mr. Lutz shall be entitled to the following:

•	immediate payment of an amount equal to all accrued and unpaid base salary as of the date of such termination;

•	in accordance with the Company’s regular payroll practices, the remaining unpaid installments of base salary owing to Mr. Lutz for eighteen months (an aggregate of $487,500);

•	within 60 days of such termination, a lump sum payment equal to the amount (if any) of unvested benefits (if any) under any Company-sponsored plan or program that is forfeited as a result of such termination; and

•	continuation of certain benefits (or if such continuation is not available, the economic equivalent of such benefits) for the remainder of the year in which such termination occurred.

If Mr. Lutz’s employment is terminated during the term of his employment agreement due to his death or disability, he (or his designated beneficiaries) shall be entitled to the remaining unpaid installments of base salary owing to Mr. Lutz for the remainder of the contract year, in accordance with the Company’s regular payroll practices, and any accrued and unpaid bonus (if any).

If a change in control occurs during the term of the agreement and Mr. Lutz’s employment is terminated by us or any successor company, or if Mr. Lutz terminates his employment for good reason following such change in control, Mr. Lutz shall be entitled to the same benefits as he would receive upon a termination without cause or with good reason in a single lump-sum payment.

Definitions of “cause” and “good reason.”  As used in Mr. Lutz’s employment agreement, the following constitute a termination for “cause”:

•	commission of a felony or other crime involving dishonesty; or

•	willful or intentional breach of his employment agreement, including any intentionally or willfully wrongful conduct in performing or refusing to perform his duties.

In addition, we must provide Mr. Lutz with written notice and an opportunity to cure any wrongful conduct at least 60 days prior to effecting and termination for cause.

As used in Mr. Lutz’s employment agreement, the following constitute a termination for “good reason”:

•	any material breach of the employment agreement by us;

•	requirement that Mr. Lutz report to anyone other than our chief executive officer;

•	assignment of duties materially inconsistent with the duties described in the employment agreement;

•	failure by us to assign the employment contract to any successor company following a change in control;

•	requirement that Mr. Lutz be based at any office or location more than 50 miles from our offices as of the date of the agreement; and

•	any termination by Mr. Lutz during the one-year period immediately following a change in control.

Events Triggering a Change in Control.  The following events constitute a “change in control”:

•	any person (as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934 (the “1934 Act”) or group (as such term is defined in Section 13(d) of the 1934 Act), other than a subsidiary or any employee benefit plan (or any related trust) of the Company becomes the beneficial owner of thirty-five percent (35%) or more of our common stock or of other securities entitled to vote generally in the election of our board directors (“Voting Securities”) representing thirty-five percent (35%) or more of the combined voting power of all of our Voting Securities;

•	within a period of 24 months or less, the individuals who, as of any date on or after December 1, 2005, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least seventy five percent (75%) of the Board unless at the end of such period, seventy five percent (75%) of individuals then constituting the Board are persons who are Incumbent Directors or were nominated upon the recommendation of seventy five percent (75%) of the Incumbent Directors;

•	approval by the stockholders of the Company of either of the following:

•	a merger, reorganization or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of Common Stock and Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportion as their ownership immediately before such Merger, or

•	the sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Mr. Lutz agrees in writing that such event shall not constitute a Change in Control.

Director Compensation

Non-employee members of the Board of Directors are each paid an annual retainer fee of $40,000 and are reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. The chairs of the Compensation Committee and the Nominating and Governance Committee receive an additional annual fee of $2,000. The chair of the Audit Committee receives an additional annual fee of $4,000. The Lead Director receives an additional monthly fee of $20,000. Additionally, each non-employee Board member receives $1,000 for attendance in person of each Board and committee meeting. Fees are generally not paid for special telephonic Board or Committee meetings except as otherwise specifically approved by the Chairperson of the Board or Committee, as applicable, and notice of the same is provided to the Board. Mr. Mudrick does not receive any compensation for serving on the Board.

The following table summarizes the compensation paid to non-employee directors during fiscal 2007.

Fiscal Year Ended June 30, 2007

Name	Fees Paid	Total

Lester Lee	$41,000	$41,000
David Maura(1)	20,000	20,000
Jason Mudrick	—	—
Steven Oyer(2)	54,000	54,000
Daniel Stubler(3)	89,500	89,500
Bruce Walker(4)	51,500	51,500

(1)	Resigned from the Board on January 23, 2007

(2)	Mr. Oyer had options outstanding for 2,000 shares, which expire September 17, 2013

(3)	Lead Director

(4)	Mr. Walker had options outstanding for 6,000 shares, which expire September 17, 2013

Related Transactions

In July 2006, William B. Rue, the Company’s former President and Chief Operating Officer, reimbursed the Company for $382,415.65 withholding taxes paid by the Company in fiscal 2002.

David Maura, Vice President and Director of Investments at Harbinger Capital Partner and its affiliates, served on the Salton board of directors from June 2006 until his resignation on January 23, 2007. Mr. Maura resigned in light of Harbinger’s acquisition of Applica.

On December 28, 2006, we (a) issued 701,600 shares of our common stock to Harbinger Capital Partners Master Fund I, Ltd. for an aggregate purchase price of $1,754,000 or $2.50 per share and (b) used the proceeds therefrom to repurchase from Harbinger $1,754,000 of our outstanding 2008 Senior Subordinated Notes. We granted Harbinger certain registration rights in connection with the stock issuance.

On February 7, 2007, Salton, our wholly-owned subsidiary SFP Merger Sub, Inc. and APN Holding Company, Inc. entered into a definitive merger agreement pursuant to which SFP Merger Sub was to merge with and into APN Holdco. The merger would have resulted in Applica and its subsidiaries becoming subsidiaries of Salton and Harbinger Capital Partners, receiving in the aggregate approximately 83% of the outstanding common stock of Salton immediately following the merger. On August 1, 2007, APN Holdco delivered to Salton written notice terminating the merger agreement.

Harbinger Capital Partners owns 30,000 shares of Salton’s Series A Preferred Stock, 47,164 shares of Salton’s Series C Preferred Stock and 701,600 shares of Salton common stock. Harbinger Capital Partners owns approximately $15.0 million principal amount of 2008 Senior Subordinated Notes and approximately $89.6 million principal amount of Second Lien Notes.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Daniel J. Stubler, Steven Oyer and Bruce Walker. No member of the Compensation Committee was at any time during 2007, or formerly, an officer or employee of Salton or any subsidiary of Salton. No executive officer of Salton has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, while an executive officer of that other entity served as a director of or member of the Compensation Committee of Salton.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of the outstanding common stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater-than-10% beneficial owners are required to furnish Salton with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of the forms furnished to Salton and other information, we believe that all of these reporting persons complied with their filing requirement for fiscal 2007.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent Salton specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors is primarily responsible for assisting the Board of Directors in carrying out its duties as they relate to Salton’s accounting policies and its internal control and financial reporting practices. The Audit Committee manages Salton’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Salton for such advice and assistance.

The Audit Committee serves under a charter adopted by the Board of Directors that specifies the responsibilities of the Audit Committee. The Audit Committee is comprised entirely of outside directors, each of whom is independent as defined by the rules of the NYSE. All members of the Audit Committee are financially literate within the meaning of the NYSE rules and Steven Oyer is an “audit committee financial expert” as that term is defined by the rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Salton’s independent auditors a formal written statement describing all relationships between the auditors and Salton that might bear on the auditors’ independence consistent with Independence Standards No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Salton’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee has established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. Any such complaints are reviewed by the appropriate personnel in Salton, including the General Counsel. The Audit Committee has delegated to the General Counsel of Salton the responsibility and authority to conduct prompt and thorough investigations of any allegations or suspicions of violations of law, rules and regulations, the code of Conduct or any other policy. The General Counsel shall (i) evaluate the gravity and credibility of any alleged violation, (ii) initiate informal inquiries or formal investigations as appropriate, (iii) report the results of such inquiry or investigation to senior management or the Audit Committee, as appropriate, and (iv) recommend appropriate action against violators, including but not limited to termination of employment.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee has reviewed and discussed the audited financial statements of Salton as of and for the fiscal year ended July 1, 2007, with management and the independent auditors. Management has the responsibility for the preparation of Salton’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Salton’s audited financial statements be included in its Report on Form 10-K for the fiscal year ended June 30, 2007, which has been filed with the SEC.

Submitted on behalf of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Steven Oyer (Chairman)
Bruce G. Pollack
Bruce J. Walker

PROPOSAL NO. 8: RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

We are asking you to ratify the Board’s selection of Grant Thornton LLP (“Grant Thornton”) as Salton’s independent auditors for fiscal 2008.

At a meeting on April 13, 2007, the Audit Committee appointed Grant Thornton to serve as independent public accountants to audit the financial statements of Salton for fiscal 2007, and has directed that management submit the selection of the independent public accountants for ratification by the stockholders at the Special Meeting. The Audit Committee made this decision after evaluating the qualifications, performance and independence of Grant Thornton, including considering whether Grant Thornton’s quality controls are adequate and whether the performance of permitted non-audit services by Grant Thornton are compatible with maintaining its independence. Grant Thornton has served as Applica’s accountants since 1976.

At the same meeting on April 13, 2007, the Audit Committee dismissed Deloitte & Touche LLP (“Deloitte”) as Salton’s independent accountant effective on that date. Deloitte had audited Salton’s financial statements for each fiscal year since the fiscal year ended July 1, 1989. The reports of Deloitte on Salton’s consolidated financial statements for the fiscal years ended fiscal years ended July 2, 2005 and July 1, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those fiscal years and for fiscal year 2007 through April 13, 2007 there were no (A) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to such disagreements in its reports provided to Salton; or (B) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended July 2, 2005 and July 1, 2006 and during the interim period through the date of Grant Thornton’s engagement on April 13, 2007, neither Salton nor anyone on behalf of Salton consulted with Grant Thornton regarding either: (A) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Salton’s financial statements, and neither was a written report nor oral advice provided to Salton that Grant Thornton concluded was an important factor considered by Salton in reaching a decision as to the accounting, auditing or financial reporting issue; or (B) any matter that was either the subject of a disagreement, as that term is defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event required to be reported under paragraph 304(a)(1)(v) of Regulation S-K.

Representatives of Grant Thornton are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Auditor Fees

The aggregate fees billed by Deloitte and Grant Thorton for professional services for each of the last two fiscal years are as follows:

	Fiscal 2007		Fiscal 2006
	Deloitte	Grant Thorton	Deloitte

Audit Fees(1)	$196,601	$761,942	$1,475,511
Audit-Related Fees(2)	136,715	—	4,164
Tax Fees(3)	91,432	53,380	444,879

Total	$424,748	$815,322	$1,924,554

(1)	Audit fees paid for 2007 and 2006 are for professional services for the audit of the Company’s consolidated financial statement included in the Annual Report of Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory and regulatory audits of foreign entities, and required letters for SEC filings.

(2)	Audit related fees for fiscal 2007 were for review of preliminary proxy filing.

(3)	Tax fees paid for fiscal 2007 and 2006 were primarily for tax compliance and tax planning and advice services. Tax compliance services are rendered primarily in connection with U.S. and foreign tax filings. Tax planning and advice services include consultation regarding tax planning strategies.

The Audit Committee reviews audit and non-audit services performed by the principal accountant, as well as the fees charged by the principal accountant for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

We have, as required by SEC regulations which became effective in May 2003, put into place a policy which outlines procedures intended to ensure that our Audit Committee pre-approves all audit and non-audit services provided to Salton by our auditors. The policy provides for (a) general pre-approval of certain specified services, and (b) specific pre-approval of all other permitted services, as well as proposed services exceeding pre-approved cost levels. Pursuant to the policy, 100% of all audit-related services, tax services and all other services were pre-approved by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient services, for reasons such as its familiarity with Salton’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Salton’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services, in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other services.”

The appendices to the policy describe the audit, audit-related, tax and all other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by our auditors without requiring further approval from the Audit Committee. The Audit Committee may add to, or subtract from, the list of general pre-approved services from time to time.

The board of directors recommends that you vote FOR ratification of the selection of Grant Thornton LLP as Salton’s auditors for fiscal 2008.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to submit proposals to be included in next year’s proxy statement, we must receive them on or before          , 2008. Please address your proposals to: William Lutz, Interim Chief Executive Officer, Inc., 1955 Field Court, Lake Forest, Illinois 60045.

Under our By-laws, if you wish to nominate directors or bring other business before the stockholders:

•	You must notify the Secretary in writing not less than 60 days nor more than 90 days before the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, you may notify us not earlier than 90 days before such annual meeting and not later than the later of (1) the 60th day prior to such annual meeting or (2) 10 days after the first public announcement of the meeting date.

•	Your notice must contain the specific information required in our By-laws.

Please note that these requirements relate only to matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Secretary of Salton.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with these requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any document we file with the SEC, including the registration statement and its exhibits, on the Internet at the SEC’s web site at www.sec.gov. Our website, www.saltoninc.com, has copies of these filings as well under the heading “Investor Relations.” You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement the information contained in certain documents we filed with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. Any statement contained in a document that is incorporated by reference in this proxy statement is automatically updated and superseded if information contained in this proxy statement, or information that we later file with the SEC, modifies or replaces the statement.

We incorporate by reference the following documents that we have filed with the SEC: our Annual Report on Form 10-K for the year ended June 30, 2007; which is being mailed to you with this Proxy Statement. Any statement contained in this proxy statement, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement or document so modified or superseded will not, except as so modified or superseded, be deemed a part of this proxy statement.

To receive an additional free copy of any of the documents that are incorporated by reference in this proxy statement (other than exhibits, unless they are specifically incorporated by reference in the documents), write to us at Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045, Attention: Chief Financial Officer, or call (847) 803-4600.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the proposals in connection with the merger. No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this proxy statement in connection with the offer described in this proxy statement and, if given or made, such information and representations must not be relied upon as having been authorized by us. Neither the delivery of this proxy statement nor the issuance of shares of Salton common stock in connection with the merger shall under any circumstances create any implication that there has been no change in the affairs of Salton, Inc. since the date hereof or since the date of any documents incorporated herein by reference.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth in the Notice of Special Meeting accompanying this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

Under SEC rules brokers and banks that hold stock for the account of their customers are permitted to deliver a single annual report and proxy statement (as well as other stockholder communications from the issuer) to two or more stockholders who share the same address. If you and other residents at your mailing address own common stock through a broker or bank, you may have received only a single copy of this proxy statement and the 2007 Annual Report to Stockholders. Upon written or oral request to the Assistant Secretary of Salton at the corporate headquarters Salton, Inc., 1955 Field Court, Lake Forest, Illinois 60045, (847) 803-4600, Salton will deliver promptly a separate copy of the Proxy Statement and the 2007 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of this proxy statement and the 2007 Annual Report to Stockholders was delivered.

By written or oral request to the same address or phone number stated above, a stockholder may notify Salton that the stockholder wishes to receive a separate Annual Report or proxy statement in the future. Your notice should include the name of your brokerage firm or bank and your account number. If you hold your shares of common stock through a broker or bank and are receiving multiple copies of the proxy statement and Annual Report at your address and would like to receive only one copy of your household, please contact your broker or bank.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute promptly and return the accompanying proxy in the envelope which has been enclosed for your convenience. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors

/s/  WILLIAM LUTZ
William Lutz
Secretary

          , 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Salton Financial Statements

This document incorporates by reference the Salton Annual Report on Form 10-K for the fiscal year ended June 30, 2007 including the financial statements and notes thereto included therein. Copies of these documents are being sent to each stockholder with this proxy statement.

REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS

Board of Directors
Applica Incorporated

We have audited the accompanying consolidated balance sheet of Applica Incorporated and subsidiaries as of June 30, 2007, and the related consolidated statements of operations, shareholder’s equity and cash flows for the period from January 1, 2007 to June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applica Incorporated and subsidiaries as of June 30, 2007, and the results of their operations and their consolidated cash flows for the period from January 1, 2007 to June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Miami, Florida
October 23, 2007

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEET
(In thousands, except share and par value data)

June 30,
2007

Assets
Current Assets:
Cash and cash equivalents	$6,311
Accounts and other receivables, less allowances of $2,995	92,532
Inventories	95,830
Prepaid expenses and other	6,240
Assets held for sale	4,660
Refundable income taxes	1,534
Future income tax benefits	3,024

Total current assets	210,131
Property, Plant and Equipment — at cost, less accumulated depreciation of $2,443	13,453
Future Income Tax Benefits, Non-Current	4,146
Goodwill	59,233
Other Intangible Assets, Net	53,196
Deferred Merger Costs	2,674
Other Assets	1,485

Total Assets	$344,318

Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$40,061
Accrued expenses	48,023
Short-term debt	10,009
Current taxes payable	3,646

Total current liabilities	101,739
Commitments and Contingencies — See Note 13
Shareholder’s Equity:
Common stock — authorized: 10,000 shares of $0.01 par value; issued and outstanding: 100 shares at $0.01 par value	0
Paid-in capital	242,775
Accumulated deficit	(1,609)
Accumulated other comprehensive income	1,413

Total shareholder’s equity	242,579

Total Liabilities and Shareholder’s Equity	$344,318

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Successor	Predecessor
	Company	Company
	Six Months Ended June 30,
	2007	2006
		(Unaudited)

Net sales	$208,998	$190,481
Cost of sales:
Cost of goods sold	144,758	136,548
Product recall	—	3,653

Gross profit	64,240	50,280
Operating expenses	65,672	63,619

Loss from continuing operations	(1,432)	(13,339)
Other expense (income):
Interest expense	1,278	4,442
Interest and other income	(140)	(249)

	1,138	4,193

Loss from continuing operations before income taxes	(2,570)	(17,532)
Income tax provision	1,712	1,516

Loss from continuing operations	(4,282)	(19,048)
Income from discontinued operations, net of taxes (Note 5)	2,673	114

Net loss	$(1,609)	$(18,934)

Loss per common share — basic and diluted:
Loss per share from continuing operations	$(42,820.00)	$(0.78)
Earnings per share from discontinued operations	26,730.00	0.00

Loss per common share	$(16,090.00)	$(0.78)

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY
(In thousands)

				Accumulated
				Other
			Accumulated	Comprehensive
	Common Stock	Paid-in Capital	Deficit	Loss	Total

Balance at December 31, 2006	$2,501	$161,776	$(119,420)	$(3,554)	$41,303
Cancellation of common stock	(2,501)	(161,776)	119,420	3,554	(41,303)
Harbinger acquisition	0	242,775	—	—	242,775
Net loss	—	—	(1,609)	—	(1,609)
Foreign currency translation adjustment	—	—	—	1,413	1,413

Total comprehensive loss	—	—	—	—	(196)

Balance at June 30, 2007	$—	$242,775	$(1,609)	$1,413	$242,579

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Company	Company
	Six Months Ended
	June 30,
	2007	2006
		(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,609)	$(18,934)
Reconciliation to net cash provided by operating activities:
Depreciation of property, plant and equipment	3,196	2,934
Loss (gain) on disposal of equipment and raw materials	16	(6)
Recovery of doubtful accounts	(114)	(307)
Amortization of intangible and other assets	2,176	855
Product recall	—	3,653
Deferred taxes	(69)	130
Stock-based compensation expense	—	272
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	17,764	49,813
Inventories	11,991	(2,611)
Prepaid expenses and other	(18,347)	5,086
Accounts payable and accrued expenses	471	(10,711)
Current income taxes	(1,577)	(68)
Other assets and liabilities	15,662	(1,783)

Net cash provided by operating activities	29,560	28,323
Cash flows from investing activities:
Additions to property, plant and equipment	(453)	(941)
Payments of merger related costs	(922)	—
Proceeds from sale of assets	36,500	1,454

Net cash provided by investing activities	35,125	513
Cash flows from financing activities:
Net payments under lines of credit	(63,651)	(27,859)
Exercise of stock options	—	597

Net cash used in financing activities	(63,651)	(27,262)
Effect of exchange rate changes on cash	931	683
Net increase in cash and cash equivalents	1,965	2,257
Cash and cash equivalents at beginning of period	4,346	4,464

Cash and cash equivalents at end of period	$6,311	$6,721

Supplemental Disclosures of Cash Flow Information:

Cash paid during the six-month period ended June 30;

	2007	2006

Interest	$4,912	$5,678
Income taxes	$3,452	$1,786

Non-cash investing and financing activities: In connection with the merger with affiliates of Harbinger Capital Partners in January 2007, $75.8 million of Applica’s long-term debt was repaid and was included in total purchase price. Tangible assets acquired by Harbinger totaled $281.0 million and liabilities assumed totaled $92.7 million (not including the $75.8 million in long-term debt discussed above). Identifiable intangibles assets were valued at $62.4 million, which resulted in a net $6.8 million deferred tax liability. See Note 2 — Harbinger Acquisition for further details.

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

Applica Incorporated and its subsidiaries (collectively, the “Company” or “Applica”) are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products and pet products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Windmere® and Clear2O®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.

Organization

On January 23, 2007, Applica consummated a merger with affiliates of Harbinger Capital Partners (see Note 2 — Harbinger Acquisition). For purposes of financial reporting, the merger is deemed to have occurred on January 1, 2007. References to “Successor” in the financial statements refer to reporting dates on or after January 1, 2007 and references to “Predecessor” in the financial statements refer to reporting dates through December 31, 2006.

Change of Year End

Applica changed its fiscal year end from December 31 to June 30. Applica’s 2008 fiscal year began on July 1, 2007 and will end on June 30, 2008.

Principles of Consolidation

The consolidated financial statements include the accounts of Applica Incorporated and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, depreciation and amortization, valuation of goodwill and intangible assets, and useful lives assigned to intangible assets.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Applica is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Applica’s financial statements and tax returns. Significant management judgment is required in developing Applica’s provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets and the recognition of unrecognized tax benefits. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Applica records a valuation allowance to reduce its deferred tax assets to the amount that Applica believes will more likely than not be realized. While Applica considers future taxable income and ongoing

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Applica determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

Applica recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Collectibility of Accounts Receivable.  Applica records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Applica assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Applica’s historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Applica’s customers were to deteriorate, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at June 30, 2007 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition deteriorates. Conversely, if the financial condition of Applica’s customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made.

Inventory.  Applica values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If the market value of the product is less than cost, Applica will write down the related inventory to the estimated net realizable value. Applica regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Applica’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination was made.

Product Liability Claims and Litigation.  Applica is subject to lawsuits and other claims related to product liability and other matters that are being defended and handled in the ordinary course of business. Applica maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Applica estimates the amount of ultimate

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Applica’s current claims and litigation matters, if any, in excess of applicable insurance coverage is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets.  Identifiable intangibles with indefinite lives are not amortized. Applica evaluates the recoverability of finite-lived identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. Applica measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires that Applica make assumptions about future cash flows over the life of the asset being evaluated.

Goodwill.  Applica evaluates the carrying value of goodwill and other indefinite lived intangible assets during the fourth quarter of each fiscal year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, Applica compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which uses comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The goodwill balance at June 30, 2007 was the result of Harbinger’s acquisition of Applica as disclosed in Note 2. Applica’s first annual evaluation of goodwill will be in the fourth quarter of its fiscal year ending June 30, 2008.

Other Estimates.  During previous years, Applica has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

operations, plant closings, reduction in employees and product recalls. Additionally, Applica makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Circumstances could change which may alter future expectations regarding such estimates. Historically, past changes to these estimates have not had a material impact on Applica’s financial condition, but from time to time have significantly affected operations.

Foreign Currency Translation

The financial statements of Applica’s non-U.S. subsidiaries are translated in accordance with Statement of Financial Accounting Standards (“SFAS”) 52, “Foreign Currency Translation”. SFAS 52 distinguishes between translation adjustments and foreign currency transactions. In accordance with SFAS 52, subsidiaries that use the local currency as the functional currency translate assets and liabilities into U.S. dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of these foreign subsidiaries is included in a separate component of shareholder’s equity entitled “Accumulated Other Comprehensive Income.” For subsidiaries that transact business predominantly in U.S. dollars, or if the local currency is deemed to be hyper-inflationary, the U.S. dollar is used as the functional currency. Monetary balance sheet accounts are translated at the exchange rate in effect at the end of the year and non-monetary balance sheet accounts are translated at historical exchange rates. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation of these entities are included in operations. At June 30, 2007, net foreign translation gains included in Applica’s consolidated balance sheet were $1.4 million. Gains or losses resulting from foreign currency transactions are recorded in the consolidated statements of operations. Such gains for the six months ended June 30, 2007 and 2006 were $1.3 million and $0.7 million, respectively.

Cash and Cash Equivalents

Applica considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at June 30, 2007 included approximately $3.2 million held in foreign banks by Applica’s Hong Kong, Canadian and Latin American subsidiaries.

Comprehensive Earnings (Loss)

Comprehensive earnings (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. Applica presents accumulated other comprehensive earnings (loss), net of taxes, in its consolidated statement of shareholder’s equity.

The components of comprehensive loss, net of tax, were as follows:

	Successor	Predecessor
	Company	Company
	For the Six Months
	Ended
	June 30,	June 30,
	2007	2006
	(In thousands)

Net loss	$(1,609)	$(18,934)
Foreign currency translation adjustment	1,413	(1,997)

	$(196)	$(20,931)

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories are comprised of finished goods and stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Revenue Recognition

Applica recognizes revenue when (a) title, risks and rewards of ownership of its products transfer to its customers, (b) all contractual obligations have been satisfied and (c) collection of the resulting receivable is reasonably assured. Generally, this is at the time products are shipped for delivery to customers. Net sales are comprised of gross sales less provisions for estimated customer returns, discounts, volume rebates and cooperative advertising and slotting fees. Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale occurs.

Cooperative Advertising and Slotting Fees

In accordance with Emerging Issues Task Force (“EITF”) 01-9, “Accounting for Consideration Given By a Vendor To a Customer (Including a Reseller of the Vendor’s Products)”, which addresses the income statement classification of slotting fees and cooperative advertising arrangements with trade customers, promotional funds are accounted for as a reduction of selling price and netted against gross sales, as Applica does not verify performance or determine the fair value of the benefits it receives in exchange for the payment of promotional funds.

Cost of Goods Sold

Applica’s cost of goods sold includes the cost of the finished product plus all inbound related freight charges to Applica’s warehouses and import duties, if applicable. Applica classifies costs related to its distribution network (e.g., outbound freight costs, warehousing and handling costs for products sold) in the operating expenses line item within selling, general and administrative expenses.

Advertising Costs

Advertising and promotional costs are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of operations. Total advertising and promotional costs, excluding cooperative advertising, for the six month periods ended June 30, 2007 and 2006 were approximately $5.0 million and $3.4 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to their estimated operating service lives using the straight-line method. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development in accordance with SOP 98-1 — “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Maintenance, repairs and minor renewals and betterments are charged to expense as incurred.

Freight Costs

Outbound freight costs on goods shipped that are not charged to Applica’s customers were included in operating expenses in the accompanying consolidated statements of operations. Freight costs totaled $8.6 million and $8.8 million for the six month periods ended June 30, 2007 and 2006, respectively.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Warranty

Estimated future warranty obligations related to certain products are provided by charges to cost of goods sold in the period in which the related revenue is recognized. Applica accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties were as follows:

	Successor	Predecessor
	Company	Company
	June 30,	June 30,
	2007	2006
	(In thousands)

Balance, beginning of period	$7,858	$7,747
Additions to accrued product warranties	16,433	10,285
Reductions of accruals — payments and credits issued	(17,347)	(14,130)

Balance, end of period	$6,944	$3,902

Stock Based Compensation

In connection with the merger with affiliates of Harbinger Capital Partners disclosed in Note 2, all option plans were terminated on January 23, 2007 and unexercised stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled. As a result, no stock based compensation expenses were recorded in the six months ended June 30, 2007.

On January 1, 2006, Applica adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Shared Based Payment” (“SFAS No. 123R”), which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values. Applica elected to use the modified prospective transition method for adopting SFAS No. 123R, which requires the recognition of stock-based compensation cost on a prospective basis; therefore, prior period financial statements have not been restated. Under this method, the provisions of SFAS No. 123R are applied to all awards granted after the adoption date and to awards not yet vested with unrecognized expense at the adoption date based on the estimated fair value at grant date as determined under the original provisions of SFAS No. 123. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. In addition, for purposes of presenting the consolidated statements of cash flows, the realization of tax benefits in excess of amounts recognized for financial reporting purposes will be recognized as a financing activity rather than an operating activity as in the past.

In the six months ended June 30, 2006, Applica recognized $0.3 million in stock-based compensation costs. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets. Applica elected to adopt the alternative method of calculating the historical pool of windfall tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-c, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of windfall tax benefits that is used in determining the tax effects of stock compensation in the results of operations and cash flow reporting for awards that were outstanding as of the adoption of SFAS No. 123R. Proceeds received from option exercises were $0.6 million the six months period ended June 30, 2006.

Applica used the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. Applica’s

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

expected volatility is based on the historical volatility of Applica’s stock price over the most recent period commensurate with the expected term of the stock option award.

Income Taxes

The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities and certain other adjustments. Applica provides for deferred taxes under the asset and liability method, in accordance with SFAS 109 “Accounting for Income Taxes”. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not that (1) these items will either expire before Applica is able to realize their benefit or (2) the future deductibility is uncertain.

Legal Costs

Legal costs are expensed as incurred and are included in operating expenses. For the six month periods ended June 30, 2007 and 2006, Applica expensed $1.8 million and $1.4 million, respectively, related to legal matters.

Earnings (Loss) Per Share

Basic (loss) earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The following table sets forth the computation of basic and diluted (loss) earnings per share:

	Successor	Predecessor
	Company	Company
	For the Six Months Ended June 30,
	2007	2006
	(In thousands, except per share amounts)

Loss from continuing operations	$(4,282)	$(19,048)
Income from discontinued operations, net of tax	2,673	114

Net loss	$(1,609)	$(18,934)

Weighted average shares outstanding	100	24,487
Dilutive effect of stock options	—	—

Diluted weighted average common shares outstanding	100	24,487

Loss per share from continuing operations	$(42,820.00)	$(0.78)
Earnings per share from discontinued operations	26,730.00	0.00

Basic and diluted loss per share	$(16,090.00)	$(0.78)

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

The following table shows potential common stock equivalents outstanding to purchase shares of common stock that were excluded in the computation of diluted (loss) earnings per share. For six months ended June 30, 2006, all common stock equivalents were excluded because their inclusion would have been anti-dilutive.

	Successor	Predecessor
	Company	Company
	For the Six Months Ended June 30,
	2007	2006

Number of shares	—	1,706,733
Range of exercise price	—	$1.62 - $31.69

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies to those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. Applica has not yet evaluated the impact that the adoption of SFAS No. 157 will have on its financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Applica has not yet evaluated the impact that the adoption of SFAS No. 159 will have on its financial position, results of operations, or cash flows.

In June 2006, the FASB ratified the Emerging Issues Task Force (“EITF”) issue 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is Gross Versus Net Presentation)” (“EITF06-3”). EITF 06-3 addresses income statement presentation and disclosure requirements for taxes assessed by a governmental authority that are directly imposed on and concurrent with a revenue-producing transaction between a seller and a customer, including sales, use, value-added and some excise taxes. EITF 06-3 permits such taxes to be presented on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues). EITF 06-3 is effective for the first interim or annual reporting period beginning after December 15, 2006. Applica has historically presented and will continue to present such taxes on a net basis.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year’s presentation. These reclassifications relate to the presentation of discontinued operations.

NOTE 2 —	HARBINGER ACQUISITION

On January 23, 2007, Applica consummated the merger (the “Merger”) with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. ( together “Harbinger Capital Partners”), pursuant to the Agreement and Plan of Merger, dated October 19, 2006, as subsequently amended (the “Merger Agreement”), by and among Applica, APN Holdings Company, Inc., a Delaware corporation (“Parent”), and APN Mergersub, Inc., a Florida corporation (“MergerSub”).

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Consummation of the Merger, in which MergerSub merged with and into Applica, with Applica continuing as the surviving corporation and a wholly owned subsidiary of Parent, occurred on January 23, 2007 following the adoption and approval of the Merger Agreement by a majority of Applica’s shareholders entitled to vote thereon at the special meeting of Applica shareholders held on January 23, 2007. Harbinger acquired all of the remaining outstanding shares of Applica for $8.25 per share.

Determination of Purchase Price	(In thousands)

Purchase of remaining shares	$125,592
Cost basis in Applica prior to acquiring remaining shares	25,786
Debt repayment and associated fees and accrued interest	77,197
Fees and expenses	14,200

Total purchase price	$242,775

As required under the provisions of Statement of Financial Accounting Standards No. 141 “Business Combinations”, the change in ownership required an allocation of the purchase price to the fair value of assets and liabilities. A summary of the purchase price and the allocation to the acquired net assets of Applica is as follows:

(In thousands)

Accounts receivable, net	$119,421
Inventories	118,380
Other current assets	18,376
Property plant and equipment	15,441
Goodwill	72,608
Customer relationships	2,310
Other identifiable intangible assets	60,060
Other assets	9,404
Accounts payable	(42,616)
Accrued expenses	(45,722)
Current taxes payable	(4,387)
Senior credit facility	(73,660)
Deferred tax liability	(23,701)
Valuation allowance	16,861

Total purchase price	$242,775

In connection with the Merger, Applica identified intangibles with the following estimated useful lives:

		Weighted
		Average
	Initial Value	Useful Life
	(Dollars in thousands)

Customer relationships	$2,310	9 years
Tradenames	$18,000	Indefinite
Patents	$8,240	12 years
Black & Decker® license agreement	$33,820	9 years

The weighted average useful life of the intangible assets subject to amortization is 9.56 years.

After the allocation of the purchase price to these intangibles, purchase price remained in excess of the fair value of assets and liabilities acquired by Harbinger in the amount of $72.6 million. This goodwill is attributable to the general reputation of the business and the collective experience of the management and employees. For tax purposes, this goodwill, as well as the other intangible assets, are not deductible.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Amortization expense related to these intangibles was $1.9 million in the period from January 24, 2007 to June 30, 2007. For the next five years, from 2008 to 2012, the expected amortization expense related to these intangibles is $4.7 million each year.

Upon the close of the Merger, the $20 million term loan with Mast Capital was paid in full, including a $400,000 prepayment penalty.

In addition, all stock option plans were terminated and stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled.

In connection with the Merger, a voluntary redemption was offered to the holders of Applica’s 10% notes in February 2007, which included a 1% change-in-control premium. On February 22, 2007, a total of $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes were redeemed on February 26, 2007 at par.

In connection with the Merger, in January 2007, Applica entered into an amendment to its senior credit facility pursuant to which the lenders approved the merger with Harbinger Capital Partners and the pre-payment of the Mast term loan and the 10% notes.

In connection with the Merger, in January 2007, Harbinger Capital Partners reimbursed Applica $1.4 million for fees and other merger related expenses incurred by Applica in 2006 directly related to its merger with Harbinger Capital Partners.

On January 23, 2007, Applica shares of common stock ceased trading on the New York Stock Exchange.

Applica believes that the Merger resulted in a change in ownership pursuant to Section 382 of the Internal Revenue Code which could potentially impact the ability to use its $110.3 million in domestic NOLs. Section 382 states that if a change in ownership occurs with respect to a loss corporation, an annual limitation applies with respect to the amount of the loss corporation’s pre-change NOLs that may offset post-change taxable income of the loss corporation. The annual limitation is determined by the product of the long term tax exempt bond rate and the value of the stock of the loss corporation, determined immediately before the ownership change. Valuation allowances have been applied against substantially all of Applica’s domestic NOLs, therefore, the potential financial statement impact on underutilization of the NOLs is minimal. However, to the extent that Applica has U.S. taxable income in the future, it is possible that the limitation imposed by Section 382 could significantly impact Applica’s ability to offset such taxable income.

Other Intangible Assets

The components of Applica’s intangible assets were as follows:

	June 30, 2007
	Weighted
	Average	Gross
	Amortization	Carrying	Accumulated
	Period	Amount	Amortization
		(In thousands)

Licenses	9	$33,820	$(1,523)
Patents	12	8,240	(264)
Trade Names	Indefinite	10,760	—
Customer Relationships	9	2,310	(147)

		$55,130	$(1,934)

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Amortization expense related to intangible assets was $1.9 million during the six month period ended June 30, 2007. The following table provides information regarding estimated amortization expense for each of the following years ended June 30:

(In thousands)

2008	$4,701
2009	4,701
2010	4,701
2011	4,701
2012	4,701
Thereafter	18,928

NOTE 3 —	COST OF SALES

Product Recall

In June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately $3.7 million in the six months period ended June 30, 2006 related to the recall.

NOTE 4 — RESTRUCTURING AND OTHER (CREDITS) CHARGES

In 2005, Applica engaged Alvarez & Marsal, LLP (“A&M”), a global professional services firm specializing in turnaround management, to work with the former Board of Directors and management team to assist in implementing various business initiatives and driving performance improvement. In the six months ended June 30, 2006, Applica paid A&M $1.7 million in fees and expenses related to this engagement. There were no such fees paid in the six months period ended June 30, 2007.

NOTE 5 —	SALE OF DIVISION

Sale of Division

On May 1, 2007, Applica sold its Professional Personal Care segment to an unrelated third party for $36.5 million. The Professional Care segment was sold because it no longer fit in Applica’s long-term strategic plans. No gain or loss was recorded as a result of the sale. The Professional Personal Care operations are reported as a discontinued operation in the consolidated statement of operations. The prior period presented has been restated to reflect this classification.

The assets sold as part of the transaction were as follows:

(In thousands)
Accounts receivable and inventory	$17,689
Intangible assets	7,240
Goodwill	13,375
Deferred tax liability	(2,213)
Other	409

For the six months period ended June 30, 2007, net sales and gross profit from discontinued operations related to the Professional Personal Care segment were $16.6 million and $2.7 million, respectively. Net sales and gross profit for the comparable period in 2006 were $18.0 million and $0.1 million, respectively.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	ASSETS HELD FOR SALE

In July 2005, Applica made the decision to close its manufacturing facility in Mexico. The manufacturing operations ceased production in October 2005. At December 31, 2006 and 2005, the land and building were classified as assets held for sale and included in prepaid expenses and other in Applica’s consolidated balance sheet at a net realizable value of approximately $5.3 million. In March 2007, Applica reclassified the land and building as asset held and used as the sale of the land and building was not consummated and, as a result of the reclassification, Applica recorded approximately $0.5 million in depreciation expenses in the three month period ended March 31, 2007. In October 2007, Applica sold the property for $5.2 million, which is net of broker commissions. The sale resulted in a gain of $0.6 million, which will be recorded in the quarter ended December 31, 2007. The land and building was classified as assets held for sale at June 30, 2007 in the accompanying balance sheet at its book value of $4.7 million.

NOTE 7 —	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

		June 30,
	Useful Lives	2007
		(In thousands)

Computer equipment	3 - 7 years	$11,383
Equipment and other	3 - 5 years	2,192
Leasehold improvements*	8 - 10 years	2,321

Total		15,896
Less accumulated depreciation		2,443

		$13,453

*	Shorter of remaining term of lease or useful life

NOTE 8 — ACCRUED EXPENSES

Accrued expenses are summarized as follows:

June 30,
2007
(In thousands)

Promotions, co-op and other advertising allowances	$8,865
Chargebacks	418
Salaries and bonuses	4,064
Warranty	6,944
Product liability	5,027
Freight	1,170
Interest	113
Royalty	3,587
Other	17,835

$48,023

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

NOTE 9 — SHORT-TERM DEBT

Applica’s primary sources of short-term capital are its cash flow from operations and borrowings under its senior credit facility. Applica’s current credit facility is an amended and restated $125 million asset-based senior secured revolving credit facility maturing November 2009.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under its borrowing base of $10 million and a minimum average monthly availability of $13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of June 30, 2007, Applica’s fixed charge coverage ratio was greater than 1.0 to 1.0.

As of June 30, 2007, Applica was borrowing approximately $10.0 million under the facility and had approximately $72.4 million available for future cash borrowings.

At Applica’s option, interest accrues on the loans made under the credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s average quarterly availability and set at 1.50% at June 30, 2007), which was 6.82% at June 30, 2007; or

•	the Base Rate (which is Bank of America’s prime rate), plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2007), which was 8.25% at June 30, 2007.

Swing loans up to $15.0 million bear interest at the Base Rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at June 30, 2007), which was 8.25% at June 30, 2007.

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Applica Incorporated and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Applica’s domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Applica Incorporated and each direct foreign subsidiary of each domestic subsidiary of Applica Incorporated; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Applica Incorporated that is a borrower under the credit facility.

The credit facility is guaranteed by all of the current, and will be guaranteed by any future, domestic subsidiaries of Applica Incorporated.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Applica to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At June 30, 2007, Applica was in compliance with all covenants under the credit facility.

At June 30, 2007, Applica had letters of credit of $1.2 million outstanding under its credit facility.

Although the credit facility expires in November 2009, Applica has classified the borrowings thereunder as a current liability in accordance with Emerging Issues Task Force (EITF) 95-22 “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

The balance outstanding under Applica’s credit facility payable is summarized below:

		Stated
		Interest
	Balance	Rate(1)
	(In thousands)

At June 30, 2007:
Credit facility	$10,009	6.82%

NOTE 10 —	LONG-TERM DEBT

10% Senior Subordinated Notes

In July 1998, Applica issued $130.0 million in 10% Senior Subordinated Notes. The notes were redeemed in full in February 2007 as part of the Merger.

The notes bore interest at an annual rate of 10%, were payable semi-annually and were scheduled to mature on July 31, 2008. The notes were general unsecured obligations of Applica and ranked subordinate in right of payment to all senior debt of Applica and pari passu in right of payment to all future subordinated indebtedness of Applica.

Term Loan

In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. (“Mast Credit”) to borrow $20 million. The term loan was secured by a lien on Applica’s assets, which was subordinate to Applica’s senior revolving credit facility. The term loan bore interest at the three-month LIBOR rate plus 625 basis points, which was 11.6% at December 31, 2006. Interest was paid monthly. The term loan was paid in full in January 2007 as part of the Merger.

NOTE 11 — EMPLOYEE BENEFIT PLANS

Applica has a 401(k) plan for its employees to which it makes discretionary contributions at rates dependent on the level of each employee’s contributions. Contributions made by Applica’s employees are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for this plan during the six months ended June 30, 2007 and 2006 totaled approximately $0.3 million in each year and were included as a component of operating expenses in the accompanying consolidated statements of operations. Applica does not provide any health or other benefits to retirees.

Participants in the Applica 401(k) plan may have purchased more shares of the Applica common stock as a part of units through their plan accounts than were registered with the Securities and Exchange Commission. Applica received no proceeds from any of these sales. In 2006, Applica made a rescission offer to plan participants who purchased its common stock through units under the 401(k) plan from August 4, 2005 through August 3, 2006. The rescission offer expired in October 2006 and Applica did not acquire or retire any shares of common stock pursuant to the rescission offer. The rescission offer had no materials effect on Applica’s consolidated results of operations, financial position or cash flows.

NOTE 12 —	INCOME TAXES

At June 30, 2007, Applica had deferred tax assets in excess of deferred tax liabilities of $89.3 million. Applica determined that it was more likely than not that $7.2 million of such assets will be realized, resulting in a valuation allowance of $82.1 million as of June 30, 2007. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

No provision was made for U.S. taxes on the remaining accumulated undistributed earnings of Applica’s foreign subsidiaries of approximately $40.2 million at June 30, 2007.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits and length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

Income tax provision (benefit) consisted of the following:

For Six Months Ended
June 30, 2007
(In thousands)

Current:
Federal	$—
Foreign	1,781
State	—

1,781
Deferred	(69)

$1,712

The United States and foreign components of earnings (loss) before income taxes and discontinued operations were as follows:

For Six Months Ended
June 30, 2007
(In thousands)

United States	$(5,020)
Foreign	2,450

$(2,570)

The differences between the statutory rates and the tax rates computed on pre-tax earnings are as follows:

For Six Months Ended
June 30, 2007

Statutory rate	35.0%
Permanent differences	(248.4)*
State income tax	(17.3)
Net tax rate differential on undistributed foreign earnings	(10.5)
Foreign earnings distributed to, or taxable in, the U.S.	(30.0)
Valuation allowance	204.6

(66.6)%

*	The permanent differences were primarily due to a taxable gain on the sale of the Professional Personal Care segment for which there was no gain for book purposes.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

In October 2005, Applica was notified that Applica Canada Corporation, Applica’s Canadian operating subsidiary, was selected for an income tax audit for the years 2002 through 2005 by the Canada Revenue Agency. Management believes that adequate provision for taxes has been made for the years under examination. In October 2006, Applica received a refund of $1.0 million from the Internal Revenue Service in connection with U.S. loss carryback claims for the years 2000, 2001 and 2002.

The primary components of future deferred tax assets (liabilities) were as follows:

At
June 30, 2007
(In thousands)

Inventory differences	$1,291
Accrued expenses	7,853
Valuation allowance	(6,120)

Total current assets	3,024
Net operating loss and other carryforwards	76,739
Fixed assets	(2,923)
Goodwill and intangible asset amortization	6,310
Valuation allowance	(75,980)

Net non-current assets	4,146

Net deferred tax assets	$7,170

At June 30, 2007, Applica had net operating loss carryforwards (“NOLs”) of approximately $110.3 million for domestic federal income tax purposes and $34.0 million for foreign income tax purposes. The domestic operating losses and foreign losses expire as follows:

	Domestic
	Operating	Foreign
Year of Expiration	Losses	Losses
	(In thousands)

2007	$—	$948
2008	—	134
2009	—	86
2014	—	71
2011	—	135
2014	—	995
2015	—	28,556
2019	8,737	—
2020	18,134	—
2021	3	—
2022	25	—
2023	3,582	—
2025	46,810	—
2026	33,054	—
Indefinite	—	3,081

	$110,345	$34,006

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Applica also has NOLs in numerous states that had a tax benefit of $10.9 million at June 30, 2007. Applica has applied valuation allowances, tax effected, against these NOLs of $10.9 million at June 30, 2007. In addition, Applica had U.S. foreign tax credits of $15.6 million at June 30, 2007. Applica has applied valuation allowances, tax effected, against these foreign tax credits of $15.6 million at June 30, 2007. Applica establishes valuation allowances against the state NOLs and U.S. foreign tax credits when it is more likely than not that the benefits will not be realized prior to expiration. Applica’s U.S. subsidiaries have provided a valuation allowance of $72.3 million on all their deferred tax assets, except for $7.1 million related to NOLs that can be used as a result of a tax planning strategy pursuant to SFAS 109.

NOTE 13 —	COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

Shareholder Litigation.  Applica is a defendant in Scott Schultz, et al. v. Applica Incorporated et al., 06-60149-CIV-DIMITROULEAS, which was filed in the United States District Court, Southern District of Florida on February 3, 2006.

This consolidated purported class action complaint was filed on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaint charges Applica and certain executive officers with violations of the Securities Exchange Act of 1934. The complaint alleges that, throughout the class period, Applica issued materially false and misleading statements regarding its business, operations, management and the intrinsic value of its common stock. The complaint further alleges that these statements were materially false and misleading on the asserted basis that they failed to disclose that Applica:

(a) was experiencing decreasing demand for its products; in particular, demand for two key products, the Tidetm Buzztm Ultrasonic Stain Remover and Home Cafetm single cup coffee maker, were not meeting internal expectations and were experiencing quality and design defects;

(b) was materially overstating its net worth by failing to timely write down the value of its inventory which had become obsolete and unsaleable;

(c) was experiencing higher product warranty returns, which it had not appropriately reserved for;

(d) lacked adequate internal controls; and

(e) issued financial statements during the class period that were not prepared in accordance with generally accepted accounting principles and therefore were materially false and misleading.

The plaintiffs seek, among other relief, to be declared a class, to be awarded compensatory damages, rescission rights, unspecified damages and attorneys, fees and costs. In August 2006, Applica and the individual defendants moved to dismiss the amended consolidated class action complaint. The court granted the motion in part, dismissing the plaintiffs, claims and allegations related to the Tidetm Buzztm Ultrasonic Stain Remover. As a result, such claims are no longer part of the case.

In May 2007, Applica entered into an agreement in principal to settle this matter for $2.0 million, of which approximately $1.9 million is covered by insurance. Such settlement is contingent on the satisfaction of certain conditions, including the execution of a final settlement agreement and court approval.

In February 2006, the SEC requested that Applica voluntarily produce certain documents in connection with an informal inquiry related to these matters. Applica responded to the request for documents and other information. In July 2007, Applica received a written communication from the SEC notifying Applica that the SEC had completed its informal inquiry and no enforcement actions were recommended.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

NACCO Litigation.  Applica is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The complaint alleges a claim for breach of contract against Applica and a number of tort claims against certain entities affiliated with Harbinger Capital Partners relating to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from Harbinger. The complaint seeks specific performance of the merger agreement and, in the alternative, payment of monetary damages. Applica has filed a motion to dismiss or for summary judgment. The briefing schedule on the motion has been abated until the plaintiffs file an amended complaint or advise Applica and Harbinger Capital Partners that they not longer intend to do so.

Applica intends to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of this proceeding, any potential loss cannot presently be determined with respect to this matter.

Other Matters.  Applica is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Applica is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Applica receives inquiries from the CPSC in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, under certain circumstances, the CPSC could require Applica to repurchase or recall one or more of its products.

Employment and Other Agreements

Applica has an employment agreement with its Chief Operating Officer. This contract terminates on May 1, 2008 and provides the executive with the right to receive lump sum payments of 1.5 times his severance base if his employment is terminated after a change in control of Applica, as defined in such agreement. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs. The agreement automatically extends for terms of one year unless either party gives notice not less than 30 days prior to the end of the then effective term.

In January 2007, Harry D. Schulman resigned his position as Chairman of the Board and Chief Executive Officer of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Schulman, pursuant to which Mr. Schulman’s employment agreement was terminated and Applica agreed to pay him a cash payment of $1.4 million. Applica also entered into a consulting agreement with Mr. Schulman with a term of two years pursuant to which Mr. Schulman agreed to provide Applica with certain advisory services. Pursuant to the consulting agreement, Mr. Schulman will receive a total of $0.6 million. The $1.4 million payment was reimbursed by Harbinger Capital Partners in connection with the Merger and the $0.6 million was recorded as a consulting accrual.

In June 2005, Applica entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing all of Applica’s information technology infrastructure (including telecommunications, networking, data centers and the help

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

desk) in North America and China. The agreement is for a term of four years and provides for payments of approximately $170,000 per month depending on the services required by Applica. The agreement provides for early termination fees if Applica terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

Leases

Applica has non-cancelable operating leases for office leases and office equipment. The leases expire over the next ten years and contain provisions for certain annual rental escalations. Future minimum payments under Applica’s non-cancelable long-term operating leases are as follows:

(In thousands)

2008	$3,250
2009	2,055
2010	1,633
2011	1,294
2012	1,320
Thereafter	3,066

$12,618

Rent expense for the six months ended June 30, 2007 and 2006 totaled approximately $2.5 million and $2.4 million, respectively.

Applica leases a 562,000 square foot warehouse in Little Rock, Arkansas for warehousing and distribution, which expires in March 2008.

License Agreements

Applica licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In October 2004, Applica and The Black & Decker Corporation extended the trademark license agreement through December 2010. Under the agreement as extended, Applica agreed to continue to pay The Black & Decker Corporation royalties based on a percentage of sales, with guaranteed minimum royalty payments of $12.5 million annually. Renewals of the license agreement, if mutually agreed upon, will be for five-year periods. If Black & Decker does not agree to renew the license agreement, Applica has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products.

Applica has a license from The Procter & Gamble Company to use the Home Cafetm brand worldwide for the Black & Decker® single cup brewing machine. There is no royalty paid under this license.

Applica owns the Littermaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Applica owns two patents and has exclusive licenses to three other patents covering the Littermaid® litter box, which require Applica to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patent and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

In April 2004, Applica entered into a license and settlement agreement with Tilia, Inc. and Tilia International, Inc. to resolve patent infringement litigation pending involving the Black & Decker® Freshguard Vacuum Sealer and bags. As part of the license and settlement agreement, Applica agreed to pay Tilia royalties for using its vacuum sealing technology. In addition, Applica agreed to not contest the validity of Tilia’s previously disputed patents and to settle any future disputes over product infringement by arbitration.

Significant Supplier

Applica’s top supplier is Elec-Tech International (H.K.) Company, Ltd. Elec-Tech and its affiliates accounted for approximately 35% of Applica’s total purchases in the six months ended June 30, 2007 and 45% in the same period of 2006.

Income Taxes

Applica adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously, Applica had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, Applica recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, Applica applied Interpretation 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of Interpretation 48, Applica did not recognize any additional unrecognized tax benefits. As of December 31, 2006 and June 30, 2007, Applica had a $0.5 million accrual for unrecognized tax benefits.

The amount of unrecognized tax benefits at June 30, 2007 includes $0.5 million of unrecognized tax benefits which, if ultimately recognized, will reduce Applica’s annual effective tax rate.

Applica is subject to income taxes in the U.S. federal jurisdiction and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.

The table below summarizes the open tax years in major jurisdictions as of June 30, 2007:

Jurisdiction	Open Years	Examination in Process

United States — Federal Income Tax	2004 - 2006	None
Net Operating Loss Only	2001 - 2003	None
Canada	2002 - 2006	2002 - 2005
Colombia	2004 - 2006	None
Mexico	2002 - 2006	None

The Canadian Revenue Agency (“CRA”) commenced an examination of Applica’s Canadian income tax returns for 2002 through 2005 in late 2006. It is anticipated that this exam will be completed by the end of 2008. As of June 30, 2007, the CRA had not proposed adjustments that would significantly impact amounts accrued.

The Company records tax-related interest and penalties as a component of income tax expense.

NOTE 14 —	CONCENTRATION OF CREDIT AND OTHER RISKS

Applica sells on credit terms to a majority of its customers, most of which are U.S., Canadian and Latin American retailers and distributors located throughout those countries.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

Wal-Mart Stores, Inc. accounted for 28% and 32% of consolidated net sales for the six month periods ended June 30, 2007 and 2006, respectively. Target Corporation accounted for 15% and 11% of consolidated net sales for the same six month periods, respectively. No other customers accounted for more than 10% of Applica’s consolidated net sales for the six month periods ended June 30, 2007 and 2006. As of June 30, 2007, Wal-Mart Stores, Inc. accounted for approximately 23% of Applica’s consolidated accounts receivable. As of June 30, 2007, Target Corporation accounted for approximately 17% of Applica’s consolidated accounts receivable. No other customers accounted for more than 10% of Applica’s consolidated accounts receivable at June 30, 2007.

A majority of Applica’s revenue is generated from the sale of Black & Decker® branded products, which represented approximately 90% and 88% of consolidated net sales in the six months ended June 30, 2007 and 2006, respectively.

Applica’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be set in an amount sufficient to respond to normal business conditions. Management sets specific allowances for customers in bankruptcy, if any, and an additional allowance for the remaining customers. Should business conditions deteriorate or any major credit customer default on its obligations to Applica, this allowance may need to be increased, which may have an adverse impact upon Applica’s earnings. In 2006, Applica wrote-off all pre-petition accounts, which were fully reserved, for customers in bankruptcy, because Applica’s ability to collect on these receivables was highly unlikely. As of June 30, 2007, the allowance for doubtful accounts was $3.0 million. Applica reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. Applica writes off all uncollectible trade receivables against its allowance for doubtful accounts.

In December 2004, Applica entered into new credit approved receivables purchasing agreement with FCIA Underwriters. The agreement allows Applica to transfer to FCIA, without recourse, up to 90% of approved receivables of specified customers under certain circumstances, including the bankruptcy of covered customers, up to a maximum aggregate amount of $10 million. Applica remains the servicer of the approved receivables and pays fees based upon a percentage of the gross face amount of each approved receivable. At June 30, 2007, $10.0 million of accounts receivable outstanding from customers were insured under the agreement with FCIA. This arrangement is strictly for the purpose of insuring selected receivables.

Applica purchases the majority of its products from third party suppliers in the Far East. Applica also sells its products to customers located in foreign jurisdictions, including Latin America and Canada. Because Applica procures its products and conducts business in several foreign countries, Applica is affected by economic and political conditions in those countries, including fluctuations in the value of currency, increased duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, and the burdens and costs of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could have a material adverse effect on Applica, its results of operations, prospects or debt service ability. Applica could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed.

China gained Permanent Normal Trade Relations (“PNTR”) with the United States when it acceded to the World Trade Organization (“WTO”), effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. No assurance can be given that China will meet these requirements and remain a member of the WTO, or that its PNTR trading status will be maintained. If China’s

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States, which would have a material adverse impact on Applica’s business, financial condition and results of operations.

Applica conducts sourcing activities through a subsidiary incorporated in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy.

NOTE 15 — RELATED PARTY TRANSACTIONS

Mast Capital Management.  Christopher B. Madison, a former member of Applica’s Board of Directors, is a principal of Mast Capital Management, LLC, a Boston-based investment manager focused on high yield and special situation credit investing. In 2005, a fund managed by Mast acquired 2,328,200 shares of Applica common stock (approximately 9.3% of the outstanding shares at December 31, 2006) and made a $20 million secured term loan to Applica. Both transactions were completed prior to Mr. Madison becoming a member of Applica’s Board. For additional information on the term loan, see Note 10 — Long-Term Debt, above.

Sales Representative Relationships.  Through May 2007, Applica Consumer Products, Inc. used the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a former member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Payments to TJK totaled approximately $15,000 and $18,000 for the six months ended June 30, 2007 and 2006, respectively. Applica also reimbursed TJK for certain related out-of-pocket expenses.

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

At June 30, 2007, Applica’s financial instruments included cash, cash equivalents, receivables, accounts payable and short-term debt. At June 30, 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The fair value of the short-term debt approximates carrying value as the interest rate is variable and the terms are comparable to current market instruments.

Credit Concentrations

Applica continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments, and does not anticipate nonperformance by the counterparties. Applica would not have realized a material loss as of June 30, 2007 in the event of nonperformance by any one counterparty. Applica enters into transactions only with financial institution counterparties that have a credit rating of A or better. In addition, Applica limits the amount of investment credit exposure with any one institution.

Applica Incorporated and Subsidiaries

NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

NOTE 17 — PRODUCT CATEGORIES AND GEOGRAPHIC AREA INFORMATION

The following table sets forth the approximate amounts and percentages of Applica’s consolidated net sales by product category during the six months ending June 30,:

	Successor		Predecessor
	Company		Company
	2007		2006
	Net Sales	%	Net Sales	%
	(Dollars in thousands)

Kitchen Products	$135,858	65%	$119,472	63%
Home Products	52,196	25%	50,298	26%
Pet Products	16,093	8%	16,268	9%
Pest Control Products	4,851	2%	4,443	2%

Consolidated	$208,998	100%	$190,481	100%

In the six months ended June 30, 2007 and 2006, Applica’s international operations were conducted primarily in Latin America, Canada and the Caribbean. Other than the United States, Applica does not have external sales to customers located in any country which exceed 10% of consolidated sales. The following table sets forth the composition of Applica’s sales between those in the United States and those in other locations for each year:

	Successor	Predecessor
	Company	Company
	2007	2006
	(In thousands)

Net sales:
United States operations	$129,774	$122,292
International operations:
Sales to unaffiliated customers	79,224	68,189
Sales — intercompany:
Mexico	22,294	8,642
Canada	22,412	17,773

	44,706	26,415
Eliminations	(44,706)	(26,415)

Consolidated net sales	$208,998	$190,481

Long-lived assets (1):
United States operations	$64,552
International operations	2,097

Consolidated long-lived assets	$66,649

(1)	Includes property plant and equipment and other intangible assets.

Intercompany sales are billed at prices established by Applica. All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from Hong Kong directly to customers located in the United States.

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NOTES TO TRANSITION PERIOD FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	VALUATION AND QUALIFYING ACCOUNTS

		Charged
	Balance at	(Credited) to	Charged to			Balance at
	Beginning of	Costs and	Other			End of
Description	Period	Expenses	Accounts	Deductions		Period
	(In thousands)

Six months ended June 30, 2007
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$2,973	$57	—	$(35	)(1)	$2,995
Allowance for sales returns	$3,104	—	$393	$(3,104)		$393
Deferred tax valuation allowance	$108,065	—	$(25,965)	—		$82,100

(1)	Write-off against the reserve

NOTE 19 —	SUBSEQUENT EVENTS

On October 1, 2007, APN Holding Company, Inc. (“APN Holdco”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Salton, Inc. (“Salton”) and SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton (“MergerSub”). APN Holdco owns all of the issued and outstanding capital stock of Applica. Pursuant to, and subject to the terms and conditions set forth in, the Merger Agreement, MergerSub will merge with and into APN Holdco (the “Merger”) and as a result thereof, the shares of common stock of APN Holdco issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into an aggregate of 595,500,405 shares of common stock, par value $0.01 per share of Salton, and Applica will become a wholly-owned subsidiary of Salton. At June 30, 2007, Applica had $2.7 million in deferred costs related to this Merger.

On October 5, 2007, Applica sold its Mexican manufacturing facility located in Queretaro, Mexico for $5.5 million.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Applica Incorporated

We have audited the accompanying consolidated balance sheets of Applica Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit as of and for the year ended December 31, 2006 in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. We conducted our audit as of and for the two years in the period ended December 31, 2005 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applica Incorporated and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their consolidated cash flows for the each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note A to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

/s/ Grant Thornton LLP
Miami, Florida
March 20, 2007 (except for paragraph 12 of Note W, as to which the date is May 1, 2007)

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2006	2005
	(In thousands, except par value data)

ASSETS
Current Assets:
Cash and cash equivalents	$4,346	$4,464
Accounts and other receivables, less allowance of $2,973 in 2006 and $8,773 in 2005	110,182	130,731
Inventories	108,739	89,963
Prepaid expenses and other	11,430	11,137
Assets held for sale	18,880	21,423
Refundable income taxes	698	3,661
Future income tax benefits	3,311	1,249

Total current assets	257,586	262,628
Property, Plant and Equipment — at cost, less accumulated depreciation of $27,191 in 2006 and $46,755 in 2005	15,441	19,715
Future Income Tax Benefits, Non-Current	7,687	9,185
Other Intangibles, net	987	1,765
Other Assets	2,717	3,989

Total Assets	$284,418	$297,282

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,616	$33,682
Accrued expenses	46,411	50,953
Short-term debt	73,660	69,524
Current taxes payable	4,387	3,747

Total current liabilities	167,074	157,906
Other Long-Term Liabilities	291	475
Long-Term Debt	75,750	75,750
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding: 25,007 in 2006 and 24,179 in 2005	2,501	2,418
Paid-in capital	161,776	159,226
Accumulated deficit	(119,420)	(95,749)
Accumulated other comprehensive loss	(3,554)	(2,744)

Total shareholders’ equity	41,303	63,151

Total liabilities and shareholders’ equity	$284,418	$297,282

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)

Net sales	$470,468	$501,326	$644,854
Cost of sales:
Cost of goods sold	337,297	381,402	463,008
Restructuring charges	—	12,491	9,236
Product recall	3,061	—	—

	340,358	393,893	472,244

Gross profit	130,110	107,433	172,610
Selling, general and administrative expenses:
Operating expenses	133,652	150,900	180,314
Termination benefits	—	—	9,153
Gain on the sale of subsidiary, division and property — net	—		(3,921)
Restructuring and other (credits) charges	9,686	1,245	(563)
Impairment of goodwill	—	—	62,812

	143,338	152,145	247,795

Loss from continuing operations	(13,228)	(44,712)	(75,185)
Other (income) expense:
Interest expense	10,413	10,018	8,708
Interest and other income	(363)	(1,686)	(1,247)
(Gain) loss on early extinguishment of debt	—	(56)	187

	10,050	8,276	7,648

Loss from continuing operations before income taxes	(23,278)	(52,988)	(82,833)
Income tax provision	3,306	2,889	59,451

Loss from continuing operations	$(26,584)	$(55,877)	$(142,284)

Income from discontinued operations, net of tax	2,913	6,608	9,330

Net loss	$(23,671)	$(49,269)	$(132,954)

(Loss) earnings per common share:
Loss per share from continuing operations	$(1.09)	$(2.31)	$(5.94)
Earnings per share from discontinued operations	0.12	0.27	0.39

Loss per common share — basic and diluted	$(0.97)	$(2.04)	$(5.55)

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

			(Accumulated	Note	Accumulated
			Deficit)	Receivable-	Other
	Common	Paid-in	Retained	Former	Comprehensive
	Stock	Capital	Earnings	Officer	Loss	Total
			(In thousands)

Balance at December 31, 2003	$2,369	$156,604	$86,474	$(1,496)	$(6,338)	$237,613
Comprehensive loss:
Net loss	—	—	(132,954)	—	—	(l32,954)
Foreign currency translation adjustment	—	—	—	—	2,076	2,076
Realized foreign currency translation — sale of subsidiary					753	753
Change in unrealized loss on derivative instruments	—	—	—	—	(84)	(84)

Total comprehensive loss						(130,209)
Exercise of stock options and issuance of common stock under employee stock purchase plan	45	2,414	—	—	—	2,459
Net change to reclass notes receivable former-officer to current assets	—	—	—	994	—	994
Compensation expense — former officer	—	113	—	—	—	113

Balance at December 31, 2004	2,414	159,131	(46,480)	(502)	(3,593)	110,970
Comprehensive loss:
Net loss	—	—	(49,269)	—	—	(49,269)
Foreign currency translation adjustment	—	—	—	—	(76)	(76)
Change in unrealized loss on derivative instruments	—	—	—	—	925	925

Total comprehensive loss						(48,420)
Exercise of stock options and issuance of common stock under employee stock purchase plan	4	95	—	—	—	99
Collections of notes receivable-former officer	—	—	—	502	—	502

Balance at December 31, 2005	2,418	159,226	(95,749)	—	(2,744)	63,151
Comprehensive loss:
Net loss	—	—	(23,671)	—	—	(23,671)
Foreign currency translation adjustment	—	—	—	—	(810)	(810)

Total comprehensive loss						(24,481)
Exercise of stock options	83	2,021	—	—	—	2,104
Stock based compensation	—	529	—		—	529

Balance at December 31, 2006	$2,501	$161,776	$(119,420)	$—	$(3,554)	$41,303

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities:
Net loss	$(23,671)	$(49,269)	$(132,954)
Reconciliation to net cash used in operating activities:
Depreciation of property, plant and equipment	6,202	11,822	15,278
Loss on disposal of property, plant and equipment	(6)	1,122	791
(Recovery) provision for doubtful accounts	337	(2,497)	889
Write-downs of inventory	—	16,844	5,777
(Gain) loss on early extinguishment of debt	—	(56)	187
Stock compensation expense — former officer	—	—	113
Amortization of intangible and other assets	1,707	3,864	2,212
Product recall	3,061	—	—
Stock-based compensation	529	—	—
Impairment of goodwill	—	—	62,812
Impairment of property, plant and equipment	—	1,062	4,851
Gain on sale of subsidiary, division and property	—	—	(3,921)
Deferred taxes	(566)	810	53,412
Restructuring and other (credits) charges	—	—	(563)
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	20,037	18,406	(36,274)
Inventories	(17,475)	13,223	(51,094)
Prepaid expenses and other	(1,057)	6,573	(3,239)
Other assets	(468)	(1,715)	2,262
Accounts payable and accrued expenses	2,710	(20,035)	9,283
Current income taxes	3,603	(3,829)	6,566
Other liabilities	(273)	(291)	56

Net cash used in operating activities	(5,330)	(3,966)	(63,556)
Cash flows from investing activities:
Net proceeds from sale of subsidiary, division and property	1,454	2,073	47,409
Additions to property, plant and equipment	(1,928)	(3,400)	(14,564)
Distribution from joint venture — net	—	—	1,194
Distribution from escrowed funds in connection with a dissolved partnership	—	4,982	—
Collections from officers and former officer	—	3,078	62

Net cash (used in) provided by investing activities	(474)	6,733	34,101

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash flows from financing activities:
Borrowings (payments) under lines of credit, net	4,136	(20,107)	34,195
Payments on mortgage loan	—	—	(5,779)
Payments of long-term debt	—	(3,000)	—
Proceeds from issuance of long-term debt	—	20,000	—
Redemption of long-term debt	—	(4,906)	(4,390)
Exercises of stock options and issuances of common stock under employee stock purchase plan	2,104	99	2,459
Interest receivable from former officer	—	(7)	(22)

Net cash provided by (used in) financing activities	6,240	(7,921)	26,463

Effect of exchange rate changes on cash	(554)	(845)	720
Decrease in cash and cash equivalents	(118)	(5,999)	(2,272)
Cash and cash equivalents at beginning of period	4,464	10,463	12,735

Cash and cash equivalents at end of period	$4,346	$4,464	$10,463

Supplemental Disclosures of Cash Flow Information:

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash paid during the year for:
Interest	$12,391	$10,928	$10,117
Income taxes, net	$588	$5,073	$—

Non-cash financing activities:

•	In 2005, Applica reclassified approximately $5.7 million from property, plant and equipment and $0.4 million from inventories to assets held for sale, which were included within prepaid expenses and other assets.

•	In 2004, Applica reclassified approximately $1.0 million of notes receivable from a former officer to current assets.

The accompanying notes are an integral part of these financial statements.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

Applica Incorporated and its subsidiaries (collectively, the “Company” or “Applica”) are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, and its own brand names, such as LitterMaid®, Belson®, Windmere®, and Applica®. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean.

On January 23, 2007, Applica completed the previously announced merger transaction with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners acquired all of the outstanding common stock of Applica.

Principles of Consolidation

The consolidated financial statements include the accounts of Applica Incorporated and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, depreciation and amortization.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Applica is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Applica’s financial statements and tax returns. Significant management judgment is required in developing Applica’s provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Applica records a valuation allowance to reduce its deferred tax assets to the amount that Applica believes will more likely than not be realized. While Applica considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Applica determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Collectibility of Accounts Receivable.  Applica records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Applica assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Applica’s historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Applica’s customers were to worsen, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at December 31, 2006 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition worsens. Conversely, if the financial condition of Applica’s customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made. Applica currently has a credit approved receivables purchasing agreement with FCIA Underwriters.

Inventory.  Applica values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If the market value of the product is less than cost, Applica will write down the related inventory to the estimated net realizable value. Applica regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Applica’s results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination was made.

Product Liability Claims and Litigation.  Applica is subject to lawsuits and other claims related to product liability and other matters that are being defended and handled in the ordinary course of business. Applica maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Applica estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Applica’s current claims and litigation matters, if any, in excess of applicable insurance coverage is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  Applica reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period. Applica recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows.

Other Estimates.  During previous years, Applica has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, plant closings, reduction in employees and product recalls. Additionally, Applica makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Circumstances could change which may alter future expectations regarding such estimates. Historically, past changes to these estimates have not had a material impact on Applica’s financial condition, but from time to time have significantly affected operations.

Foreign Currency Translation

The financial statements of Applica’s non-U.S. subsidiaries are translated in accordance with Statement of Financial Accounting Standards (“SFAS”) 52, “Foreign Currency Translation”. SFAS 52 distinguishes between translation adjustments and foreign currency transactions. In accordance with SFAS 52, subsidiaries that use the local currency as the functional currency translate assets and liabilities into U.S. dollars at the exchange rate in effect at the end of the year. Revenues and expenses of these subsidiaries are translated at the average exchange rate during the year. The aggregate effect of translating the financial statements of these foreign subsidiaries is included in a separate component of shareholders’ equity entitled “Accumulated Other Comprehensive Loss.” For subsidiaries that transact business predominantly in U.S. dollars, or if the local currency is deemed to be hyper-inflationary, the U.S. dollar is used as the functional currency. Monetary balance sheet accounts are translated at the exchange rate in effect at the end of the year and non-monetary balance sheet accounts are translated at historical exchange rates. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation of these entities are included in operations. During 2006, 2005 and 2004, net foreign translation (gains) or losses included in Applica’s consolidated balance sheet were $(0.8) million, $(0.8) million and $0.7 million, respectively. Gains or losses resulting from foreign currency transactions are recorded in the consolidated statements of operations. Such losses totaled $0.6 million, $0.6 million and $1.4 million in 2006, 2005 and 2004, respectively.

Cash and Cash Equivalents

Applica considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at December 31, 2006 and 2005 included approximately $3.8 million and $3.9 million, respectively, held in foreign banks by Applica’s Hong Kong, Canadian and Latin American subsidiaries.

Comprehensive Earnings (Loss)

Comprehensive earnings (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on derivatives designated as cash flow hedges. Applica presents accumulated other comprehensive earnings (loss), net of taxes, in its consolidated statement of shareholders’ equity.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of accumulated other comprehensive loss, net of tax, were as follows:

	At December 31,
	2006	2005
	(In thousands)

Accumulated foreign currency translation adjustment	$(3,554)	$(2,744)

Inventories

Inventories are comprised of finished goods and stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Revenue Recognition

Applica recognizes revenue when (a) title, risks and rewards of ownership of its products transfer to its customers, (b) all contractual obligations have been satisfied and (c) collection of the resulting receivable is reasonably assured. Generally, this is at the time products are shipped for delivery to customers. Net sales are comprised of gross sales less provisions for estimated customer returns, discounts, volume rebates and cooperative advertising and slotting fees. Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale occurs.

Cooperative Advertising and Slotting Fees

In accordance with Emerging Issues Task Force (“EITF”) 01-9, “Accounting for Consideration Given By a Vendor To a Customer (Including a Reseller of the Vendor’s Products)”, which addresses the income statement classification of slotting fees and cooperative advertising arrangements with trade customers, promotional funds are accounted for as a reduction of selling price and netted against gross sales, as Applica does not verify performance or determine the fair value of the benefits it receives in exchange for the payment of promotional funds.

Cost of Goods Sold

Applica’s cost of goods sold includes the cost of the finished product plus all inbound freight charges (freight charges to Applica’s warehouse) and import duties, if applicable. Applica classifies costs related to its distribution network (e.g., outbound freight costs, warehousing and handling costs for products sold) in the operating expenses line item within selling, general and administrative expenses.

Advertising Costs

Advertising and promotional costs are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of operations. Total advertising and promotional costs, excluding cooperative advertising, for the years ended December 31, 2006, 2005 and 2004 were approximately $10.2 million, $9.0 million and $19.1 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to their estimated operating service lives using the straight-line method. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development in accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Maintenance, repairs and minor renewals and betterments are charged to expense as incurred.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Freight Costs

Outbound freight costs on goods shipped that are not charged to Applica’s customers were included in operating expenses in the accompanying consolidated statements of operations. Freight costs totaled $21.1 million, $26.4 million and $30.8 million during the years ended December 31, 2006, 2005 and 2004, respectively.

Warranty

Estimated future warranty obligations related to certain products are provided by charges to cost of goods sold in the period in which the related revenue is recognized. Applica accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties were as follows:

(In thousands)

Balance at December 31, 2004	$7,183
Additions to accrued product warranties	33,972
Reductions of accruals — payments and credits issued	(33,408)

Balance at December 31, 2005	$7,747
Additions to accrued product warranties	26,229
Reductions of accruals — payments and credits issued	(26,118)

Balance at December 31, 2006	$7,858

Stock Based Compensation

On January 1, 2006, Applica adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Shared Based Payment” (“SFAS No. 123R”), which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values. Applica elected to use the modified prospective transition method for adopting SFAS No. 123R, which requires the recognition of stock-based compensation cost on a prospective basis; therefore, prior period financial statements have not been restated. Under this method, the provisions of SFAS No. 123R are applied to all awards granted after the adoption date and to awards not yet vested with unrecognized expense at the adoption date based on the estimated fair value at grant date as determined under the original provisions of SFAS No. 123. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. In addition, for purposes of presenting the consolidated statements of cash flows, the realization of tax benefits in excess of amounts recognized for financial reporting purposes will be recognized as a financing activity rather than an operating activity as in the past.

In 2006, Applica recognized $0.5 million in stock-based compensation costs. No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets. Applica elected to adopt the alternative method of calculating the historical pool of windfall tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-c, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of windfall tax benefits that is used in determining the tax effects of stock compensation in the results of operations and cash flow reporting for awards that were outstanding as of the adoption of SFAS No. 123R. At December 2006, Applica had $0.5 million of unrecognized compensation costs related to non-vested stock option awards that is expected to be recognized over a weighted average period of two years. Proceeds received from option exercises were $2.1 million in 2006 and $0.1 million in 2005. The aggregate intrinsic value of options exercised during 2006, 2005 and 2004, was approximately $2.1 million, zero

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $0.5 million, respectively. The aggregate intrinsic value of options granted during both 2006 and 2005 was zero and during 2004 was approximately $1.5 million.

Prior to the adoption of SFAS No. 123R, Applica accounted for its stock-based employee compensation related to stock options under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and the disclosure alternative prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Accordingly, Applica presented pro forma information for the periods prior to the adoption of SFAS No. 123R and no employee compensation cost was recognized for the stock-based compensation plans in 2005 and 2004, except for approximately $0.1 million in stock-based employee compensation expense included in the net loss in 2004 relating to the extension of the exercise period of options to purchase 500,000 shares of the common stock of Applica in connection with the resignation of Applica’s former Chairman of the Board in August 2004.

The following table reflects pro forma net income and earnings per share for 2005 and 2004 had Applica elected to recognize the cost of employee services received in exchange for equity instruments based on the grant date fair value of those instruments in accordance with SFAS No. 123:

	2005	2004
	(In thousands, except per share data)

Net loss, as reported	$(49,269)	$(132,954)
Add: Stock-based employee compensation expense included in net (loss) earnings, net of tax (1)	—	113
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of tax (1)	(2,373)	(831)

Pro forma net loss	$(51,642)	$(133,672)

(Loss) earnings per share:
Basic — as reported	$(2.04)	$(5.55)
Basic — pro forma	$(2.14)	$(5.58)
Diluted — as reported	$(2.04)	$(5.55)
Diluted — pro forma	$(2.14)	$(5.58)

(1)	No tax benefits were attributed to the stock-based compensation expense in 2005 and 2004 because a valuation allowance was maintained for substantially all net deferred tax assets.

In June 2005, the Compensation Committee of the Board of Directors approved the acceleration of vesting of all unvested “out-of-the-money” stock options awarded to employees under Applica’s stock option plans, except for those options held by executive officers. All stock options with exercise prices equal to or greater than $3.28 per share, the closing price of Applica’s common stock on June 16, 2005, were considered to be out-of-the-money. No stock options held by non-employees, including directors, were accelerated. Options to purchase approximately 425,000 shares of common stock were accelerated. These options had a range of exercise prices of $3.63 to $11.16 and a weighted average exercise price of $4.91. The aggregate pre-tax expense associated with the accelerated options that would have been reflected in Applica’s consolidated statement of operations in future fiscal years was approximately $1.2 million.

Applica uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. Applica’s expected volatility is based on the historical volatility of Applica’s stock price over the most recent period

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commensurate with the expected term of the stock option award. The estimated expected option life is based primarily on historical employee exercise patterns and considers whether and the extent to which the options are in-the-money. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the estimated life of Applica’s stock options awards and the selected dividend yield assumption was determined in view of Applica’s historical and estimated dividend payout. Applica has no reason to believe that the expected volatility of its stock price or its option exercise patterns will differ significantly from historical volatility or option exercises.

The fair value of each option grant was estimated on the date of grant using the following weighted-average assumptions.

	For the Years Ended December 31,
	2006	2005	2004

Expected dividend yield	00.0%	00.0%	00.0%
Expected price volatility range	80.7%	61.8% - 77.0%	60.8% - 65.6%
Risk-free interest rate	4.25%	3.80%	3.15%
Expected life of options in years	4	1 - 4	4

Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Risk Management Contracts

Applica designates its derivatives based upon criteria established by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, which was amended by SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive earnings (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For derivatives that do not meet the criteria for hedge accounting, the gain or loss is recognized in earnings immediately.

Applica uses derivatives to manage exposures to foreign currency and interest rate risk pursuant to the provisions of its interest rate risk and foreign exchange rate risk policies. Applica’s objective in holding derivatives is to decrease the volatility of earnings and cash flows associated with changes in foreign currency and interest rates.

During 2006, 2005, and 2004, there were no significant gains or losses recognized in earnings for hedge ineffectiveness. Applica did not discontinue any hedges during 2006, 2005, or 2004 because it was probable that the original forecasted transaction would not occur.

In the normal course of business, Applica uses a variety of financial instruments to manage its exposure to fluctuations in interest and foreign currency exchange rates; including interest rate and currency swap agreements, forward and option contracts, and interest rate caps. Applica designates and assigns the financial instruments as hedges of forecasted transactions, specific assets, or specific liabilities. When hedged assets or

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities are sold or extinguished or the forecasted transactions being hedged are no longer expected to occur, Applica recognizes the gain or loss on the designated hedging financial instrument.

For derivatives that meet the criteria for hedge accounting, option premiums and unrealized losses on forward contracts and the accrued differential for interest rate and currency swaps to be received under the agreements are recorded in the balance sheet as other comprehensive earnings (loss). Unrealized gains on forward and option contracts and the accrued differential for interest rate swaps to be paid under the agreements are included in other liabilities. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the item being hedged. Applica accrues the differential for interest rate swaps to be paid or received under the agreements as interest rates shift as adjustments to net interest expense over the lives of the swaps. Gains and losses on the termination of effective swap agreements for which the hedged transaction is still in place and expected to occur, prior to their original maturity, are deferred and amortized to net interest expense over the remaining term of the underlying hedged transactions. As of December 31, 2006 and 2005, there were no outstanding derivative financial instruments.

Income Taxes

The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities and certain other adjustments. Applica provides for deferred taxes under the asset and liability method, in accordance with SFAS 109 “Accounting for Income Taxes”. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely than not that (1) these items will either expire before Applica is able to realize their benefit or (2) the future deductibility is uncertain.

Legal Costs

Legal costs are expensed as incurred and are included in operating expenses. For the years ended 2006, 2005 and 2004, Applica expensed $2.4 million, $2.4 million and $4.9 million, respectively, related to legal matters.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings (Loss) Per Share

Basic (loss) earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net (loss) earnings for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The following table sets forth the computation of basic and diluted (loss) earnings per share:

	For the Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

Loss from continuing operations	$(26,584)	$(55,877)	$(142,284)
Earnings from discontinued operations, net of tax	2,913	6,608	9,330

Net loss	$(23,671)	$(49,269)	$(132,954)

Weighted average shares outstanding	24,537	24,151	23,975
Dilutive effect of stock options	—	—	—

Diluted weighted average common shares outstanding	24,537	24,151	23,975

Loss per share from continuing operations	$(1.09)	$(2.31)	$(5.94)
Earnings per share from discontinued operations	0.12	0.27	0.39

Basic and diluted loss per share	$(0.97)	$(2.04)	$(5.55)

The following table shows potential common stock equivalents outstanding to purchase shares of common stock that were excluded in the computation of diluted (loss) earnings per share. For 2006, 2005 and 2004, all common stock equivalents were excluded because their inclusion would have been anti-dilutive.

	For the Years Ended December 31,
	2006	2005	2004

Number of shares	1,085,796	2,483,224	2,755,207
Range of exercise price	$1.62 - $31.69	$1.62 - $31.69	$3.63 - $31.69

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The interpretation is effective for the first interim period beginning after December 15, 2006. Applica has not completed its analysis of the impact this interpretation will have on its financial condition, results of operations, cash flows or disclosures.

In September 2006, the SEC Office of the Chief Accountant and Divisions of Corporation Finance and Investment Management released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This guidance is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a material impact on its financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies to those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. Applica does not expect the adoption of SFAS No. 157 to have a material impact on its financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Applica does not expect the adoption of SFAS No. 159 to have a material impact on its financial position, results of operations, or cash flows.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year’s presentation.

NOTE B — COST OF SALES

Cost of Goods Sold

Included in cost of goods sold for 2005 were inventory write-downs of approximately $13.5 million primarily related to lower-than-anticipated consumer demand for the Home Cafetm single cup coffee maker and the Tidetm Buzztm ultrasonic stain remover. Included in cost of goods sold for 2004 were inventory write-downs of approximately $1.4 million recorded for the Tidetm Buzztm ultrasonic stain remover. The inventory write-downs related to the Household Products reportable segment.

Restructuring Charges

During 2005, Applica incurred a total of $12.5 million of restructuring charges associated with the continued downsizing and closure of the manufacturing operations in Mexico. These charges consisted of the following:

•	$4.9 million in severance charges;

•	$3.3 million write-down of raw materials inventory that will no longer be used in production;

•	$3.2 million related to the acceleration of the depreciation of the machinery and equipment used in the manufacturing process; and

•	$1.1 million write-down of property, plant and equipment.

In the fourth quarter of 2003, Applica initiated a plan to move the production of irons and toaster ovens for the U.S. marketplace from Mexico to third party suppliers in China. In connection with this restructuring plan, in 2004, Applica recorded restructuring charges of $4.7 million. Such charges consisted of $1.2 million

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of severance and $3.5 million of impairment charges associated with the write-down of machinery and equipment. The severance was paid in full by the end of 2004. This restructuring was completed in December 2004.

In the third quarter of 2004, Applica initiated a plan to move the production of the Home Cafétm single cup coffee maker from Mexico to a third party manufacturer in China. In connection with this restructuring, Applica recorded an impairment of $3.7 million, consisting of impairment charges of approximately $1.4 million for machinery and equipment and approximately $2.3 million for obsolete raw materials inventory, net of approximately $0.7 million of estimated realizable value. The restructuring was completed in February 2005.

In the fourth quarter of 2003, Applica initiated a plan to restructure its Hong Kong-based manufacturing operations to focus primarily on products with proprietary technologies, and to outsource most of its vertical integration. As a result, in the first quarter of 2004, management closed one factory totaling approximately 437,000 square feet. In connection with this restructuring plan, Applica recorded charges of approximately $0.8 million in 2004. The severance has been paid in full. In July 2004, Applica sold its manufacturing operations in China.

In December 2005, Applica auctioned a significant portion of the machinery and equipment located in the Mexican manufacturing facility, along with some office furniture and equipment. As a result of the auction, Applica realized net cash proceeds of approximately $2.9 million. As of December 31, 2005, Applica collected $2.0 million of such proceeds. The remaining proceeds of $0.9 million were collected in February 2006. The December 2005 auction resulted in a small gain. In March 2006, Applica auctioned the remaining property and equipment located at the manufacturing facility and realized net proceeds of approximately $0.4 million. Applica recorded a small gain associated with such auction.

All restructuring charges relate to the Manufacturing reportable segment.

There were no such restructuring charges in 2006.

Product Recall

In June 2006, Applica’s U.S. operating subsidiary, Applica Consumer Products, Inc., in cooperation with the U.S. Consumer Products Safety Commission, announced a voluntary recall of approximately 410,000 units of the Black & Decker® branded TCM 800 and TCM 805 thermal coffeemakers. Applica’s Canadian operating subsidiary, Applica Canada Corporation, also recalled approximately 40,000 units of these thermal coffeemakers in Canada. Applica recorded a charge to cost of goods sold of approximately $3.1 million in 2006 related to the recall.

In March 2005, Applica voluntarily recalled approximately 500,000 Black & Decker® branded BL 5000, BL 5900 and BL 6000 blenders. Substantially all costs and expenses related to this recall were reimbursed in 2005 by the supplier who manufactured the blenders.

The estimated charges associated with the product recalls related to the Household Products reportable segment.

NOTE C — RESTRUCTURING AND OTHER (CREDITS) CHARGES

In connection with the termination of the proposed merger with NACCO Industries, Inc. and one of its affiliates, in October 2006, Applica paid NACCO a termination fee of $4.0 million, plus $2.0 million of third party, out-of-pocket expenses. Applica also incurred $1.8 million of professional services and legal expenses related to the proposed merger.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Applica engaged Alvarez & Marsal, LLP (“A&M”), a global professional services firm specializing in turnaround management, to work with the Board of Directors and management team to assist in implementing various business initiatives and driving performance improvement. In 2006, Applica paid A&M $1.9 million in fees and expenses related to this engagement.

In 2005, Applica incurred $1.2 million in costs and expenses related to certain strategic initiatives. In 2004, Applica settled an outstanding litigation matter for $0.1 million and reversed the remaining accrual of $0.6 million related to such litigation.

NOTE D — EQUITY IN NET EARNINGS OF JOINT VENTURE AND OTHER INCOME

In July 2003, ZonePerfect Nutrition Company, an investment held by a partnership that was 50% owned by Applica, was sold for approximately $160.0 million. A portion of the proceeds from the sale of ZonePerfect was being held in escrow as of December 31, 2004, $8.4 million of which was owed to Applica. Half of this amount ($4.2 million) was recorded as part of the equity in net earnings of joint venture in 2003. At December 31, 2004, Applica had not collected any portion of the escrowed funds and had included the $4.2 million in other receivables. Management believed that the collection of the remaining $4.2 million was uncertain and, therefore, such amount was not recorded into income as of December 31, 2004.

In February 2005, Applica received approximately $1.6 million in the first distribution of the funds held in escrow. In August 2005, Applica received approximately $3.4 million in the second distribution of the escrowed funds. Applica applied these receipts, totaling $5.0 million, to the receivable balance at December 31, 2004 of $4.2 million and recorded the income of $0.8 million as other income for the year ended December 31, 2005.

The remainder of the funds in escrow is subject to dispute and, in December 2005, a lawsuit was filed by the representative for the ZonePerfect shareholders against the purchaser of ZonePerfect claiming that there is no basis to withhold the distribution of the remaining funds. If and when the claims made on the remaining escrowed funds are resolved in its favor, Applica could receive cash and record additional other income of up to $3.4 million, although it is likely that the claims will be settled for less.

The partnership was dissolved in the third quarter of 2004. Applica has no additional commitments or exposure related to this investment.

Included in Applica’s consolidated retained earnings were earnings related to the joint venture partnership of approximately $54.1 million as of December 31, 2006 and 2005.

NOTE E — SALE OF SUBSIDIARY, DIVISION AND PROPERTY

Sale of Subsidiary

In July 2004, Applica sold its Hong Kong manufacturing subsidiary for $28.1 million, which allowed Applica to outsource the manufacturing of a substantial amount of its products in China. The decision to outsource the manufacturing operations did not materially impact the operations and cash flows of Applica, except for certain contract manufacturing operations.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assets and liabilities sold as part of the transaction included the following:

(In thousands)

Accounts receivable	$8,175
Intercompany receivable	30,604
Inventory, net	15,455
Prepaid expenses and other current assets	4,516
Property and equipment, net	17,732

$76,482

Accounts payable and other current liabilities	$36,782
Long-term debt	7,491
Deferred taxes	3,346

$47,619

For 2004, revenues and gross profit from Applica’s contract manufacturing operations in China were $14.2 million and $3.5 million, respectively.

The sale of the Hong Kong-based manufacturing subsidiary resulted in a loss of approximately $0.8 million, primarily from the realization of cumulative foreign currency translation adjustments.

Sale of Division

In October 2004, Applica sold the Jerdon hotel and hospitality division. The sale resulted in a gain on sale of $3.4 million.

Revenues and pre-tax earnings attributable to the Jerdon division for 2004 were $8.4 million and $0.1 million, respectively.

Sale of Property

In the fourth quarter of 2004, Applica sold its executive offices located in Miami Lakes, Florida for $9.3 million. The sale resulted in a gain of approximately $1.3 million. A portion of the proceeds from the sale were used to repay the $5.7 million outstanding mortgage on the property and the remainder was used to repay a portion of Applica’s senior credit facility. In October 2004, Applica moved its executive offices to a leased facility in Miramar, Florida.

NOTE F — TERMINATION BENEFITS

In August 2004, David M. Friedson resigned his position as Chairman of the Board and a director of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Friedson pursuant to which Mr. Friedson’s employment agreement was terminated and Applica agreed to pay him $6.5 million over the next year. Applica also agreed to provide Mr. Friedson certain health insurance benefits for a period of 18 months and to extend the exercise period of options to purchase 500,000 shares of the common stock of Applica for an exercise price of $3.625 per share. The options, which would have expired 90 days after the termination of Mr. Friedson’s employment, expired in December 2005. The extension of the options resulted in compensation expense in 2004 of approximately $0.1 million. Mr. Friedson repaid approximately $3.1 million in outstanding loans to Applica in 2005.

Additionally, during the third quarter of 2004, Applica incurred termination costs in connection with the termination of certain other senior management employment and consulting agreements and relationships of approximately $2.6 million, including certain officers in Hong Kong.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued liabilities relating to the termination benefits were as follows:

	Amount			Amount
	Accrued at			Accrued at
	Dec. 31,	2006	2006	Dec. 31,
	2005	Provisions	Payments	2006
	(In thousands)

Termination benefits	$244	$—	$244	$—

	Amount			Amount
	Accrued at			Accrued at
	Dec. 31,	2005	2005	Dec. 31,
	2004	Provisions	Payments	2005
	(In thousands)

Termination benefits	$6,871	$—	$6,627	$244

NOTE G — IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board issued SFAS 142, “Goodwill and Other Intangible Assets”, which required that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged, must be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives are no longer amortized, but are subject to an annual assessment for impairment by applying a fair value based test.

Goodwill

In accordance with SFAS 142, the testing for impairment of goodwill is performed in two steps: (1) potential impairment is identified by comparing the fair value of a reporting unit with its carrying amount (including goodwill); and (2) if fair value is less than the carrying amount, an impairment loss is estimated as the excess of the carrying amount of the goodwill over its implied value.

As of June 30, 2004, Applica performed its annual fair value assessment of goodwill, with the assistance of an independent third party valuation group, and determined that the implied value of its goodwill was zero, resulting in a non-cash adjustment in the carrying value of goodwill of $62.8 million in the second quarter of 2004. The impairment charge was included as a component of selling, general and administrative expenses in the accompanying statement of operations for 2004.

The impairment of goodwill was primarily due to lower than expected cash flows, resulting from lower-than-anticipated gross profit margins attributable to increased costs of raw materials and higher transportation costs. Implied fair value of goodwill was estimated using a combination of market multiples, comparable transactions and discounted cash flow methodologies. The implied fair value of goodwill at June 30, 2004, was determined by allocating the fair value of Applica to all of Applica’s assets and liabilities; any excess of fair value over the amount allocated represented implied fair value of goodwill.

In Applica’s process of allocating the fair value to its tangible assets, primarily accounts receivable, inventory and manufacturing property, plant and equipment in Mexico, and identifiable intangible assets (i.e., customer relationships and tradenames) and liabilities, Applica determined that the implied value of goodwill (the residual) was zero. The impairment related primarily to the Household Products segment.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Intangible Assets

The components of Applica’s intangible assets subject to amortization are as follows:

	Weighted	December 31, 2006		December 31, 2005
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)		(In thousands)

Licenses	5.3	$3,000	$(3,000)	$3,000	$(3,000)
Contract-based	9.1	5,988	(5,001)	5,988	(4,223)

		$8,988	$(8,001)	$8,988	$(7,223)

Amortization expense related to intangible assets was $0.8 million during 2006, $2.7 million during 2005 and $1.7 million during 2004. The following table provides information regarding estimated amortization expense for each of the following years ended December 31:

(In thousands)

2007	$469
2008	161
2009	161
2010	161
2011	35
Thereafter	—

NOTE H — ASSETS HELD FOR SALE

In July 2005, Applica decided to close its manufacturing facility in Mexico. The manufacturing operations ceased production in October 2005. The land and building were classified as assets held for sale and included in prepaid expenses and other in the accompanying consolidated balance sheet at a net realizable value of approximately $5.3 million (net of commissions) as of December 31, 2006 and December 31, 2005.

NOTE I — PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

		At December 31,
	Useful Lives	2006	2005
		(In thousands)

Computer equipment	3 - 7 years	$17,016	$30,449
Equipment and other	3 - 8 years	22,201	32,452
Leasehold improvements*	8 - 10 years	3,415	3,569

Total		$42,632	$66,470
Less accumulated depreciation		27,191	46,755

		$15,441	$19,715

*	Shorter of remaining term of lease or useful life

In March 2005, Applica completed the implementation of a significant upgrade of its information technology infrastructure, including the installation of a new enterprise resource planning (ERP) system. As a result, during the second quarter of 2005, approximately $12.1 million of capitalized expenditures associated

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with the information technology upgrade, which were previously not subject to depreciation, were placed into service and began to be depreciated over their respective useful lives. In 2006, Applica removed $24.5 million of fully depreciated assets from its fixed assets register.

NOTE J — ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	At December 31,
	2006	2005
	(In thousands)

Promotions, co-op and other advertising allowances	$10,848	$8,858
Chargebacks	1,042	4,077
Salaries and bonuses	2,966	3,729
Warranty	7,858	7,747
Product liability	4,802	4,558
Freight	1,124	2,196
Interest	2,716	2,793
Royalty	4,428	6,281
Other	10,627	10,714

	$46,411	$50,953

NOTE K — SHORT-TERM DEBT

Applica’s primary sources of short-term capital are its cash flow from operations and borrowings under its senior credit facility. Applica’s current credit facility is an amended and restated $125 million asset-based senior secured revolving credit facility maturing November 2009.

Advances under the credit facility are governed by Applica’s collateral value, which is based upon percentages of eligible accounts receivable and inventories. Under the facility, if Applica does not maintain a minimum fixed charge coverage ratio of 1.0 to 1.0, Applica must maintain a minimum daily availability under its borrowing base of $10 million and a minimum average monthly availability of $13 million. If Applica maintains a fixed charge coverage ratio of greater than 1.0 to 1.0, there is no availability requirement and no availability block. As of December 31, 2006, Applica’s fixed charge coverage ratio was less than 1.0 to 1.0.

As of December 31, 2006, Applica was borrowing approximately $73.7 million under the facility and had approximately $22.4 million available for future cash borrowings, which is net of the $10 million daily block.

At Applica’s option, interest accrues on the loans made under the credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Applica’s average quarterly availability and set at 1.50% at December 31, 2006 and 1.75% at December 31, 2005), which was 6.82% at December 31, 2006 and 6.14% at December 31, 2005; or

•	the Base Rate (which is Bank of America’s prime rate), plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at December 31, 2006 and 2005), which was 8.25% at December 31, 2006 and 7.25% at December 31, 2005.

Swing loans up to $15.0 million bear interest at the Base Rate plus a specified margin (determined based upon Applica’s average quarterly availability and was zero at December 31, 2006 and 2005), which was 8.25% at December 31, 2006 and 7.25% at December 31, 2005.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Applica Incorporated and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Applica’s domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Applica Incorporated and each direct foreign subsidiary of each domestic subsidiary of Applica Incorporated; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Applica Incorporated that is a borrower under the credit facility.

The credit facility is guaranteed by all of the current, and will be guaranteed by any future, domestic subsidiaries of Applica Incorporated.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Applica to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At December 31, 2006 and 2005, Applica was in compliance with all covenants under the credit facility.

As of December 31, 2006, Applica had letters of credit of $1.2 million outstanding under its credit facility, as compared to $1.7 million outstanding as of December 31, 2005.

Although the credit facility expires in November 2009, Applica has classified the borrowings thereunder as a current liability in accordance with Emerging Issues Task Force (EITF) 95-22 “Balance Sheet Classifications of Borrowings Outstanding under Revolving Credit Agreements That Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

The balance outstanding under Applica’s credit facility payable is summarized below:

		Stated
		Interest
	Balance	Rate(1)
	(In thousands)

At December 31, 2006:
Credit facility	$73,660	6.86%
At December 31, 2005:
Credit facility	$69,524	6.21%

(1)	The stated interest rates were based upon the weighted average rates at December 31, 2006 and 2005; these rates are not necessarily an indication of future interest rates.

NOTE L — LONG-TERM DEBT

10% Senior Subordinated Notes

In July 1998, Applica issued $130.0 million in 10% Senior Subordinated Notes. In February 2004, Applica repurchased $4.25 million of these notes and incurred a loss on redemption of $0.2 million. In October 2005, Applica repurchased an additional $5.0 million of the notes at 98% of par value. This repurchase resulted in a gain on redemption of approximately $0.06 million. As of December 31, 2006, $55.75 million of the 10% notes were outstanding. As discussed in Note W, Subsequent Events, the notes were redeemed in full in February 2007.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The notes bore interest at an annual rate of 10%, were payable semi-annually and were scheduled to mature on July 31, 2008. The notes were general unsecured obligations of Applica and ranked subordinate in right of payment to all senior debt of Applica and pari passu in right of payment to all future subordinated indebtedness of Applica.

The indenture pursuant to which the notes were issued contained certain covenants that, among other things, limited the ability of Applica to incur additional indebtedness and issue preferred stock, pay dividends or make other certain restricted payments, apply net proceeds from certain asset sales, or sell stock of subsidiaries. At December 31, 2006, Applica was in compliance with all covenants under the subordinated note indenture.

Term Loan

In October 2005, Applica entered into a secured term loan agreement with Mast Credit Opportunities I, (Master) Ltd. (“Mast Credit”) to borrow $20 million. The term loan was secured by a lien on Applica’s assets, which was subordinate to Applica’s senior revolving credit facility. The term loan bore interest at the three-month LIBOR rate plus 625 basis points, which was 11.6% at December 31, 2006 and 10.9% at December 31, 2005. Interest was paid monthly. In 2006 and 2005, Applica recorded approximately $2.3 million and $0.4 million, respectively, in interest expense associated with the term loan. Applica incurred fees of approximately $0.2 million in connection with the origination of the term loan in 2005. As discussed in Note W, Subsequent Events, the term loan was paid in full in January 2007.

The term loan contained covenants similar to the senior credit facility, which are discussed in Note K- Short-Term Debt, above. At December 31, 2006, Applica was in compliance with all covenants under the term loan. As of December 31, 2006, Mast Credit owned approximately 9.3% of the outstanding common stock of Applica. For additional information regarding this loan, see Note T — Related Party Transactions, below.

Notes Payable

In conjunction with an acquisition in May 2002, Applica Consumer Products, Inc., Applica’s U.S. operating subsidiary, issued $3.0 million of notes payable primarily to the former shareholders of the acquired company. These notes were unsecured, bore interest at an annual rate of 6.0%, and were paid off in June 2005.

NOTE M — EMPLOYEE BENEFIT PLANS

Applica has a 401(k) plan for its employees to which it makes discretionary contributions at rates dependent on the level of each employee’s contributions. Contributions made by Applica’s employees are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for this plan during the years ended December 31, 2006, 2005 and 2004 totaled approximately $488,000, $650,000 and $477,000, respectively, and were included as a component of operating expenses in the consolidated statement of operations. Applica does not provide any health or other benefits to retirees.

Participants in the Applica 401(k) plan may have purchased more shares of the Applica common stock as a part of units through their plan accounts than were registered with the Securities and Exchange Commission. Applica received no proceeds from any of these sales. Applica made a rescission offer to plan participants who purchased its common stock through units under the 401(k) plan from August 4, 2005 through August 3, 2006. The rescission offer expired in October 2006 and Applica did not acquire or retire any shares of common stock pursuant to the rescission offer. The rescission offer had no material effect on Applica’s consolidated results of operations, financial position or cash flows.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE N — INCOME TAXES

At December 31, 2006 and 2005, Applica had deferred tax assets in excess of deferred tax liabilities of $119.1 million and $111.1 million, respectively. Applica determined that it was more likely than not that $11.0 million and $10.4 million of such assets will be realized, resulting in a valuation allowance of $108.1 million and $100.7 million as of December 31, 2006 and 2005, respectively. Applica evaluates its ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance, if necessary. Applica operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve.

Applica repatriated approximately $91.4 million of income from its foreign operations in 2004. In 2005 and 2006, Applica did not repatriate any income from its foreign operations. No provision was made for U.S. taxes on the remaining accumulated undistributed earnings of Applica’s foreign subsidiaries of approximately $52.2 million at December 31, 2006 and $52.9 million at December 31, 2005.

Applica elected on its 2004 U.S. Corporation Income Tax Return to take advantage of new Section 965 of the Internal Revenue Code enacted as part of the American Jobs Creation Act of 2004. In general, Section 965(a) provided, for one taxable year, an 85% dividends-received deduction with respect to certain cash dividends a company received from its controlled foreign corporations. Applica elected the 85% dividends-received deduction on $66.7 million of cash dividends. The related tax on the repatriated earnings was accrued in 2004.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which the company operates, the utilization of past tax credits and length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

Income tax provision (benefit) consisted of the following:

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands)

Current:
Federal	$—	$(574)	$1,844
Foreign	3,926	1,985	4,298
State	15	—	—

	3,941	1,411	6,142
Deferred	(635)	1,478	53,309

	$3,306	$2,889	$59,451

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The United States and foreign components of earnings (loss) before income taxes and discontinued operations were as follows:

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands)

United States	$(27,962)	$(30,652)	$(76,288)
Foreign	7,597	(15,728)	2,785

	$(20,365)	$(46,380)	$(73,503)

The differences between the statutory rates and the tax rates computed on pre-tax earnings are as follows:

	For the Year Ended December 31,
	2006	2005	2004

Statutory rate	35.0%	35.0%	35.0%
Permanent differences	0.9	(0.3)	(3.3)
State income tax	3.4	3.2	2.4
Net tax rate differential on undistributed foreign earnings	(6.9)	(1.8)	0.4
Foreign earnings distributed to, or taxable in, the U.S.	(7.3)	(0.3)	(13.6)
Valuation allowance	(42.0)	(42.7)	(101.8)
Other	0.7	0.7	—

	(16.2)%	(6.2)%	(80.9)%

In October 2005, Applica was notified that Applica Canada Corporation, Applica’s Canadian operating subsidiary, was selected for an income tax audit for the years 2003 and 2004 by the Canada Customs and Revenue Agency. Management believes that adequate provision for taxes has been made for the years under examination. In October 2006, Applica received a refund of $1.0 million from the Internal Revenue Service in connection with U.S. loss carryback claims for the years 2000, 2001 and 2002.

The primary components of future deferred tax assets (liabilities) were as follows:

	At December 31,
	2006	2005
	(In thousands)

Inventory differences	$1,327	$524
Accrued expenses	9,356	12,195
Valuation allowance	(7,372)	(11,470)

Total current assets	3,311	1,249
Net operating loss and other carryforwards	82,291	66,591
Fixed assets	(2,457)	(1,053)
Goodwill and intangible asset amortization	28,546	32,846
Valuation allowance	(100,693)	(89,199)

Net non-current assets	7,687	9,185

Net deferred tax assets	$10,998	$10,434

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, Applica had net operating loss carryforwards (“NOLs”) of approximately $107.6 million for domestic federal income tax purposes and $32.5 million for foreign income tax purposes. The domestic operating losses and foreign losses expire as follows:

	Domestic
	Operating	Foreign
Year of Expiration	Losses	Losses
	(In thousands)

2007	$—	$1,090
2008	—	134
2009	—	86
2011	—	135
2015	—	27,979
2019	10,832	—
2020	18,134	—
2021	3	—
2022	25	—
2023	3,582	—
2025	46,810	—
2026	28,232	—
Indefinite	—	3,081

	$107,618	$32,505

Applica also has NOLs in numerous states that had a tax benefit of $11.0 million and $10.8 million at December 31, 2006 and 2005, respectively. Applica has applied valuation allowances, tax effected, against these NOLs of $11.0 million and $10.8 million in 2006 and 2005, respectively. In addition, Applica had U.S. foreign tax credits of $20.9 million and $14.7 million at December 31, 2006 and 2005, respectively. Applica has applied valuation allowances, tax effected, against these foreign tax credits of $20.9 million and $14.7 million in 2006 and 2005, respectively. Applica establishes valuation allowances against the state NOLs and U.S. foreign tax credits when it is more likely than not that the benefits will not be realized prior to expiration. Applica’s U.S. subsidiaries have provided a valuation allowance of $98.1 million on all their deferred tax assets, except for $6.2 million related to NOLs that can be used as a result of a tax planning strategy pursuant to SFAS 109.

In the 2006 tax return, Applica will be taking a tax deduction for the exercise of stock options for approximately $1.6 million that is not reflected on the consolidated financial statements.

NOTE O — COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

Shareholder Litigation.  Applica is a defendant in Scott Schultz, et al. v. Applica Incorporated et al., 06-60149-CIV-DIMITROULEAS, which was filed in the United States District Court, Southern District of Florida on February 3, 2006.

This consolidated purported class action complaint was filed on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaint charges Applica and certain executive officers with violations of the Securities Exchange Act of 1934. The complaint alleges that, throughout the class period, Applica issued materially false and misleading statements regarding its business, operations, management and the intrinsic value of its common stock. The complaint

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

further alleges that these statements were materially false and misleading on the asserted basis that they failed to disclose that Applica:

(a) was experiencing decreasing demand for its products; in particular, demand for two key products, the Tidetm Buzztm Ultrasonic Stain Remover and Home Cafetm single cup coffee maker, were not meeting internal expectations and were experiencing quality and design defects;

(b) was materially overstating its net worth by failing to timely write down the value of its inventory which had become obsolete and unsaleable;

(c) was experiencing higher product warranty returns, which it had not appropriately reserved for;

(d) lacked adequate internal controls; and

(e) issued financial statements during the class period that were not prepared in accordance with generally accepted accounting principles and therefore were materially false and misleading.

The plaintiffs seek, among other relief, to be declared a class, to be awarded compensatory damages, rescission rights, unspecified damages and attorneys’ fees and costs. In August 2006, Applica and the individual defendants moved to dismiss the amended consolidated class action complaint. The court granted the motion in part, dismissing the plaintiffs’ claims and allegations related to the Tidetm Buzztm Ultrasonic Stain Remover. As a result, such claims are no longer part of the case.

Applica intends to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of this proceeding, any potential loss cannot presently be determined with respect to this matter.

As is often the case, in February 2006, the SEC requested that Applica voluntarily produce certain documents in connection with an informal inquiry related to these matters. Applica has responded to the requests for documents and other information.

NACCO Litigation.  Applica is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The complaint alleges a claim for breach of contract against Applica and a number of tort claims against certain entities affiliated with Harbinger Capital Partners relating to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from Harbinger. The complaint seeks specific performance of the merger agreement and, in the alternative, payment of monetary damages. Applica has filed a motion to dismiss or for summary judgment. The briefing schedule on the motion has been abated until the plaintiffs file an amended complaint or advise Applica and Harbinger Capital Partners that they not longer intend to do so.

Applica intends to vigorously defend the lawsuit but may be unable to successfully resolve the disputes without incurring significant expenses. Due to the early stage of this proceeding, any potential loss cannot presently be determined with respect to this matter.

Other Matters.  Applica is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, in excess of applicable insurance coverage, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Applica is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Applica receives inquiries from the CPSC in the ordinary course of its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

business. In the opinion of management, the amount of ultimate liability with respect to such matters, if any, is not likely to have a material effect on Applica’s business, financial condition, results of operations or liquidity. However, under certain circumstances, the CPSC could require Applica to repurchase or recall one or more of its products.

Employment and Other Agreements

Applica has entered into employment agreements with certain of its executive officers. These contracts terminate on May 1, 2007 and provide the executives with the right to receive lump sum payments of 1.5 times their severance base if their employment is terminated after a change in control of Applica, as defined in such agreements. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs. The agreements automatically extend for terms of one year unless either party gives notice not less than 30 days prior to the end of the then effective term.

Applica has also entered into change-in-control agreements and enhanced severance agreements with certain of its employees.

In June 2005, Applica entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing all of Applica’s information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America and China. The agreement is for a term of four years and provides for payments of approximately $170,000 per month depending on the services required by Applica. The agreement provides for early termination fees if Applica terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

Leases

Applica has non-cancelable operating leases for office leases and office equipment. The leases expire over the next ten years and contain provisions for certain annual rental escalations. Future minimum payments under Applica’s non-cancelable long-term operating leases are as follows:

(In thousands)

2007	$3,783
2008	2,420
2009	2,013
2010	1,295
2011	1,307
Thereafter	3,729

$14,547

Rent expense for the years ended December 31, 2006, 2005 and 2004 totaled approximately $4.9 million, $5.6 million and $6.2 million, respectively.

Applica leases a 562,000 square foot warehouse in Little Rock, Arkansas for warehousing and distribution, which expires in March 2008.

License Agreements

Applica licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

garment care products and cooking products. In October 2004, Applica and The Black & Decker Corporation extended the trademark license agreement through December 2010. Under the agreement as extended, Applica agreed to continue to pay The Black & Decker Corporation royalties based on a percentage of sales, with guaranteed minimum royalty payments of $12.5 million annually. Renewals of the license agreement, if mutually agreed upon, will be for five-year periods. If Black & Decker does not agree to renew the license agreement, Applica has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products.

Applica has a license from The Procter & Gamble Company to use the Home Cafetm brand worldwide for the Black & Decker® single cup brewing machine. There is no royalty paid under this license.

Applica owns the Littermaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Applica owns two patents and has exclusive licenses to three other patents covering the Littermaid® litter box, which require Applica to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patent and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

In April 2004, Applica entered into a license and settlement agreement with Tilia, Inc. and Tilia International, Inc. to resolve patent infringement litigation pending involving the Black & Decker® Freshguard Vacuum Sealer and bags. As part of the license and settlement agreement, Applica agreed to pay Tilia royalties for using its vacuum sealing technology. In addition, Applica agreed to not contest the validity of Tilia’s previously disputed patents and to settle any future disputes over product infringement by arbitration.

Significant Supplier

Applica’s top supplier is Elec-Tech International (H.K.) Company, Ltd. In July 2004, Applica sold its Hong Kong manufacturing facilities to an affiliate of Elec-Tech. Elec-Tech and its affiliates accounted for approximately 53% of Applica’s total purchases in 2006 and 35% in 2005.

NOTE P — SHAREHOLDERS’ EQUITY

Stock Options

At December 31, 2006, Applica had two active stock-based compensation plans. As discussed in Note W, Subsequent Events, the two option plans were terminated on January 23, 2007 and all outstanding options were cancelled. Under the two plans, Applica could grant incentive or non-qualified stock options to employees and directors. The terms of stock options granted under the plans were determined by the Compensation Committee of the Board of Directors at the time of grant, including the exercise price, term and any restrictions on the exercisability of such option. The exercise price of all options granted under the plans equaled the market price at the date of grant and no option was exercisable after the expiration of ten years from the date of grant. The stock options outstanding under the plans were generally granted for terms of five, six or ten years and vest on a straight line basis over periods ranging from zero to six years.

As of December 31, 2006, there were 208,227 shares available for grant under the 1998 Stock Option Plan and 689,366 shares available for grant under the 2000 Stock Option Plan. The number of shares originally reserved under the 1998 Stock Option Plan was 2,100,000. The number of shares originally reserved under the 2000 Stock Option Plan was 1,000,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information with respect to stock option activity is as follows:

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Shares(000)	Exercise Price	Shares(000)	Exercise Price	Shares(000)	Exercise Price

Outstanding at beginning of year	2,483	$4.45	2,755	$5.30	2,843	$6.64
Granted	11	$4.10	843	$2.09	1,113	$4.74
Exercised	(830)	$2.55	(3)	$3.63	(562)	$6.93
Forfeited	(578)	$5.79	(1,112)	$4.75	(639)	$8.55

Outstanding at end of year	1,086	$5.43	2,483	$4.45	2,755	$5.30

Options exercisable at end of year	863		2,018		1,470
Weighted-average fair value of options granted during the year	$4.10		$1.66		$5.91

The following information applies to options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted-Average
		Remaining	Weighted-Average		Weighted-Average
	Shares(000)	Contractual Life	Exercise Price	Shares(000)	Exercise Price

$ 1.62 - $ 3.17	45	4.90	$2.28	45	$2.28
$ 3.17 - $ 6.34	891	3.00	$4.37	668	$4.44
$ 6.34 - $ 9.51	78	1.00	$7.63	78	$7.63
$ 9.51 - $12.68	30	5.00	$10.19	30	$10.19
$12.68 - $15.84	34	3.20	$14.00	34	$14.00
$28.52 - $31.69	8	2.40	$31.69	8	$31.69

	1,086		$5.18	863	$5.43

Employee Stock Purchase Plan

In May 2000, Applica’s shareholders authorized up to 500,000 shares of common stock for the 2000 Employee Stock Purchase Plan. As of December 31, 2005, an aggregate of 350,142 shares of common stock had been issued under the plan. In September 2005, the Compensation Committee of the Board of Directors elected to terminate the Employee Stock Purchase Plan effective December 31, 2005. Therefore, no additional shares were issued under such plan in 2006.

NOTE Q — VENDOR CONSIDERATION

Applica’s supplier of vacuum packaging products agreed to reimburse it $4.0 million for a portion of the costs of litigating a patent infringement matter with Tilia International, Inc. The reimbursement was evidenced by an unsecured note receivable bearing interest at a rate of 6% per annum, which was payable in equal quarterly installments of $200,000, plus interest, over five years. Management believed that the ultimate collection of the note receivable was not assured and was dependent on Applica’s future purchases from the supplier. Therefore, the amount collected on the note receivable was being recorded on the “cash basis” over the five-year period as a reduction of future product costs. Applica collected cash of $228,000 from the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

supplier in 2005 and recorded it as a reduction of cost of goods sold. Applica did not collect anything from the supplier in 2006.

This note receivable, which was fully reserved, was written off in 2006 because Applica did not expect to make any further purchases from the supplier and thus, Applica’s ability to collect on the remainder of the note receivable was highly unlikely.

NOTE R — BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for reporting information about business segments in annual financial statements. It also established standards for related disclosures about products and services, major customers and geographic areas. Business segments are defined as components of a business about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Through October 2005, Applica managed its operations through three business segments: Household Products, Professional Personal Care Products and Manufacturing. The Manufacturing segment ceased operations in October 2005. For the remainder of 2005 and in 2006, Applica managed its operations through two business segments: Household Products and Professional Personal Care Products.

In May 2007, Applica sold its Belson Professional Personal Care business. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the operating results of the professional personal care segment were presented as discontinued operations, net of income taxes, in Applica’s consolidated statements of operations and all prior periods have been reclassified. As such, all periods below have been restated to reflect the change in reportable segments.

•	The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker®, as well as owned brand names, such as Applica®, Gizmo®, Littermaid® and Windmere®. The Household Products segment sales are handled primarily through in house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Latin America and the Caribbean.

•	The Manufacturing segment consisted of Applica’s Mexican and Hong Kong-based manufacturing operations. The Mexican manufacturing operations ceased production in October 2005. In July 2004, Applica sold all of its interest in its Hong Kong manufacturing operations.

The profitability measure employed by Applica for making decisions about allocating resources to segments and evaluating segment performance is operating (loss) earnings. Generally, segments follow the same accounting policies as those described in Note A above.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment information for the years ended 2006, 2005 and 2004 was as follows:

	Household
	Products	Manufacturing	Total
	(In thousands)

Year Ended 2006:
Net sales	$470,468	$—	$470,468
Intersegment sales	—	—	—
Operating earnings (loss)	6,382	—	6,382
Depreciation and amortization	3,671	—	3,671
Total assets	247,662	—	247,662
Year Ended 2005:
Net sales	$494,689	$53,487	$548,176
Intersegment sales	2,282	44,568	46,850
Operating earnings (loss)	(17,826)	(16,747)	(34,573)
Depreciation and amortization	4,295	5,425	9,720
Total assets	239,569	14,592	254,161
Year Ended 2004:
Net sales	$628,330	$191,445	$819,775
Intersegment sales	1,129	173,792	174,921
Operating earnings (loss)	21,359	(7,357)	14,002
Depreciation and amortization	1,549	8,495	10,044
Total assets	257,285	55,745	313,030

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the reconciliation to consolidated amounts for net sales, operating earnings (loss), depreciation and amortization and total assets:

	2006	2005	2004

Net Sales:
Total revenues for reportable segments	$470,468	$548,176	$819,775
Eliminations of intersegment sales	—	(46,850)	(174,921)

Consolidated net sales	$470,468	$501,326	$644,854

Operating (loss) earnings:
Total operating (loss) earnings from reportable segments	$6,382	$(34,573)	$14,002
Unallocated amounts:
Termination benefits	—	—	(9,153)
Gain on sale of subsidiary, division and property — net	—	—	3,921
Impairment of goodwill			(62,812)
Restructuring and other credit (charges)	(9,686)	(1,245)	563
Shared services and all other	(9,924)	(8,894)	(21,706)

Consolidated operating loss	$(13,228)	$(44,712)	$(75,185)

Depreciation and amortization:
Total depreciation and amortization from reportable segments	$3,671	$9,720	$10,044
Shared services and all other	4,238	5,966	7,446

Consolidated depreciation and amortization	$7,909	$15,686	$17,490

Total assets:
Total assets from reportable segments	$247,662	$254,161
All other	36,756	43,121

Consolidated total assets	$284,418	$297,282

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the approximate amounts and percentages of Applica’s consolidated net sales by product category during the periods ending December 31,:

	2006		2005		2004
	Net Sales	%	Net Sales	%	Net Sales		%
	(Dollars in thousands)

Kitchen Products	$320,676	68%	$327,057	65%	$435,686		68%
Home Products	107,685	23%	118,507	24%	136,089		21%
Pet Products	32,775	7%	38,324	8%	36,350		6%
Pest Control Products	8,431	2%	8,421	2%	14,549		2%
Contract Manufacturing(1)	0	0%	8,936	2%	17,653	(2)	3%
Other Products	901	0%	81	0%	4,527		1%

Consolidated	$470,468	100%	$501,326	100%	$644,854		100%

(1)	Includes contract manufacturing sales from Applica’s Mexican manufacturing operations, which ceased operations in October 2005. Such sales totaled $8.9 million in 2005 and $3.5 million in 2004.

(2)	Includes contract manufacturing sales from Applica’s Hong Kong manufacturing operations, which were sold in July 2004. Such sales totaled $14.2 million in 2004.

In 2005 and 2004, Applica’s international operations were conducted primarily in China and Mexico, with lesser activities in Canada, the Caribbean and South and Central America. In July 2004, Applica sold its Hong Kong-based manufacturing operations. As a result, Applica’s international operations are now conducted primarily in Latin America, Canada and the Caribbean. Other than the United States, Applica does not have external sales to customers located in any country which exceed 10% of consolidated sales. The following table sets forth the composition of Applica’s sales between those in the United States and those in other locations for each year:

	2006	2005	2004

Net sales:
United States operations	$306,212	$345,167	$477,469
International operations:
Sales to unaffiliated customers	164,256	156,159	167,385
Sales — intercompany:
Mexico	—	44,568	103,496
Canada	6,120	2,282	1,129
China	—	—	70,296

	6,120	46,850	174,921
Eliminations	(6,120)	(46,850)	(174,921)

Consolidated net sales	$470,468	$501,326	$644,854

Long-lived assets (1):
United States operations	$14,526	$19,363
International operations	1,902	2,117

Consolidated long-lived assets	$16,428	$21,480

(1)	Includes property plant and equipment and other intangible assets.

Intercompany sales are billed at prices established by Applica. All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the product is shipped. Included in United States operations are certain sales derived from product shipments from Hong Kong directly to customers located in the United States.

NOTE S — CONCENTRATION OF CREDIT AND OTHER RISKS

Applica sells on credit terms to a majority of its customers, most of which are U.S., Canadian and Latin American retailers and distributors located throughout those countries.

Wal-Mart Stores, Inc. accounted for 33%, 32%, and 35% of consolidated net sales in 2006, 2005, and 2004, respectively. Target Corporation accounted for 11% of consolidated net sales in each of 2006, 2005 and 2004. No other customers accounted for more than 10% of Applica’s consolidated net sales for the years ended December 31, 2006, 2005 and 2004. As of December 31, 2006 and 2005, Wal-Mart Stores, Inc. accounted for approximately 36% and 30%, respectively, of Applica’s consolidated accounts receivable. As of December 31, 2006 and 2005, Target Corporation accounted for approximately 17% of Applica’s consolidated accounts receivable. No other customers accounted for more than 10% of Applica’s consolidated accounts receivable at December 31, 2006 and 2005.

A majority of Applica’s revenue is generated from the sale of Black & Decker® branded products, which represented approximately 84%, 78%, and 79% of consolidated net sales in 2006, 2005 and 2004, respectively.

Applica’s allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be set in an amount sufficient to respond to normal business conditions. Management sets specific allowances for customers in bankruptcy, if any, and an additional allowance for the remaining customers. Should business conditions deteriorate or any major credit customer default on its obligations to Applica, this allowance may need to be increased, which may have an adverse impact upon Applica’s earnings. In 2006, Applica wrote-off all pre-petition accounts, which were fully reserved, for customers in bankruptcy, because Applica’s ability to collect on these receivables was highly unlikely. As of December 31, 2006 and 2005, the allowance for doubtful accounts was $3.0 million and $8.8 million, respectively. Applica reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. Applica writes off all uncollectible trade receivables against its allowance for doubtful accounts.

In December 2004, Applica entered into new credit approved receivables purchasing agreement with FCIA Underwriters. The agreement allows Applica to transfer to FCIA, without recourse, up to 90% of approved receivables of specified customers under certain circumstances, including the bankruptcy of covered customers, up to a maximum aggregate amount of $10 million. Applica remains the servicer of the approved receivables and pays fees based upon a percentage of the gross face amount of each approved receivable. At December 31, 2006 and 2005, $18.0 million and $15.0 million, respectively, of accounts receivable outstanding from customers were insured under the agreement with FCIA. This arrangement is strictly for the purpose of insuring selected receivables.

Applica purchases the majority of its products from third party suppliers in the Far East. Applica also sells its products to customers located in foreign jurisdictions, including Latin America and Canada. Because Applica procures its products and conducts business in several foreign countries, Applica is affected by economic and political conditions in those countries, including fluctuations in the value of currency, increased duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, and the burdens and costs of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could have a material adverse effect on Applica, its results of operations, prospects or debt service ability. Applica could also be adversely

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed.

China gained Permanent Normal Trade Relations (“PNTR”) with the United States when it acceded to the World Trade Organization (“WTO”), effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. No assurance can be given that China will meet these requirements and remain a member of the WTO, or that its PNTR trading status will be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States, which would have a material adverse impact on Applica’s business, financial condition and results of operations.

Applica conducts sourcing activities through a subsidiary incorporated in Hong Kong, which may be influenced by the changing political situation in Hong Kong and by the general state of the Hong Kong economy.

NOTE T — RELATED PARTY TRANSACTIONS

Mast Capital Management.  Christopher B. Madison, a former member of Applica’s Board of Directors, is a principal of Mast Capital Management, LLC, a Boston-based investment manager focused on high yield and special situation credit investing. In 2005, a fund managed by Mast acquired 2,328,200 shares of Applica common stock (approximately 9.3% of the outstanding shares at December 31, 2006) and made a $20 million secured term loan to Applica. Both transactions were completed prior to Mr. Madison becoming a member of Applica’s Board. For additional information on the term loan, see Note L — Long-Term Debt, above.

Sales Representative Relationships.  Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a former member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Applica Consumer Products, Inc. entered into an agreement with TJK, pursuant to which Applica agreed to pay $3,000 per month plus certain expenses in return for TJK’s services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice. Payments to TJK totaled approximately $37,000 in 2006, $47,000 in 2005 and $37,000 in 2004. Applica also reimburses TJK for certain related out-of-pocket expenses.

Matters Relating to Ourimbah Investment Ltd.  Ourimbah Investment Ltd., a Hong Kong company, owned greater than 5% of the outstanding common stock of Applica in 2005 and early 2006. Messrs. Lai Kin and Lam King Loi are majority owners of Ourimbah. Mr. Lai Kin served as a member of the Board of Directors of Applica until October 2004 and was the former Chairman of Applica Durable Manufacturing Limited, Applica’s Hong Kong manufacturing subsidiary. Mr. Lam King Loi is the former Vice Chairman of Applica Durable.

Applica sold all of its shares of Applica Durable in July 2004 and in connection with the sale, Mr. Lai and Mr. Lam terminated their employment relationships with Applica Durable. In connection with such termination:

•	Applica entered into severance agreements with Mr. Lai and agreed to pay him a severance payment of $842,833 payable over 18 months;

•	Applica entered into severance agreements with Mr. Lam and agreed to pay him a severance payment of $387,903 payable over 12 months; and

•	Applica entered into a severance agreement with Eliza Lai and paid her a severance payment of $166,367.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All of these payment were made on or prior to December 31, 2005.

Matters related to David Friedson.  Applica had a loan outstanding to David M. Friedson, its former Chairman of the Board which was repaid in 2005. The loan, which was unsecured, bore interest at LIBOR plus 1.5% per annum and was payable upon demand. Interest was payable on the due date. At December 31, 2004, the balance of such loan, including accrued interest, was approximately $1,060,700. There was no balance outstanding at December 31, 2005.

In April 1999, Applica sold 210,000 shares of its common stock to Mr. Friedson at the fair market value of $7.125 per share and provided a loan in the amount of $1,496,250 that was used in connection with the purchase of such shares. The loan was on a full recourse basis and was secured by shares of common stock held by Mr. Friedson. The loan was repaid in 2005. The loan bore interest at the rate of LIBOR plus 2.75% per annum. Interest was payable on the due date. The amount due to Applica, including accrued interest, at December 31, 2004 was approximately $2,010,330. There was no balance outstanding at December 31, 2005.

In August 2004, Mr. Friedson resigned his position as Chairman of the Board and a director of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Friedson, pursuant to which Mr. Friedson’s employment agreement was terminated and Applica agreed to pay him $6.5 million over the next year. Mr. Friedson agreed to repay approximately $3.1 million in outstanding loans to Applica on or before June 15, 2005. Applica also agreed to provide Mr. Friedson certain health insurance benefits for a period of 18 months and to extend the exercise period of options to purchase 500,000 shares of the common stock of Applica for an exercise price of $3.625 per share. The options, which would have expired 90 days after the termination of Mr. Friedson’s employment, expired in December 2005. The extension of the options resulted in compensation expense of approximately $113,000. The agreement also contains mutual releases and confidentiality and non-compete provisions.

NOTE U — FINANCIAL INSTRUMENTS

Interest Rate Risk Management

Applica is exposed to the impact of interest rate changes. Applica’s objective is to manage the impact of interest rate changes on earnings and cash flows and on the market value of its borrowings. Applica maintains fixed rate debt as a percentage of its net debt between a minimum and maximum percentage, which is set by policy.

It is Applica’s policy to enter into interest rate risk management transactions only to the extent considered necessary to meet its objectives as set forth above. Applica does not enter into interest rate risk management transactions for speculative purposes.

Significant interest rate risk management instruments held by Applica during 2005 and 2004 included pay-floating swaps, pay-fixed swaps and interest rate caps. The pay-floating swap effectively converts medium term fixed-rate obligations to LIBOR-rate indexed variable-rate instruments. Pay-fixed swaps effectively convert floating-rate obligations to fixed-rate instruments. Interest rate caps provide protection against rising interest rates. All swaps that qualify for fair value hedging have maturity dates that mirror the maturity date of the underlying hedged transaction. In 2005, the yield curve flattened and Applica unwound its pay floating swap. At December 31, 2006, Applica did not have any interest rate hedges outstanding.

The impact of interest rate risk management activities on pre-tax income were insignificant in 2006 and 2005 but resulted in a gain of approximately $0.4 million in 2004.

Foreign Exchange Risk Management

Applica transacts business globally and is subject to risks associated with changing foreign exchange rates. Applica’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

changes to allow management to focus attention on core business issues and challenges. Applica maintains hedge coverage between minimum and maximum percentages of its forecasted foreign exchange exposures for periods not to exceed eighteen months. The gains and losses on these contracts offset changes in the value of the related exposures.

It is Applica’s policy to enter into foreign currency transactions only to the extent considered necessary to meet its objectives as set forth above. Applica does not enter into foreign currency transactions for speculative purposes.

Applica enters into various contracts that change in value as foreign exchange rates change to protect the value of its existing foreign currency assets and liabilities, commitments and forecasted foreign currency revenues. Applica uses option strategies and forward contracts that provide for the purchase and sale of foreign currencies to hedge forecasted revenues and expenses. Applica also uses forward contracts to hedge foreign currency assets and liabilities. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by changes in the value of the underlying exposures being hedged. The principal currencies hedged are the Mexican peso, Hong Kong dollar and Canadian dollar. As the result of the sale of its Hong Kong manufacturing subsidiary, Applica is no longer hedging Hong Kong dollars.

The impact of foreign exchange risk management activities on pre-tax income was zero in 2006, a net loss of approximately $0.5 million in 2005 and a net loss of $1.2 million in 2004.

Fair Value of Financial Instruments

At December 31, 2006 and 2005, Applica’s financial instruments included cash, cash equivalents, receivables, accounts payable and borrowings. At December 31, 2006 and 2005, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of borrowings were determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

	December 31, 2006		December 31, 2005
	Carrying		Carrying
	Amount/Notional	Fair	Amount/Notional	Fair
	Amount	Value	Amount	Value
(In thousands)

Borrowings(1)	$149,410	$149,410	$145,274	$143,741

(1)	The fair value of borrowings were approximated at carrying value, including the 10% notes, which were valued at 100.00% and 97.25% at December 31, 2006 and 2005, respectively, based upon quoted market prices.

Credit Concentrations

Applica continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments, and does not anticipate nonperformance by the counterparties. Applica would not have realized a material loss as of December 31, 2006 or 2005 in the event of nonperformance by any one counterparty. Applica enters into transactions only with financial institution counterparties that have a credit rating of A or better. In addition, Applica limits the amount of investment credit exposure with any one institution.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE V — CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2006, Applica’s domestic subsidiaries were guarantors of Applica’s 10% Senior Subordinated Notes due 2008. The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Applica Incorporated (on a stand alone basis), the guarantor subsidiaries (on a combined basis), the non-guarantor subsidiaries (on a combined basis) and the eliminations necessary to arrive at the consolidated results of Applica. The results of operations and cash flows presented below assume that the guarantor subsidiaries were in place for all periods presented. Applica and guarantor subsidiaries have accounted for investments in their respective subsidiaries on an unconsolidated basis using the equity method of accounting. The guarantor subsidiaries are wholly owned subsidiaries of Applica and have fully and unconditionally guaranteed the notes on a joint and several basis. The notes contained certain covenants which, among other things, restricted the ability of the guarantor subsidiaries to make distributions to Applica Incorporated. Applica has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries and non-guarantor subsidiaries because it has determined they would not be material to investors.

	Year Ended December 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$1,011	$3,335	$—	$4,346
Accounts and other receivables, net	—	66,958	43,224	—	110,182
Receivables from affiliates	(24,654)	51,182	(19,890)	(6,638)	—
Inventories	—	74,532	34,497	(290)	108,739
Future income tax benefits	—	164	1,386	1,761	3,311
Other current assets	—	21,052	9,956	—	31,008

Total current assets	(24,654)	216,295	71,112	(5,167)	257,586
Investment in subsidiaries	215,366	784	29,232	(245,382)	—
Property, plant and equipment, net	—	13,556	1,885	—	15,441
Long-term future income tax benefits	—	6,178	2,958	(1,449)	7,687
Intangibles and other assets, net	—	18,558	21,769	(36,623)	3,704

Total assets	$190,712	$255,371	$126,956	$(288,621)	$284,418

Accounts payable and accrued expenses	$—	$63,025	$26,002	$—	$89,027
Short-term debt	73,660	—	—	—	73,660
Current taxes payable	—	575	3,812	—	4,387

Total current liabilities	73,660	63,600	29,814	—	167,074
Long-term debt	75,749	60,627	12,926	(73,552)	75,750
Future income tax liabilities	—	(1)	(296)	297	—
Other long-term liabilities	—	291	—	—	291

Total liabilities	149,409	124,517	42,444	(73,255)	243,115
Shareholders’ equity	41,303	130,854	84,512	(215,366)	41,303

Total liabilities and shareholders’ equity	$190,712	$255,371	$126,956	$(288,621)	$284,418

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2006
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Statement of Operations:
Net sales	$—	$326,378	$144,090	$—	$470,468
Cost of sales	—	234,344	102,953	—	337,297
Product recall	—	3,061	—	—	3,061

Gross profit	—	88,973	41,137	—	130,110
Operating expenses	566	98,510	34,576	—	133,652
Restructuring and other (credits) charges	—	9,686	—	—	9,686

Earnings (loss) from continuing operations	(566)	(19,223)	6,561	—	(13,228)
Other (income) expense, net	—	9,518	556	(24)	10,050

Earnings (loss) from continuing operations before equity in net earnings (loss) of subsidiaries and income taxes	(566)	(28,741)	6,005	24	(23,278)
Equity in net earnings (loss) of subsidiaries	(23,427)	—	—	23,427	—
Income tax provision (benefit)	—	587	3,017	(298)	3,306
Earnings from discontinued operations, net of tax	—	2,913	—	—	2,913

Net (loss) earnings	$(23,993)	$(26,415)	$2,988	$23,749	$(23,671)

Cash Flow Information:
Net cash (used in) provided by operating activities	$(23,439)	$(5,517)	$(13,015)	$36,641	$(5,330)
Net cash provided by (used in) investing activities	17,713	(918)	10,265	(27,534)	(474)
Net cash provided by (used in) financing activities	6,280	6,818	2,249	(9,107)	6,240
Effect of exchange rate changes on cash	(554)	—	—	—	(554)
Cash at beginning of period	—	628	3,836	—	4,464
Cash at end of period	$—	$1,011	$3,335	$—	$4,346

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Balance Sheet:
Cash and cash equivalents	$—	$628	$3,836	$—	$4,464
Accounts and other receivables, net		92,093	38,638	—	130,731
Receivables from affiliates	(43,473)	79,638	(10,418)	(25,747)	—
Inventories	—	66,833	23,130	—	89,963
Future income tax benefits	—	1,357	(108)	—	1,249
Other current assets	—	24,678	11,543	—	36,221

Total current assets	(43,473)	265,293	66,555	(25,747)	262,628
Investment in subsidiaries	251,898	783	29,232	(281,913)	—
Property, plant and equipment, net	—	17,420	2,295	—	19,715
Long-term future income tax benefits	—	6,472	2,713	—	9,185
Intangibles and other assets, net	—	19,738	11,635	(25,619)	5,754

Total assets	$208,425	$309,706	$112,430	$(333,279)	$297,282

Accounts payable and accrued expenses	$—	$65,757	$18,878	$—	$84,635
Short-term debt	69,524	—	—	—	69,524
Current taxes payable	—	515	3,232	—	3,747

Total current liabilities	69,524	66,272	22,110	—	157,906
Long-term debt	75,750	69,100	12,280	(81,380)	75,750
Future income tax liabilities	—	1,882	(1,882)	—	—
Other long-term liabilities	—	475	—	—	475

Total liabilities	145,274	137,729	32,508	(81,380)	234,131
Shareholders’ equity	63,151	171,977	79,921	(251,898)	63,151

Total liabilities and shareholders’ equity	$208,425	$309,706	$112,429	$(333,278)	$297,282

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(In thousands)

Statement of Operations:
Net sales	$—	$361,940	$186,236	$(46,850)	$501,326
Cost of sales	—	268,719	159,533	(46,850)	381,402
Restructuring charges	—	—	12,491	—	12,491

Gross profit	—	93,221	14,212	—	107,433
Operating expenses	3	115,183	35,714	—	150,900
Restructuring and other (credits) charges	—	1,245	—	—	1,245
Earnings (loss) from continuing operations	(3)	(23,207)	(21,502)	—	(44,712)
Other (income) expense, net	(716)	9,440	(392)	—	8,332
Gain on early extinguishment of debt	—	(56)	—	—	(56)

Earnings (loss) from continuing operations before equity in net earnings (loss) of subsidiaries and income taxes	713	(32,591)	(21,110)	—	(52,988)
Equity in net earnings (loss) of subsidiaries	(49,982)	—	—	49,982	—
Income tax provision	—	699	2,190	—	2,889
Earnings from discontinued operations, net of tax	—	6,608	—	—	6,608

Net (loss) earnings	$(49,269)	$(26,682)	$(23,300)	$49,982	$(49,269)

Cash Flow Information:
Net cash (used in) provided by operating activities	$(42,685)	$(2,668)	$(12,385)	$53,772	$(3,966)
Net cash provided by (used in) investing activities	49,235	(39,946)	11,631	(14,187)	6,733
Net cash provided by (used in) financing activities	(5,705)	41,079	(3,710)	(39,585)	(7,921)
Effect of exchange rate changes on cash	(845)	—	—	—	(845)
Cash at beginning of period	—	2,163	8,300	—	10,463
Cash at end of period	$—	$628	$3,836	$—	$4,464

NOTE W — SUBSEQUENT EVENTS

On January 23, 2007, Applica completed the previously announced merger transaction with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which APN Holding Company, Inc., an affiliate of Harbinger Capital Partners, acquired all of the outstanding common stock of Applica.

The signing of the merger agreement followed the determination by Applica’s former Board of Directors that the offer from Harbinger Capital Partners was superior to the terms of the previous merger agreement with NACCO Industries, Inc. (“NACCO”) and HB-PS Holding Company, Inc., a wholly owned subsidiary of

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NACCO. Applica terminated such merger agreement in accordance with its terms in October 2006. In connection with the termination, Applica paid to NACCO a termination fee of $4.0 million, plus $2.0 million for third party, out-of-pocket expenses, which must be reasonably documented by NACCO. The expense was recorded in the fourth quarter of 2006.

Upon the close of the merger, the $20 million term loan with Mast Capital was paid in full, including a $400,000 prepayment penalty.

In addition, all stock option plans were terminated and stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled.

In January 2007, Harry D. Schulman resigned his position as Chairman of the Board and Chief Executive Officer of Applica. In connection with his resignation, Applica entered into a separation agreement with Mr. Schulman, pursuant to which Mr. Schulman’s employment agreement was terminated and Applica agreed to pay him a cash payment of $1.4 million. Applica also entered into a consulting agreement with Mr. Schulman with a term of two years pursuant to which Mr. Schulman agreed to provide Applica with certain advisory services. Pursuant to the consulting agreement, Mr. Schulman will receive a total of $600,000.

In connection with the merger, a voluntary redemption was offered to the holders of Applica’s 10% notes in February 2007, which included a 1% change-in-control premium. On February 22, 2007, a total of $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes were redeemed on February 26, 2007 at par.

In connection with the merger, in January 2007, Applica entered into an amendment to its senior credit facility pursuant to which the lenders approved the merger with Harbinger Capital Partners and the pre-payment of the Mast term loan and the 10% notes.

In connection with the merger, in January 2007, Harbinger Capital Partners reimbursed Applica $1.4 million for fees and other merger related expenses incurred by Applica in 2006 directly related to its merger with Harbinger Capital Partners. At December 31, 2006, such expenses were included in prepaid expenses and other in the accompanying consolidated balance sheet.

On January 23, 2007, Applica shares ceased trading on the New York Stock Exchange.

Applica believes that the merger with APN Holding Company, Inc. resulted in a change in ownership pursuant to Section 382 of the Internal Revenue Code which could potentially impact the ability to use its $107.6 million in domestic NOLs. Section 382 states that if a change in ownership occurs with respect to a loss corporation, an annual limitation applies with respect to the amount of the loss corporation’s pre-change NOLs that may offset post-change taxable income of the loss corporation. The annual limitation is determined by the product of the long term tax exempt bond rate and the value of the stock of the loss corporation, determined immediately before the ownership change. Valuation allowances have been applied against substantially all of Applica’s domestic NOLs, therefore, the potential financial statement impact on underutilization of the NOLs is minimal. However, to the extent that Applica has U.S. taxable income in the future, it is possible that the limitation imposed by Section 382 could significantly impact Applica’s ability to offset such taxable income.

On February 7, 2007, APN Holding Company, Inc., the parent company of Applica Incorporated, and Salton, Inc. entered into an Agreement and Plan of Merger, under which APN Holding Company, Inc. will merge with a subsidiary of Salton, Inc., with APN Holding Company, Inc. surviving as a wholly-owned subsidiary of Salton.

Applica Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On May 1, 2007, Applica sold its Professional Personal Care segment to an unrelated third party for $36.5 million. The Professional Care segment was sold because it no longer fit in Applica’s long-term strategic plans. The Professional Personal Care operations were reported as a discontinued operation in the consolidated statement of operations. Prior period presented have been restated to reflect this classification.

Sales and income from discontinued operations related the Professional Personal Care segment were as follows:

	For the years ended December 31,
	2006	2005	2004
	(Dollars in thousands)
Net sales	$39,862	$54,793	$64,918
Income	$2,912	$6,608	$9,230

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the assets related to the Professional Personal Care segment have been classified as assets held for sale in the accompanying consolidated balance sheets at December 31, 2006 and 2005. The major classes of assets held for sale at December 31, 2006 and 2005 primarily consisted of accounts receivable and inventory and totaled $18.9 million and $21.4 million, respectively.

Applica Incorporated and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

		Charged
	Balance at	(Credited) to	Charged to			Balance at
	Beginning of	Costs and	Other			End of
Description	Period	Expenses	Accounts	Deductions		Period
	(In thousands)

Year ended December 31, 2006
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$8,773	$337	—	$(6,137	)(1)	$2,973
Allowance for sales returns	$1,642	—	$3,104	$(1,642)		$3,104
Deferred tax valuation allowance	$100,669	—	$7,396	—		$108,065

Year ended December 31, 2005
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$11,711	$(2,497)	—	$(441	)(1)	$8,773
Allowance for sales returns	$7,459	—	$1,642	$(7,459)		$1,642
Deferred tax valuation allowance	$82,570	—	$18,099	—		$100,669

Year ended December 31, 2004
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$12,543	$889	—	$(1,721	)(1)	$11,711
Allowance for sales returns	$1,716	—	$7,459	$(1,716)		$7,459
Deferred tax valuation allowance	$7,367	—	$75,203	—		$82,570

(1)	Write-off against the reserve

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SALTON, INC.,
SFP MERGER SUB, INC.
AND
APN HOLDING COMPANY, INC.

DATED AS OF OCTOBER 1, 2007

A-i

A-ii

EXHIBITS
Exhibit A	Amended Strawberry Certificate of Incorporation
Exhibit B	Series A Amendment
Exhibit C	Commitment Agreement
Exhibit D	Release
Exhibit E	Series C Amendment
Exhibit F	Surviving Corporation Certificate of Incorporation
Exhibit G	Surviving Corporation Bylaws
Exhibit H	New Senior Secured Credit Agreements
Exhibit I	Apple Holdco Stockholders Registration Rights Agreement
Exhibit J	Series D Certificate of Designation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of October 1, 2007, by and among Salton, Inc., a Delaware corporation (“Parent”), SFP Merger Sub, Inc., a Delaware corporation (“MergerSub”) and a wholly owned direct subsidiary of Parent, and APN Holding Company, Inc., a Delaware corporation (“Apple Holdco”) and the direct parent of Applica Incorporated, a Florida corporation (“Apple”).

RECITALS

A. Each of the boards of directors of Parent, MergerSub and Apple Holdco has approved and declared advisable the business combination transaction contemplated by this Agreement in which MergerSub will merge with and into Apple Holdco (the “Merger”), with Apple Holdco being the surviving corporation (as such, the “Surviving Corporation”), all on the terms and subject to the conditions set forth in this Agreement.

B. By virtue of the Merger, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Apple Holdco (the “Apple Holdco Common Stock”) will be converted into the right to receive fully paid and non assessable shares of common stock, par value $0.01 per share, of Parent (the “Strawberry Common Stock”).

C. Parent’s board of directors has approved and has resolved to recommend to Parent’s stockholders that they approve (i) the issuance of Strawberry Common Stock to be issued to (1) the Apple Holdco Stockholders in connection with the Merger (2) the holders of Strawberry Series A Preferred upon conversion of such shares in accordance with the Series A Amendment (as defined herein), and (3) the holders of Series C Preferred upon conversion of such shares in accordance with the Series C Amendment (as defined herein) (collectively, the “Common Share Issuance”) and (ii) an amendment of the Certificate of Incorporation of Parent to be effected contemporaneously with the consummation of the Merger such that, after giving effect thereto, the Certificate of Incorporation of Parent shall be substantially in the form attached hereto as Exhibit A (the “Strawberry Charter Amendment”).

D. Parent’s board of directors has approved and has resolved to recommend to Parent’s stockholders that they approve the issuance of Series D Preferred, $0.01 par value per share, of Parent (“Strawberry Series D Preferred”) to be issued to the Apple Holdco Stockholders in exchange for Strawberry Second Lien Notes and Strawberry Subordinated Notes (each as defined herein) (the “Preferred Shares Issuance” and together with the Common Share Issuance, the “Share Issuances”) in accordance with the Commitment Agreement (as defined below).

E. Parent’s board of directors approved and recommended to Parent’s stockholders that they approve the Series A Amendment, and subsequent to such approval and recommendation, the holders of all of the outstanding Strawberry Series A Preferred acting by written consent have approved the Series A Amendment.

F. Parent’s board of directors approved and recommended to Parent’s stockholders that they approve the Series C Amendment, and subsequent to such approval and recommendation, the holders of in excess of a majority of the outstanding Strawberry Series C Preferred acting by written consent have approved the Series C Amendment.

G. Concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, each of the Apple Holdco Stockholders, and Parent have entered into a reimbursement and senior secured credit agreement and related documents in the form attached hereto as Exhibit H (the “New Senior Secured Credit Agreements”).

H. Concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Parent and each of the Apple Holdco Stockholders are entering into a commitment agreement in the form attached hereto as Exhibit C, pursuant to which the Apple Holdco Stockholders, among other things, agree (i) to execute and deliver, and not to revoke or modify, the unanimous written consent of the Apple Holdco Stockholders approving the Transactions, (ii) not to transfer any of their shares of Apple Holdco Common Stock or any Strawberry Second Lien Notes or Strawberry Subordinated Notes except as permitted thereby and (iii) to exchange their Strawberry Second Lien Notes and the Strawberry Subordinated Notes for shares of Strawberry Series D Preferred (the “Commitment Agreement”).

I. Concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Apple Holdco and each of the Apple Holdco Stockholders are entering into a commitment letter pursuant to which the Apple Holdco Stockholders agree to provide the Harbinger Facility as contemplated by Section 6.14 hereof (the “Harbinger Financing Commitment Letter”).

J. For federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the exchange of Apple Holdco Common Stock for Strawberry Common Stock pursuant to the Merger will constitute an exchange of securities in pursuance of a plan of reorganization within the meaning of Section 354(a) of the Code.

Accordingly, the parties agree as follows:

I.  DEFINITIONS

1.1  Definitions.  (a) In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

“Adverse Recommendation Change” means either (i) any failure by the board of directors of Parent to make, or any withdrawal, qualification, amendment or modification in a manner adverse to Apple Holdco of, the Strawberry Board Recommendation or (ii) any approval, endorsement or recommendation by Parent’s board of directors of a Strawberry Competing Transaction.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this Agreement, (i) Apple Holdco and its Subsidiaries shall not be considered Affiliates of Parent, MergerSub or their respective Affiliates and (ii) Parent, MergerSub and their respective Affiliates shall not be considered Affiliates of Apple Holdco or any of its Subsidiaries.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Apple Confidentiality Agreement” means the confidentiality agreement entered into by and among Apple and Parent, dated as of November 11, 2005, as the same may be amended from time to time in accordance with its terms.

“Apple Holdco Interest” means, as of any date, the percentage of the Total Voting Power Beneficially Owned by the Apple Holdco Stockholders and their Affiliates (taken as a whole) on such date.

“Apple Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Apple Holdco and its Subsidiaries taken as a whole or (ii) the ability of Apple Holdco to consummate the Merger or to perform its obligations under this Agreement on a timely basis or to consummate the Transactions on a timely basis; provided, however, that in no event shall any of the following be deemed to constitute an Apple Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which Apple or its Subsidiaries conduct business, (iii) seasonal fluctuations in the business of Apple and its Subsidiaries, (iv) any acts of terrorism or war or (v) compliance with the terms of, or the taking of any action required by, this Agreement; except in the case of each of clauses (i), (ii), (iii) and (iv) to the extent such event, circumstance, change or effect has had a disproportionate effect on Apple and its Subsidiaries as compared to other Persons in the industry in which Apple and its Subsidiaries conduct their business.

“Apple Holdco Stockholders” means (i) prior to the Effective Time, the holders of record of Apple Holdco Common Stock, and (ii) after the Effective Time, the holders of record immediately prior to the Effective Time of Apple Holdco Common Stock.

“Authorization” means any legally required consent or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

“Beneficially Owned” has the meaning specified in Rule 13d-3 under the Exchange Act.

“Business Day” means any day on which commercial banks in New York, New York are not required or authorized to be closed by Law or executive order.

“Centre Partner Entities” means Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Parallel Management Partners, L.P., Centre Partners Co-Investment, L.P. and the State Board of Administration of Florida.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means the Apple Confidentiality Agreement and the Harbinger Confidentiality Agreement.

“Contract” means any legally binding instrument or legal obligation of any kind, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by Contract or credit arrangement or otherwise.

“Encumbrance” means any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance attaching to title to any tangible or intangible property or right.

“Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air or terrestrial or aquatic biota.

“Environmental Laws” means all Laws and Orders in effect on and after the date hereof relating to the protection of human health and the Environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out of pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to this Agreement or such party’s Affiliates) incurred at or prior to the Effective Time by a party to this Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions, excluding all costs and expenses that constitute ongoing business expenses (as opposed to Transaction related expenses) of such party, or such party’s Affiliates, including, salary and benefits of a party’s, or such party’s Affiliates’, employees or similar overhead costs that a party, or such party’s Affiliates, would have regardless of pursuit of the Transactions.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.

“Harbinger Confidentiality Agreement” means the confidentiality agreement entered into by and between Harbinger Capital Partners Master Fund I, Ltd. and Parent, dated as of October 25, 2006 an amended November 3, 2006, as the same may be amended from time to time in accordance with its terms.

“Hazardous Materials” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

“IRS” means the Internal Revenue Service.

“Indebtedness” means without duplication, (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) obligations under conditional sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging, transactions and (v) guarantees of any Indebtedness of the foregoing of any other Person.

“Knowledge” (and any variation thereof) means (i) in the case of Apple Holdco, the actual knowledge after due inquiry of the individuals listed on Section 1.1(a)(i) of the Apple Disclosure Schedule as of the date of the applicable representation or warranty, and (ii) in the case of Parent, the actual knowledge after due inquiry of the individuals listed on Section 1.1(a)(ii) of the Strawberry Disclosure Schedule as of the date of the applicable representation or warranty.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Merger Consideration” shall mean 595,500,405 fully paid and non-assessable shares of Strawberry Common Stock, as such number may be adjusted pursuant to Sections 3.2 and 6.20(a).

“MergerSub Common Stock” means the MergerSub Common Stock, par value $0.01 per share.

“Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.

“Permit” means any permit, approval, license, authorization, certificate, right, exemption or Order from any Governmental Entity.

“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including the movement of Hazardous Materials through ambient air, soil, surface water, sewer system, groundwater, wetlands, or land surface strata.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Amendment” means the Certificate of Amendment to Series A Certificate of Designation in the form attached hereto as Exhibit B pursuant to which each share of Strawberry Series A Preferred is converted, contemporaneously with the Effective Time, into 2197.49 shares of Strawberry Common Stock.

“Series A Certificate of Designation” shall mean the Certificate of Designation of Series A Voting Convertible Preferred Stock of the Company.

“Series C Amendment” means the Certificate of Amendment to Series C Certificate of Designation in the form attached hereto as Exhibit E pursuant to which each share of Strawberry Series C Preferred is converted, contemporaneously with the Effective Time, into 249.56 shares of Strawberry Common Stock.

“Series C Certificate of Designation” shall mean the Certificate of Designation of Series C Preferred Stock of the Company.

“Series D Certificate of Designation” shall mean the Certificate of Designation of Series D Preferred Stock of the Company in the form attached hereto as Exhibit K.

“Special Committee” means a committee of Parent’s board of directors, the members of which are not affiliated with Parent and are not members of Parent’s management, formed for the reasons set forth in the resolution establishing such committee.

“Strawberry Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent and/or Merger Sub to consummate the Merger or to perform their respective obligations under this Agreement on a timely basis or to consummate the Transactions on a timely basis; provided, however, that in no event shall any of the following be deemed to constitute a Strawberry Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which Parent or its Subsidiaries conduct business, (iii) seasonal fluctuations in the business of Parent and its Subsidiaries, (iv) any acts of terrorism or war, (v) compliance with the terms of, or the taking of any action required by, this Agreement or (vi) any matter listed on Schedule 1.1 (provided that the underlying causes of such matters shall not be excluded from the determination of a Strawberry Material Adverse Effect); except in the case of each of clauses (i), (ii), (iii) and (iv) to the extent such event, circumstance, change or effect has had a disproportionate effect on Parent and its Subsidiaries as compared to other Persons in the industry in which Parent and its Subsidiaries conduct their business.

“Strawberry Option Plans” means (i) the Salton/Maxim Housewares, Inc. Stock Option Plan, (ii) the Salton/Maxim Housewares, Inc. Non-Employee Directors Stock Option Plan, (iii) the Salton/Maxim Housewares, Inc. 1995 Employee Stock Option Plan, (iv) the Salton/Maxim Housewares, Inc. 1998 Stock Option Plan, (v) the Salton, Inc. 1999 Employee Stock Option Plan, (vi) the Salton, Inc. 2001 Employee Stock Option Plan, and (vii) the Salton, Inc. 2002 Stock Option Plan.

“Strawberry Second Lien Notes” means the Second Lien Notes of Parent issued pursuant to that Credit Agreement dated as of August 26, 2005 among the financial institutions named therein as the Lenders and The Bank of New York as the Agent and Parent and each of its Subsidiaries that are signatories thereto as Borrowers and Guarantors.

“Strawberry Stockholders” means the holders of record of Strawberry Common Stock.

“Strawberry Subordinated Notes” mean the 12 1/4% Senior Subordinated Notes due 2008 issued pursuant to the Indenture, dated as of April 23, 2001, among Parent, the Guarantors (as defined therein) identified on the signature pages thereto and Sun Trust Bank (as successor to Wells Fargo Bank Minnesota, N.A.), as trustee, as amended by the First Supplement to the Indenture, dated as of August 26, 2005.

“Subsidiary” of any Person means any Person whose financial condition is required to be consolidated with the financial condition of the first Person in the preparation of the first Person’s financial statements under GAAP.

“Tax” means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment imposed by a Tax Authority together with all penalties and additions and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502 6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Total Voting Power” means, at any date, the total number of votes that may be cast in the election of directors of Parent at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be case only by one class or series of stock (other than Strawberry Common Stock) or upon the happening of contingency.

“Transaction Documents” means this Agreement, the Commitment Agreement, the New Senior Secured Credit Agreements, the Release, the Harbinger Financing Commitment Letter and the Apple Holdco Stockholders Registration Rights Agreement.

“Transactions” means the Merger, the Common Share Issuance, the Preferred Share Issuance, the Strawberry Charter Amendment, the transactions contemplated by the New Senior Secured Credit Agreements and the other transactions contemplated by this Agreement.

“Voting Stock” means Strawberry Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of directors.

(b) The following terms have the meanings specified in the indicated Sections:

Term	Section

Apple Financial Statements	6.9(d)
Closing Date	2.1(b)
Commitment Agreement	Recitals
Common Share Issuance	Recitals
Contingent Workers	4.16(e)
DGCL	2.1(a)
Distribution Date	4.26(b)
Dissenting Holders	6.19(b)
Dissenting Shares	6.19(b)
Effective Time	2.1(c)
Financing	6.14(a)
FIRPTA	7.2(d)
Harbinger Facility	6.14(b)
Harbinger Financing Commitment Letter	Recitals
Harbinger Funds	6.14(b)
HSR Act	4.3
Indemnified Parties	6.13(a)
Indemnifying Party	6.13(a)
Master Fund	6.14(b)
Maximum Premium	6.13(b)
Measurement Date	IV
Merger	Recitals
MergerSub	Preamble
New Senior Secured Credit Agreements	Recitals

Term	Section

Outside Date	8.1(e)
Parent	Preamble
Preferred Share Issuance	Recitals
Proxy Statement	4.3
Registration Rights Agreement	3.7(c)
Share Issuance	Recitals
Shares Acquisition Date	4.26(b)
Silver Point	Recitals
Strawberry Benefit Plans	4.16(a)
Strawberry Board Recommendation	4.22(c)
Strawberry Certificates	3.1(a)
Strawberry Charter Amendment	Recitals
Strawberry Common Stock	Recitals
Strawberry Competing Transaction	6.10(b)
Strawberry Disclosure Schedule	IV
Strawberry Equity Interests	4.5(a)
Strawberry ERISA Affiliate	4.16(a)
Strawberry Financial Statements	4.9(b)
Strawberry Foreign Plan	4.16(a)
Strawberry Intellectual Property	4.17
Strawberry Options	4.5(a)
Strawberry Preferred	4.5(a)
Strawberry Restricted Share	3.4
Strawberry Rights	4.5(a)
Strawberry Rights Agreement	4.5(a)
Strawberry SEC Reports	4.9(a)
Strawberry Series A Preferred	4.5(a)
Strawberry Series B Preferred	4.5(a)
Strawberry Series C Preferred	4.5(a)
Strawberry Series D Preferred	Recitals
Strawberry Stock	4.5(a)
Strawberry Stockholder Approval	4.22(a)
Strawberry Stockholders Meeting	6.8
Strawberry Superior Proposal	6.10(f)
Strawberry Warrants	4.5(a)
Triggering Event	4.26(b)

1.2  Interpretation.  (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law. The Apple Disclosure Schedule, the Strawberry Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in any Schedule or Exhibit hereto as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Strawberry Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II.  MERGER

2.1  The Merger.  (a) On the terms and subject to the conditions of this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, MergerSub will merge with and into Apple Holdco. Following the Merger, Apple Holdco will continue as the Surviving Corporation and the separate corporate existence of MergerSub will cease.

(b) On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third Business Day, following satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied or waived at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Parent and Apple Holdco may agree. The date on which the Closing occurs is referred to as the “Closing Date.”

(c) The Merger will become effective as set forth in the certificate of merger relating thereto (the “Certificate of Merger”) that will be filed on the Closing Date with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and that will state, unless the parties otherwise agree, that the effective time of the Merger will occur upon filing. The time that the Merger becomes effective in accordance with Section 251 of the DGCL is referred to in this Agreement as the “Effective Time.”

(d) The Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality or effect of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of MergerSub and Apple Holdco will vest in the Surviving Corporation and all debts, liabilities and duties of MergerSub and Apple Holdco will become debts, liabilities and duties of the Surviving Corporation.

2.2  Certificate of Incorporation and Bylaws.  The certificate of incorporation and the bylaws of Apple Holdco as in effect immediately prior to the Effective Time, attached as Exhibit F and G, respectively, will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until thereafter amended further in compliance with the DGCL.

2.3  Directors.  Apple Holdco shall take all requisite action so that, at the Effective Time, the board of directors of the Surviving Corporation will consist of individuals identified or designated by Apple Holdco who will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

2.4  Officers.  At the Effective Time, the officers of Apple Holdco shall resign and the board of directors of the Surviving Corporation shall appoint officers of the Surviving Corporation to hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

III.  CONVERSION OF SHARES AND OTHER MATTERS

3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerSub, Apple Holdco or the holders of the following securities:

(a) Conversion of Apple Holdco Common Stock.  Each share of Apple Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of fully paid and non assessable shares of Strawberry Common Stock equal to the quotient of (x) the Merger Consideration divided by (y) the number of Shares of Apple Holdco Common Stock issued and outstanding immediately prior to the Effective Time, subject to the payment of cash in lieu of fractional shares of Parent Common Stock as provided in Section 3.1(c). All shares of Apple Holdco Common Stock that have been so converted into the right to receive shares of Strawberry Common Stock shall be canceled automatically and shall cease to exist, and the holders of certificates, which immediately prior to the Effective Time represented those shares (“Apple Certificates”), shall cease to have any rights with respect to those shares, other than the right to receive certificates representing shares of Strawberry Common Stock (“Strawberry Certificates”) and cash in lieu of fractional shares of Parent Common Stock as provided in Section 3.1(c) upon surrender of Apple Certificates in accordance with Section 3.3(a).

(b) Conversion of MergerSub Capital Stock.  Each share of MergerSub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, MergerSub or Apple Holdco, be converted into one share of common stock of the Surviving Corporation.

(c) Fractional Shares.  No fractional shares of Strawberry Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any Apple Holdco Stockholder who would otherwise be entitled to receive a fraction of a share of Strawberry Common Stock (after aggregating all fractional shares of Strawberry Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates that formerly evidenced shares of Apple Holdco Common Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Strawberry Common Stock on the date that the Merger becomes effective.

3.2  Adjustments to Prevent Dilution.  If, after the date hereof and prior to the Effective Time, Parent (i) declares a stock dividend or other distribution payable in shares of Strawberry Common Stock or securities convertible or exchangeable into or exercisable for shares of Strawberry Common Stock or (ii) effects a stock split (including a reverse stock split), reclassification, combination or other similar change with respect to the Strawberry Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of that stock dividend, distribution, stock split, reclassification, combination or other change.

3.3  Exchange of Certificates.

(a) Exchange Procedures.  At the Closing, in exchange for Strawberry Certificates and cash in lieu of fractional shares pursuant to Section 3.1(c), each Apple Holdco Stockholder shall deliver to Parent Apple Certificates representing the Apple Holdco Common Stock owned by such holder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer. Upon surrender to Parent of an Apple Certificate for cancellation, the holder of such Apple Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Strawberry Common Stock (after taking into account all Apple Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 3.1(a) and payment in lieu of fractional shares to which such holder is entitled pursuant to Section 3.1(c), and the Apple Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3(a), each Apple Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender shares of Strawberry Common Stock pursuant to Section 3.1(a) and cash in lieu of fractional shares pursuant to Section 3.1(c). No interest shall be paid or will accrue on any cash payable in lieu of fractional shares to Apple Holdco Stockholders pursuant to the provisions of this Article III.

(b) Withholding Rights.  Each of Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any Apple Holdco Stockholder such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by Parent or the Surviving Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Apple Holdco Stockholder in respect of which such deduction and withholding was made by Parent or the Surviving Company, as the case may be.

(c) Lost, Stolen or Damaged Certificates.  If any Apple Certificate shall have been lost, stolen, defaced or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any Strawberry Certificate, require the owner of such lost, stolen, defaced or destroyed Apple Certificate to make an affidavit of that fact and provide an indemnity against any claim that may be made against it or the Surviving Company with respect to such Apple Certificate.

3.4  Treatment of Strawberry Stock Options and Other Equity Based Awards.  The Strawberry Option Plans shall remain outstanding and governed by the terms of the existing Strawberry Option Plans. Notwithstanding anything to the contrary in this Agreement, each share of Strawberry Common Stock which is unvested or is subject to any conditions or restrictions under any applicable restricted stock agreement or other Contract (a “Strawberry Restricted Share”) shall continue to be governed by the terms of the restrictions applicable to such Strawberry Restricted Share and the restrictions shall not lapse as a result of the transactions contemplated by this Agreement.

3.5  No Further Rights; Stock Transfer Books.  At the Effective Time, the stock transfer books of Apple Holdco shall be closed, and there shall be no further registration of transfers of Apple Holdco Common Stock issued and outstanding immediately prior to the Effective Time thereafter on the records of Parent. From and after the Effective Time, the Apple Holdco Stockholders shall cease to have any rights with respect to any shares of Apple Holdco Common Stock outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Apple Certificates presented to Parent for any reason shall be canceled against delivery of the consideration to which the holders thereof are entitled pursuant to Section 3.1(a) and Section 3.1(c), without interest.

3.6  Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

3.7  Securities Act Exemption and Compliance; Registration Rights.

(a) Private Placement.  The Strawberry Common Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder.

(b) Legends.  In addition to any legend imposed by applicable state securities laws or by any contract which continues in effect after the Effective Time, the certificates representing the shares of Strawberry Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

(c) Registration Rights.  The Apple Holdco Stockholders shall be entitled to the registration rights set forth in the Registration Rights Agreement to be executed and delivered by Parent and each of the Apple

Holdco Stockholders at Closing in the form attached hereto as Exhibit I (the “Apple Holdco Stockholders Registration Rights Agreement”), in each case on the terms and subject to the conditions set forth therein.

IV.  REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in (x) the Strawberry SEC Reports filed prior to the close of business on October 1, 2007 (the “Measurement Date”), but excluding any risk factor disclosure contained in any such Strawberry SEC Reports under the heading “Risk Factors” or “Cautionary Statement Regarding Forward Looking Statements” or otherwise, (y) the preliminary proxy statement filed by Parent on Schedule 14A with the SEC on June 28, 2007 (the “June Proxy Statement”), but excluding any risk factor disclosure contained in the June Proxy Statement under the heading “Risk Factors” or “Special Note Regarding Forward Looking Statements” or otherwise, or (z) the disclosure schedule (the “Strawberry Disclosure Schedule”) delivered by Parent to Apple Holdco in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV), Parent hereby represents and warrants to Apple Holdco as follows:

4.1  Due Organization, Good Standing and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Parent’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.2  Authorization and Validity of Agreement.  Each of Parent and MergerSub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and MergerSub, the consummation by Parent and MergerSub of the Transactions, have been duly authorized and approved by their respective boards of directors, and except for the Strawberry Stockholder Approval and approval by Parent in its capacity as sole stockholder of MergerSub, no other corporate action on the part of Parent or MergerSub is necessary to authorize the execution and delivery of this Agreement or the consummation of the Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be when executed and delivered, duly executed and delivered by each of Parent and MergerSub, and, to the extent it is a party thereto, each is, or will be when executed and delivered, a valid and binding obligation of each of Parent and MergerSub enforceable against each of Parent and MergerSub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3  Consents and Approvals; No Violations.  Assuming (a) the filings required under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law, are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and state securities or “blue sky” laws and the Exchange Act are met, including the filing with the SEC of a proxy statement in definitive form that will be mailed to Strawberry Stockholders in connection with the Strawberry Stockholders Meeting (the “Proxy Statement”), (c) compliance with applicable foreign competition laws, (d) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, (e) the filing of the Strawberry Charter Amendment, (f) the filing of the Series A Amendment, (g) the filing of the Series C Amendment, (h) the filing of the Series D Certificate of Designation and (i) the Strawberry Stockholder Approval and

approval by Parent in its capacity as sole stockholder of MergerSub is obtained, the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party by Parent and MergerSub and the consummation by each of Parent and MergerSub of the Transactions, do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries may be bound, excluding in the case of clauses (iii) and (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.4  Information to be Supplied.  None of the information included or incorporated by reference in the Proxy Statement or any Additional Filings will, in the case of the Proxy Statement, at the date it is first mailed to Strawberry Stockholders or at the time of the Strawberry Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Additional Filing, at the date it is first mailed to Strawberry Stockholders or at the date it is first filed with the SEC or applicable Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect, except that no representation is made by Parent and MergerSub with respect to statements made or incorporated by reference therein based on information supplied in writing by Apple Holdco, its stockholders or any Affiliate of Apple Holdco or its stockholders in connection with the preparation of the Proxy Statement or the Additional Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Additional Filings that are filed by Parent with the SEC will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

4.5  Capitalization of Parent and MergerSub.

(a) The authorized capital stock of Parent as of the Measurement Date consists of: (i) 40,000,000 shares of Strawberry Common Stock and (ii) 2,000,000 shares of Preferred Stock, 40,000 of which are designated Series A Voting Convertible Preferred Stock, $0.01 par value per share and convertible into shares of Strawberry Common Stock (the “Strawberry Series A Preferred”), 500,000 of which are designated Series B Junior Participating Preferred Stock, $0.01 par value per share (the “Strawberry Series B Preferred”), 150,000 of which are designated Series C Preferred Stock, $0.01 par value per share (the “Strawberry Series C Preferred”), and 1,310,000 of which are designated Preferred Stock, $0.01 par value per share (the “Strawberry Preferred” and together with the Strawberry Common Stock, the Strawberry Series A Preferred, the Strawberry Series B Preferred and the Strawberry Series C Preferred, the “Strawberry Stock”). As of the Closing, the authorized capital stock of Parent will consist of : (i) 1,000,000,000 shares of Strawberry Common Stock and (ii) 2,000,000 shares of Preferred Stock, 40,000 of which are designated Strawberry Series A Preferred, 500,000 of which are designated Strawberry Series B Preferred, 150,000 of which are designated Strawberry Series C Preferred, 150,000 of which are designated Strawberry Series D Preferred and 1,160,000 of which are designated Strawberry Preferred. As of the Measurement Date, there were 15,351,539 shares of Strawberry Common Stock (of which 32,000 were Strawberry Restricted Shares) issued and outstanding, 40,000 shares of Strawberry Series A Preferred issued and outstanding, no shares of Strawberry Series B Preferred issued and outstanding, 135,217 shares of Strawberry Series C Preferred issued and outstanding, and no shares of Strawberry Preferred issued and outstanding. As of the Measurement Date, no shares of Strawberry Common Stock were reserved for issuance except for (a) 2,150,795 shares of Strawberry Common Stock that were reserved for issuance upon the exercise of outstanding options (the

“Strawberry Options”), (b) 719,320 shares of Strawberry Common Stock reserved for issuance upon the exercise of outstanding warrants (the “Strawberry Warrants”) and (c) 3,529,412 shares of Strawberry Common Stock reserved for issuance upon the conversion of the Strawberry Series A Preferred for Strawberry Common Stock. Between the Measurement Date and the date hereof, Parent has not issued any shares of Strawberry Common Stock (other than pursuant to the exercise of Strawberry Options outstanding as of the Measurement Date) or awarded any Strawberry Options. The Strawberry Series B Preferred are issuable in connection with the rights to purchase those shares (the “Strawberry Rights”) issued under the Rights Agreement, dated as of June 28, 2004 and as amended on June 7, 2006, February 7, 2007 and the date hereof (the “Strawberry Rights Agreement”), by and between Parent and UMB Bank N.A., as rights agent. All issued and outstanding shares of Strawberry Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, except as set forth above and except for shares of Strawberry Common Stock issuable pursuant to the Strawberry Options, Strawberry Warrants and the Strawberry Series A Preferred outstanding as of the Measurement Date, there are no outstanding or authorized options, warrants, rights, calls, commitments, preemptive rights, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Strawberry Common Stock or any capital stock or capital stock equivalent or other nominal interest in Parent or any of its Subsidiaries which relate to Parent (collectively, “Strawberry Equity Interests”) pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue or sell shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Strawberry Equity Interests. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any outstanding securities of Parent or any Strawberry Equity Interests. There are no Contracts to which Parent is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Parent. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Strawberry Stockholders may vote are issued or outstanding as of the date hereof.

(b) When issued in accordance with the terms of this Agreement, the Strawberry Common Stock to be issued in connection with the Share Issuance will be duly authorized, validly issued, fully paid and non assessable free and clear of all Encumbrances (other than as imposed by federal or state securities laws).

(c) Exhibit 21.1 to Parent’s Annual Report on Form 10 K for the fiscal year ended July 1, 2006 includes all the Subsidiaries of Parent that constitute “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X in existence as of the date hereof. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding or authorized subscriptions, options, rights, preemptive rights, warrants, calls, commitments, claims of any character, convertible or exchangeable securities, or Contracts, contingent or otherwise, of any nature relating to the purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other security of such Subsidiary. There are no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding securities of any such Subsidiary and there are no Contracts to which any Subsidiary of Parent is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Parent or any of its Subsidiaries.

(d) All Strawberry Options have an exercise price per share that was not less than the “fair market value” of a share of Strawberry Common Stock on the date of grant, as determined in accordance with the terms of the applicable Strawberry Option Plan and, to the extent applicable, Sections 162(m), 409A and 422 of the Code. All Strawberry Options have been properly accounted for by Parent in accordance with GAAP, and no change is expected in respect of any prior Strawberry Financial Statement relating to expenses for stock compensation. There is no pending audit, investigation or inquiry by Parent, or to the Knowledge of Parent, any governmental agency with respect to the Parent’s stock option granting practices or other equity compensation practices. Except as set forth in Section 4.5(d) of the Strawberry Disclosure Schedule, the terms of each of the option agreements for each optionee are substantially similar to the forms of such option agreement attached to Section 4.5(d) of the Strawberry Disclosure Schedule, and no such option agreement or

Strawberry Option Plan provides for any payment or other transfer from Parent or any Affiliate of Parent or for any adjustment to the terms of the option in connection with the Transactions contemplated by this Agreement that is not provided for in such forms.

(e) Each subsidiary of Parent constitutes a Subsidiary of Parent as defined in this Agreement.

(f) The authorized capital stock of MergerSub consists of 10,000 shares of common stock, $0.01 par value per share, 1,000 of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Encumbrance.

4.6  Absence of Certain Events.  Except as required or expressly permitted by this Agreement or as reflected in the Strawberry Financial Statements filed on or prior to the Measurement Date, since March 31, 2007, Parent and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.1 had such Section 6.1 been in effect since March 31, 2007, or (ii) would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.7  Litigation.  There are no Actions pending against Parent or any of its Subsidiaries or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, and, to the Knowledge of Parent, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have a Strawberry Material Adverse Effect. Neither Parent nor any of its Subsidiaries are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a Strawberry Material Adverse Effect.

4.8  Title to Properties; Encumbrances.  Each of Parent and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Parent or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.9  Strawberry SEC Reports; Financial Statements.

(a) Each of Parent and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Parent since June 28, 2003 (the “Strawberry SEC Reports”). The Strawberry SEC Reports (i) were prepared and will be prepared (when filed after the date of this Agreement) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Strawberry SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.

(b) Each of the consolidated financial statements of Parent (including, in each case, any notes thereto) contained in the Strawberry SEC Reports (the “Strawberry Financial Statements”) was prepared and will be prepared (when filed after the date of this Agreement) in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly and will present fairly (when filed after the date of this Agreement)

in all material respects the consolidated financial position and consolidated results of operations of Parent and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Parent and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Parent and its Subsidiaries are a party.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries, except for any non exclusive ownership and non direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent (i) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to Apple Holdco a summary of each such disclosure made by management to its auditors and audit committee since July 2, 2005.

4.10  No Undisclosed Liabilities.  Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Parent as of and for the period ended March 31, 2007 included in Parent’s Form 10 Q for the quarter ended March 31, 2007, including the notes thereto, since such date, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) whether or not required to be reflected in a consolidated balance sheet of Parent prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.11  Compliance with Law.

(a) Each of Parent and its Subsidiaries is, and since July 2, 2005, has been, in compliance with all Laws and Orders applicable to it, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

(b) Each of Parent and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.12  Insurance.  Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and its Subsidiaries. Except as set forth on Section 4.12 of the Strawberry Disclosure Schedule, each insurance policy of Parent and/or its Subsidiaries shall survive the Closing and continue in full force and effect as policies of the Parent and/or its Subsidiaries.

4.13  Regulatory Matters.

(a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, there are no facts:

(i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Parent or its Subsidiaries by any competent Governmental Entity; or

(ii) which would otherwise reasonably be expected to cause Parent or its Subsidiaries to withdraw, recall or suspend any products of Parent or its Subsidiaries from the market or to change the marketing classification of any products of Parent or its Subsidiaries or to terminate or suspend testing of any products of Parent or its Subsidiaries.

(b) There are no:

(i) products which have been recalled by Parent or its Subsidiaries (whether voluntarily or otherwise) at any time since June 28, 2003; or

(ii) Actions pending, or to the Knowledge of Parent, contemplated or threatened, and no such Actions have been settled or resolved since July 3, 2004, seeking the recall, suspension or seizure of any products of Parent or its Subsidiaries.

(c) Since July 3, 2004, Parent and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Parent or any of its Subsidiaries.

Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.

4.14  Broker’s or Finder’s Fee.  Except for Houlihan Lokey Howard & Zukin Capital, Inc., to which only Parent has any liability or obligation as set forth on Section 4.14 of the Strawberry Disclosure Schedule, no Person acting on behalf of Parent or any of its Subsidiaries is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Parent, MergerSub, Apple Holdco, Apple or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement or any of the Transactions.

4.15  Taxes, Tax Returns, Tax Treatment.

(a) Parent and each of its subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Parent and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended June 30, 1999 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its subsidiaries for which Parent does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect. Neither Parent nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the affiliated group of its corporations of which Parent is the common parent, and neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any person that is not a member of such affiliated group. Neither Parent nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its subsidiaries). Within the past two years, neither Parent nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Parent or any of its subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect. Parent and its subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.16  Employee Benefit Matters.

(a) Section 4.16 of the Strawberry Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former officers, directors, Contingent Workers or employees of Parent and its Subsidiaries, with respect to which Parent or its Subsidiaries may, directly or indirectly, have any liability (whether contingent or otherwise), as of the date of this Agreement or as of the Closing Date, including all material plans of any Strawberry ERISA Affiliate that are subject to Title IV of ERISA (the “Strawberry Benefit Plans”). For purposes of this Agreement, (i) a “Strawberry ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) a “Strawberry Foreign Plan” means any Strawberry Benefit Plan that is maintained outside of the United States (and each such Strawberry Foreign Plan is separately identified on Section 4.16(a) of the Strawberry Disclosure Schedule).

(b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below (as would not, either individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect) (i) each of the Strawberry Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Strawberry Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Strawberry Benefit Plan, (iii) no Strawberry Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Strawberry Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former officers, employees, Contingent Workers or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Strawberry Benefit Plan is or was a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Parent or its Subsidiaries or, to the Knowledge of Parent, any other person, including any fiduciary, has engaged in a transaction in connection with which Parent, its Subsidiaries or any Strawberry Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Parent, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Strawberry Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Strawberry Benefit Plans, (viii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Strawberry Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code, have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Strawberry Benefit Plan, (A) there is no liability of Parent or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Parent, no such proceedings with respect to any insurer are imminent, (x) Parent and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Strawberry Benefit Plans, without the consent of any other Person, and (xi) no Strawberry Benefit Plan provides benefits to any individual who is not a current or former employee of Parent or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(c) In addition to the representation contained in Subsection (b) above (if applicable), except as would not, either individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, (i) each Strawberry Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Strawberry Foreign Plan); (ii) the Strawberry Financial Statements accurately reflect the Strawberry Foreign Plan liabilities and accruals for contributions required to be paid to the Strawberry Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Parent and its Subsidiaries, threatened, with respect to any Strawberry Foreign Plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Parent or any of its Subsidiaries from Parent or any of its Subsidiaries under any Strawberry Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Strawberry Benefit Plan or otherwise, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(e) Except as would not reasonably be expected to have a Strawberry Material Adverse Effect, with respect to independent contractors, consultants and leased employees (collectively, “Contingent Workers”) who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Parent and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so, (iii) neither Parent or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Strawberry Benefit Plan or otherwise and (iv) Parent and its Subsidiaries have no material liability with respect to the misclassification of any Contingent Worker.

4.17  Intellectual Property.  Section 4.17 of the Strawberry Disclosure Schedule identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Parent or any of its Subsidiaries that are material to the conduct of the business of Parent and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know how or processes that Parent or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Parent and its Subsidiaries (collectively, the “Strawberry Intellectual Property”). Parent and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Strawberry Intellectual Property and, as of the Closing, all of the Strawberry Intellectual Property will be in the name of Parent or its Subsidiaries. Parent and its Subsidiaries own or have the right to use the Strawberry Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect. No consent of any third party will be required for the use by the Parent or its Subsidiaries of the Strawberry Intellectual Property after the Effective Time. There are no Actions pending or claims asserted in writing by any Person against Parent or any of its Subsidiaries regarding the ownership of or the right to use any Strawberry Intellectual Property or challenging the rights of Parent or any of its Subsidiaries with respect to any of the Strawberry Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect. To the Knowledge of Parent as of the date hereof, there is no infringement or misappropriation of the Strawberry Intellectual Property by any Person.

4.18  Environmental Liability.  Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, (i) the operations of Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, (ii) each of Parent and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Parent and its Subsidiaries, (iii) to the Knowledge of Parent, there has been no release of any Hazardous Materials which would reasonably be expected to result in liability to Parent or any of its Subsidiaries, (iv) there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Parent or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries and (v) neither Parent nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Parent, as of the date of this Agreement, the Strawberry Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations.

4.19  Material Contracts.  Neither Parent nor any of its Subsidiaries is a party to or bound by (a) except for the Contracts contemplated by the Exhibits to this Agreement, any “material contract” as defined in Item 601(b)(10) of Regulation S K promulgated by the SEC or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non competition or other Contract that materially limits or will materially limit Parent or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Parent and its Subsidiaries is valid and in full force and effect and neither Parent nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Parent’s Knowledge, the other party to any “material contract” described in this Section 4.19 is not in material breach of or default under such “material contract.”

4.20  Labor Relations.

(a) As of the date of this Agreement and during the preceding three (3) years, (i) none of Parent, its Subsidiaries or any of their controlled Affiliates or Strawberry ERISA Affiliates are a party to any collective bargaining agreement, works council or workers’ association or similar arrangements, (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect, no labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving any of Parent or its Subsidiaries, and (iv) to the Knowledge of Parent, Parent and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.

(b) To the Knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Strawberry Material Adverse Effect.

4.21  State Takeover Laws.  Parent’s certificate of incorporation contains a provision expressly electing that Parent not be governed by Section 203 of the DGCL and Parent shall not amend its certificate of incorporation to amend or remove such election. No applicable “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.

4.22  Voting Requirements; Approval; Board Approval.

(a) The only stockholder votes required to approve and adopt this Agreement and the Transactions are (i) in the case of the Merger, the affirmative vote of Parent, as the sole stockholder of MergerSub, (ii) in the case of the Common Share Issuance and the Strawberry Charter Amendment, the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Common Stock and Strawberry Series A Preferred (assuming conversion of all of the outstanding shares of Strawberry Series A Preferred) voting as a single class at a meeting of the Strawberry Stockholders or any adjournment or postponement thereof, (iii) in the case of the Preferred Share Issuance, the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Common Stock and Strawberry Series A Preferred (assuming conversion of all of the outstanding shares of Strawberry Series A Preferred) voting as a single class at a meeting of the Strawberry Stockholders or any adjournment or postponement thereof, (iv) in the case of the Series A Amendment, (x) the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Series A Preferred and (y) the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Common Stock and Strawberry Series A Preferred (assuming conversion of all of the outstanding shares of Strawberry Shares A Preferred) voting as a single class at a meeting of the Strawberry Stockholders of any adjournment or postponement thereof and (v) in the case of the Series C Amendment, (x) the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Series C Preferred and (y) the affirmative vote of the holders of a majority of the outstanding shares of Strawberry Common Stock and Strawberry Series A Preferred (assuming conversion of all of the outstanding shares of Strawberry Series A Preferred) voting as a single class at a meeting of the Strawberry Stockholders or any adjournment or postponement thereof (the votes referred to in clauses (ii), (iii), (iv) and (v) of this Section 4.22(a), the “Strawberry Stockholder Approval”).

(b) The board of directors of MergerSub has, at a meeting duly called and held, by a unanimous vote (i) determined that the Merger is advisable and in the best interest of MergerSub and Parent, as the sole stockholder of MergerSub, (ii) adopted this Agreement, (iii) resolved to recommend that Parent, as the sole stockholder of MergerSub, vote in favor of adopting this Agreement and (iv) directed that this Agreement and the Merger be submitted to Parent, as the sole stockholder of MergerSub, for approval at a duly held meeting of such stockholder.

(c) The board of directors of Parent has, at a meeting duly called and held, by a unanimous vote (with one director abstaining) (i) determined that the Merger, the Share Issuances, the Strawberry Charter Amendment, the Series A Amendment, the Series C Amendment and the Series D Certificate of Designation are advisable and in the best interest of Parent, (ii) adopted this Agreement, (iii) approved and resolved to recommend (the “Strawberry Board Recommendation”) that the stockholders of Parent vote in favor of (A) approving the Common Share Issuance and the Strawberry Charter Amendment to be effected contemporaneously with the consummation of the Merger such that, after giving effect thereto, the Strawberry Charter Amendment shall be substantially in the form attached hereto as Exhibit A, (B) the Preferred Share Issuance to be effected contemporaneously with the consummation of the Merger, (c) the Series A Amendment to be effected contemporaneously with the consummation of the Merger and (D) the Series C Amendment to be effected contemporaneously with the consummation of the Merger.

4.23  Opinion of Parent Financial Advisor.  The board of directors of Parent have received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of such opinion and subject to the matters set forth therein, the Merger Consideration issued by Parent pursuant to the Merger, giving effect to the other Transactions is fair, from a financial point of view, to Parent.

4.24  Transactions with Related Parties.  Parent is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Parent (other than the Persons listed on Section 4.24 of the Strawberry Disclosure Schedule). Neither Parent nor any of its Affiliates owns or has any ownership interest in any Person which is in competition with Parent or which is engaged in a related or similar business to the business conducted by Parent and none of such Persons has entered into any Contract or understanding in effect on or after the date hereof contemplating such ownership or ownership interest.

4.25  Customers.

(a) Between July 2, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Parent or any of its Subsidiaries has canceled or otherwise terminated its Contract or relationship with Parent or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Parent or any of its Subsidiaries and, to the Knowledge of Parent, there has been no material adverse change in the business relationship of Parent or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Parent, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or to decrease significantly its purchases of the products from Parent or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

(b) To the Knowledge of Parent, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Parent or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

4.26  Strawberry Rights Agreements.  Parent has made available to Apple Holdco a correct and complete copy of the Strawberry Rights Agreement in effect as of the date of this Agreement. Parent has taken all necessary action to:

(a) render the Strawberry Rights inapplicable to this Agreement, the Merger, the Share Issuances, the Strawberry Charter Amendment and the other transactions contemplated by this Agreement;

(b) ensure that (i) none of the Apple Holdco Stockholders nor any of their Affiliates will become or be deemed to be an “Acquiring Person” (as defined in the Strawberry Rights Agreement) and (ii) no “Distribution Date,” “Shares Acquisition Date” or “Triggering Event” (each as defined in the Strawberry Rights Agreement) will occur by reason of (A) the approval, execution or delivery of this Agreement, (B) the approval of the Merger, the Share Issuances or the Strawberry Charter Amendment, (C) the announcement or consummation of the Merger, the Share Issuances or the Strawberry Charter Amendment or (D) the consummation of any of the other transactions contemplated by this Agreement; and

(c) cause the Strawberry Rights to expire immediately prior to the Effective Time.

4.27  MergerSub Formation.  Except as set forth on Section 4.27 of the Strawberry Disclosure Schedule, MergerSub was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and has not engaged, and will not engage, in any business activities or conducted, and will not conduct, any operations other than in connection with the Transactions and this Agreement, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Strawberry Material Adverse Effect.

V.  REPRESENTATIONS AND WARRANTIES
OF APPLE HOLDCO

Except as disclosed in (x) the Apple SEC Reports filed prior to the close of business on the Measurement Date, but excluding any risk factor disclosure contained in any such Apple SEC Reports under the heading

“Risk Factors” or “Cautionary Statement Regarding Forward Looking Statements” or otherwise (y) the June Proxy Statement excluding any risk factor disclosure contained under the heading “Risk Factors” or “Special Note Regarding Forward Looking Statements” or otherwise (z) the disclosure schedule (the “Apple Disclosure Schedule”) delivered by Apple Holdco to Parent and MergerSub in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V), Apple Holdco hereby represents and warrants to Parent and MergerSub as follows:

5.1  Due Organization, Good Standing and Corporate Power.  Apple Holdco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple Holdco’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of Apple Holdco and its Subsidiaries is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.2  Authorization and Validity of Agreement.  Apple Holdco has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Apple Holdco, and the consummation by Apple Holdco of the Merger, have been duly authorized and approved by its board of directors and, other than the approval of the stockholders of Apple Holdco, which will be granted in accordance with the terms of the Commitment Agreement, no other corporate action on the part of Apple Holdco is necessary to authorize the execution and delivery of this Agreement or the consummation of the Merger. This Agreement has been and the other Transaction Documents will be when executed and delivered, duly executed and delivered by Apple Holdco to the extent it is a party thereto and is, or will be when executed and delivered, a valid and binding obligation of Apple Holdco enforceable against Apple Holdco in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.3  Consents and Approvals; No Violations.  Assuming (a) the filings required under the HSR Act and any other applicable Antitrust Law are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and state securities or “blue sky” laws and the Exchange Act are met, including the filing with the SEC of Proxy Statement, (c) compliance with applicable foreign competition laws, (d) the approval of the stockholders of Apple Holdco in accordance with the Commitment Agreement and (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, the execution and delivery of this Agreement and the other Transaction Documents by Apple Holdco and the consummation by Apple Holdco of the Transactions, do not and will not (i) violate or conflict with any provision of its certificate of incorporation or bylaws or the comparable governing documents of any of its Subsidiaries, (ii) violate or conflict with any Law or Order applicable to Apple Holdco or any of its Subsidiaries or by which any of their respective properties or assets may be bound, (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Apple Holdco or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which Apple Holdco or any of its Subsidiaries is a party, or by which Apple Holdco or any of its Subsidiaries may be bound, excluding in the case of clauses (iii) and (iv) above, conflicts, violations, breaches, defaults, rights of termination, cancellations, accelerations, increases, losses, creations and impositions of Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.4  Information to be Supplied.  None of the information supplied in writing by Apple Holdco for inclusion or incorporation by reference in the Proxy Statement or any Additional Filings will, in the case of the Proxy Statement, at the date it is first mailed to Strawberry Stockholders or at the time of the Strawberry Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Additional Filing, at the date it is first mailed to Strawberry Stockholders or, at the date it is first filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Apple Holdco with respect to statements made or incorporated by reference therein based on information supplied by Parent and/or MergerSub in connection with the preparation of the Proxy Statement or the Additional Filings for inclusion or incorporation by reference therein.

5.5  Capitalization of Apple Holdco and Apple.

(a) The authorized capital stock of Apple Holdco consists of 1,000 shares of Apple Holdco Common Stock. As of the Measurement Date, there were 123.6 shares of Apple Holdco Common Stock issued and outstanding. As of the Measurement Date, no shares of Apple Holdco Common Stock were reserved for issuance. Section 5.5 of the Apple Disclosure Schedule sets forth a true and complete list of each recordholder of Apple Holdco Common Stock as of the Measurement Date and the number of shares of Apple Holdco Common Stock so owned by such Person as of the Measurement Date. All issued and outstanding shares of Apple Holdco Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, except as set forth above, there are no outstanding or authorized options, warrants, rights, calls, commitments, preemptive rights, subscriptions, claims of any character, convertible or exchangeable securities, or other Contracts, contingent or otherwise, relating to Apple Holdco Common Stock or any capital stock or capital stock equivalent or other nominal interest in Apple Holdco or any of its Subsidiaries which relate to Apple Holdco (collectively, “Apple Holdco Equity Interests”) pursuant to which Apple Holdco or any of its Subsidiaries is or may become obligated to issue or sell shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any Apple Holdco Equity Interests. There are no outstanding obligations of Apple Holdco to repurchase, redeem or otherwise acquire any outstanding securities of Apple Holdco or any Apple Holdco Equity Interests. There are no Contracts to which Apple Holdco is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Apple Holdco. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Apple Holdco Stockholders may vote are issued or outstanding as of the date hereof.

(b) Apple Holdco has no Subsidiaries other than Apple. Exhibit 21.1 of Apple Annual Report on Form 10-K for the fiscal year ended December 31, 2005 includes all the Subsidiaries of Apple that constitute “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X in existence as of the date hereof. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Apple Holdco are owned by Apple Holdco, directly or indirectly, free and clear of any Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding or authorized subscriptions, options, rights, preemptive rights, warrants, calls, commitments, claims of any character, convertible or exchangeable securities, or Contracts, contingent or otherwise, of any nature relating to the purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other security of such Subsidiary. There are no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding securities of any such Subsidiary and there are no Contracts to which any Subsidiary of Apple Holdco is a party relating to the issuance, sale, transfer, registration or voting of any equity securities or other securities of Apple Holdco or any of its Subsidiaries.

(c) Each subsidiary of Apple Holdco constitutes a Subsidiary of Apple Holdco as defined in this Agreement.

(d) Apple properly accounted for options to purchase common stock, par value $0.01 per share, of Apple in accordance with GAAP, and no change is expected in respect of any prior Apple Financial Statement relating to expenses for such compensation. There is no pending audit, investigation or inquiry by Apple, or, to the Knowledge of Apple Holdco, any governmental agency with respect to Apple’s stock option granting practices or other equity compensation practice).

(e) The authorized capital stock of Apple consists of 10,000 shares of common stock, $0.01 par value per share. All issued shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Apple Holdco free and clear of any Encumbrances (other than as imposed by federal or state securities laws).

5.6  Absence of Certain Events.  Except as required or expressly permitted by this Agreement or as reflected in the Apple Financial Statements filed on or prior to the Measurement Date, since March 31, 2007, Apple Holdco and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which (i) would have been a breach of Section 6.2 had such Section 6.2 been in effect since March 31, 2007, or (ii) would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.7  Litigation.  There are no Actions pending against Apple Holdco or any of its Subsidiaries or, to the Knowledge of Apple Holdco, threatened against Apple Holdco or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and, to the Knowledge of Apple Holdco, no development has occurred with respect to any pending or threatened Action that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect. Neither Apple Holdco nor any of its Subsidiaries are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have an Apple Material Adverse Effect.

5.8  Title to Properties; Encumbrances.  Each of Apple Holdco and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title or valid leasehold interests, as applicable, would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Apple Holdco or any of its Subsidiaries, (b) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (c) Encumbrances which would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.9  Apple SEC Reports; Financial Statements.

(a) Each of Apple and its Subsidiaries has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Apple between January 1, 2003 and January 23, 2007 (the “Apple SEC Reports”). The Apple SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Apple SEC Report filed with the SEC prior to the date of this Agreement. Neither Apple Holdco nor any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.

(b) Each of the consolidated financial statements of Apple (including, in each case, any notes thereto) contained in the June Proxy Statement was prepared and the Apple Financial Statements will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly and will present fairly (when filed after the date of this Agreement) in all material respects the consolidated financial position and consolidated results of operations of Apple and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience. The books and records of Apple and its Subsidiaries (i) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, (iii) are complete and accurate in all material respects, and (iv) reflect in reasonable detail all material transactions to which Apple and its Subsidiaries are a party.

(c) The records, systems, controls, data and information of Apple and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Apple or its Subsidiaries, except for any non exclusive ownership and non direct control that would not have a material adverse effect on the system of internal accounting controls described in the following sentence. Apple and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Apple (i) has designed disclosure controls and procedures to ensure that material information relating to Apple, including its consolidated Subsidiaries, is made known to its management by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Apple’s auditors and the audit committee of Apple’s board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Apple’s ability to record, process, summarize and report financial data and have identified for Apple’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apple’s internal controls. Apple has made available to Parent a summary of each such disclosure made by management to its auditors and audit committee since January 1, 2005.

5.10  No Undisclosed Liabilities.  Except for those liabilities that are reflected or reserved against on the consolidated financial statements of Apple as of and for the period ended March 31, 2007 included in the June Proxy Statement, including the notes thereto, since such date, neither Apple nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) whether or not required to be reflected in a consolidated balance sheet of Apple prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.11  Compliance with Law.

(a) Each of Apple Holdco and its Subsidiaries is, and since January 1, 2005, has been, in compliance with all Laws and Orders applicable to it, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(b) Each of Apple Holdco and its Subsidiaries holds, to the extent legally required, all Permits that are required for the lawful operation of its business as now conducted, except where the failure to hold any such Permit would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.12  Insurance.  Apple Holdco and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Apple Holdco and its Subsidiaries.

5.13  Regulatory Matters.

(a) Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, there are no facts:

(i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of Apple Holdco or its Subsidiaries by any competent Governmental Entity; or

(ii) which would otherwise reasonably be expected to cause Apple Holdco or its Subsidiaries to withdraw, recall or suspend any products of Apple Holdco or its Subsidiaries from the market or to change the marketing classification of any products of Apple Holdco or its Subsidiaries or to terminate or suspend testing of any products of Apple Holdco or its Subsidiaries.

(b) There are no:

(i) products which have been recalled by Apple Holdco or its Subsidiaries (whether voluntarily or otherwise) at any time since January 1, 2003; or

(ii) Actions pending, or to the Knowledge of Apple Holdco, contemplated or threatened, and no such Actions have been settled or resolved since January 1, 2004, seeking the recall, suspension or seizure of any products of Apple Holdco or its Subsidiaries.

(c) Since January 1, 2004, Apple Holdco and each of its Subsidiaries has timely filed or submitted all reports, filings, applications and notifications required by statutes or regulations administered by the U.S. Consumer Products Safety Commission including, without limitation, 15 U.S.C. §§ 2064(b) and 2084) and any other Governmental Entity with respect to the manufacture, distribution and safety of any products manufactured, imported, distributed or sold by Apple Holdco or any of its Subsidiaries. Each such report, filing, application and notification complied, at the time of such filing or submission, in all material respects, with the requirements for such report, filing, application and notification, and has been supplemented to the extent required by applicable law or regulation.

5.14  Broker’s or Finder’s Fee.  Except for Lazard Frères & Co. LLC and for fees payable in connection with the Financing (including the in connection with the Harbinger Facility and the New Senior Secured Credit Agreements), no Person acting on behalf of Apple Holdco or any of its Subsidiaries is, or will be, entitled to any investment banking, broker’s, finder’s or similar fee for which Parent, MergerSub, Apple Holdco, Apple or any of their respective Affiliates or the Surviving Corporation after the Effective Time could have any liabilities in connection with this Agreement or any of the Transactions.

5.15  Taxes, Tax Returns, Tax Treatment.

(a) Apple Holdco and each of its subsidiaries has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local Tax Authorities other than (i) Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against Apple Holdco and its subsidiaries has closed with respect to all taxable years through and including the fiscal year ended December 31, 1998 and any liability with respect thereto has been satisfied. There are no disputes pending, or claims asserted, for Taxes or assessments upon Apple Holdco or any of its subsidiaries for which Apple Holdco does not have adequate reserves that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Neither Apple Holdco nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the affiliated group of its corporations of which Apple Holdco is the common parent, and neither Apple Holdco nor any of its Subsidiaries is a party to any agreement providing for the allocation of sharing of Taxes with any person that is not a member of such affiliated group. Neither Apple Holdco nor any of its subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Apple Holdco and its subsidiaries). Within the past two years, neither Apple Holdco nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Sections 162(m) or 280G of the Code for employee remuneration of any amount paid or payable by Apple Holdco or any of its subsidiaries under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. Apple Holdco and its subsidiaries have complied with the requirements of Code Section 409A (and its related reporting and withholding requirements), for all amounts paid or payable under any contract, plan, program or arrangement or understanding except where such failure to comply would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.16  Employee Benefit Matters.

(a) Section 5.16 of the Apple Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written or oral, that is maintained, or contributed to, for the benefit of current or former officers, directors, Contingent Workers or employees of Apple Holdco and its Subsidiaries, with respect to which Apple Holdco or its Subsidiaries may, directly or indirectly, have any liability (whether contingent or otherwise), as of the date of this Agreement or as of the Closing Date, including all material plans of any Apple ERISA Affiliate that are subject to Title IV of ERISA (the “Apple Benefit Plans”). For purposes of this Agreement, (i) an “Apple ERISA Affiliate” is any trade or business, whether or not incorporated, all of which together with Apple Holdco would be deemed a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code and (ii) an “Apple Foreign Plan” means any Apple Benefit Plan that is maintained outside of the United States (and each such Apple Foreign Plan is separately identified on Section 5.16(a) of the Apple Disclosure Schedule).

(b) Except with respect to clauses (i), (iii), (v), (vii), (ix), (x), and (xi) below (as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect) (i) each of the Apple Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) each of the Apple Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely filed for a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Apple Benefit Plan, (iii) no Apple Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA, (iv) no Apple Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former officers, employees, Contingent Workers or directors of Apple Holdco or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) benefits the full cost of which is borne by the current or former employee, consultant, leased employee or director (or his beneficiary) or (D) coverage through the last day of the calendar month in which retirement or other termination of service occurs, (v) no Apple Benefit Plan is or was a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code), (vi) none of Apple Holdco or its Subsidiaries or, to the Knowledge of Apple Holdco, any other person, including any fiduciary, has engaged in a transaction in connection with which Apple Holdco, its Subsidiaries or any Apple Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) to the Knowledge of Apple Holdco, (A) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Apple Benefit Plans or any trusts or other funding vehicles related thereto and (B) no administrative investigation, audit or proceeding is pending or in progress with respect to the Apple Benefit Plans, (viii) all contributions or other amounts payable by Apple Holdco or its Subsidiaries as of the Effective Time with respect to each Apple Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code and, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code or as restricted under Section 162(m) of the Code, have been or are fully deductible under the Code, (ix) with respect to any insurance policy providing funding for benefits under any Apple Benefit Plan, (A) there is no liability of Apple Holdco or its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at or after the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Apple Holdco, no such proceedings with respect to any insurer are imminent, (x) Apple Holdco and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Apple Benefit Plans, without the consent of any other Person, and (xi) no Apple Benefit Plan provides benefits to any individual who is not a current or former employee of Apple Holdco or its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(c) In addition to the representation contained in Subsection (b) above (if applicable), except as would not, either individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) each Apple Foreign Plan complies with all applicable Laws (including, without limitation, applicable Laws regarding the funding, form and operation of the Apple Foreign Plan); (ii) the Apple Financial Statements accurately reflect the Apple Foreign Plan liabilities and accruals for contributions required to be paid to the Apple Foreign Plans, in accordance with GAAP, (iii) there have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law, and (iv) no administrative investigation, audit or other proceeding by any Governmental Authority is pending or in progress or, to the Knowledge of Apple Holdco and its Subsidiaries, threatened, with respect to any Apple Foreign Plan.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, consultant, employee or former employee of Apple Holdco or any of its Subsidiaries from Apple Holdco or any of its Subsidiaries under any Apple Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Apple Benefit Plan or otherwise, or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

(e) Except as would not reasonably be expected to have an Apple Material Adverse Effect, with respect to Contingent Workers who are located within the United States, (i) all Persons so classified satisfy and have at all times satisfied in all material respects the requirements of applicable Law to be so classified, (ii) Apple Holdco and its Subsidiaries have fully and accurately reported such persons’ compensation on IRS Form 1099 when required to do so, (iii) neither Apple Holdco or its Subsidiaries has or had any obligations to provide benefits with respect to such persons under any Apple Benefit Plan or otherwise and (iv) Apple Holdco and its Subsidiaries have no material liability with respect to the misclassification of any Contingent Workers.

5.17  Intellectual Property. Section 5.17 of the Apple Disclosure Schedule  identifies (i) all applied for and registered trademarks and service marks, trade names, domain names, registered copyrights, pending and issued patents owned, used or licensed by or to Apple Holdco or any of its Subsidiaries that are material to the conduct of the business of Apple Holdco and its Subsidiaries, and (ii) all agreements and licenses relating to trademarks, technology, know how or processes that Apple Holdco or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Apple Holdco and its Subsidiaries (collectively, the “Apple Intellectual Property”). Apple Holdco and its Subsidiaries own and possess all rights, title and interest in and to, or as of the Closing, will own and possess all rights, title and interest in and to, free and clear of all Encumbrances, all of the Apple Intellectual Property and, as of the Closing, all of the Apple Intellectual Property will be in the name of Apple Holdco or its Subsidiaries. Apple Holdco and its Subsidiaries own or have the right to use the Apple Intellectual Property without infringing or violating the rights of any third parties, except where such infringement or violation would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. No consent of any third party will be required for the use by the Surviving Corporation or its Subsidiaries of

the Apple Intellectual Property after the Effective Time. There are no Actions pending or claims asserted in writing by any Person against Apple Holdco or any of its Subsidiaries regarding the ownership of or the right to use any Apple Intellectual Property or challenging the rights of Apple Holdco or any of its Subsidiaries with respect to any of the Apple Intellectual Property which would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect. To the Knowledge of Apple Holdco as of the date hereof, there is no infringement or misappropriation of the Apple Intellectual Property by any Person.

5.18  Environmental Liability.  Except for such of the following as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, (i) the operations of Apple Holdco and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, (ii) each of Apple Holdco and its Subsidiaries possess and maintains in effect all environmental permits, licenses, authorizations and approvals required under Environmental Law with respect to the properties and business of Apple Holdco and its Subsidiaries, (iii) to the Knowledge of Apple Holdco, there has been no release of any Hazardous Materials which would reasonably be expected to result in liability to Apple Holdco or any of its Subsidiaries, (iv) there are no legal, administrative or arbitral bodies seeking to impose, nor are there Actions of any nature reasonably likely to result in the imposition of, on Apple Holdco or any of its Subsidiaries, any liability or obligation arising under common law relating to the Environment or under any Environmental Law, nor are there any such liabilities or obligations pending or, to the Knowledge of Apple Holdco, threatened against Apple Holdco or its Subsidiaries and (v) neither Apple Holdco nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the Knowledge of Apple Holdco, as of the date of this Agreement, the Apple Financial Statements contain an adequate reserve as determined in accordance with GAAP for Environmental liabilities and obligations.

5.19  Material Contracts.  Neither Apple Holdco nor any of its Subsidiaries is a party to or bound by (a) any “material contract” as defined in Item 601(b)(10) of Regulation S K promulgated by the SEC or any Contract that would be such a “material contract” but for the exception for Contracts entered into in the ordinary course of business or (b) any non competition or other Contract that materially limits or will materially limit Apple Holdco or any of its Subsidiaries from engaging in the business currently conducted by it. Each of the “material contracts” (as defined above) of Apple Holdco and its Subsidiaries is valid and in full force and effect and neither Apple Holdco nor any of its Subsidiaries has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such “material contract.” To Apple Holdco’s Knowledge, the other party to any “material contract” described in this Section 5.19 is not in material breach of or default under such “material contract.”

5.20  Labor Relations.

(a) As of the date of this Agreement and during the preceding three (3) years, (i) none of Apple Holdco, its Subsidiaries or any of their controlled Affiliates or Apple ERISA Affiliates are a party to any collective bargaining agreement, works council or workers’ association or similar arrangements, (ii) except as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect, no labor organization or group of employees of Apple Holdco or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Apple Holdco, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Apple Holdco, threatened against or involving any of Apple Holdco or its Subsidiaries, and (iv) to the Knowledge of Apple Holdco, Apple Holdco and its Subsidiaries are in compliance with their obligations pursuant to the Workers Adjustment and Retraining Notification Act.

(b) To the Knowledge of Apple Holdco, Apple Holdco and its Subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their employees, including, without limitation, all such Laws relating to wages, overtime, terms and conditions of employment, discrimination, immigration, disability, workers’ compensation, the collection and payment of withholding and/or social contribution taxes and similar Taxes, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have an Apple Material Adverse Effect.

5.21  State Takeover Laws.  The board of directors of Apple Holdco has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement. No applicable “takeover” or “interested stockholder” Law is applicable to this Agreement and the Transactions.

5.22 Voting Requirements; Approval; Board Approval.

(a) Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Apple Holdco Common Stock entitled to vote, no other vote of the holders of Apple Holdco Common Stock is necessary for Apple Holdco to approve and consummate the Transactions.

(b) The board of directors of Apple Holdco has, by a unanimous consent, (i) determined that the Merger is advisable and in the best interest of Apple Holdco and the Apple Holdco Stockholders, (ii) adopted this Agreement, (iii) resolved to recommend that the Apple Holdco Stockholders vote in favor of adopting this Agreement, and (iv) directed that this Agreement and the Merger be submitted to the Apple Holdco Stockholders for approval by such stockholders.

5.23  Transactions with Related Parties.  Except in respect of the Harbinger Facility and the New Senior Secured Credit Agreements, Apple Holdco is not a party to any transaction or proposed transaction, with its directors, officers or employees, or any other Person who is an Affiliate of Apple Holdco (other than the Persons listed in Section 5.23 of the Apple Disclosure Schedule). Neither Apple Holdco nor any of its Subsidiaries owns or has any ownership interest in any Person (other than Parent) which is in competition with Apple Holdco or which is engaged in a related or similar business to the business conducted by Apple Holdco and none of such Persons has entered into any Contract or understanding in effect on or after the date hereof contemplating such ownership or ownership interest.

5.24  Customers.

(a) Between January 1, 2005 and the date hereof, no material customer or group of customers (whether or not related) of Apple or any of its Subsidiaries has canceled or otherwise terminated its Contract or relationship with Apple or any of its Subsidiaries or has at any time decreased significantly its purchases of products from Apple and, to the Knowledge of Apple Holdco, there has been no material adverse change in the business relationship of Apple or any of its Subsidiaries with any of their material customers or group of customers. To the Knowledge of Apple Holdco, no such customer or group of customers intends to cancel or otherwise terminate its relationship with Apple or any of its Subsidiaries or to decrease significantly its purchases of the products from Apple or its Subsidiaries, except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

(b) To the Knowledge of Apple Holdco, there is no dispute with any material customer or group of customers (whether or not related) or delays or other problem in connection with any products sold or services rendered by Apple or any of its Subsidiaries to any material customer or group of customers that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved, in each case that would, individually or in the aggregate, reasonably be expected to have an Apple Material Adverse Effect.

5.25  Apple Holdco.  Apple Holdco was formed solely for the purpose of engaging in the transactions contemplated by the Agreement of Plan and Merger, dated October 19, 2006, by and among Apple Holdco, APN Mergersub, Inc. a Florida corporation, and Apple (as amended, the “Apple Merger Agreement”) and, except as set forth in Section 5.25 of the Apple Disclosure Schedule, has not engaged, and will not engage, in any business activities or conducted, and will not conduct, any operations other than in connection with the Transactions, this Agreement, the transactions contemplated by the Apple Merger Agreement, the Apple Merger Agreement, the Financing, the Harbinger Facility, and other activities incident to its ownership of

Apple, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Apple Material Adverse Effect.

5.26  No Financing Condition.  Apple Holdco understands and confirms that there is no financing contingency to the closing of the Transactions.

VI.  COVENANTS

6.1  Covenants of Parent.  During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except for the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.1 (including its subsections) of the Strawberry Disclosure Schedule, as required by a Governmental Entity or to the extent that Apple Holdco otherwise consents in writing in its sole discretion):

(a) Ordinary Course.  Parent will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality or effect of the foregoing, other than in connection with acquisitions permitted by Section 6.1(e) or investments permitted by Section 6.1(g), Parent will not, and will cause its Subsidiaries not to, (i) enter into any new material line of business, (ii) enter into any Contract with a supplier, distributor or customer representative that involves the purchase, distribution or sale of goods or services with a term extending more than one year that is not terminable by Parent or any of its Subsidiaries upon less than 30 days prior written notice, (iii) enter into any Contract with respect to the licensing of any Strawberry Intellectual Property with a term extending more than one year that is not terminable by Parent or any of its Subsidiaries without penalty or premium upon less than 30 days prior written notice, or (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Share Capital.  Parent will not, and will cause its foreign Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Except to the extent required to comply with its obligations hereunder and as set forth in Section 6.1(b) of the Strawberry Disclosure Schedule, Parent will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except upon the exercise of Strawberry Options pursuant to the terms of the Strawberry Option Plans.

(c) Issuance of Securities.  Except as set forth in Section 6.1(c) of the Strawberry Disclosure Schedule and for Strawberry Common Stock to be issued in connection with the Merger, the Series A Amendment and the Series C Amendment and the Strawberry Series D Preferred to be issued pursuant to the Commitment Agreement, Parent will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, except upon the exercise of Strawberry Options pursuant to the terms of the Strawberry Option Plans.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable Laws, Parent will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its certificate of incorporation, bylaws or other governing documents.

(e) No Acquisitions.  Parent will not, and will cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets in the ordinary course of business consistent with past practice); provided, however, that the foregoing restrictions will not prohibit (i) internal reorganizations or consolidations involving Subsidiaries of Parent in existence on the date of this Agreement or (ii) the creation of new direct or indirect wholly owned Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Parent or (ii) as may be required by or in conformance with applicable Laws in order to permit or facilitate the consummation of the Transactions, Parent will not, and will cause its Subsidiaries not to, sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license or otherwise Encumber or subject to any Encumbrance or otherwise dispose of, any assets (including capital stock of any Subsidiary of Parent, but excluding inventory and obsolete equipment in the ordinary course of business consistent with past practice).

(g) Investments; Indebtedness.  Parent will not, and will cause its Subsidiaries not to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) investments by Parent or any of its Subsidiaries to or in Parent or any other wholly owned Subsidiary of Parent, or (B) pursuant to any Contract or other legal obligation of Parent as in effect on the date of this Agreement, or (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business; or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement other than (A) in the ordinary course of business pursuant to its existing revolving credit facility or (B) for trade payables incurred in the ordinary course of business or as otherwise permitted by this Section 6.1(g).

(h) Compensation.  Except (i) as required by applicable Laws or Contract in effect on the date hereof that relates to Parent or any of its Subsidiaries or any of their employees or (ii) as required under this Agreement, Parent will not, and will cause its Subsidiaries not to, increase the amount of compensation or employee benefits of any employee, consultant or director of Parent or any of its Subsidiaries, pay any severance, pension, retirement, savings or profit sharing allowance to any employee, consultant or director that is not required by any existing plan or agreement, enter into any Contract with any employee, consultant or director regarding his or her employment or service, compensation or benefits, increase or commit to increase any benefits for employees, consultants or directors, adopt or amend or make any commitment to adopt or amend, other than amendments required by Law, any Strawberry Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Strawberry Benefit Plan for the benefit of any Person. Parent will not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity based compensation, except as may be required by any plan or agreement presently in effect pursuant to which such stock options or other equity based compensation were granted, any applicable Laws or in accordance with this Agreement and as such shall be set forth on Section 6.1(h) of the Strawberry Disclosure Schedule.

(i) Accounting Methods; Income Tax Elections.  Except as reflected in the Strawberry Financial Statements filed on or prior to the Measurement Date, as required by a Governmental Entity or as required by changes in GAAP as concurred in by Parent’s independent public accountants, Parent will not make, and Parent will cause its Subsidiaries not to make, any material change in method of accounting in effect as of the date of this Agreement. Parent will not, and will not permit any of its Subsidiaries to,

(i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability with respect to matters that will be a liability of Parent or any of its Subsidiaries after the Merger, other than in the ordinary course of business consistent with past practice.

(j) Certain Agreements and Arrangements.  Parent will not, and will cause its Subsidiaries not to, enter into any Contract that will limit or otherwise restrict, after the Effective Time, Parent or any of its Subsidiaries, or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in any geographic area or by any means, which Contracts, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, following the Merger.

(k) Actions Regarding Strawberry Benefit Plans.  Parent will, effective at (or, at the election of Parent, immediately prior to), the Effective Time, take or cause to be taken with respect to the Strawberry Benefit Plans the actions set forth in Section 6.1(k) of the Strawberry Disclosure Schedule.

(l) Actions Regarding Anti Takeover Statutes.  If the provisions of any potentially applicable anti takeover or similar statute is or becomes applicable to the Transactions or Apple Holdco or its Affiliates, Parent and its board of directors shall grant such approvals and take such other actions to the extent permitted by applicable Law as may be required so that the Transactions may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

(m) No Related Actions.  Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions that are prohibited or restricted by this Section 6.1.

6.2  Covenants of Apple Holdco.  During the period from the date of this Agreement and continuing until the Effective Time, Apple Holdco agrees as to itself and its Subsidiaries that (except for the Merger, as required or otherwise expressly contemplated or permitted by this Agreement or Section 6.2 (including its subsections) of the Apple Disclosure Schedule, as required by a Governmental Entity or to the extent that Parent otherwise consents in writing in its sole discretion):

(a) Ordinary Course.  Apple Holdco will, and will cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them, except that no action by Apple Holdco or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.2 will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Dividends; Changes in Share Capital.  Apple Holdco will not, and will cause its foreign Subsidiaries not to, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock. Except as set forth in Section 6.2(b) of the Apple Disclosure Schedule, Apple Holdco will not, and will cause its Subsidiaries not to (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  Apple Holdco will not, and will cause its Subsidiaries not to, offer, issue, deliver, sell, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, pledge or Encumbrance of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable Laws, Apple Holdco will not amend or propose to amend its certificate of incorporation, bylaws or other governing documents and will not, and will cause each of its Subsidiaries not to, amend its certificate of incorporation, bylaws or other governing documents.

(e) Actions Regarding Anti Takeover Statutes.  If the provisions of any potentially applicable anti takeover or similar statute is or becomes applicable to the Transactions or Parent, MergerSub or their Affiliates, Apple Holdco and its board of directors shall grant such approvals and take such other actions to the extent permitted by applicable Law as may be required so that the Transactions may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

(f) No Related Actions.  Apple Holdco will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions that are prohibited or restricted by this Section 6.2.

6.3  Antitrust Clearance.

(a) Each of Parent, MergerSub and Apple Holdco shall comply fully with all applicable notification, reporting and other requirements under any Antitrust Laws. The parties and the Master Fund have previously filed a Notification and Report Form pursuant to the HSR Act. If it is determined that any further or additional Notification and Report Form is required to be filed in connection with the Transactions, within 10 Business Days after the date of this Agreement, Parent and Apple Holdco shall prepare and file such Notification and Report Form pursuant to the HSR Act. Within 10 Business Days after the date of this Agreement, or any shorter period as required by applicable Antitrust Law, each of Parent and Apple Holdco shall, and shall cause their respective Subsidiaries to, file any other required notifications with the appropriate Governmental Entities, in each case pursuant to and in compliance with the respective Antitrust Laws. Parent and Apple Holdco shall, and shall cause their respective Subsidiaries to, as soon as practicable file any additional information reasonably requested by any Governmental Entity in respect of the Merger. If Parent or Apple Holdco (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request.

(b) Upon and subject to the terms of this Section 6.3, Parent and Apple Holdco shall, and shall cause their respective Subsidiaries to: (i) use their reasonable best efforts to obtain prompt termination of any requisite waiting period under any applicable Antitrust Law; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 6.3, including subject to applicable Antitrust Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of Parent, Apple Holdco, or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement. In furtherance and not in limitation of the covenants of the parties contained in Section 6.3(a) and this Section 6.3(b), each of Parent and Apple Holdco agrees to cooperate and use its reasonable best efforts to assist in any defense by the other party hereto of the transactions contemplated by this Agreement before any Governmental Entity reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the other party hereto in such defense.

(c) If any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the Merger under any applicable Antitrust Law, each of Parent and Apple Holdco shall, subject to the provisions of this Section 6.3, use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date. Parent and Apple Holdco shall, and shall cause their respective Subsidiaries to, subject to the provision of this Section 6.3, use their respective reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event will Parent, MergerSub or Apple Holdco be required to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, Apple Holdco, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, Apple Holdco or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets, (ii) would reasonably be expected to result in any material limitations on Parent, Apple Holdco or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets or (iii) would bind Parent, Apple Holdco or any of their Subsidiaries to take an action irrespective of whether the Closing occurs.

6.4  Efforts to Close.

(a) (i) Subject to Sections 6.3(d), each of Parent and MergerSub on the one hand, and Apple Holdco on the other, will use its reasonable best efforts to cause all of the conditions, as specified in Article VII, to the obligations of the other party to consummate the Transactions to be met as soon as practicable after the date of this Agreement, (ii) each of Parent and MergerSub will not, and Parent will cause its Subsidiaries to not, take or cause to be taken any action that would reasonably be expected to have, with respect to actions of Parent or MergerSub, a Strawberry Material Adverse Effect and (iii) Apple Holdco will not, and will cause its Subsidiaries not to, take or cause to be taken any action that would reasonably be expected to have, with respect to actions of Apple Holdco or its Subsidiaries, an Apple Material Adverse Effect.

(b) Subject to Sections 6.3(d), each of Parent, MergerSub and Apple Holdco and their respective Subsidiaries will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and third party consents that may be or become necessary for the performance of its respective obligations under this Agreement and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations and third party consents, except that no such party hereto will be required to make any material expenditures in connection with its obligations under this Section 6.4, except as required by Section 6.3.

6.5  Confidentiality.  Prior to the Effective Time, each of Parent, MergerSub and Apple Holdco will, and will cause each of their respective Subsidiaries, if any, and controlling Affiliates, to comply with, all of their respective obligations under the Confidentiality Agreements with respect to any information obtained by any such Person in connection with this Agreement and the Transactions.

6.6  Access.

(a) From the date hereof to the Effective Time, as applicable, (i) each of Parent, on the one hand, and Apple Holdco on the other, will allow all designated officers, attorneys, accountants, and other representatives of Apple Holdco and Parent, as the case may be, and (ii) Parent will allow the financing sources of Apple Holdco, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of Apple Holdco, Parent, MergerSub or any of their respective Subsidiaries, to the personnel, records, files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Parent and Apple Holdco, as the case may be, including inspection of such properties.

(b) No investigation pursuant to this Section 6.6 will affect any representation or warranty given by any party hereunder, and, notwithstanding the provision of information or investigation by any party, no party will be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party will be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege or the attorney work product doctrine or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information provided by a party to the other party hereunder will be subject to the confidentiality provisions of Section 6.5.

6.7  Public Announcements.  Prior to the Effective Time, Parent, MergerSub and Apple Holdco will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, or the Transactions, and none of them will issue any such press release or make any such public statement or communication without the prior approval of the others, except as any party may determine in good faith is required by Law or by obligations pursuant to any listing agreement with any national securities market or exchange.

6.8  Board Recommendation; Strawberry Stockholders Meeting.  Parent’s board of directors has made the Strawberry Board Recommendation and will, as promptly as practicable, cause Parent to take all lawful action to solicit the Strawberry Stockholder Approval. Subject to Section 6.10, neither the board of directors of Parent nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Apple Holdco, the Strawberry Board Recommendation. Unless this Agreement is terminated in accordance with its terms, Parent will call and hold a meeting of the Strawberry Stockholders (the “Strawberry Stockholders Meeting”) as promptly as practicable for the purpose of obtaining the Strawberry Stockholder Approval regardless of any action contemplated by Section 6.10, including receipt of a Strawberry Superior Proposal and whether or not Parent’s board of directors makes an Adverse Recommendation Change.

6.9  Preparation of Proxy Statement and Additional Filings.

(a) As promptly as reasonably practicable after the execution of this Agreement, Parent will prepare, and Parent will file with the SEC, the Proxy Statement. The parties hereto will furnish all information concerning themselves, their Affiliates and the holders of their capital stock as required in connection with such action, the preparation of the Proxy Statement and the preparation of any other SEC filing required in connection with the Transactions contemplated by this Agreement (“Additional Filings”) including, with respect to Apple Holdco, any information required by Regulation 14(f)(1) under the Exchange Act. As promptly as practicable Parent will mail the Proxy Statement to the Strawberry Stockholders. The Proxy Statement will include the Strawberry Board Recommendation unless the board of directors of Parent has withdrawn or modified the Strawberry Board Recommendation in accordance with Section 6.10.

(b) No amendment or supplement to the Proxy Statement will be made without the consent of the parties hereto (which consent will not be unreasonably withheld or delayed). The parties hereto will advise each other promptly after any of them receives notice of any request by the SEC for amendment of the Proxy Statement or any Additional Filings or comments thereon and responses thereon or requests by the SEC for additional information.

(c) If at any time prior to the Effective Time any information relating to Parent, MergerSub or any of their respective Affiliates, officers or directors, should be discovered by Parent or MergerSub which should be set forth in an amendment or supplement to the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Parent or MergerSub will, as applicable, promptly notify Apple Holdco and, to the extent required by applicable Laws, will promptly file with the SEC and disseminate to the Strawberry Stockholders an appropriate amendment or supplement describing such information.

(d) Without limiting the generality of the foregoing, Apple Holdco shall use its commercially reasonable efforts to deliver to Parent for inclusion in the Proxy Statement as promptly as practicable any audited and unaudited consolidated balance sheet and related consolidated statements of operations, cash flows and shareholders’ equity for Apple and its Subsidiaries, accompanied by the report thereon of Apple’s independent certified public accountants with respect to the audited financial statements (the “Apple Financial Statements”), required to be included in the Proxy Statement. If at any time prior to the Effective Time, any event or circumstance relating to Apple Holdco or its officers or directors, should be discovered by Apple Holdco and such information should be set forth in an amendment or supplement to the Proxy Statement or the Additional Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, Apple Holdco will promptly notify Parent and MergerSub and, to the extent required by applicable Laws, Parent or MergerSub will promptly file with the SEC and, if required by Law, disseminate to the Strawberry Stockholders an appropriate amendment or supplement describing such information.

(e) All documents that either of Parent or MergerSub and their Affiliates are responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

6.10  No Solicitation; Other Offers.

(a) Parent will immediately cease, terminate and discontinue any discussions or negotiations with any Person conducted before the date of this Agreement with respect to any Strawberry Competing Transaction, and will promptly, following the execution of this Agreement, request the return or destruction (and certification thereof) (as provided in the applicable agreement) of all confidential information provided by or on behalf of Parent to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with Parent pertaining to a Strawberry Competing Transaction.

(b) Prior to the Effective Time, Parent will not, and will cause its Affiliates and representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any action to facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non public information to, any Person (other than Apple Holdco and its representatives) relating to any merger, consolidation, share exchange, business combination or other transaction or series of transactions involving Parent that is conditioned on the termination of this Agreement or could reasonably be expected to preclude or materially delay the completion of the Merger (a “Strawberry Competing Transaction”), (ii) make an Adverse Recommendation Change, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, stock purchase agreement or similar instrument relating to a Strawberry Competing Transaction (other than a confidentiality agreement of the type and in the circumstances described in Section 6.10(d)), or (iv) propose or agree to do or propose any of the foregoing. Parent agrees that any failure on the part of its Affiliates and representatives to comply with this Section 6.10(b) shall be deemed to be a breach of this Section 6.10(b) by Parent.

(c) Parent will promptly (and in any event within 24 hours) notify Apple Holdco of its or any of its officers’, directors’ or representatives’ receipt of any inquiry or proposal relating to, a Strawberry Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

(d) Notwithstanding anything in this Agreement to the contrary, Parent or its board of directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written offer regarding a Strawberry Competing Transaction by any such Person (which has not been withdrawn), if and only to the extent that, (i) the Strawberry Stockholder Approval has not been given, (ii) Parent has received an unsolicited bona fide written offer regarding a Strawberry Competing Transaction from such third party (which has not been withdrawn) and its board of directors has determined, after consultation with its outside counsel and financial advisor, in good faith that there is a reasonable likelihood that such Strawberry Competing Transaction would constitute a Strawberry Superior Proposal, (iii) its board of directors, after consultation with its outside counsel, determines in good faith that such action is required by its fiduciary duties, (iv) prior to providing any information or data to any Person in connection with a Strawberry Competing Transaction by any such Person or entering into discussions or negotiations with any Person, it receives from such Person an executed confidentiality agreement containing terms Parent determines to be substantially the same (including with respect to standstill provisions, as such provisions were in effect on the date of execution of the Harbinger Confidentiality Agreement) as the Harbinger Confidentiality Agreement (but permitting the disclosures to Apple Holdco and its Affiliates described in this Section 6.10(d) to be made to Apple Holdco and its Affiliates); provided that (1) such confidentiality agreement may not restrict Parent in any way from complying with Sections 6.8, 6.9 or 6.10, and (2) Parent advises Apple Holdco of all non public information delivered to such person concurrently with delivery to such person and concurrently with such delivery also delivers all such information to Apple Holdco that was not previously provided to Apple Holdco, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it complies with Section 6.10(c). Parent will use its commercially reasonable efforts to keep Apple Holdco and its Affiliates informed promptly of the status and terms of any such proposal or offer and the status and terms of any such discussions or negotiations and will promptly provide Apple Holdco with any such written proposal or offer. Parent will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken by Parent in this Section 6.10. Nothing in this Section 6.10(d), (x) permits Parent to terminate this Agreement or (y) affects any other obligation of Parent or Apple Holdco under this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary (but subject to the next sentence), Parent’s board of directors shall be permitted to effect an Adverse Recommendation Change if (i) Parent shall not have received the Strawberry Stockholder Approval, (ii) Parent has received an unsolicited bona fide written offer regarding a Strawberry Competing Transaction from a third party, (iii) Parent’s board of directors has determined in good faith by a majority vote (after consultation with its outside counsel and its financial advisor) that such Strawberry Competing Transaction constitutes a Superior Proposal, (iv) Parent’s board of directors, after consultation with its outside counsel, determines in good faith by a majority vote that such action is required by its fiduciary duties under applicable Law and (v) Parent has complied with the terms of this Section 6.10. However, Parent’s board of directors shall nevertheless not make such an Adverse Recommendation Change, unless, (x) Parent promptly notifies Apple Holdco, in writing at least four (4) Business Days before taking such action, of its intention to make an Adverse Recommendation Change and attaching the most current version of any proposed agreement (including any schedules, exhibits and annexes thereto) and a detailed summary of all material terms of any such proposal and the identity of the offeror (an “ARC Notice”), and (y) Apple Holdco does not propose, within such four (4) Business Days after its receipt of such ARC Notice, such adjustments to the terms and conditions of this Agreement as would enable Parent’s board of directors to determine in good faith (after consultation with its outside counsel and its financial advisor) that such proposal is at least as favorable in the aggregate (taking into account all of the factors and other aspects of such proposal included in the definition of Strawberry Superior Proposal) to the Strawberry Stockholders as such Strawberry Superior Proposal. Any material amendment to any offer regarding a Strawberry Competing Transaction will be deemed to be a new offer regarding a Strawberry Competing Transaction for purposes of re-starting the four (4) Business Day clock described in the preceding sentence.

(f) For purposes of this Agreement, “Strawberry Superior Proposal” means a bona fide written offer regarding a Strawberry Competing Transaction (i) made by a Person other than a party hereto or its controlled Affiliates which the board of directors of Parent concludes, after consultation with its financial advisor and following receipt of the advice of its outside counsel, is more favorable (taking into account the terms and conditions thereof) from a financial point of view to the Strawberry Stockholders than the transactions contemplated hereby (including any alterations to this Agreement proposed by Apple Holdco in response thereto) and (ii) is reasonably likely to be consummated.

(g) No provision of this Agreement will be deemed to prohibit Parent from publicly disclosing any information which its board of directors determines, after consultation with outside counsel, is required to be disclosed by Law, whether pursuant to the federal securities laws, state law fiduciary requirements or otherwise.

6.11  Notification of Certain Matters.  Each of Parent and Apple Holdco will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relates to the consummation of the Transactions, and (c) any change that would reasonably be expected to have, individually or in the aggregate, a Strawberry Material Adverse Effect or an Apple Material Adverse Effect, as the case may be.

6.12  Fees and Expenses.  Except for filing fees paid under Antitrust Laws and fees incurred in connection with the filing, printing and mailing of the Proxy Statement or any other document filed with the SEC in connection with the Transactions, which will be borne equally by Apple Holdco and Parent, (a) Apple Holdco will bear all of the Expenses of Apple Holdco and its Affiliates, including the broker’s or finder’s fees referred to in Section 5.14 and (b) MergerSub and Parent will bear all of the respective Expenses of Parent, MergerSub and their respective Affiliates, including the broker’s or finder’s fees referred to in Section 4.14.

6.13  Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual Action, whether civil or administrative, including any such Action in which any present or former director or officer of Parent or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, Parent (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim Action, subject to or Parent’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, Parent will not be liable for any settlement effected without Parent’s prior written consent (which will not be unreasonably delayed or withheld) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such Action, except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation.

(b) Parent will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Parent (provided that Parent may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Parent) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of Parent, in each case, with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation or Parent be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by Parent for such insurance prior to the Measurement Date (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation or Parent will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 6.13 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective

Time and their rights under this Section 6.13 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d) The obligations under this Section 6.13 may not be terminated or modified by the Surviving Corporation or Parent in a manner as to adversely affect any Indemnified Party to whom this Section 6.13 applies without the consent of the affected Indemnified Party. In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.13.

6.14  Financing.

(a) Apple Holdco shall cause to be provided to Parent at, and subject to, the Closing, aggregate borrowing availability which, together with all cash available at Apple Holdco, Parent and their respective Subsidiaries, is sufficient to (a) refinance in full all amounts outstanding under the Indebtedness listed on Section 6.14(a) of the Apple Disclosure Schedule (other than amounts required to refinance such of the Strawberry Subordinated Notes and Strawberry Second Lien Notes as will be exchanged by the Apple Holdco Stockholders in connection with the Commitment Agreement), (b) provide such reasonable working capital and sufficient liquidity for Parent and its Subsidiaries after the Effective Time as Apple Holdco shall deem appropriate and (c) pay all fees and expenses incurred in connection with the Transactions (the “Financing”).

(b) In accordance with the terms of the Harbinger Financing Commitment Letter, Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Harbinger Funds”) have agreed that at, and subject to, the Closing, the Harbinger Funds will provide, or cause to be provided to Parent, a senior secured revolving credit facility (the “Harbinger Facility”) to provide the Financing. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the Effective Date, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. The Harbinger Funds shall be paid up-front fees by Parent aggregating $5,000,000, assuming that the entire Financing is provided pursuant to the Harbinger Facility. If only a portion of the Financing is provided by the Harbinger Facility, the up-front fee payable to the Harbinger Funds shall be equal to the product of $5,000,000 and a fraction, the numerator of which is the amount of borrowing availability under the Harbinger Facility and the denominator of which is the aggregate amount of the Financing being provided by all sources. There will be no warrants or other equity issued in connection with the Harbinger Facility or any other portion of the Financing.

(c) Without limiting its obligations pursuant to Section 6.14(a), Apple Holdco may at its option, but shall not be obligated to, seek to obtain some or all of the Financing from third party lenders rather than from the Harbinger Funds pursuant to Section 6.14(b). Any such third party financing shall be on such terms and conditions as may be acceptable to Apple Holdco in its reasonable discretion; it being understood that the terms of such financing may be different in material respects from the terms of the Harbinger Facility outlined in Section 6.14(b). If Apple Holdco elects to seek any such third party financing, it shall keep Parent informed on a reasonably current basis of its efforts to obtain such third party financing and of the terms being proposed in connection therewith.

(d) Parent shall, and shall cause its Subsidiaries and their respective representatives to, reasonably cooperate (provided that such cooperation does not unreasonably interfere with the ongoing operations of Parent and its Subsidiaries) in connection with obtaining the Financing, including by (i) taking reasonable actions as may be necessary or advisable to consummate such Financing, (ii) providing assistance from the senior management of Parent and its Subsidiaries in the preparation for, and participation in, meetings, drafting sessions, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iii) furnishing Apple Holdco and its financing sources with financial and other pertinent information regarding Parent and its Subsidiaries as may be reasonably requested by Apple Holdco, including financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes and such monthly financial information as is prepared by Parent or its Subsidiaries in the ordinary course of business in a manner consistent with past practice, (iv) assisting Apple Holdco and its financing sources in the preparation of (A) an offering document, private placement memorandum and bank information memorandum for any debt or equity to be raised to complete the Financing and (B) in the case of any debt financing, materials for rating agency presentations, (v) reasonably cooperating with the marketing efforts of Apple Holdco and its financing sources for any equity or debt to be raised to complete the Financing, (vi) forming new direct or indirect Subsidiaries, (vii) providing and executing such documents as may be reasonably requested by Apple Holdco, including a certificate of the chief financial officer of Parent or any of its Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in an offering document relating to the Financing, (viii) using commercially reasonable efforts to facilitate the pledging of collateral and (ix) using commercially reasonable efforts to obtain accountants’ comfort letters and consents, legal opinions, surveys and title insurance and provide management representation letters relating to such comfort letters, as reasonably requested by Apple Holdco. In no event shall Parent or any of its Subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Closing. It is understood and agreed that notwithstanding the Confidentiality Agreements, Apple Holdco and its Affiliates shall be permitted to include financial and other information concerning Parent and its Subsidiaries in filings made under the Securities Act and the Exchange Act, regardless of whether in connection with the Financing. Parent hereby consents to the use of the logos of the Parent or any of its Subsidiaries in connection with the Financing. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(a) of this Agreement, as it applies to Parent’s obligations under this Section 6.14(d), shall be deemed satisfied unless the Financing has not been obtained as a result of Parent’s breach of its obligations under this Section 6.14(d).

(e) Parent agrees to provide, and shall cause its Subsidiaries to provide, all reasonable cooperation requested by Apple Holdco in connection with the repayment of such outstanding indebtedness, including, without limitation, cooperating in connection with (i) the repayment or defeasance of any such indebtedness, (ii) delivering payoff, redemption, defeasance or similar notices and (iii) obtaining payoff letters, UCC 3 financing statements and such other documents and instruments as may reasonably be required to demonstrate the repayment of such indebtedness and release of any Encumbrances on the properties or assets of Parent and/or any of its Subsidiaries.

6.15  Litigation.  Except as otherwise required by Law or to the extent, in the reasonable opinion of outside counsel to Parent, there exists a conflict between Apple Holdco and Parent, Parent shall give Apple Holdco the opportunity to participate in the defense or settlement of any stockholder or other material litigation against Parent and/or its directors relating to the Transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Apple Holdco, which shall not be unreasonably withheld or delayed in the event that the settlement would not be material.

6.16  Director Resignations; Appointments.

(a) Parent shall use its reasonable best efforts to obtain and deliver to Apple Holdco written resignation letters, effective as of the Effective Time, from those members of the boards of directors of Parent and/or any of its Subsidiaries designated by Apple Holdco to Parent in writing at least five calendar days prior to Closing.

(b) Parent shall use its reasonable best efforts to cause the persons designated by Apple Holdco to Parent to be appointed to the board of directors of Parent as of the Closing, to serve as directors until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of Parent and the DGCL.

6.17  Post Closing Governance of Parent.  Subject to the receipt of the Strawberry Stockholder Approval, Parent shall take all action necessary to cause each of the Strawberry Charter Amendment, Series C Amendment and the Series D Certificate of Designation to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware effective as of the Closing.

6.18  Transaction Documents.  At or prior to the Closing, each of Parent, MergerSub and Apple Holdco shall, and Apple Holdco shall cause the Apple Holdco Stockholders to, execute and deliver each Transaction Document to which it has been designated to become a party thereto pursuant to this Agreement.

6.19  401(k) Plan.  Parent agrees that its 401(k) plan will be terminated at the Closing.

6.20  Anti-Dilution Protection.

(a) In the event that any time between the date hereof and the Effective Time any shares of Strawberry Common Stock are issued (i) upon exercise of any Strawberry Options or (ii) upon exercise of any Strawberry Warrants, then the Merger Consideration shall be increased by such additional number of shares of Strawberry Common Stock as shall be necessary to cause the total number of shares of Strawberry Common Stock Beneficially Owned by the Apple Holdco Stockholders after receipt of the Merger Consideration, conversion of their shares of Strawberry Series A Preferred Stock pursuant to the Series A Amendment and conversion of their shares of Strawberry Series C Preferred Stock in accordance with the Series C Amendment to be equal 92% of the shares of Strawberry Common Stock issued and outstanding immediately after giving effect to the consummation of the Transactions.

(b) From and after the Effective Time until such time as the Apple Holdco Interest has been less than 50% for a period of at least ten (10) consecutive days, in the event at any time or from time to time the number of outstanding shares of Voting Stock is increased due to the issuance of shares upon the exercise of stock options outstanding on the date hereof, then in connection with each such issuance Apple Holdco and/or its Affiliates shall have the right, but not the obligation, to purchase from Parent at the same exercise price per share, up to such number of additional shares of Voting Stock as may then be necessary solely as a result of such issuance to restore the Apple Holdco Interest to the same percentage of the Total Voting Power as existed immediately prior to such increase in the number of outstanding shares of Voting Stock. The Company shall notify Apple Holdco in writing of any such exercise within 15 days following any such exercise. The purchase right set forth in this Section 6.20(b) shall be exercisable at any time and from time to time until 30 days after Apple Holdco’s receipt of notice of such issuance.

VII.  CONDITIONS TO THE MERGER

7.1  Conditions to the Merger.  The respective obligations of Parent, MergerSub and Apple Holdco to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Strawberry Stockholder Approval shall have been obtained at the Strawberry Stockholders Meeting;

(b) no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law;

(c) all applicable waiting periods under the HSR Act shall have terminated or expired; and

(d) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions shall have been made or obtained, except where the failure to make or obtain such Authorizations or filings would not, individually or in the aggregate, have a Strawberry Material Adverse Effect or an Apple Material Adverse Effect.

7.2  Conditions to the Obligations of Apple Holdco.  The obligation of Apple Holdco to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Apple Holdco and may be waived by Apple Holdco):

(a) (i) all covenants of MergerSub under this Agreement to be performed by MergerSub on or before the Closing shall have been duly performed by MergerSub in all material respects;

(ii) all covenants of Parent under this Agreement to be performed by Parent on or before the Closing shall have been duly performed by Parent in all material respects;

(b) the representations and warranties of Parent in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materially or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have a Strawberry Material Adverse Effect. In addition, the representations and warranties set forth in Section 4.5(a), (b) and (f) shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing with the same effect as though made as of the Closing;

(c) (i) Apple Holdco shall have received a certificate of MergerSub addressed to Apple Holdco and dated the Closing Date, signed by an executive officer of MergerSub (on MergerSub’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(i);

(ii) Apple Holdco shall have received a certificate of Parent addressed to Apple Holdco and dated the Closing Date, signed by an executive officer of Parent (on Parent’s behalf and without personal liability), confirming the matters set forth in Section 7.2(a)(ii) and Section 7.2(b).

(d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or would reasonably be expected to have a Strawberry Material Adverse Effect;

(e) there is no Action pending, which the board of directors of Apple Holdco determines, following the receipt of the advice from its outside counsel, would reasonably be expected to have a Strawberry Material Adverse Effect;

(f) Parent shall, on or prior to the Closing, provide Apple Holdco with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance reasonably satisfactory to Apple Holdco, which states that shares of capital stock of Parent do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Apple Holdco’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Parent shall have provided to Apple Holdco, as agent for Parent, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Apple Holdco to deliver such notice form to the IRS on behalf of Parent upon the consummation of the Merger;

(g) Apple Holdco shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, in form and substance reasonably satisfactory to Apple Holdco, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the exchange of Apple Holdco Common Stock for Strawberry Common Stock pursuant to the Merger will constitute an exchange of securities in pursuance of a plan of reorganization within the meaning of Section 354(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of Parent, Apple Holdco, and MergerSub;

(h) All of the resignations of directors of Parent and its Subsidiaries, requested by Apple Holdco pursuant to Section 6.16(a) shall have been obtained and each of the Persons identified pursuant to Section 6.16(b) shall have been appointed to Parent’s board of directors; and

(i) Each of Parent and MergerSub shall have executed and delivered each Transaction Document to which they are or have been designated to become a party pursuant to this Agreement;

(j) Parent shall have executed and delivered to Apple Holdco a release in the form attached hereto as Exhibit D (the “Release”).

(k) The Series A Amendment shall have been filed with the Secretary of State of Delaware and be effective.

(l) The Series C Amendment shall have been filed with the Secretary of State of Delaware and be effective.

(m) The Series D Certificate of Designation shall have been filed with the Secretary of State of Delaware and be effective.

(n) Since the date of this Agreement, without the prior written consent of Apple Holdco, neither Parent nor any of its Subsidiaries shall have (i) entered in any amendment or modification of, or obtained any waiver under, that certain Amended and Restated Credit Agreement, dated as of June 15, 2004, as amended through the Seventeenth Amendment thereof dated as of the date hereof (the “Senior Credit Agreement”), by and among the lenders party thereto (the “Lenders”), Wells Fargo Foothills Inc., as administrative agent and collateral agent for the Lenders, Silver Point Finance, LLC, as the co-agent, syndication agent, documentation agent, arranger and book runner, Parent and each Parent’s Subsidiaries party thereto as borrowers or guarantors that increases the borrower’s borrowing availability thereunder, modifies the definition of “borrowing base” set forth therein or modifies the interest rate or prepayment terms (including any prepayment penalties or premiums) applicable to borrowings thereunder, or (ii) entered into or obtained any other amendment, modification, waiver or extension of or under the Senior Credit Agreement that requires the payment of any fee or other form of consideration (other than reimbursement of attorneys’ fees and actual out of pocket expenses) in excess of an aggregate of $4,500,000 for all such amendments, modifications, waivers or extensions.

(o) At the Closing Date, Parent’s and its Subsidiaries’ aggregate principal amount of borrowings under the Senior Credit Agreement shall not exceed the lesser of (x) (1) $187.5 million plus (2) $5,000,000 minus the principal amount of loans then outstanding under the New Senior Secured Credit Agreements, and (y) Parent’s “borrowing base” as of such date, as such term is defined in the Senior Credit Agreement, plus $5,000,000.

7.3  Conditions to the Obligations of Parent and MergerSub.  The obligations of Parent or MergerSub to effect the Merger are subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Parent and MergerSub and may be waived by Parent, on behalf of itself and MergerSub):

(a) all covenants of Apple Holdco under this Agreement to be performed on or before the Closing Date shall have been duly performed by Apple Holdco in all material respects;

(b) the representations and warranties of Apple Holdco in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing, except where the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not, individually or in the aggregate, have an Apple Material Adverse Effect. In addition, the representations and warranties set forth in Section 5.5(a) shall have been true and correct on the date of this Agreement and shall be true and correct as of the Closing with the same effect as though made as of the Closing;

(c) Parent shall have received a certificate of Apple Holdco addressed to Parent and dated the Closing Date, signed by an executive officer of Apple Holdco (on Apple Holdco’s behalf and without personal liability), confirming the matters set forth in Section 7.3(a) and Section 7.3(b);

(d) no event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, with all other events, circumstances, changes and effects, is or would reasonably be expected to have an Apple Material Adverse Effect;

(e) there is no Action pending which the board of directors of Parent determines, following the receipt of the advice from its outside counsel would reasonably be expected to have an Apple Material Adverse Effect;

(f) Apple Holdco shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, in form and substance reasonably satisfactory to Parent, which states that shares of capital stock of Apple Holdco do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Apple Holdco shall have provided to Parent, as agent for Apple Holdco, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the IRS on behalf of Apple Holdco upon the consummation of the Merger;

(g) Parent shall have received the opinion of Sonnenschein Nath & Rosenthal LLP in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and the exchange of Apple Holdco Common Stock for Strawberry Common Stock pursuant to the Merger will constitute an exchange of securities in pursuance of a plan of reorganization within the meaning of Section 354(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of Parent, Apple Holdco, and MergerSub;

(h) Each of Apple Holdco and the Apple Holdco Stockholders shall have executed and delivered each Transaction Document to which they are or have been designated to become a party pursuant to this Agreement; and

(i) All conditions to the Closing of the Preferred Share Issuance pursuant to the Commitment Agreement shall have been satisfied (other than due to a breach by the Company of its obligations thereunder) and the exchange contemplated by the Commitment Agreement will be consummated concurrently with the Effective Time.

VIII.  TERMINATION AND ABANDONMENT

8.1  Termination.  Except as otherwise provided in this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Strawberry Stockholder Approval:

(a) by mutual written consent of Parent and Apple Holdco;

(b) by Apple Holdco (provided that Apple Holdco is not then in material breach of any covenant, representation, warranty or other agreement contained herein), if there has been a breach by Parent or MergerSub of any of their respective representations, warranties, covenants or agreements contained in this Agreement or any such representation and warranty has become untrue, in either case such that Section 7.2(a), Section 7.2(b) or Section 7.2(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Parent of notice of such breach;

(c) by Parent (provided that neither Parent nor MergerSub is then in material breach of any covenant, representation, warranty or other agreement contained herein), if there has been a breach by Apple Holdco of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty has become untrue, in either case such that Section 7.3(a), Section 7.3(b) or Section 7.3(d) would be incapable of being satisfied, and such breach or condition either by its terms cannot be cured or if reasonably capable of being cured has not been cured within 30 calendar days following receipt by Apple Holdco of notice of such breach;

(d) by either Parent or Apple Holdco if any Order preventing or prohibiting consummation of the Transactions has become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(d) shall use all commercially reasonable efforts to have such Order vacated;

(e) by either Parent or Apple Holdco if the Merger shall not have occurred on or prior to January 30, 2008 (the “Outside Date”);

(f) by either Parent or Apple Holdco if the Strawberry Stockholder Approval is not obtained at the Strawberry Stockholders Meeting; or

(g) by Apple Holdco if the board of directors of Parent or the Special Committee shall have modified or withdrawn the Strawberry Board Recommendation, delivered an ARC Notice or failed to confirm the Strawberry Board Recommendation within four Business Days after Apple Holdco’s request to do so (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that Parent, in compliance with this Agreement, has supplied any Person with information regarding Parent or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the Strawberry Board Recommendation).

8.2  Effect of Termination.  In the event of termination of this Agreement by either Parent or Apple Holdco pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability under this Agreement on the part of Parent, MergerSub or Apple Holdco, except (i) to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties or covenants in this Agreement and (ii) as provided in Section 8.3; provided, however, that the provisions of Sections 6.5, 6.12, this Section 8.2, Section 8.3, and Article IX will each remain in full force and effect and will survive any termination of this Agreement.

8.3  Fees and Expenses.

(a) Notwithstanding Section 6.12, if this Agreement is terminated by (i) Apple Holdco or Parent pursuant to either Section 8.1(e) (unless the failure of the Merger to have occurred by such date is due to the failure of Apple Holdco to perform in all material respects the covenants and agreements of Apple Holdco set forth herein) or Section 8.1(f) and prior to the time of such termination a Strawberry Competing Transaction has been made or proposed to Parent’s board of directors or its stockholders or otherwise publicly announced (whether or not conditional) and within twelve months Parent enters into any agreement in principle, arrangement, understanding or Contract providing for the implementation of a Strawberry Competing Transaction or shall complete a Strawberry Competing Transaction whether or not such Strawberry Competing Transaction was the same as the initial Strawberry Competing Transaction referred to in this clause (i) or (ii) Apple Holdco pursuant to Section 8.1(g), then Parent will pay to Apple Holdco a termination fee equal to $1.0 million plus up to $1.0 million of reasonable documented, third party, out of pocket Expenses.

(b) Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the other party would not enter into this Agreement. In the event that Parent fails to pay the amounts due pursuant to this Section 8.3 when due, and, in order to obtain such payment, Apple Holdco commences a suit that results in a judgment against Parent for the amounts set forth in this Section 8.3, Parent will pay to Apple Holdco (i) the costs and expenses (including all reasonable fees and expenses of counsel) in connection with any action taken to obtain a judgment and (ii) interest on the amounts set forth in this Section 8.3, commencing on the date that such amounts become due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate plus 2.00%.

IX.  MISCELLANEOUS

9.1  Nonsurvival of Representations, Warranties and Covenants.  Except for the covenants set forth in Section 6.13, none of the representations, warranties or covenants in this Agreement will survive the Merger.

9.2  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified, or supplemented only by the written agreement of the parties hereto before the Effective Time; provided, however, that after the Strawberry Stockholder Approval is obtained there will not be any amendment that by Law requires further approval by the Strawberry Stockholders without further approval of such stockholders.

9.3  Waiver of Compliance.  Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of any provisions of this Agreement will be held to be a waiver of any other or subsequent breach.

9.4  Notices.  All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to Apple Holdco:

c/o 555 Madison Avenue, 16th Floor
New York, New York 10022
Attention: Philip A. Falcone
Facsimile: (212) 508 3721

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019 6064
Attention: Bruce A. Gutenplan
Robert B. Schumer
Facsimile: (212) 757 3990

and:

One Riverchase Parkway South
Birmingham, Alabama 35244
Attention: General Counsel
Facsimile: (205) 987 5505

If to Parent or MergerSub:

Salton, Inc.
1955 W. Field Court
Lake Forest, Illinois 60045
Attention: Marc Levenstein
Facsimile: (847) 803 1186

With a copy to:

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower, 233 South Wacker Drive
Chicago, IL 60606 6404
Attention: Neal Aizenstein
Facsimile: (312) 876 7934

9.5  Third Party Beneficiaries.  Except as specifically set forth in Section 6.13(c), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6  Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of Parent, MergerSub or Apple Holdco may assign this Agreement or any of their rights or liabilities thereunder without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

9.7  Severability.  The illegality or partial illegality of any of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

9.8  Governing Law.  This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

9.9  Submission to Jurisdiction; Waivers.  Each of Apple Holdco, Parent and MergerSub irrevocably agrees that any Action with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined in the Court of Chancery or other courts of the State of Delaware located in the State of Delaware, and each of Apple Holdco, Parent and MergerSub hereby irrevocably submits and consents with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Apple Holdco, Parent and MergerSub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

9.10  Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.11  Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.12  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), the Transaction Documents and the Confidentiality Agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

9.13  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SALTON, INC.

By:	/s/ William Lutz
Name:     William Lutz

Title:	Interim Chief Executive Officer
and Chief Financial Officer

SFP MERGER SUB, INC.

By:	/s/ William Lutz
Name:     William Lutz

Title:	Interim Chief Executive Officer
and Chief Financial Officer

APN HOLDING COMPANY, INC.

By:	/s/ Philip A. Falcone
Name:     Philip A. Falcone

Title:	Vice President and Senior
Managing Director

[Signature Page to Merger Agreement]

ANNEX B

October 1, 2007

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

Dear Members of the Board of Directors:

We understand that Salton, Inc. (“Salton”) proposes to engage in a business combination with Applica Incorporated (“Applica”) pursuant to the terms of an Agreement and Plan of Merger, dated October 1, 2007 (the “Merger Agreement”), to be entered into by and among Salton, SPF Merger Sub, Inc., a wholly owned subsidiary of Salton (“Merger Sub”), and APN Holding Company, Inc. (“APN”). Pursuant to the Merger Agreement, Merger Sub will merge with APN (the “Merger”), APN will become a wholly-owned subsidiary of Salton and each outstanding share of common stock, par value $0.01 per share (“APN Common Stock”), of APN will be converted into the right to receive 595,500,405 shares of common stock, par value $0.01 per share (“Salton Common Stock”), of Salton (the “Merger Consideration”).

You have advised us and we have assumed that in connection with the Merger (i) shares of Salton Common Stock will be issued to holders of shares of Salton Series A Preferred upon conversion of such shares in accordance with the Series A Amendment; (ii) shares of Salton Common Stock will be issued to holders of shares of Salton Series C Preferred upon conversion of such shares in accordance with the Series C Amendment; (iii) shares of Salton Series D Preferred will be issued to affiliates of APN, as the holders of Salton Second Lien Notes and Salton Subordinated Notes, in exchange for such securities; and (iv) Salton will enter into a new reimbursement and senior secured credit agreement with affiliates of APN to refinance certain indebtedness (the transactions referred to in (i) though (iv) being referred to herein as the “Precedent Transactions”). Unless otherwise defined herein, capitalized terms used in this paragraph have the meaning ascribed to such terms in the Merger Agreement.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide you with an opinion (the “Opinion”) as to whether, as of the date hereof, the Merger Consideration to be issued by Salton pursuant to the Merger, giving effect to the Precedent Transactions, is fair to Salton from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed Salton’s Annual Reports on Form 10-K for the fiscal years ended July 3, 2004, July 2, 2005, and July 1, 2006, and quarterly reports on Form 10-Q for the quarterly periods ended April 1, 2006 and March 31, 2007;

2. reviewed Applica’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005, and quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2005 and September 30, 2006;

3. spoken with certain members of the management of Salton regarding the operations, financial condition, future prospects and projected operations and performance of Salton and regarding the Merger;

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

4. spoken with certain members of the management of APN regarding the operations, financial condition, future prospects and projected operations and performance of the APN and regarding the Merger;

5. reviewed the following agreements and documents in final or substantially final form:

a. the Merger Agreement;

b. the Form of the Registration Rights Agreement by and among Salton, Inc., Harbinger Capital Partners Master Fund I, LTD. and Harbinger Capital Partners Special Situations GP, L.P.;

c. the Commitment Agreement by and among Salton, Inc., Harbinger Capital Partners Master Fund I, LTD. and Harbinger Capital Partners Special Situations GP, L.P. dated as of October 1, 2007;

d. the Financing Commitment Letter by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., and APN Holding Company, Inc.;

e. the Certificate of Amendment to the Certificate of Designation of Salton Series A Preferred;

f. the Certificate of Amendment to the Certificate of Designation of Salton Series C Preferred;

g. the Loan Purchase Agreement by and between Silver Point Finance, LLC, Harbinger Capital Partners Master Fund 2, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Salton, Inc.;

h. the Reimbursement and Senior Secured Credit Agreement among Harbinger Capital Partners Master Fund 2, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Salton Inc. and each of its subsidiaries thereto;

6. reviewed Salton’s strategic plan with financial results, forecasts and projections prepared by the management of Salton for the fiscal years ended June 30, 2007 through 2009;

7. reviewed the merger model prepared by the managements of Salton and Applica with respect to Salton for the fiscal years ended June 30, 2007 through June 30, 2012 after giving effect to the Merger, as well as the analyses and forecasts of certain cost savings, operating efficiencies and revenue benefits expected to result from the Merger (the “Synergies”);

8. to the extent available, reviewed the historical market prices and trading volume for Salton’s and Applica’s publicly traded securities for the past three years and those of certain publicly traded companies which we deemed relevant;

9. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to Salton and Applica; and

10. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the managements of Salton, APN and Applica have advised us, and we have assumed, that the financial forecasts and projections referred to above had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Salton, APN and Applica, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. Furthermore, upon the advice of the

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

managements of Salton, APN and Applica, we have assumed that the Synergies had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Salton, APN and Applica, expressed no opinion with respect to such Synergies or the assumptions on which they were based and assumed that the Synergies would be realized in the amounts and the time periods indicated thereby. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Salton, APN or Applica since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which Salton, APN, or Applica is a party (other than as specifically contemplated by this Opinion).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 5 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Salton, APN or Applica, or otherwise have an adverse effect on Salton, APN or Applica or any expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft or forms of documents identified above will not differ in any material respect from such draft or forms of documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent or otherwise) of Salton, APN, Applica or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Salton, APN or Applica is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Salton, APN or Applica is or may be a party or is or may be subject and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger or Precedent Transactions, the assets, businesses or operations of Salton, or any alternatives to the Merger or Precedent Transactions, (b) negotiate the terms of the Merger or Precedent Transactions, or (c) advise the Board of Directors or any other party with respect to alternatives to the Merger or Precedent Transactions. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

shares of Salton common stock or other securities have traded or may trade subsequent to the disclosure or consummation of the Merger.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder or any other person as to how such person should act or vote with respect to the Merger.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Salton, APN, Applica, any other party that may be involved in the Merger and their respective affiliates.

Houlihan Lokey and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Salton. More specifically, Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, is acting as financial advisor to Salton with respect to the exploration of Salton’s strategic alternatives, including a possible merger, consolidation, joint venture, partnership, spin-off, split-off, business combination, tender or exchange offer, recapitalization, sale, distribution, transfer or other disposition of assets or equity interests or similar transaction, in each case involving all or a substantial portion of the business, assets or equity interests of Salton and its subsidiaries, in one or more transactions (the “Strategic Transaction”). Upon the consummation of the Strategic Transaction, HLHZ will receive a transaction fee (against which 0% of the fees for this Opinion will be credited) equal to 0.95% of the Transaction Value (as defined in the engagement letter for these services). In addition, Salton has agreed to indemnify Houlihan Lokey and its affiliates for certain liabilities that may arise in connection with our engagement.

Houlihan Lokey and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to Applica, and directly or indirectly on behalf of Harbinger Capital Partners, however, no such services have related to the Merger.

Houlihan Lokey has acted as financial advisor to Salton with respect to the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the successful completion of the Merger. Salton has agreed to indemnify Houlihan Lokey and its affiliates for certain liabilities that may arise in connection with our engagement.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of Salton, APN, Applica, their respective security holders or any other party to proceed with or effect the Merger or the Precedent Transactions, (ii) the terms of any agreements or documents related to, or the form or any other portion or aspect of, the Merger or the Precedent Transactions, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Merger or Precedent Transactions to the holders of any class of securities, creditors or other constituencies of Salton, APN or Applica, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for Salton, APN, Applica or any other party or the effect of any other transaction or the Precedent Transactions in which Salton, APN, Applica or any other party might engage (other than as specifically contemplated by this Opinion), (v) the terms of any financing sought or obtained by Salton, APN, Applica or any other party to the Merger or Precedent Transaction, (vi) the tax or legal consequences of the Merger or the Precedent Transactions to either Salton, APN, Applica, their respective security holders, or any other party, (vii) the fairness of any portion or aspect of the Merger or the Precedent Transactions to any one class or group of Salton’s or any other party’s security holders vis-à-vis any

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

other class or group of Salton’s or such other party’s security holders (including without limitation the allocation of any consideration amongst such classes or groups of security holders), (viii) whether or not Salton, APN, Applica, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger or the Precedent Transactions, or (ix) the solvency, creditworthiness or fair value of Salton, APN, Applica or any other participant in the Merger or Precedent Transactions under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by Salton, APN and Applica and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Salton, APN, Applica and the Merger and the Precedent Transactions.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be issued by Salton pursuant to the Merger, giving effect to the Precedent Transactions, is fair to Salton from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

ANNEX C

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES A VOTING CONVERTIBLE PREFERRED STOCK
OF
SALTON, INC.

SALTON, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Certificate of Designation of Series A Voting Convertible Preferred Stock of the Corporation is hereby amended by adding the following Section immediately after Section 10 of the Certificate of Designation of Series A Voting Convertible Preferred Stock:

“Section 11.  Matters Relating To Merger with APN Holding Company, Inc.

(a) Immediately prior to the Effective Time, as defined in that certain Agreement and Plan of Merger dated October 1, 2007, among the Corporation, SFP MergerSub, Inc. and APN Holding Company, Inc. (the “Merger Agreement”), the following shall occur:

(i) each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically, and without any further action on the part of any Person, converted into 2197.49 shares of the Corporation’s Common Stock, subject to adjustment pursuant to Section 11(d) hereof;

(ii) upon such automatic conversion, any and all accrued and unpaid dividends shall be extinguished and canceled and shall not be paid;

(iii) upon the automatic conversion of the Convertible Preferred Stock as described in (i) above, all shares of Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate, except only for the right of the holders thereof to receive shares of Common Stock as described in (i) above; and

(iv) upon the automatic conversion of the Convertible Preferred Stock as described in (i) above, each certificate for shares of Convertible Preferred Stock shall be deemed to represent the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted as described in (i) above.

(b) From and after the Effective Time, the Corporation shall, or shall cause the transfer agent of the Corporation to, deliver to each holder of a certificate for shares of Convertible Preferred Stock who delivers such certificate to the Corporation (or such transfer agent) a certificate representing the number of shares of Common Stock into which such shares of Convertible Preferred Stock were converted as described in Section 11(a)(i) above.

(c) Each share of Common Stock issued pursuant to the automatic conversion of the Convertible Preferred Stock as described in Section 11(a)(i) above will: (x) not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions from the registration

C-1

The Board of Directors of Salton, Inc.
1955 Field Court
Lake Forest, IL 60045

requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder; and if required (y) bear a restrictive legend stating substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR, AN EXEMPTION SUCH THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

(d) If, after October 1, 2007 and prior to the Effective Time, the Corporation (i) declares a stock dividend or other distribution payable in shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock or (ii) effects a stock split (including a reverse stock split), reclassification, combination or other similar change with respect to the Common Stock, then the number of shares of Common Stock into which each share of Convertible Preferred Stock shall be converted pursuant to Section 11(a)(i) hereof shall be equitably adjusted to eliminate the effects of that stock dividend, distribution, stock split, reclassification, combination or other change.

(e) Any agreement currently in effect pursuant to which the Corporation has granted registration rights to the holder of any shares of Convertible Preferred Stock shall be understood, from and after the Effective Time, to grant such rights to such holder in respect of shares of Common Stock received by such holder upon conversion of shares of Convertible Preferred Stock pursuant to this Section 11.

(f) Other than the provisions of this Section 11, none of the other provisions of the Certificate of Designation of Series A Voting Convertible Preferred Stock shall be applicable or operative with respect to the transactions contemplated by the Merger Agreement.”

The remainder of the Certificate of Designation of Series A Voting Convertible Preferred Stock, as in effect prior to this amendment, shall continue to be in full force and effect without change.

2. The amendment to the Corporation’s Certificate of Designation of Series A Voting Convertible Preferred Stock set forth above was duly adopted by (i) the holders of a majority of the voting power of the outstanding shares of Series A Voting Convertible Preferred Stock voting separately, and (ii) the holders of a majority of the voting power of the outstanding shares of the Corporation’s capital stock entitled to vote thereon, all in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this      day of          , 2007.

By:
Name:     William M. Lutz

Title:	Chief Executive Officer

C-2

ANNEX D

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
OF
SALTON, INC.

SALTON, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Certificate of Designation of Series C Preferred Stock of the Corporation is hereby amended by adding the following Section immediately after Section 9 of the Certificate of Designation of Series C Preferred Stock:

“Section 10.  Matters Relating To Merger with APN Holding Company, Inc.

(a) Immediately prior to the Effective Time, as defined in that certain Agreement and Plan of Merger dated October 1, 2007, among the Corporation, SFP MergerSub, Inc. and APN Holding Company, Inc. (the “Merger Agreement”), the following shall occur:

(i) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically, and without any further action on the part of any Person, converted into 249.56 shares of the Corporation’s Common Stock, subject to adjustment pursuant to Section 10(d) hereof;

(ii) upon such automatic conversion, any and all accrued and unpaid dividends shall be extinguished and canceled and shall not be paid;

(iii) upon the automatic conversion of the Series C Preferred Stock as described in (i) above, all shares of Series C Preferred shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate, except only for the right of the holders thereof to receive shares of Common Stock as described in (i) above; and

(iv) upon the automatic conversion of the Series C Preferred Stock as described in (i) above, each certificate for shares of Series C Preferred Stock shall be deemed to represent the number of shares of Common Stock into which such shares of Series C Preferred Stock are converted as descried in (i) above.

(b) On and after the Effective Time, the Corporation shall, or shall cause the transfer agent of the Corporation to, deliver to each holder of a certificate for shares of Series C Preferred Stock who delivers such certificate to the Corporation (or such transfer agent) a certificate representing the number of shares of Common Stock into which such shares of Series C Preferred Stock were converted as described in (i) above.

(c) Each share of Common Stock issued pursuant to the automatic conversion of the Series C Preferred Stock as described in (i) above will: (x) not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder; and (y) bear a restrictive legend stating substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR, AN EXEMPTION SUCH THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

D-1

(d) If, after October 1, 2007 and prior to the Effective Time, the Corporation (i) declares a stock dividend or other distribution payable in shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock or (ii) effects a stock split (including a reverse stock split), reclassification, combination or other similar change with respect to the Common Stock, then the number of shares of Common Stock into which each share of Series C Preferred Stock shall be converted pursuant to Section 10(a)(i) hereof shall be equitably adjusted to eliminate the effects of that stock dividend, distribution, stock split, reclassification, combination or other change.

(e) Any agreement currently in effect pursuant to which the Corporation has granted registration rights to the holder of any shares of Series C Preferred Stock shall be understood, from and after the Effective Time, to grant such rights to such holder in respect of shares of Common Stock received by such holder upon conversion of shares of Series C Preferred Stock pursuant to this Section 10.

(f) Other than the provisions of this Section 10, none of the other provisions of the Certificate of Designation of the Series C Preferred Stock shall be applicable or operative with respect to the transactions contemplated by the Merger Agreement.”

The remainder of the Certificate of Designation of Series C Preferred Stock, as in effect prior to this amendment, shall continue to be in full force and effect without change.

2. The amendment to the Corporation’s Certificate of Designation of Series C Preferred Stock set forth above was duly adopted by (i) the holders of a majority of the voting power of the outstanding shares of Series C Preferred Stock voting separately, and (ii) holders of a majority of the voting power of the outstanding shares of the Corporation’s capital stock entitled to vote thereon, all in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this      day of          , 2007.

By:
Name:     William B. Lutz

Title:	Chief Executive Officer

D-2

ANNEX E

SALTON, INC.

FORM OF CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES D PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned,          ,           of Salton, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolution, creating a series of 150,000 shares of Preferred Stock was duly adopted by the Board of Directors, on          , 2007:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $0.01 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, if any, and such preferences and relative, participating, optional or other rights and limitations as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.  Designation and Number of Shares.  There shall be hereby created and established a series of Preferred Stock designated as “Series D Preferred Stock” (the “Series D Preferred Stock”). The authorized number of shares of Series D Preferred Stock shall be 150,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

Section 2.  Rank.  The Series D Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation or a Sale Transaction rank (i) junior to all currently outstanding shares of preferred stock of the Corporation and (ii) senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock), and (y) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series D Preferred Stock (clauses (ii)(x) and (ii)(y) collectively, referred to as “Junior Stock”). The Corporation may not issue any class or series of Capital Stock that ranks on a parity with the Series D Preferred Stock as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, referred to as “Parity Stock”) or senior to the Series D Preferred Stock as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, referred to as “Senior Stock”) other than in accordance with Section 3(b).

Section 3.  Vote.

(a) The holders of Series D Preferred Stock, except as otherwise required under the DGCL or as set forth in this Section 3, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

(b) So long as any shares of the Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of at least a majority of the then outstanding shares of Series D Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(i) authorize or issue any class of Senior Stock or Parity Stock; or

(ii) amend this Certificate of Designations or the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock.

(c) In any case in which the holders of Series D Preferred Stock shall be entitled to vote pursuant to this Section 3 or pursuant to the DGCL, each holder of Series D Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series D Preferred Stock held.

Section 4.  Dividends.

(a) The holders of shares of Series D Preferred Stock shall receive when, as and if declared by the Board of Directors, out of funds legally available therefor cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than 60 days prior to the applicable dividend payment date. To the extent not paid, such dividends shall accrue on a daily basis and accumulate and compound on a quarterly basis from the Original Date of Issuance, in each case, whether or not declared. For purposes hereof, the term “Original Date of Issuance” shall mean          , 2007. All accrued and unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of (i) a Liquidation or (ii) a redemption of shares of Series D Preferred Stock pursuant to Section 6 below (each, a “Mandatory Dividend Payment Date”). On a Mandatory Dividend Payment Date, all accrued and unpaid dividends shall be paid in cash.

(b) Junior Stock Dividends.  The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan or other compensatory arrangement of the Corporation or any subsidiary) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Section 5.  Liquidation Preference.

(a) Series D Priority Payment.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock shall be paid for each share of Series D Preferred Stock held thereby, out of, but only to the extent of, funds legally available therefore, an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse-stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) as provided in Section 4 above, all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock, before any payment or distribution is made to any Junior Stock.

(b) Insufficient Assets.  If the assets of the Corporation available for distribution to the holders of shares of Series D Preferred Stock and the holders of any other Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive upon a Liquidation, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(c) Notice.  Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

Section 6.  Redemption.  The Corporation shall, as provided below, redeem the shares of Series D Preferred Stock.

(a) Mandatory Redemption.  Upon the earlier to occur of (i) a Sale Transaction or (ii) the sixth (6th) anniversary of the Original Date of Issuance (the earlier such date, the “Mandatory Redemption Date”), each outstanding share of Series D Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock. The total sum payable per share of Series D Preferred Stock to be redeemed on the Mandatory Redemption Date is hereinafter referred to as the “Preferred Redemption Price,” and the payment to be made on the Mandatory Redemption Date for the Series D Preferred Stock is hereinafter referred to as the “Preferred Redemption Payment.” Upon written notice from the Corporation, each holder of Series D Preferred Stock shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. In case fewer than the total number of shares of Series D Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed shares.

(b) Termination of Rights.  Except as set forth in this Section 6(b) and Section 6(c), on and after the Mandatory Redemption Date all rights of any holder of Series D Preferred Stock shall cease and terminate; and all shares of Series D Preferred Stock shall be canceled and shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Preferred Redemption Payment in respect of any share of Series D Preferred Stock for any reason, including, without limitation, the lack of legally available funds therefor, the rights, preferences and privileges of the holder of such share of Series D Preferred Stock shall continue to inure to the benefit of such holder of Series D Preferred Stock until the Corporation cures such default and such share which has not been redeemed shall continue to be outstanding until full payment of the Preferred Redemption Price and any other amounts required under Section 6(c) is made in respect thereof.

(c) Insufficient Funds for Redemption.  If the funds of the Corporation available for redemption of the Series D Preferred Stock to be redeemed in accordance with Section 6(a) and any other Parity Stock required to be redeemed on the Mandatory Redemption Date by law are insufficient to redeem such shares on such date, the holders of Series D Preferred Stock and such Parity Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Mandatory Redemption Date were redeemed in full. The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Redemption Price and redeeming all of the Series D Preferred Stock to be redeemed hereunder. At any time thereafter when additional funds of the Corporation are available by law for the redemption of shares of Series D Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above. In the event that funds are not available by law for the payment in full of the Preferred Redemption Price for the shares of Series D Preferred Stock to be so redeemed on the Mandatory Redemption Date, then the Corporation shall be obliged to make such partial redemption so that the number of shares of Series D Preferred Stock held by each holder shall be reduced in an amount which shall bear the same ratio to the actual number of shares of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date as the number of shares of Series D Preferred Stock then held by such holder bears to the aggregate number of shares of Series D

Preferred Stock then outstanding. In the event that the Corporation fails to redeem shares of Series D Preferred Stock for which redemption is required, then during the period from the Mandatory Redemption Date through the date on which such shares that the Corporation failed to redeem on the Mandatory Redemption Date are actually redeemed, dividends on such shares shall accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference, calculated on the basis of a 360-day year consisting of twelve 30-day months. To the extent not paid, dividends shall accrue on a daily basis and accumulate and compound on a quarterly basis (to the extent not otherwise declared and paid as set forth above), in each case whether or not declared.

(d) Notices.  In case at any time or from time to time:

(i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock; or

(ii) there shall be a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or (B) the date on which such Sale Transaction is expected to become effective.

Section 7.  General.

(a) Notices.  Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series D Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation’s Certificate of Incorporation and by-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and if sent by telecopy or facsimile transmission (and receipt is confirmed), when transmitted at or before 5:00 p.m. local time at the location of receipt on a Business Day, on such Business Day, and if received after 5:00 p.m. on a Business Day or on a day other than a Business Day, on the next following Business Day, but only if also sent by reputable overnight air courier within one Business Day following transmission.

(b) Certain Remedies.  Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Certificate of Incorporation and this Certificate of Designations and to enforce specifically the terms and provisions of the Certificate of Incorporation and this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of the Certificate of Incorporation and/or this Certificate of Designations which benefits only the holders of the Series D Preferred Stock may be waived by holders of at least a majority of all issued and outstanding Series D Preferred Stock (either generally or in a particular instance and either retroactively or prospectively).

(c) Invalidity.  If any right, preference or limitation of the Series D Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

Section 8.  Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

Section 9.  Definitions.  As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation.

“Common Stock” shall mean the common stock, par value $0.01 per share of the Corporation.

“Corporation” means Salton, Inc., a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Junior Stock” has the meaning ascribed to it in Section 2.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Mandatory Dividend Payment Date” has the meaning ascribed to it in Section 4(a).

“Mandatory Redemption Date” has the meaning ascribed to it in Section 6(a).

“Original Date of Issuance” has the meaning ascribed to it in Section 4(a).

“Parity Stock” has the meaning ascribed to it in Section 2.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Preferred Redemption Payment” has the meaning ascribed to it in Section 6(a).

“Preferred Redemption Price” has the meaning ascribed to it in Section 6(a).

“Sale Transaction” shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person, (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation or (c) the election to the Board of Directors of individuals who would constitute a majority of the members of the Board of Directors and the election or the nomination for election by the Corporation’s stockholders of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Stock” has the meaning ascribed to it in Section 2.

“Series D Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this           day of          , 2007.

Name:
Title:

ANNEX F

FORM OF

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(PURSUANT TO SECTION 242 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE)

SALTON, INC., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. This Amendment to the Second Amended and Restated Certificate of Incorporation hereby amends the first paragraph of Article Fourth of the Second Amended and Restated Certificate of Incorporation of the corporation as set forth herein.

2. The first paragraph of Article Fourth is hereby deleted in its entirety and the following first paragraph of Article Fourth shall be inserted herein:

FOURTH:  the total number of shares of capital stock which the corporation shall have authority to issue in the aggregate is One Billion and Two Million (1,002,000,000), of which One Billion (1,000,000,000) shares shall be common stock with a par value of $0.01 per share, and Two Million (2,000,000) shares shall be preferred stock with a par value of $0.01 per share.

3. This Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate has been duly executed on this     day of          .

SALTON, INC.

By:
Name:

Title:

F-1

Annex G

SALTON, INC.

INFORMATION STATEMENT PURSUANT TO
SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14F-1 THEREUNDER

NOTICE OF CHANGE IN THE COMPOSITION OF THE BOARD OF DIRECTORS

This Information Statement is attached to the proxy statement being mailed on or about          , 2007 to the holders of Salton, Inc. common stock, par value $0.01 per share and is being filed with the Securities and Exchange Commission and transmitted to such holders in accordance with Rule 14f-1 of the Exchange Act. The proxy statement to which this Information Statement is attached is incorporated herein by reference. Capitalized terms used in this Information Statement, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement. Under the terms of the merger agreement, the obligation of APN Holdco to complete the merger is subject to, among other things, the appointment of certain persons designated by APN Holdco to the board of directors of Salton. APN Holdco common stockholders have designated the following persons to be appointed to the board of directors of Salton assuming the merger is completed: Lawrence M. Clark, Jr., Jeffrey T. Kirshner, Esq, David M. Maura and Eugene I. Davis (the “Proposed Directors”).

NO VOTE OR OTHER ACTION BY OUR STOCKHOLDERS IS REQUIRED IN RESPONSE TO THIS INFORMATION STATEMENT. PROXIES ARE NOT BEING SOLICITED. YOU ARE URGED TO READ THIS INFORMATION STATEMENT CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

Please read this Information Statement carefully. It contains certain biographical and other information concerning the Proposed Directors after completion of the merger.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Voting Securities of the Company

See “Information About The Special Meeting And Voting — Record Date; Stockholders Entitled to Vote” section on page 40 of the proxy statement to which this Information Statement is attached.

If the merger is completed, APN Holdco common stockholders will be entitled to receive an aggregate of 595,500,405 shares of Salton common stock for all of the outstanding shares of APN Holdco common stock they hold at the time of the closing of the merger. Immediately following consummation of the merger and the related transactions described in the accompanying proxy statement, Harbinger Capital Partners will beneficially own 92% of the outstanding common stock of Salton and will have the right (after acquiring a majority of the voting capital stock of Salton) to designate persons to the board of directors of Salton other than at a meeting of the stockholders of Salton.

Security Ownership of Certain Beneficial Owners

See “Security Ownership of Management and Principal Stockholders” section on page 161 of the proxy statement to which this Information Statement is attached.

Changes in Control

There will be a change in control of Salton that will occur as a result of the merger. See also “Summary Term Sheet — The Merger” section on page 2 and “The Merger Agreement — Consideration to be Received in Connection with the Merger” section on page 89 of the proxy statement to which this Information Statement is attached.

DIRECTORS

The following table sets forth information regarding the Proposed Directors:

			Served as a
Name	Age	Position with Salton	Director Since

Lawrence M. Clark, Jr.	36	Director	—
Eugene I. Davis	52	Director	—
Jeffrey T. Kirshner, Esq	36	Director	—
David M. Maura	35	Director	—

Lawrence M. Clark, Jr.

Lawrence M. Clark, Jr. is Vice President & Managing Director, Distressed/Event — Special Situations of HMC — New York, Inc. Mr. Clark joined Harbinger Capital Partners in October 2002 as a Vice President and Director of Investments and was promoted to Managing Director at the end of 2005. From May 2002 (and prior to such time) until he joined the Harbinger Capital Partners investment team, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P., a special situations and risk arbitrage hedge fund manager. Mr. Clark holds a Master of Business Administration from New York University’s Stern School of Business with a dual emphasis in Finance and Accounting and graduated with a Bachelor of Science in Business Administration in Finance from Villanova University. He has successfully completed Levels I and II of the Chartered Financial Analyst designation program as administered by CFA Institute (formerly the Association for Investment Management and Research).

Eugene I. Davis

Mr. Davis is the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turn-around management, merger and acquisition consulting, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and/or acted in an executive capacity for a number of businesses, consumer products, telecommunications, medical technologies, broadcasting, high technology, and transportation and logistics sectors. Mr. Davis served as Chief Restructuring Officer of RBX Industries, Inc. from January to September 2001 and as Chairman and Chief Executive Officer from September 2001 until 2004. Mr. Davis has served as Chief Executive Officer of Golden Northwest Aluminum, Inc. since May 2005. Golden Northwest Aluminum, Inc. filed for chapter 11 protection on November 10, 2004.

Prior to forming PIRINATE, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp, and CEO and Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corp. and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international transactions and restructuring advisory.

Mr. Davis currently serves as Chairman of the Board of Directors for Atlas Air Worldwide Holdings, Inc. and Foamex, Inc. Mr. Davis is also a director for Knology Broadband, Inc., American Commercial Lines, Inc., Footstar Inc., PRG Shultz International, Inc., Ion Media Networks, Inc., Delta Air Lines, Inc. and Viskase Companies Inc. Mr. Davis is a former director of Metals USA, Inc.

Mr. Davis is a graduate of Columbia College and holds a Master of International Affairs from the School of International Affairs of Columbia University and a J.D. from Columbia Law School.

Jeffrey T. Kirshner, Esq

Jeffrey T. Kirshner is Vice President & Investment Counsel of HMC-New York, Inc. Prior to joining the Harbinger Capital Partners investment team in July 2006, Mr. Kirshner worked in the New York office of Bingham McCutchen, LLP, where he was a Partner in the financial restructuring group. His primary focus at Bingham McCutchen was creditors’ rights, where he represented clients holding positions throughout the capital structure. Prior to joining Bingham McCutchen, he worked at Kaye Scholer Fierman Hays and Handler, LLP, as an Associate in the bankruptcy group, where his practice focused on the representation of debtors in Chapter 11. Mr. Kirshner graduated cum laude from the University of Pennsylvania Law School in 1996 and graduated with a Bachelor of Arts from the John Hopkins University in 1993.

David M. Maura

David M. Maura is Vice President and Director of Investments of HMC-New York, Inc. Prior to joining the Harbinger Capital Partners investment team in November of 2006, he was a Managing Director and Senior Research Analyst at First Albany Capital from 2003 through 2006. During 2002, Mr. Maura was a Director, Global High Yield Research, at Merrill Lynch & Co. Prior to joining Merrill Lynch & Co., he was a Vice-President and Senior Analyst in the high yield group at Wachovia Securities from 1995 to 2002. Mr. Maura began his career as a Financial Analyst at ZPR Investment Management from 1994 through 1995. Mr. Maura graduated Stetson University with a Bachelor of Business Administration in 1994. Mr. Maura is also a Chartered Financial Analyst.

Family Relationships

There are no family relationships between any of the directors, executive officers of Salton and the Proposed Directors.

Board Meetings and Committees

See “Proposal No. 1 — Issuance of Common Stock in Connection with the Merger — Salton Board of Directors Following the Merger” on page 80 and “Corporate Governance Principles and Board Matters — Board of Directors Meetings and Committees” section on page 159 of the proxy statement to which this Information Statement is attached.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings in which any Proposed Director, or any affiliate of any such Proposed Director, is a party adverse to Salton or has a material interest adverse to Salton.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

See “Compliance with Section 16(A) Of the Securities Exchange Act of 1934” section on page 172 of the proxy statement to which this Information Statement is attached.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed in the proxy statement and as stated below, there have been no transactions or proposed transactions to which Salton is a participant in which the amount involved exceeded $120,000 since the beginning of Salton’s last fiscal year, in which any of the Proposed Directors, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

On December 28, 2006 the Master Fund acquired 701,600 shares of common stock of Salton. As of the date hereof, Harbinger Capital Partners own 701,600 shares of common stock of Salton.

As of the date hereof, Harbinger Capital Partners own an aggregate of 30,000 shares of Series A Convertible Voting Preferred Stock of Salton.

As of the date hereof, Harbinger Capital Partners own an aggregate of 47,164 shares of Series C Nonconvertible (Non Voting) Preferred Stock of Salton.

As of the date hereof, Harbinger Capital Partners own an aggregate of $89,606,859 of Second Lien Notes of Salton.

As of the date hereof, Harbinger Capital Partners also own an aggregate of $14,989,000 principal amount of the 12.25% Senior Subordinated Notes Due 2008 of Salton. Lawrence M. Clark, David M. Maura and Jeffrey T. Kirshner, each of whom is employed by an affiliate of Harbinger Capital Partners, disclaim any personal direct or indirect interest in the shares owned by Harbinger Capital Partners. Eugene I. Davis is not affiliated with Harbinger Capital Partners and disclaims any personal direct or indirect interest in the shares owned by Harbinger Capital Partners.

Compensation of Directors

Eugene I. Davis will be paid an annual retainer fee of $40,000 and will receive $1,000 for attendance in person of each Board and committee meeting. Lawrence M. Clark, David M. Maura and Jeffrey T. Kirshner, each of whom are affiliated with Harbinger Capital Partners, have agreed to waive the fees that they would otherwise be entitled to receive for their service as directors of Salton. Additionally, each Proposed Director will be reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. Fees are generally not paid for special telephonic Board or Committee meetings. See also “Corporate Governance Principles And Board Matters — Director Compensation” Section on page 171 of the proxy statement to which this Information Statement is attached.

Dated:                    , 2007

PROXY	SALTON, INC.	PROXY
SPECIAL MEETING IN LIEU OF ANNUAL MEETING,          2007
SOLICITED BY THE BOARD OF DIRECTORS

William Lutz, Marc Levenstein and Nancy Adrian, or any one or more of them, each with full power of substitution, are authorized to vote the shares of the undersigned at the special meeting in lieu of annual meeting of stockholders of Salton, Inc. to be held          , 2007 and at any adjournment of that meeting. They shall vote on the matters described in the proxy statement accompanying the notice of meeting in accordance with the instructions on the reverse side of this card, and in their discretion on such other matters as may come before the meeting.

If no specific instructions are provided, this proxy will be voted FOR all of the nominees for director and FOR Proposals No. 1, 2A, 2B, 3A, 3B, 4, 5, 6 and 8.

Salton, Inc.
Please Mark Vote in Oval in the Following Manner Using Dark Ink Only. ☑
(Continue from Reverse Side)

1.	To approve the issuance and reservation for issuance of shares of Salton, Inc. common stock to holders of APN Holding Company, Inc. securities pursuant to the Agreement and Plan of Merger dated October 1, 2007 among Salton, APN Holding Company, Inc. and SFP Merger Sub, Inc.

☐ For          ☐ Against          ☐ Abstain

2A.	To approve the amendment (“Series A Amendment”) to the Certificate of Designation with respect to the Series A Preferred Stock of Salton, Inc.

☐ For          ☐ Against          ☐ Abstain

2B.	To approve the reservation for issuance and issuance of shares of Salton, Inc. common stock to holders of Series A Preferred Stock upon the effective time of the merger in accordance with the Series A Amendment.

☐ For          ☐ Against          ☐ Abstain

3A.	To approve the amendment (“Series C Amendment”) to the Certificate of Designation with respect to the Series C Preferred Stock of Salton, Inc.

☐ For          ☐ Against          ☐ Abstain

3B.	To approve the reservation for issuance and issuance of shares of Salton, Inc. common stock to holders of Series C Preferred Stock upon the effective time of the merger in accordance with the Series C Amendment.

☐ For          ☐ Against          ☐ Abstain

4.	To approve the terms and issuance of shares of Salton, Inc. Series D Preferred Stock to Harbinger Capital Partners.

☐ For          ☐ Against          ☐ Abstain

5.	To approve an amendment to Salton’s certificate of incorporation to increase the authorized number of shares of common stock of Salton from 40,000,000 shares, $0.01 par value per share, to 1,000,000,000 shares, $0.01 par value per share, and correspondingly increase Salton’s total number of authorized shares of capital stock from 42,000,000 shares to 1,002,000,000 shares.

☐ For          ☐ Against          ☐ Abstain

6.	Approve adjournments of the Special meeting of Salton’s stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting of Salton’s stockholders to approve and adopt Proposals No. 1, 2A, 2B, 3A, 3B, 4 or 5.

☐ For          ☐ Against          ☐ Abstain

7.	Election of three Class III Director Nominees to serve until the 2009 annual meeting and until their successors are elected and qualified: (01) Leonhard Dreimann, (02) Steven Oyer and (03) Lester C. Lee, and two Class I Director Nominees to serve until the 2010 annual meeting and until their successors are elected and qualified: (04) William M. Lutz, and (05) Jason B. Mudrick. FOR all nominees; Withhold my vote from nominees; FOR all nominees except any whose name I have crossed out.

☐ For All           Withhold          ☐ For All Except

8.	Ratification of the selection of Grant Thornton LLP as independent accountants for fiscal year 2008.

☐ For          ☐ Against          ☐ Abstain

9.	In their discretion, on any other matter that may properly come before the meeting.

☐ For          ☐ Against          ☐ Abstain

Dated:  , 2007

Please sign exactly as your name appears above and return this proxy immediately in the enclosed reply envelope. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

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